     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY __, 1995.

                                                       REGISTRATION NO. 33-58203
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                3COM CORPORATION
             (Exact name of Registrant as specified in its charter)

         CALIFORNIA                       3577                    94-2605794
(State or other jurisdiction  (Primary Standard Industrial     (I.R.S. Employer
             of                  Classification Number)      Identification No.)
      incorporation or
       organization)

                              5400 BAYFRONT PLAZA
                       SANTA CLARA, CALIFORNIA 95052-8145
                                 (408) 764-5000
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            ------------------------

                                ERIC A. BENHAMOU
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                3COM CORPORATION
                              5400 BAYFRONT PLAZA
                       SANTA CLARA, CALIFORNIA 95052-8145
                                 (408) 764-5000
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:


        DENNIS C. SULLIVAN                   CRAIG S. ANDREWS
         BRADLEY J. ROCK                     FAYE H. RUSSELL
          MATT KIRMAYER                Brobeck, Phleger & Harrison
          HEAYOON J. WOO              550 West C Street, Suite 1300
   Gray Cary Ware & Freidenrich        San Diego, California 92101
    A Professional Corporation
       400 Hamilton Avenue
   Palo Alto, California 94301


                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               UPON CONSUMMATION OF THE MERGER DESCRIBED HEREIN.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3COM CORPORATION
              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                  OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

FORM S-4 REGISTRATION STATEMENT
ITEM AND HEADING                                   LOCATION IN PROSPECTUS
-------------------------------------------  -----------------------------------
                          (Information about the Transaction)
    1.  Forepart of the Registration
         Statement and Outside Front Cover
         Page of Prospectus................  Outside Front Cover Page
    2.  Inside Front and Outside Back Cover
         Pages of Prospectus...............  Inside Front and Outside Back Cover
                                             Pages
    3.  Risk Factors, Ratio of Earnings to
         Fixed Charges and Other
         Information.......................  Summary; The Merger and Related
                                              Transactions; Terms of the Merger;
                                              Risk Factors; Information
                                              Concerning Primary Access;
                                              Description of 3Com Capital Stock;
                                              Index to Financial Statements
    4.  Terms of the Transaction...........  Summary; The Merger and Related
                                              Transactions; Terms of the Merger;
                                              Comparison of Rights of Holders of
                                              3Com Common Stock and Holders of
                                              Primary Access Common Stock
    5.  Pro Forma Financial Information....  Unaudited Pro Forma Combined
                                             Financial Statements
    6.  Material Contracts with the Company
         Being Acquired....................  The Merger and Related Transactions
    7.  Additional Information Required for
         Reoffering by Persons and Parties
         Deemed to be Underwriters.........                   *
    8.  Interests of Named Experts and
         Counsel...........................  Experts; Legal Matters
    9.  Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities...................                   *
                           (Information about the Registrant)
   10.  Information with Respect to S-3
         Registrants.......................                   *
   11.  Incorporation of Certain
         Information by Reference..........                   *
   12.  Information with Respect to S-2 or
         S-3 Registrants...................                   *
   13.  Incorporation of Certain
         Information by Reference..........                   *

FORM S-4 REGISTRATION STATEMENT
ITEM AND HEADING                                   LOCATION IN PROSPECTUS
-------------------------------------------  -----------------------------------
   14.  Information with Respect to
         Registrants Other Than S-2 or S-3
         Registrants.......................  Summary; Risk Factors; The Merger
                                             and Related Transactions; Terms of
                                              the Merger; 3Com Management's
                                              Discussion and Analysis of
                                              Financial Condition and Results of
                                              Operations; Information Concerning
                                              3Com; Description of 3Com Capital
                                              Stock; Index to Financial
                                              Statements
                     (Information about the Company being Acquired)
   15.  Information with Respect to S-3
         Companies.........................                   *
   16.  Information with Respect to S-2 or
         S-3 Companies.....................                   *
   17.  Information with Respect to
         Companies other than S-3 or S-2
         Companies.........................  Summary; Risk Factors; Consent of
                                              Shareholders of Primary Access;
                                              The Merger and Related
                                              Transactions; Terms of the Merger;
                                              Information Concerning Primary
                                              Access; Index to Financial
                                              Statements
                          (Voting and Management Information)
   18.  Information if Proxies, Consents or
         Authorizations are to be
         Solicited.........................  Outside Front Cover Page; Summary;
                                             Consent of Shareholders of Primary
                                              Access; The Merger and Related
                                              Transactions; Terms of the Merger;
                                              Information Concerning 3Com;
                                              Information Concerning Primary
                                              Access
   19.  Information if Proxies, Consents or
         Authorizations are not to be
         Solicited in an Exchange Offer....                   *

------------------------
*Not Applicable.

                           PRIMARY ACCESS CORPORATION
                            12230 WORLD TRADE DRIVE
                          SAN DIEGO, CALIFORNIA 92128

Dear Shareholder:


    You will find enclosed a written consent of the shareholders of Primary Access Corporation, a California corporation ("Primary Access"). The written consent ("Consent") requests your approval of (i) the Agreement and Plan of Reorganization dated March 21, 1995, as amended (the "Reorganization Agreement") among Primary Access, 3Com Corporation, a California corporation ("3Com"), and Anuinui Acquisition Corporation, a California corporation and a wholly-owned subsidiary of 3Com ("Sub"), pursuant to which Sub will be merged with and into Primary Access (the "Merger"), resulting in Primary Access becoming a wholly-owned subsidiary of 3Com, (ii) the related Agreement of Merger to be filed with the California Secretary of State in order to effect the Merger, and
(iii) the establishment of an escrow fund pursuant to which claims for indemnification may be made by 3Com following consummation of the Merger (the "Escrow Fund").



    The Merger will become effective as soon as practicable after all necessary regulatory and shareholder approvals are obtained, and certain other conditions are satisfied (the "Effective Date"). On the Effective Date, the shareholders of Primary Access will receive .2302 shares of common stock of 3Com, no par value ("3Com Common Stock") for each share of Primary Access capital stock held by them (the "Exchange Ratio"). At the Effective Date, each option and warrant to acquire shares of Primary Access Common Stock will be assumed by 3Com and converted into an option or warrant, respectively, to purchase 3Com Common Stock. The number of shares and exercise price of each option and warrant will be appropriately adjusted.



    The Escrow Fund will consist of 10% of the shares of 3Com Common Stock issued to the shareholders of Primary Access in the Merger. Such shares will be deposited with The First National Bank of Boston (the "Escrow Agent") on the Effective Date. The Escrow Fund will be maintained by the Escrow Agent for a period of one year after the Effective Date, subject to a reserve beyond that date for unresolved claims, and will be used to indemnify 3Com for any loss it incurs as a result of any breach by Primary Access of the representations, warranties or covenants contained in the Reorganization Agreement or arising from the claims raised in certain litigation currently pending against Primary Access. Any disputes regarding indemnification claims made by 3Com will be resolved by 3Com and the three agents appointed to represent the interests of Primary Access shareholders pursuant to the Reorganization Agreement. If claims are made against the Escrow Fund, it is possible that Primary Access shareholders will not receive any of the shares deposited in the Escrow Fund upon termination of the escrow. See "Certain Federal Income Tax Considerations" for a discussion of the treatment of the Escrow Fund, and any distributions thereof, for federal income tax purposes.



    3Com is registering the issuance of the shares of 3Com Common Stock in the Merger under the Securities Act of 1933, as amended. The Merger is intended to be a tax-free reorganization which will not result in recognition of any gain or loss by Primary Access, Primary Access shareholders or 3Com.


    Your Board of Directors has carefully considered the terms and conditions of the proposed Merger and has determined that the Merger is in the best interests of Primary Access and its shareholders. THE BOARD OF DIRECTORS HAS UNANIMOUSLY RECOMMENDED THAT THE SHAREHOLDERS OF PRIMARY ACCESS APPROVE THE MERGER.

    In the material accompanying this letter you will find a Consent and a Prospectus/Consent Solicitation Statement relating to the actions to be taken by the Primary Access shareholders pursuant to the Consent. The Prospectus/Consent Solicitation Statement more fully describes the proposed Merger and includes information about Primary Access and 3Com. I urge you to read and consider these materials carefully. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR CONSENT IN THE ENCLOSED ENVELOPE.

    The Merger is scheduled to be consummated on May 31, 1995. In order to assure that your shares are voted on this important matter, you are requested to be complete and sign your consent and return it in the enclosed envelope on or before May 30, 1995.


    On behalf of your Board of Directors, thank you for your continued support.

                                          Sincerely,
                                            [sig]

                                          William R. Stensrud
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                          3COM CORPORATION PROSPECTUS/
                           PRIMARY ACCESS CORPORATION
                         CONSENT SOLICITATION STATEMENT

    3Com Corporation, a California corporation ("3Com"), has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended, covering up to 3,073,000 shares of its Common Stock, no par value ("3Com Common Stock"), to be issued in connection with the proposed merger (the "Merger") of Anuinui Acquisition Corporation, a California corporation and a wholly-owned subsidiary of 3Com ("Sub"), with and into Primary Access Corporation, a California corporation ("Primary Access"), pursuant to the terms set forth in the Agreement and Plan of Reorganization entered into by and among 3Com, Sub and Primary Access dated as of March 21, 1995, as amended (the "Reorganization Agreement").


    Pursuant to the Reorganization Agreement, upon the consummation of the Merger, Primary Access will become a wholly-owned subsidiary of 3Com, and each share of Primary Access Stock (as defined below) will be converted into .2302 shares of 3Com Common Stock. As used herein, "Primary Access Stock" includes all shares of issued and outstanding Common Stock, no par value, of Primary Access ("Primary Access Common Stock") and all shares of issued and outstanding Preferred Stock, no par value, of Primary Access ("Primary Access Preferred Stock"), other than those shares held by holders who perfect their dissenters' rights under the California General Corporation Law, as amended (the "CGCL"). See "Terms of the Merger -- Manner and Basis of Converting Shares."


    Pursuant to the Reorganization Agreement and in connection with their indemnification of 3Com and certain of its affiliates, at the Effective Date, 3Com will deposit into escrow certificates representing 10% of the shares of 3Com Common Stock issued to the holders of Primary Access Stock in the Merger, on a pro rata basis. See "Terms of the Merger -- Escrow and Indemnification."

    This 3Com Corporation Prospectus/Primary Access Corporation Consent Solicitation Statement ("Prospectus/Consent Solicitation Statement") constitutes
(a) the Prospectus of 3Com filed as part of the Registration Statement, and (b) the Consent Solicitation Statement of Primary Access relating to the solicitation of Consents (as defined herein) of the shareholders of Primary Access. All information herein with respect to Primary Access has been furnished by Primary Access and all information herein with respect to 3Com and Sub has been furnished by 3Com. This Prospectus/Consent Solicitation Statement is first
being mailed to shareholders of Primary Access on or about May   , 1995.

    SEE "RISK  FACTORS" FOR  A DISCUSSION  OF CERTAIN  FACTORS WHICH  SHOULD  BE
CONSIDERED   BY   PRIMARY   ACCESS  SHAREHOLDERS   BEFORE   CONSENTING   TO  THE
REORGANIZATION AGREEMENT.

    NEITHER THIS TRANSACTION NOR THE SECURITIES OF 3COM OFFERED HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The date of this Prospectus/Consent Solicitation Statement is May   , 1995.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----
AVAILABLE INFORMATION......................................................................................           4
INFORMATION PROVIDED BY 3COM AND PRIMARY ACCESS............................................................           4
SUMMARY....................................................................................................           5
  The Companies............................................................................................           5
  Solicitation of Consents of Shareholders of Primary Access...............................................           6
  The Merger...............................................................................................           6
MARKET PRICE DATA..........................................................................................          10
SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA........................................          12
COMPARATIVE PER SHARE DATA.................................................................................          16
RISK FACTORS...............................................................................................          18
CONSENT OF SHAREHOLDERS OF PRIMARY ACCESS..................................................................          21
  General..................................................................................................          21
  Record Date and Outstanding Shares.......................................................................          21
  Consent Required.........................................................................................          22
  Expenses.................................................................................................          22
  Procedure................................................................................................          22
THE MERGER AND RELATED TRANSACTIONS........................................................................          23
  Background of the Merger.................................................................................          23
  Joint Reasons for the Merger.............................................................................          25
  Further 3Com Background and Reasons for the Merger.......................................................          26
  Further Primary Access Reasons for the Merger............................................................          26
  Conduct of Primary Access if Merger Not Consummated......................................................          27
TERMS OF THE MERGER........................................................................................          27
  Effective Date of the Merger.............................................................................          27
  Manner and Basis of Converting Shares....................................................................          27
  Voting Agreements........................................................................................          28
  Company Option Agreement.................................................................................          29
  Assumption of Primary Access Options.....................................................................          31
  Assumption of Primary Access Warrants....................................................................          31
  Escrow and Indemnification...............................................................................          31
  Conduct of the Business of the Combined Companies Following the Merger...................................          34
  Employee Benefits........................................................................................          34
  Indemnification of Primary Access Directors and Officers.................................................          35
  Conduct of Primary Access' and 3Com's Businesses Prior to the Merger.....................................          35
  Conditions to the Merger.................................................................................          37
  Termination or Amendment of Reorganization Agreement.....................................................          39
  Certain Federal Income Tax Considerations................................................................          40
  Affiliates Agreements....................................................................................          41
  Governmental and Regulatory Approvals....................................................................          42
  Non-Compete and Severance Agreements.....................................................................          42
  Accounting Treatment.....................................................................................          43
  Dissenters' Rights.......................................................................................          43
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS..........................................................          45
INFORMATION CONCERNING 3COM................................................................................          62
  Business.................................................................................................          62
  3Com Management's Discussion and Analysis of Financial Condition and Results of Operations...............          70
  Management...............................................................................................          77
  Stock Ownership of Certain Beneficial Owners and Management..............................................          80

                                                                                                                PAGE
                                                                                                                -----
  Executive Compensation and Other Matters.................................................................          82
INFORMATION CONCERNING PRIMARY ACCESS......................................................................          85
  Business.................................................................................................          85
  Primary Access Management's Discussion and Analysis of Financial Condition and Results of Operations.....          88
  Executive Officers and Directors.........................................................................          91
  Principal Shareholders...................................................................................          93
DESCRIPTION OF 3COM CAPITAL STOCK..........................................................................          96
  Common Stock.............................................................................................          96
  Certain Charter Provisions...............................................................................          96
  Preferred Stock..........................................................................................          96
  Rights Plan..............................................................................................          96
COMPARISON OF RIGHTS OF HOLDERS OF 3COM COMMON STOCK AND HOLDERS OF PRIMARY ACCESS STOCK...................          97
EXPERTS....................................................................................................         100
LEGAL MATTERS..............................................................................................         100
INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1
APPENDIX A:  AGREEMENT AND PLAN OF REORGANIZATION
APPENDIX A-1:  AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION
APPENDIX B:  CHAPTER 13 OF CALIFORNIA GENERAL CORPORATION LAW

                             AVAILABLE INFORMATION

    As permitted by the rules and regulations of the Securities and Exchange Commission (the "SEC"), this Prospectus/Consent Solicitation Statement omits certain information contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits thereto. In addition, 3Com is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, information statements and other information with the SEC. Such reports, information statements and other information may be inspected and copied at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. 3Com Common Stock is quoted on the Nasdaq
National Market, and certain of 3Com's proxy statements, reports and other information concerning 3Com may be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THESE MATTERS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY 3COM OR PRIMARY ACCESS. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS PROSPECTUS/ CONSENT SOLICITATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROSPECTUS/CONSENT SOLICITATION STATEMENT OR A SOLICITATION OF A CONSENT IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                INFORMATION PROVIDED BY 3COM AND PRIMARY ACCESS

    The information set forth in this Prospectus/Consent Solicitation Statement concerning 3Com and Sub has been furnished by 3Com and has not been independently investigated or verified by Primary Access, and the information set forth in this Prospectus/Consent Solicitation Statement concerning Primary Access has been furnished by Primary Access and has not been independently investigated or verified by 3Com or Sub.

    3Com, Cardboard, EtherLink, FDDI Link, LANplex, Link Builder, NETBuilder, Parallel Tasking and TokenLink are registered trademarks of 3Com. 3Com Facts, AccessBuilder, Boundary Routing, HPSN, LinkSwitch, MSH, SuperStack and Transcend are trademarks of 3Com. Aperture is a trademark of Primary Access. All rights are fully reserved. This Prospectus/Consent Solicitation Statement also includes trademarks and trade names of companies other than 3Com and Primary Access.

                                    SUMMARY

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/ CONSENT SOLICITATION STATEMENT. THIS SUMMARY DOES NOT
CONTAIN A COMPLETE STATEMENT OF ALL MATERIAL FEATURES OF THE PROPOSALS TO BE AUTHORIZED AND APPROVED BY THE SHAREHOLDERS OF PRIMARY ACCESS AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS/ CONSENT SOLICITATION STATEMENT AND IN THE INFORMATION AND DOCUMENTS INCORPORATED BY REFERENCE HEREIN. SHAREHOLDERS OF PRIMARY ACCESS ARE URGED TO REVIEW THE ENTIRE PROSPECTUS/CONSENT SOLICITATION STATEMENT CAREFULLY, PARTICULARLY THE MATTERS REFERRED TO UNDER THE CAPTIONS "RISK FACTORS" AND "THE MERGER AND RELATED TRANSACTIONS."

THE COMPANIES

    3COM CORPORATION. 3Com designs, develops, manufactures, markets and supports a broad range of ISO 9000-compliant global data networking connectivity solutions for building/campus backbone, wide-area network ("WAN") backbone, workgroup, remote office and personal office environments. 3Com offers virtually all the necessary components to build and manage these networking infrastructures, including routers, hubs, remote access servers, switches, adapters and network management for Ethernet, Token Ring, FDDI, ATM and other high-speed data networks. As data networks have grown in size and importance and have become the primary computing environment for many organizations, customers are demanding increased performance, scalability and network access. 3Com's architecture for scaling performance and extending the reach of customers' data networks is called High Performance Scalable Networking ("HPSN"). HPSN encompasses the full breadth of 3Com's products and provides a blueprint for planning, implementing and managing customers' connectivity systems requirements. With an emphasis on industry standards, interoperability and investment protection, 3Com solutions are designed to reduce the overall cost of network ownership.

    3Com's products are marketed worldwide through multiple indirect channels, such as systems integrators, value-added resellers, distributors and original equipment manufacturers, as well as directly to large customers. 3Com maintains sales offices in 22 countries, service and support centers on three continents and manufacturing and distribution centers in the U.S. and Europe. 3Com sells its products to a wide range of customers in a variety of markets, including financial services, education, government, healthcare, manufacturing and technology.

    3Com was incorporated in California in June 1979. 3Com's executive offices are located at 5400 Bayfront Plaza, Santa Clara, California 95052; its telephone number at that address is (408) 764-5000.

    PRIMARY ACCESS CORPORATION. Primary Access is a supplier of software-defined remote network access platforms used to link the public switched telephone networks to backbone computer networks. Primary Access' Aperture product line is currently being manufactured by Primary Access for distribution throughout the world. Aperture is an integrated remote access system for high-speed data transmission over both wireline and cellular networks. Aperture has been deployed in networks in North America and around the world. Aperture is used by telecommunications companies (both IXCs and RBOCs), cellular carriers, Internet access providers, information service providers, VANs and corporations with large private networks to provide the connection between users and information.

    Primary Access was incorporated in California in 1988. Primary Access' executive offices are located at 12230 World Trade Drive, San Diego, California 92128; its telephone number at that address is (619) 675-4100.

    ANUINUI ACQUISITION CORPORATION. Anuinui Acquisition Corporation, a California corporation, is a corporation recently organized by 3Com for the purpose of effecting the acquisition of Primary Access. It has no material assets and has not engaged in any activities except in connection with the proposed acquisition. Its executive offices are located at 5400 Bayfront Plaza, Santa Clara, California 95052; its telephone number at that address is (408) 764-5000.

    As used in this Prospectus/Consent Solicitation Statement, unless the context requires otherwise, "Primary Access" means Primary Access Corporation, its predecessors and its subsidiaries and "3Com" means 3Com Corporation, its predecessors and its subsidiaries.

SOLICITATION OF CONSENTS OF SHAREHOLDERS OF PRIMARY ACCESS

    PURPOSE. The purpose of the solicitation of the written consent (the "Consents") from the shareholders of Primary Access is to request approval of
(i) the Reorganization Agreement, pursuant to which Sub will be merged with and into Primary Access, resulting in Primary Access becoming a wholly-owned subsidiary of 3Com, (ii) the related Agreement of Merger to be filed with the California Secretary of State in order to effect the Merger (the "Agreement of Merger"), and (iii) the establishment of an escrow fund pursuant to which claims for indemnification may be made by 3Com following consummation of the Merger (the "Escrow Fund"). Approval of the foregoing matters shall constitute approval of all of the matters related to the Merger described herein including the matters described under the heading "Terms of the Merger -- Escrow and Indemnification."

    RECORD DATE AND CONSENT REQUIRED. Only holders of record at the close of business on April 1, 1995 (the "Record Date") of issued and outstanding shares of Primary Access Common Stock and Primary Access Preferred Stock are entitled to consent to the authorization and approval of the Reorganization Agreement, the Agreement of Merger, the establishment of the Escrow Fund and all of the matters related to the Merger described herein (the "Merger Proposal"). Approval of the Merger Proposal requires the consent of holders of (i) a majority of the outstanding shares of Primary Access Common Stock entitled to vote; (ii) two-thirds of the outstanding shares of Primary Access Preferred Stock entitled to vote; and (iii) a majority of the outstanding shares of Primary Access Common Stock and Primary Access Preferred Stock entitled to vote, voting together as a single class. Under the terms of the Reorganization Agreement, it is a condition to 3Com's and Sub's respective obligations to consummate the Merger that the holders of at least 92% of the outstanding shares of Primary Access Stock consent to the authorization and approval of the Merger Proposal to assure satisfaction with relevant requirements for the transaction to receive pooling-of-interests accounting treatment. 3Com and Sub have the right to waive such condition and to consummate the Merger without obtaining the consent of 92% of the Primary Access shareholders, although 3Com and Sub do not presently intend to waive such condition. 3Com and Sub do not intend to proceed with the transaction if it will not satisfy the requirements for pooling-of-interests accounting treatment. See "Terms of the Merger -- Conditions to the Merger."

    As of the Record Date, certain directors and executive officers of Primary Access and certain 5% or greater shareholders held 1,179,501 shares of Primary Access Common Stock, representing approximately 74% of the outstanding shares of Primary Access Common Stock. In addition, as of the Record Date, such shareholders held 7,459,206 shares of Primary Access Preferred Stock, representing approximately 89% of the outstanding shares of Primary Access Preferred Stock. As of March 21, 1995, certain shareholders holding an aggregate of 83% of the outstanding shares of Primary Access Stock had entered into agreements with 3Com whereby they agreed to consent to the authorization and approval of the Merger Proposal and, in connection therewith, granted irrevocable proxies to the Board of Directors of 3Com covering approximately 971,700 shares of Primary Access Common Stock, or 61% of the outstanding Primary Access Common Stock, and approximately 7,298,900 shares of Primary Access Preferred Stock, or 87% of the outstanding Primary Access Preferred Stock, for a total of approximately 8,270,600 shares of Primary Access Stock, or 83% of the outstanding Primary Access Stock. No other shareholders of Primary Access Stock have entered into such an agreement with 3Com since that time. See "Terms of the Merger -- Voting Agreements."

THE MERGER


    TERMS OF THE MERGER. Pursuant to the Reorganization Agreement, upon the consummation of the Merger, Primary Access will become a wholly-owned subsidiary of 3Com, and each share of Primary

Access Stock, other than the Dissenting Shares (as defined herein), will be converted into .2302 shares of 3Com Common Stock (the "Exchange Ratio"). See "Terms of the Merger -- Manner and Basis of Converting Shares."


    No fractional shares of 3Com Common Stock will be issued in connection with the Merger, but in lieu thereof, holders of Primary Access Stock who would otherwise be entitled to receive a fraction of a share of 3Com Common Stock will receive from 3Com, promptly after the Effective Date, an amount of cash equal to the Average Price multiplied by the fraction of a share of 3Com Common Stock to which such holder would otherwise be entitled.


    Based upon the number of shares of 3Com Common Stock outstanding as of the Record Date and without regard to shares, if any, held by shareholders who have exercised dissenters' rights and any shares owned by 3Com or Primary Access, after exchange of the Primary Access Stock in the Merger at the Exchange Ratio of .2302, approximately 69,785,000 shares of 3Com Common Stock will be outstanding immediately after the Effective Date, of which approximately 2,300,000 shares, representing 3.3% of the total, will be held by former holders of Primary Access Stock.



    Upon consummation of the Merger, Primary Access will be a wholly-owned subsidiary of 3Com and may, in the future, be operated as either a wholly-owned subsidiary or separate business division of 3Com.


    ASSUMPTION OF PRIMARY ACCESS OPTIONS. At the Effective Date, each option to purchase shares of Primary Access Common Stock which is outstanding immediately prior to the Effective Date (other than the "Option" as defined herein) (collectively, "Primary Access Options") will be assumed by 3Com and converted into an option (collectively "3Com Options") to purchase that number of shares of 3Com Common Stock which equals the Exchange Ratio multiplied by the number of shares of Primary Access Common Stock purchasable under the Primary Access Option immediately prior to the Effective Date (with the resulting number of shares rounded up to the nearest whole number). The exercise price per share of 3Com Common Stock purchasable under each 3Com Option will be equal to the exercise price of the Primary Access Option (per share of Primary Access Common Stock) divided by the Exchange Ratio (with the resulting amount rounded up to the nearest whole cent). See "Terms of the Merger -- Assumption of Primary Access Options."


    ASSUMPTION OF PRIMARY ACCESS WARRANTS. At the Effective Date, each warrant to purchase Primary Access Common Stock which is outstanding immediately prior to the Effective Date (collectively, "Primary Access Warrants") will be assumed by 3Com and converted into a warrant to purchase 3Com Common Stock (collectively, "3Com Warrants"). The 3Com Warrants will contain the same terms and conditions set forth in the respective Primary Access Warrants that they replace, except that: (i) each 3Com Warrant shall be exercisable for a number of shares of 3Com Common Stock equal to the number of shares of Primary Access Common Stock subject to the Primary Access Warrant immediately prior to the Effective Date multiplied by the Exchange Ratio (with the resulting number of shares of 3Com Common Stock rounded up to the nearest whole number) and (ii) the per share exercise price under each 3Com Warrant shall be an amount equal to the per share exercise price of the Primary Access Warrant immediately prior to the Closing Date divided by the Exchange Ratio (with the resulting amount rounded up to the nearest whole cent). See "Terms of the Merger -- Assumption of Primary Access Warrants."


    ESCROW AND INDEMNIFICATION. At the Effective Date, 3Com will deposit in escrow certificates representing 10% of the shares of 3Com Common Stock issued to the holders of Primary Access Stock in the Merger, on a pro rata basis. Such shares (the "Escrow Shares") will be registered in the name of and deposited with the Escrow Agent pursuant to the Reorganization Agreement to constitute the "Escrow Fund." The Escrow Fund will be available to indemnify 3Com for any loss, expense, liability or other damage (collectively "Damages") that 3Com has incurred or reasonably anticipates incurring by reason of (i) the breach by Primary Access of any representation, warranty, covenant or agreement of Primary Access contained in the Reorganization Agreement, or by reason of any misrepresentation by Primary Access made in or pursuant to Section 3 of the Reorganization Agreement, or (ii) the claims raised in certain litigation pending against Primary Access. Claims against the Escrow Fund shall be 3Com's sole remedy for any such breaches and misrepresentations following the Merger. 3Com's right to receive shares from the Escrow Fund is subject to certain limitations. See "Terms of the Merger -- Escrow and Indemnification."

    REASONS FOR THE MERGER. 3Com and Primary Access have identified several potential benefits of the Merger that they believe will contribute to the success of the combined company, including the following: (i) extensive offerings of data networking and access products; (ii) the technical resources of Primary Access; (iii) the combined technological resources of 3Com and Primary Access; (iv) the ability to combine sales and marketing resources of the two companies; and (v) cost efficiencies and synergies. See "The Merger and Related Transactions -- Joint Reasons for the Merger."


    RECOMMENDATION OF THE PRIMARY ACCESS BOARD OF DIRECTORS. All of the directors of Primary Access have authorized and approved the Reorganization Agreement and believe that the Merger is fair and in the best interests of Primary Access and its shareholders. Such directors recommend that the Primary Access shareholders consent to the authorization and approval of the Merger Proposal. In the event that the proposed Merger is not consummated, Primary Access would continue to operate its business as previously conducted. In addition, it is anticipated that Primary Access would review possible sources of capital financing with its financial advisors, including the possibility of an initial public offering of Primary Access securities or a joint venture arrangement with a company possessing complementary technologies. See "The Merger and Related Transactions -- Further Primary Access Background and Reasons for the Merger."



    FINANCIAL ADVISORS. 3Com retained Morgan Stanley & Co. ("Morgan Stanley") to act as its financial advisor in connection with the Merger. Primary Access retained Montgomery Securities ("Montgomery") to act as its financial advisor in connection with the Merger and related matters. No fairness opinion was requested by or delivered to the Primary Access Board of Directors by Montgomery prior to the Board's approval of the Merger. See "The Merger and Related Transactions -- Background of the Merger."



    CLOSING; EFFECTIVE DATE OF THE MERGER. The closing in respect of the Merger (the "Closing") shall occur as soon as possible following the satisfaction or waiver of all conditions set forth in the Reorganization Agreement (the "Closing Date"). See "Terms of the Merger -- Conditions to the Merger." Simultaneously with the Closing, the Agreement of Merger, together with all required officers' certificates, shall be filed with the offices of the Secretary of State of the State of California. The Merger shall become effective immediately upon the date stamped by the California Secretary of State upon the Agreement of Merger (such date is referred to as the "Effective Date"). Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Effective Date will occur on or about May 31, 1995.


    EXCHANGE OF PRIMARY ACCESS STOCK CERTIFICATES. Within 15 days following the Effective Date, The First National Bank of Boston (the "Exchange Agent") will mail a letter of transmittal with instructions to all holders of record of Primary Access Stock immediately prior to the Effective Date, for use in exchanging their certificates representing shares of Primary Access Stock for certificates representing shares of 3Com Common Stock and a cash payment for fractional shares, if any. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS THEREOF UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. See "Terms of the Merger -- Manner and Basis of Converting Shares."

    CONDITIONS TO THE MERGER; TERMINATION AND AMENDMENT. Consummation of the Merger is subject to the satisfaction of various conditions which, if not fulfilled or waived, permit termination of the Reorganization Agreement. The Reorganization Agreement may be terminated prior to the Closing by the mutual written consent of the parties or unilaterally by 3Com or Primary Access, if the conditions to its respective obligations at the Closing have not been fulfilled at and as of the Closing (if such terminating party is not in breach), or by any party (if such party is not in material breach) if the Closing has not occurred by June 30, 1995, or such later date as the parties may agree in writing. Any party may waive a condition to its respective obligations to consummate the Merger, in a writing signed by such party, although none of the parties presently intends to waive any such condition. Any term or provision of the Reorganization Agreement may be amended, and the observance of any term of the Reorganization Agreement may be waived, only by an instrument in writing signed by the parties to be bound thereby. See "Terms of the Merger -- Conditions to the Merger" and "Terms of the Merger -- Termination or Amendment of Reorganization Agreement."


    COMPANY OPTION AGREEMENT. Primary Access has granted to 3Com an option (the "Option") to purchase shares of Primary Access Common Stock in an amount equal to 20% of the fully diluted outstanding shares of Primary Access Stock (assuming the issuance and exercise of the Option) at a purchase price of $14.14 per share, exercisable following: (i) an offer for at least 20% of the fully diluted capital stock of Primary Access made or proposed and accepted by holders of at least 20% of the fully diluted capital stock of Primary Access (other than by 3Com), (ii) an acquisition of at least 20% of the outstanding shares of Primary Access Stock (other than by 3Com, its affiliates or a 5% shareholder of Primary Access as of the date of the Reorganization Agreement); or (iii) an agreement between Primary Access and a third party or parties (other than with 3Com or its affiliates) for the acquisition of Primary Access or a controlling interest therein. See "Terms of the Merger -- Company Option Agreement."



    VOTING AGREEMENTS. Certain directors, executive officers and shareholders of Primary Access holding an aggregate of approximately 971,700 shares of Primary Access Common Stock, or 61% of the outstanding shares of Primary Access Common Stock, and an aggregate of approximately 7,298,900 shares of Primary Access Preferred Stock, or 87% of the outstanding shares of Primary Access Preferred Stock have entered into Voting Agreements with 3Com whereby they have agreed that until the earliest to occur of the Effective Date or the termination of the Reorganization Agreement, such persons shall at every meeting and on every written consent solicited, vote in favor of approval of the Merger Proposal and against approval of any proposal made in opposition to or in competition with consummation of the Merger. Each such Primary Access shareholder has delivered to 3Com's Board of Directors an irrevocable proxy permitting 3Com's Board of Directors to vote such shares in such manner. See "The Merger and Related Transactions -- Voting Agreements."


    NON-COMPETE AND SEVERANCE AGREEMENTS. William Stensrud, President, Chief Executive Officer, director and a principal shareholder of Primary Access, and James Dunn, Chief Technical Officer, Vice President, Advanced Development, director and a principal shareholder of Primary Access, will execute non-compete and severance agreements with 3Com prior to Closing. See "Terms of the Merger -- Conditions to the Merger" and "Terms of Merger -- Non-Compete and Severance Agreements."

    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS. The Merger is intended to qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). If it does so qualify, no gain or loss should generally be recognized by the shareholders of Primary Access on the exchange of their shares of Primary Access Stock for shares of 3Com Common Stock. In connection with the Merger, Gray Cary Ware & Freidenrich and Brobeck, Phleger & Harrison, counsel to 3Com and Primary Access, respectively, are delivering their opinions to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. See "Terms of the Merger -- Certain Federal Income Tax Considerations."

    ACCOUNTING TREATMENT. The Merger is expected to meet all of the conditions for treatment as a pooling of interests for accounting purposes. Prior to the execution of the Reorganization Agreement, 3Com and Primary Access received from Deloitte & Touche LLP and KPMG Peat Marwick LLP, their respective independent accountants, determination letters to the effect that they know of nothing that would prohibit the Merger from being treated as a pooling of interests for accounting purposes. See "Terms of Merger -- Accounting Treatment."

    GOVERNMENTAL AND REGULATORY APPROVALS. 3Com and Primary Access are aware of no governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable "blue sky" laws of the various states. The consummation of the Merger is also subject to the expiration and termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The parties have obtained early termination of the relevant waiting period.

    DISSENTERS' RIGHTS. Holders of Primary Access Stock who object to the Merger may, under certain circumstances and by following procedures prescribed by the CGCL, exercise dissenters' rights and receive cash for their shares of Primary Access Stock in an amount equal to the fair value of the Primary Access Stock as determined pursuant to such procedures. The failure of a dissenting shareholder of Primary Access to follow the appropriate procedures may result in the termination or waiver of such rights. In the event that a Primary Access shareholder who attempts to exercise dissenters' rights should fail to make a proper demand for payment or otherwise loses his status as a dissenting shareholder, such Primary Access shareholder shall be entitled to receive from 3Com the same number of shares of 3Com Common Stock and cash payment in lieu of any fractional share that such Primary Access shareholder would have received in the Merger if he had not attempted to exercise dissenters' rights. See "Terms of the Merger -- Dissenters' Rights."

    COMPARISON OF SHAREHOLDERS' RIGHTS. The Articles of Incorporation and Bylaws of 3Com and Primary Access contain differences, some of which could materially affect the rights of shareholders of Primary Access after consummation of the Merger. See "Comparison of Rights of Holders of 3Com Common Stock and Holders of Primary Access Stock."


    ACQUISITION OF SONIX COMMUNICATIONS LIMITED. On March 22, 1995, 3Com entered into and announced an agreement with the shareholders of Sonix Communications Limited ("Sonix") pursuant to which 3Com will acquire 100% of the outstanding stock of Sonix. The transaction closed on May 1, 1995, and the unaudited pro forma combined financial statements contained herein give effect to the combination of Sonix with 3Com on a pooling of interests basis. See "Information Concerning 3Com -- Business -- Introduction -- Recent Developments."

                               MARKET PRICE DATA

    Neither Primary Access Common Stock nor Primary Access Preferred Stock is traded in an established public market.

    The Common Stock of 3Com has been traded in the over-the-counter market and quoted on the Nasdaq National Market under the Nasdaq symbol "COMS" since 3Com's initial public offering on March 21, 1984. The following table sets forth the range of high and low sale prices for the Common Stock of 3Com for the periods indicated (adjusted to reflect a 2-for-1 stock split effective September 1, 1994), all as reported by Nasdaq:


                                                                HIGH        LOW
                                                               -------    -------
FISCAL YEAR ENDED MAY 31, 1993
  First Quarter.............................................   $ 6 11/16  $ 4 13/16
  Second Quarter............................................    12          5 5/8
  Third Quarter.............................................    17 5/16    10 11/16
  Fourth Quarter............................................    20         12 15/16
FISCAL YEAR ENDED MAY 31, 1994
  First Quarter.............................................   $14 5/8    $ 9 13/16
  Second Quarter............................................    18 1/2     12 1/16
  Third Quarter.............................................    31 5/8     17 11/16
  Fourth Quarter............................................    31 7/8     23 7/32
FISCAL YEAR ENDING MAY 31, 1995
  First Quarter.............................................   $34 9/16   $20 1/8
  Second Quarter............................................    46         31 1/2
  Third Quarter.............................................    52 5/8     40 1/8
  Fourth Quarter (through May 24, 1995).....................    69 1/4     51 3/8


    On March 21, 1995, the last trading day prior to the announcement by 3Com and Primary Access that they had reached an agreement concerning the Merger, the closing price of 3Com Common Stock as reported on the Nasdaq National Market was $56 1/16 per share. As of April 15, 1995, there were approximately 1,430 shareholders of record of 3Com Common Stock.

    Because the market price of 3Com Common Stock is subject to fluctuation, the market value of the shares of 3Com Common Stock that the Primary Access shareholders will receive in the Merger may increase or decrease prior to the Merger. Primary Access shareholders are urged to obtain a current market quotation for 3Com Common Stock.

    Following the Merger, 3Com Common Stock will continue to be traded on the Nasdaq National Market under the symbol "COMS."

    Neither 3Com nor Primary Access has ever paid cash dividends. If the Merger is not consummated, the Board of Directors of Primary Access presently intends to continue a policy of retaining all earnings to finance the expansion of its business. Following the Merger, it is expected that the Board of Directors of 3Com will continue the policy of not paying cash dividends in order to retain earnings for reinvestment in the business of the combined companies.

      SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA


    The historical selected consolidated financial data of 3Com and the historical selected financial data of Primary Access on pages 13 and 14 have been derived from their respective historical financial statements and should be read in conjunction with such financial statements and notes thereto of the separate companies, included elsewhere in this Prospectus/Consent Solicitation Statement. The historical selected financial data of Sonix Communications Limited ("Sonix") on page 14 have been derived from the historical financial statements of Sonix not included herein. The historical selected unaudited financial data for 3Com, Primary Access and Sonix for the nine months ended February 28, 1995, six months ended April 2, 1995 and nine months ended December 31, 1994, respectively, reflect, in the opinion of the managements of 3Com, Primary Access and Sonix, respectively, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for such interim periods.



    The unaudited selected pro forma combined financial data on page 15 is calculated after giving effect to the Merger of 3Com and Primary Access and the merger of 3Com and Sonix on a pooling of interests basis. The pro forma combined balance sheet data assumes that the mergers took place on February 28, 1995 and combines 3Com's February 28, 1995 unaudited consolidated balance sheet with Primary Access' April 2, 1995 unaudited balance sheet and with Sonix' December 31, 1994 unaudited balance sheet. The pro forma combined statements of operations data assume that the mergers took place as of the beginning of the periods presented and combine the results of operations of 3Com for the nine months ended February 28, 1995 and for the years ended May 31, 1994, 1993 and 1992 with the results of operations of Primary Access for the nine months ended April 2, 1995 and the years ended July 3, 1994, June 27, 1993 and June 28, 1992, respectively, and the results of operations for Sonix for the nine months ended December 31, 1994 and the year ended March 31, 1994 and for the period from May 1, 1992 (date of incorporation) to March 31, 1993. The unaudited pro forma combined financial data is not necessarily indicative of future financial position or operations or the actual results that would have occurred had the mergers been consummated as of the beginning of the periods presented above. The unaudited pro forma combined financial data is derived from the unaudited pro forma financial statements appearing elsewhere herein and should be read in conjunction with those statements. See "Unaudited Pro Forma Combined Financial Statements".

                                      3COM

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                       NINE MONTHS ENDED
                                          FEBRUARY 28,                       YEAR ENDED MAY 31,
                                      --------------------  -----------------------------------------------------
                                        1995       1994       1994       1993       1992       1991       1990
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Historical consolidated statement of
 operations data:
  Sales.............................  $ 892,764  $ 585,532  $ 826,995  $ 617,168  $ 423,801  $ 413,239  $ 430,283
  Operating income (loss)...........    116,379    (42,844)    (1,517)    58,928      7,998    (42,010)    35,170
  Net income (loss)(1)..............     76,403    (55,883)   (28,694)    38,561      7,958    (23,831)    23,229
  Net income (loss) per common and
   equivalent share(1)..............       1.06      (0.90)     (0.46)      0.60       0.13      (0.40)      0.38
  Common and equivalent shares used
   in computing per share amounts...     71,758     61,924     62,620     64,292     60,574     60,162     61,846
Historical consolidated balance
 sheet data (end of period):
  Working capital...................  $ 368,525             $ 198,543  $ 196,231  $ 144,564  $ 149,930  $ 173,376
  Total assets......................    714,251               444,343    367,578    298,306    275,056    298,002
  Long-term obligations.............    110,870                 1,058      1,134      7,807      8,128        834
  Shareholders' equity..............    382,073               280,756    258,263    202,425    193,667    235,412

------------------------------

(1) Net income for the nine months ended February 28, 1995 included a charge of approximately $60.8 million ($.53 per share) for purchased in-process technology primarily associated with the acquisition of NiceCom, Ltd. and a credit of $1.1 million ($.01 per share) for a reduction in accrued restructuring costs.

     Net loss for the nine months ended February 28, 1994 included a charge of approximately $134.5 million ($1.96 per share) for purchased in-process technology resulting from the Company's acquisitions of Synernetics, Inc. and Centrum Communications, Inc. and an exclusive technology licensing agreement with Pacific Monolithics, Inc., a gain of approximately $17.7 million ($.17 per share) relating to the sale of an investment and a tax benefit of $1.2 million ($.02 per share) resulting from retroactive changes relating to the Revenue Reconciliation Act of 1993.

     Net loss for fiscal 1994 included a charge of approximately $134.5 million ($1.92 per share) for purchased in-process technology resulting from the Company's acquisitions of Synernetics, Inc. and Centrum Communications, Inc. and an exclusive technology licensing agreement with Pacific Monolithics, Inc., a gain of approximately $17.7 million ($.17 per share) relating to the sale of an investment and a tax benefit of $1.2 million ($.02 per share) resulting from retroactive changes relating to the Revenue Reconciliation Act of 1993.

     Net income for fiscal 1993 included non-recurring items totalling $1.3 million ($.02 per share) which consisted of the net cost of a litigation settlement of $3.6 million, merger costs of $1.0 million related to the acquisition of Star-Tek, Inc., offset by a reduction in accrued restructuring costs of $3.3 million based on revised estimates of future costs.

     Net income for fiscal 1992 included a charge of $10.4 million ($.15 per share) for purchased in-process technology resulting from the Company's acquisition of the data networking products business of BICC Group, plc.

     Net loss for fiscal 1991 included a restructuring charge of $67.0 million ($.72 per share) related to the Company's exit from the workgroup systems business, the sale of the Maxess SNA connectivity product line, the amendment of the Company's license agreement with Microsoft Corporation making Microsoft solely responsible for the standard LAN Manager network operating system, and a reduction in the Company's workforce by approximately 12 percent.

     Net income for fiscal 1990 included a charge of $2.5 million ($.02 per share) accrued for the relocation in fiscal 1991 of the Company's corporate facilities.

                                 PRIMARY ACCESS

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                              SIX MONTHS ENDED                           YEAR ENDED
                                            --------------------  --------------------------------------------------------
                                            APRIL 2,   APRIL 3,    OCT. 2,    OCT. 3,    SEPT. 27,   SEPT. 29,   SEPT. 30,
                                              1995       1994       1994       1993        1992        1991        1990
                                            ---------  ---------  ---------  ---------  -----------  ---------   ---------
Historical statement of operations data:
  Sales...................................     16,190  $  12,326  $  26,518  $  24,052   $  13,798    $5,796      $  259
  Operating income (loss).................      1,968      1,619      3,678      4,939       1,285    (3,297)     (4,048)
  Net income (loss).......................      1,544      1,318      3,000      4,478       1,116    (3,367)     (3,909)
  Net income (loss) per common and
   equivalent share.......................       0.13       0.12       0.26       0.47        0.12     (0.72)      (1.12)
  Common and equivalent shares used in
   computing per share amounts............     11,643     11,229     11,331      9,512       9,313     4,692       3,497
Historical balance sheet data (end of
 period):
  Working capital.........................  $  11,202             $  10,243  $   7,770   $   3,556    $  487      $  371
  Total assets............................     20,637                16,603     12,897       7,285     2,741       1,604
  Long-term obligations...................         --                    72        171         233       418         133
  Shareholders' equity (deficit)..........     13,370                11,817      8,673       4,103      (172)        695

                                     SONIX
                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                          NINE MONTHS ENDED          YEAR ENDED
                                                                             DECEMBER 31,            MARCH 31,
                                                                         --------------------  ----------------------
                                                                           1994       1993       1994      1993 (1)
                                                                         ---------  ---------  ---------  -----------
Historical statement of operations data: (2)
  Sales................................................................  $  15,268  $   4,080  $   7,427   $     905
  Operating income (loss)..............................................      2,923       (354)      (457)     (2,010)
  Net income (loss)....................................................      2,486       (685)      (923)     (2,111)
  Net income (loss) per common and equivalent share....................       4.14      (1.14)     (1.54)      (3.52)
  Common and equivalent shares used in computing per share amounts.....        600        600        600         600
Historical balance sheet data: (2)
  Working capital......................................................  $   2,491  $     221  $     490   $     197
  Total assets.........................................................      8,566      3,688      5,316       2,263
  Long-term obligations................................................      2,825      2,743      3,275       1,960
  Shareholders' equity (deficit).......................................        292     (1,992)    (2,245)     (1,279)

------------------------------

(1)        For the period from May 1, 1992 (date of incorporation) to March 31, 1993.
(2)        Sonix maintains its accounting records in pounds  Sterling. Historical statement of operations data has  been translated  into U.S. dollars at the  average exchange rates during the  periods presented and the historical balance sheet data has been translated into U.S. dollars at  the exchange rates in effect at the end of  each period presented.

                         3COM, PRIMARY ACCESS AND SONIX

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                     NINE MONTHS
                                                                        ENDED
                                                                     FEBRUARY 28,        YEAR ENDED MAY 31,
                                                                     ------------  -------------------------------
                                                                         1995        1994       1993       1992
                                                                     ------------  ---------  ---------  ---------
Pro forma combined statement of operations data:
  Sales............................................................   $  931,454   $ 860,213  $ 640,351  $ 434,080
  Operating income.................................................      122,335       1,608     62,029      6,724
  Net income (loss)................................................       80,057     (27,053)    40,185      7,116
  Net income (loss) per common and equivalent share(1).............         1.06       (0.41)      0.59       0.11
  Common and equivalent shares used in computing per share
   amounts(1)......................................................       75,638      66,138     67,720     62,614
Pro forma combined balance sheet data (end of period):
  Working capital..................................................  $   376,118
  Total assets.....................................................      743,454
  Long-term obligations............................................      113,695
  Shareholders' equity.............................................      389,635
  Book value per share(2)..........................................         5.57

------------------------------
(1) The pro forma combined net income (loss) per common and equivalent share is based upon the weighted average number of common and equivalent shares (except where inclusion of common equivalent shares is antidilutive) outstanding of 3Com, Primary Access, and Sonix for each period assuming an exchange ratio of .2302 of a share of 3Com Common Stock for each share of Primary Access Stock and 2.0138 shares of 3Com Common Stock for each share of Sonix Stock.

(2) Book value per share is computed by dividing pro forma shareholders' equity by the pro forma number of shares of Common Stock outstanding at the end of each period assuming an exchange ratio of .2302 of a share of 3Com Common Stock for each share of Primary Access Stock and 2.0138 shares of 3Com Common Stock for each share of Sonix Stock.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)


    The following table sets forth (1) the historical net income (loss) per share and the historical book value per share data for 3Com; (2) the historical net income (loss) per share and the historical book value per share data for Primary Access; (3) the historical net income (loss) per share and the historical book value per share data for Sonix; (4) the pro forma net income
(loss) per share and the pro forma book value per share data after giving effect to the proposed mergers on a pooling of interests basis assuming an exchange ratio of .2302 of a share of 3Com Common Stock for each share of Primary Access Stock and an exchange ratio of 2.0138 shares of 3Com Common Stock per share of Sonix Stock and (5) the pro forma equivalent net income (loss) per share and the pro forma book value per share for Primary Access. The information presented in the table should be read in conjunction with the separate financial statements of 3Com and Primary Access and the notes thereto appearing elsewhere herein.



                                                                                                               PRO FORMA
                                                                                                              EQUIVALENT
                                                                   HISTORICAL                                   FOR ONE
                                                      -------------------------------------                     PRIMARY
                                                                     PRIMARY                    PRO FORMA       ACCESS
                                                         3COM      ACCESS (1)    SONIX (2)   COMBINED (3)(4)   SHARE (5)
                                                      -----------  -----------  -----------  ---------------  -----------
NET INCOME (LOSS) PER SHARE
  Nine months ended February 28, 1995...............   $    1.06    $    0.21    $    4.10      $    1.06      $    0.24
  Fiscal year
    1994............................................       (0.46)        0.27        (1.54)         (0.41)         (0.09)
    1993............................................        0.60         0.47        (3.52)          0.59           0.14
    1992............................................        0.13        (1.45)      --               0.11           0.03
BOOK VALUE PER SHARE
  February 28, 1995 (6).............................   $    5.75    $    1.34    $     .49      $    5.57      $    1.28
  May 31, 1994 (6)..................................        4.32         1.10        (3.74)          4.13           0.95

------------------------
(1) The historical net income (loss) and book value amounts for Primary Access reflect all shares of Primary Access Preferred Stock on an as-if-converted basis, except in loss periods which the effect of the conversion would be antidilutive. For comparative purposes of this table, the periods presented for the historical net income (loss) per share of Primary Access are the nine months ended April 2, 1995 and the fiscal years ended July 3, 1994, June 27, 1993 and June 28, 1992. The periods presented for the historical book value per share of Primary Access are April 2, 1995 and July 3, 1994.
(2) For comparative purposes of this table, the periods presented for the historical net income (loss) per share of Sonix are the nine months ended December 31, 1994 and the fiscal year ended March 31, 1994 and March 31, 1993. The periods presented for the historical book value per share of Sonix are December 31, 1994 and March 31, 1994.
(3) Total transaction costs to be incurred by 3Com, Primary Access and Sonix in connection with the mergers are estimated at approximately $6.1 million. These costs relate primarily to investment banking, legal and accounting services. These costs are expected to be charged against income of the combined company in the quarter and fiscal year ending May 31, 1995.
     Accordingly, the effects of these costs have not been reflected in the above comparative net income (loss) per share data.
(4) The unaudited pro forma combined net income (loss) per common and equivalent share is based upon the weighted average number of common and equivalent shares of 3Com, Primary Access and Sonix for each period assuming an exchange ratio of .2302 of a share of 3Com Common Stock for each share of Primary Access Stock and an exchange ratio of 2.0138 shares of 3Com Common Stock for each share of Sonix Stock. Net income of 3Com for the nine months ended February 28, 1995 has been combined with the net income of Primary Access for the nine months ended April 2, 1995 and with the net income of Sonix for the nine months ended December 31, 1994. Net income (loss) of 3Com for the years ended May 31, 1994, 1993 and 1992 has been combined with the net income (loss) of Primary Access for the years ended July 3, 1994, June 27, 1993 and June 28, 1992, and with the net loss of Sonix for the years ended March 31, 1994 and 1993 respectively, for this calculation.

(5) The unaudited pro forma equivalent Primary Access per share amounts are calculated by multiplying the pro forma combined per share amounts by the exchange ratio of .2302 of a share of 3Com Common Stock for each share of Primary Access Stock.
(6) Historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period, assuming the conversion of Primary Access Preferred Stock into Primary Access Common Stock. Pro forma combined book value per share is computed by dividing pro forma combined shareholders' equity by the pro forma combined number of shares of common stock outstanding as of February
     28, 1995 and May 31, 1994 for 3Com, as of April 2, 1995 and July 3, 1994 for Primary Access and as of December 31, 1994 and March 31, 1994 for
     Sonix, respectively.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION REGARDING 3COM, PRIMARY ACCESS AND THE MERGER CONTAINED IN THIS PROSPECTUS/CONSENT SOLICITATION STATEMENT, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY THE HOLDERS OF PRIMARY ACCESS STOCK BEFORE CONSENTING TO THE AUTHORIZATION AND APPROVAL OF THE MERGER PROPOSAL.

    UNCERTAINTIES RELATED TO THE INTEGRATION OF PRIMARY ACCESS' BUSINESS. The successful combination of companies in the high technology industry may be more difficult to accomplish than in other industries. There can be no assurance that 3Com will be successful in developing products based on Primary Access' technology or engineering expertise, that 3Com will be successful in integrating its own distribution channels with those of Primary Access, that 3Com will be successful in penetrating Primary Access' installed customer base, that 3Com will be successful in selling Primary Access' products to its own customer base, that the combined companies will retain their key personnel or that 3Com will realize any of the other anticipated benefits of the Merger.

    ACQUISITION STRATEGY. Acquisitions of complementary businesses are an active part of 3Com's overall business strategy. In addition to the Primary Access acquisition, 3Com has recently consummated acquisitions of several other businesses, including NiceCom, Ltd. and AccessWorks Communications, Inc., and announced the acquisition of Sonix. 3Com continually evaluates potential acquisition and investment opportunities. There can be no assurance that products, technologies and businesses of acquired companies will be effectively assimilated into 3Com's business or product offerings. In addition, 3Com may incur significant expenses to complete acquisitions and investments and to support the acquired products, technologies or businesses. There can be no assurance that any acquired products, technologies or businesses will contribute to 3Com's revenues or earnings to any material extent. Further, the challenge of managing the integration of several companies simultaneously is significant, and there can be no assurance that 3Com will be able to successfully manage such integration.

    NEW PRODUCTS AND TECHNOLOGICAL CHANGE. The market for 3Com's products (including the product lines of Primary Access to be acquired in the Merger) is characterized by rapid technological developments, evolving industry standards, changes in customer requirements, frequent new product introduction and enhancements and short product life cycles. 3Com's success depends in substantial part upon its ability, on a cost-effective and timely basis, to continue to enhance its existing products and to develop and introduce new products that take advantage of technological advances. An unexpected change in one or more of the technologies affecting data networking or in market demand for products based on a particular technology could have a material adverse effect on 3Com's operating results. For instance, a large portion of 3Com's revenues is comprised of sales of products based on Ethernet technology. 3Com's operating results could be adversely affected if there is an unexpected change in demand for products based on such technology or if 3Com does not respond timely and effectively to expected changes. 3Com is engaged in research and development activities in certain emerging LAN and WAN high-speed technologies, such a 100 Mbps Ethernet, ATM and ISDN. There can be no assurance that 3Com will be able to timely and successfully develop new products to address new industry transmission standards and technological changes or to respond to new product announcements by others or that such products will achieve market acceptance. See "Information Concerning 3Com -- Business," "-- 3Com Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Information Concerning Primary Access -- Business -- Research and Development."

    COMPETITION. Both 3Com and Primary Access experience and expect substantial additional competition from established and emerging computer, communications, intelligent network wiring and network management companies. The primary competitors for 3Com's products are Bay Networks, Inc., Cabletron Systems, Inc., Cisco Systems, Intel Corporation and Standard Microsystems Corporation, while the primary competitors for Primary Access' products are U.S. Robotics Inc. and

Ascend Communications Inc. There can be no assurance that 3Com will be able to compete successfully in the future with existing competitors or new competitors. The data networking industry has become increasingly competitive and 3Com's results may be adversely affected by the actions of existing or future competitors. Such actions may include the development or acquisition of new technologies, the introduction of new products, the assertion by third parties of patent or similar intellectual property rights, and the reduction of prices by competitors to gain or retain market share. Industry consolidation or alliances may also affect the competitive environment. In particular, competitive pressures from existing or new competitors who offer lower prices or introduce new products could result in delayed or deferred purchasing decisions by potential customers and price reductions, both of which would adversely affect 3Com's sales and operating margins. The industry in which the Company competes is characterized by declining average selling prices, which the Company anticipates will continue. This trend could adversely impact 3Com's sales and operating margins. 3Com participates in designing, manufacturing and marketing on-premises equipment. 3Com's competitors typically compete in one or more segments of the on-premises sector of the data networking market. These companies are using their resources and technical expertise to improve and expand their product lines in an effort to gain market share. Several are extending their product offerings beyond a single market segment and pursuing strategies more closely resembling 3Com's global data networking strategy. See "Information Concerning 3Com Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Competition" and "Information Concerning Primary Access -- Management's Discussion and Analysis of Financial Condition and Results of Operation."

    PRODUCT  PROTECTION AND INTELLECTUAL PROPERTY.  3Com currently relies upon a combination of patents, copyrights, trademarks and trade secret laws to establish and protect its proprietary rights in its products. 3Com maintains as proprietary the software and other portions of the technology incorporated in its products. 3Com has been issued and has applied for numerous patents in the United States on various aspects of its hardware and software products. There can be no assurance that the steps taken by 3Com to protect its proprietary rights will be adequate to prevent misappropriation of its technology or that 3Com's competitors will not independently develop technologies that are substantially equivalent or superior to 3Com's technology. In addition, the laws of some foreign countries do not protect 3Com's proprietary rights to the same extent as do the laws of the United States. In addition, no assurance can be given that any patents currently held or issued to 3Com in the future will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages.

    From time-to-time 3Com receives communications from third parties asserting that 3Com's use of trademarks, or that 3Com's products, infringe or may infringe the rights of third parties. There can be no assurance that any such claims will not result in protracted and costly litigation, however, based upon general practice in the industry 3Com believes that such matters can ordinarily be resolved without any material impact on its results of operations. See
"Information   Concerning  3Com  --  Business  --  Distribution,  Marketing  and
Customers", " -- Product Development" and "-- Patents, Licenses and Related Matters."

    MERGER EXPENSES. The negotiation and implementation of the Merger is currently anticipated to result in aggregate expenses (including investment banking, legal and accounting fees) estimated to be approximately $4.3 million. In addition, the merger with Sonix is expected to result in aggregate expenses of approximately $1.8 million. These costs are expected to be charged against income of 3Com in the fiscal quarter ending May 31, 1995. The Merger may have a short-term adverse effect on the net income of 3Com due to the aforementioned expenses. Additional unanticipated expenses may be incurred relating to the integration of the businesses of 3Com and Primary Access, including integration of product lines, distribution and administrative functions. Although 3Com expects that the elimination of duplicative expenses as well as other efficiencies related to integration of these businesses may offset additional expenses over time, there can be no assurance that such net benefit will be achieved in the near term, or at all.

    VOLATILITY OF STOCK PRICE; STOCK ESCROW. Based on the trading history of its stock, 3Com believes factors such as announcements of new products by 3Com or its competitors, sales of stock into the market by existing holders, quarterly fluctuations in 3Com's financial results and general conditions in the data networking market have caused and are likely to continue to cause the market price of the 3Com Common Stock to fluctuate substantially. In addition, technology company stocks have experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of 3Com's Common Stock. See "Market Price Data." Because the market price of 3Com Common Stock is subject to fluctuation, the market value of the shares of 3Com Common Stock that the Primary Access shareholders will receive in the Merger may increase or decrease prior to the Merger. Primary Access shareholders are urged to obtain a current market quotation for 3Com Common Stock.

    In addition, at the Effective Date, 3Com will deposit in escrow certificates representing 10% of the shares of 3Com Common Stock to be issued to the holders of Primary Access Stock in the Merger in connection with the indemnification obligations of the Primary Access shareholders. To the extent such escrowed shares are used to satisfy these obligations, the Primary Access shareholders may receive up to 10% fewer shares than determined based solely upon the Exchange Ratio. Further, the Primary Access shareholders will be obligated to indemnify the Shareholders' Agents (as defined herein) for losses, liabilities or expenses they may incur in connection with fulfilling their duties as the Shareholders' Agents. See "Terms of the Merger -- Escrow and Indemnification."

    DATANET LITIGATION. Primary Access is currently a party to litigation pending in the Superior Court of New Jersey, Bergen County, Hackensack, New Jersey entitled WILCOX & GIBBS DATANET, INC. V. PRIMARY ACCESS CORPORATION (the "DataNet Litigation"). The DataNet Litigation involves a dispute between Primary Access and Wilcox & Gibbs with regard to claims for breach of contract and commissions allegedly due. The case went to trial in May 1994. The jury found against Primary Access and awarded Wilcox & Gibbs $2.8 million. At a post-trial hearing, the trial judge ruled that there was no evidence to support the jury verdict and ordered a new trial. The matter remains pending.

    Pursuant to the Merger Agreement, all settlement and/or litigation costs incurred by Primary Access prior to the Closing Date in connection with the DataNet Litigation will be deducted from the Aggregate Purchase Price and will therefore reduce the consideration to be received by the holders of Primary Access Stock, Primary Access Options and Primary Access Warrants in the Merger. After the closing, all costs and liabilities related to the DataNet Litigation, including without limitation any amount paid in satisfaction of any judgment rendered in connection with or in settlement of the DataNet Litigation, will be claimed by 3Com against the Escrow Fund. In the event the DataNet Litigation is not resolved prior to the scheduled termination of the Escrow Fund, up to $3.0 million worth of the Escrow Shares will be retained in Escrow to cover any further claims related to the DataNet Litigation. To the extent the Escrow Shares are used to reimburse 3Com for claims related to the DataNet Litigation, the holders of Primary Access Stock will receive fewer shares of 3Com Common Stock in the Merger. See "Terms of the Merger -- Escrow and Indemnification."

    SMALL BACKLOG AND POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. 3Com customers place orders on an as needed basis and 3Com typically ships products within one to four weeks after receipt of an order. Accordingly, 3Com does not maintain a substantial backlog, and most of its revenues in each quarter result from orders booked in that quarter. 3Com establishes its expenditure levels based on its expectations as to future revenues, and if revenue levels were below expectations this could cause expenses to be disproportionately high. As a result, a drop in near term demand will significantly affect sales, causing a disproportionate reduction in profits in any quarter. In the future, 3Com's operating results may fluctuate for this reason or as a result of a number of other factors, including increased competition, variations in the mix of sales, announcements of new products by 3Com or its competitors and capital spending patterns of 3Com's customers. See "Information Concerning 3Com -- 3Com Management's Discussion and Analysis of Financial Condition and Results of Operations."

    DEPENDENCE UPON SUPPLIERS. Some key components of 3Com's products are currently available only from single sources. The inability of 3Com to obtain certain components could require 3Com to redesign or delay shipments of several of its data networking products. 3Com has sought to establish close relationships with sole-source suppliers and/or to build up inventory of such components; however, there can be no assurance that production will not be interrupted due to the unavailability of components. 3Com believes that its inventory levels of these components, combined with finished components held by 3Com's suppliers, are adequate for its presently forecasted needs. Although 3Com has contractual arrangements with certain of its sole-source suppliers, there can be no assurance that in the future 3Com's suppliers will be able to meet the demand for components in a timely and cost-effective manner. 3Com's operating results and customer relationships could be adversely affected by either an increase in prices for, or an interruption or reduction in supply of, any key components. See "Information Concerning 3Com -- Business."

    CERTAIN CHARTER PROVISIONS. Certain charter provisions and 3Com's shareholder rights plan could have the effect of delaying, deferring or preventing a change in control of 3Com. In addition, 3Com's charter eliminates the personal monetary liability of its directors for breach of their duty of care, and 3Com has entered into agreements with its officers and directors indemnifying them against losses they may incur in legal proceedings resulting from their service to 3Com. See "Information Concerning 3Com -- Management" and "Description of 3Com Capital Stock."

    ACTS OF GOD. 3Com's corporate headquarters and a large portion of its research and development activities and other critical business operations are located near major earthquake faults. Operating results could be materially adversely affected in the event of a major earthquake.

    ATTRACTION AND RETENTION OF KEY EMPLOYEES. Competition for qualified personnel in the computer and communications industries is intense. The future success of the combined companies will depend in large part on its ability to attract and retain key employees. See "Information Concerning 3Com -- Business" and "Information Concerning 3Com -- Management."

    MANUFACTURING FACILITIES. 3Com is currently increasing its manufacturing facility capabilities in two locations. While 3Com has significant experience in expanding its manufacturing operations, such expansion may be subject to delay due to labor issues, adverse weather and construction or other unforeseeable delays, which could adversely affect 3Com's operating results and customer relationships. See "Information Concerning 3Com -- Business."

                   CONSENT OF SHAREHOLDERS OF PRIMARY ACCESS

GENERAL

    This Prospectus/Consent Solicitation Statement is being furnished to holders of Primary Access Stock in connection with the solicitation by Primary Access of shareholder consent to the authorization and approval of the Merger Proposal.


    This Prospectus/Consent Solicitation Statement contains certain information set forth more fully in the Reorganization Agreement attached hereto as APPENDIX A, as modified by the Amendment thereto dated May __, 1995 attached hereto as APPENDIX A-1 (the "Amendment") and is qualified in its entirety by reference to the Reorganization Agreement, including the Amendment, which are hereby incorporated herein by reference. The Reorganization Agreement, including the Amendment, should be read carefully by each Primary Access shareholder in formulating his or her decision with respect to the proposed Merger.


RECORD DATE AND OUTSTANDING SHARES

    Shareholders of record of Primary Access Stock at the close of business on the Record Date are entitled to authorize and approve the Reorganization Agreement, Agreement of Merger and establishment of the Escrow Fund. On the Record Date, there were approximately 114 shareholders of record and approximately 1,587,000 shares of Primary Access Common Stock and approximately

8,403,700 shares of Primary Access Preferred Stock issued and outstanding. Except for the shareholders identified herein under "Information Concerning Primary Access -- Principal Shareholders," on the Record Date there were no other persons known to the management of Primary Access to be the beneficial owners of more than 5% of any outstanding class of Primary Access Stock.

CONSENT REQUIRED

    Approval of the Merger Proposal requires the consent of holders of (i) a majority of the outstanding shares of Primary Access Common Stock entitled to vote; (ii) two-thirds of the outstanding shares of Primary Access Preferred
Stock entitled to vote; and (iii) a majority of the outstanding shares of Primary Access Common Stock and Primary Access Preferred Stock entitled to vote, voting together as a single class. Under the terms of the Reorganization Agreement, it is a condition to 3Com's and Sub's obligation to consummate the Merger that the holders of at least 92% of the outstanding shares of Primary Access Stock consent to the authorization and approval of the Merger Proposal so as to comply with the requirements of pooling-of-interests accounting. 3Com and Sub have the right to waive such condition and to consummate the Merger without obtaining the consent of 92% of the Primary Access shareholders, although 3Com and Sub do not presently intend to waive such condition. 3Com and Sub do not intend to proceed with the transaction if it will not satisfy the requirements for pooling-of-interests accounting treatment. Pursuant to the terms of the Voting Agreements, directors, executive officers and certain shareholders of Primary Access holding an aggregate of approximately 83% of the outstanding shares of Primary Access Stock have agreed to consent to the authorization and approval of the Merger Proposal and in connection therewith, have granted irrevocable proxies to the Board of Directors of 3Com covering approximately 971,700 shares of Primary Access Common Stock, or 61% of the outstanding Primary Access Common Stock, approximately 7,298,900 shares of Primary Access Preferred Stock, or 87% of the outstanding Primary Access Preferred Stock, and approximately 8,270,600 shares of Primary Access Stock, or 83% of the outstanding Primary Access Stock. See "Terms of the Merger -- Manner and Basis of Converting Shares" and "The Merger and Related Transactions -- Voting Agreements."

EXPENSES


    3Com and Primary Access shall each pay its own costs and expenses incurred incident to the negotiation, execution and delivery of the Reorganization Agreement and the preparation and carrying out of the transactions contemplated by the Reorganization Agreement.


    In the event that 3Com or Sub fails to consummate the Merger by June 30, 1995 or because any one or more of the conditions to closing set forth in the Reorganization Agreement for the benefit of 3Com and Sub were not satisfied, 3Com shall reimburse Primary Access for any reasonable legal and accounting expenses specifically incurred by Primary Access in connection with the Reorganization Agreement (but excluding any expenses incurred by Primary Access in connection with its contemplated initial public offering) in an aggregate amount not to exceed $250,000. 3Com shall have no such obligation if the Merger fails to close because of the inaccuracy of any of the representations or warranties of Primary Access contained in the Reorganization Agreement, due to 3Com's discovery of or Primary Access providing notification of exceptions to such representations and warranties in addition to the exceptions provided by Primary Access to 3Com prior to or on the date of the Reorganization Agreement.

PROCEDURE


    Shareholders of Primary Access should complete, sign and date the Consent and return the Consent to Primary Access Corporation, 12230 World Trade Drive, San Diego, California 92128, Attn: Chief Financial Officer by May 30, 1995.


    CERTIFICATES SHOULD NOT  BE SURRENDERED  BY THE HOLDERS  THEREOF UNTIL  THEY
RECEIVE  THE LETTER OF TRANSMITTAL  FROM THE EXCHANGE AGENT.   See "Terms of the
Merger -- Manner and Basis of Converting Shares."

                      THE MERGER AND RELATED TRANSACTIONS

BACKGROUND OF THE MERGER

    During 1994, management of Primary Access began exploring several options to accomplish the addition of remote LAN access software to the Primary Access platform. One of those options included the addition of 3Com software. During September 1994, the technical staff of Primary Access met several times to determine the feasibility of porting 3Com software to existing and future products of Primary Access. On September 28, 1994, William R. Stensrud, President, Chief Executive Officer of Primary Access, and Andrew May, Vice President, Marketing of Primary Access, met with Eric Benhamou, President and Chief Executive Officer of 3Com, to discuss the technical aspects of a combination of the two companies' technologies.

    On October 17, 1994, November 18, 1994 and December 15, 1994, the members of senior management of 3Com and Primary Access met to discuss the possibility of a joint bid on a proposal for a large customer and the synergies between 3Com and Primary Access. These meetings also included a discussion of a possible partnership or merger between the companies.

    During December 1994, three telephonic and several face-to-face meetings took place, during which members of senior management of 3Com and Primary Access discussed the integration of 3Com and Primary Access technologies. On December 22, 1994, the companies executed a letter of intent regarding a potential technology sharing agreement to facilitate the integration of the technologies of the two companies to facilitate the customer bid referred to above.

    On January 12 and 13, 1995, discussions were held at 3Com concerning the technology sharing arrangement. On January 17, 1995, representatives of 3Com discussed with Primary Access management their determination that the costs associated with the combination of the two companies' technologies would be substantial and indicated that 3Com would be interested in discussing the possible acquisition of Primary Access.

    At a special meeting held on January 19, 1995, the Board of Directors of Primary Access considered the discussions of senior management with 3Com to date and directed Mr. Stensrud to invite an offer from 3Com. In addition, the Board of Directors instructed management to continue to proceed, as its first priority, on the path of a potential initial public offering of Primary Access' capital stock. Finally, the Board of Directors instructed management to bring to the attention of the Board of Directors any competing offers with respect to a business combination with Primary Access.

    On January 24 and 26, 1995, Primary Access sent various materials to 3Com for evaluation.

    On February 1, 1995, senior management of 3Com attended an all-day meeting at Primary Access' facilities to conduct due diligence activities. On February 8, 1995, the Board of Directors of Primary Access authorized Primary Access to engage Montgomery Securities as its financial advisor to assist Primary Access in its initial public offering and analyzing, structuring, negotiating and effecting proposed merger and acquisition transactions. The Board instructed Montgomery to pursue as its first priority the initial public offering of Primary Access. At the same time, the Board asked Montgomery to inform management of Primary Access of any acquisition proposals that would provide value to the Primary Access shareholders comparable to the value they would realize in the initial public offering. The Board of Directors of Primary Access did not instruct Montgomery to solicit indications of interest from potential business combination candidates, nor did the management of Primary Access solicit such indications of interest.

    On February 14, 1995, Mr. Stensrud and Marcel Gani, Vice President and Chief Financial Officer of Primary Access, participated in a follow-up discussion with Janice Roberts, Vice President, Marketing of 3Com, and Montgomery Securities to discuss certain additional due diligence matters.

    Throughout February 1995, management of Primary Access, as directed by the Board of Directors, continued discussions with another possible business combination candidate that had approached Primary Access on an unsolicited basis. On February 24, 1995, a preliminary nonbinding indication of interest to proceed with negotiations concerning a possible acquisition of Primary Access was executed with this company. The nonbinding indication of interest provided that Primary Access and the business combination candidate would on a confidential basis exchange due diligence information concerning each other's business relevant to an analysis of the merits of a business combination with Primary Access. On February 26, 1995, following preliminary due diligence review by the business combination candidate and Primary Access of each other's business, both parties mutually determined that the anticipated synergies of a business combination with Primary Access were not as significant as previously anticipated. Discussions were discontinued with this company.

    On February 23, 1995, the Board of Directors of Primary Access received a letter from Mr. Benhamou proposing a specified aggregate price for the outstanding shares of Primary Access Stock. Such specified aggregate price was arrived at by 3Com based upon its preliminary assessment of the value of the business of Primary Access at that time. At a special meeting of the Board of Directors of Primary Access held on February 28, 1995, the Board rejected such proposal because the upper range of the consideration offered to Primary Access shareholders was deemed to be insufficient by the Board of Directors very early in the due diligence process and prior to Primary Access entering into serious negotiation with 3Com concerning the terms of the Merger Proposal.

    On March 5, 1995, Mr. Stensrud, Mr. Gani and certain other members of Primary Access' senior management met at 3Com's facilities, together with certain advisors of the two companies, to continue discussions of a proposed business combination.

    During the week of March 6, 1995, there were numerous discussions held between 3Com and Primary Access and their respective financial advisors concerning proposed terms of the Reorganization Agreement and on March 9, 1995, the parties executed a non-binding letter of intent providing for an aggregate purchase price of $170 million. The proposed purchase price was the result of negotiations between the parties. There was no mechanical formula used to provide the purchase price. Discussions between the parties and their financial, legal and accounting advisors continued through the next two weeks. At special meetings of the Board of Directors of Primary Access held on March 6 and March 13, 1995, Primary Access' financial and legal advisors updated the Board of Directors on the status of the discussions and negotiations concerning the proposed business combination and responded to inquiries from the Board related to the Board's analysis of the merits of the 3Com proposal and comparison of the merits to the benefits of an initial public offering.

    At a meeting held on March 16, 1995 the Board of Directors of 3Com approved the terms of the Reorganization Agreement subject to finalization of certain issues in negotiations between management of 3Com and Primary Access. Representatives of Morgan Stanley & Co. were present at the meeting and gave a presentation to the 3Com Board of Directors.


    On March 17, 1995, the Board of Directors of Primary Access held a special meeting to discuss the terms of the Reorganization Agreement and the proposed Merger with 3Com and approved the final terms, subject to negotiation of several remaining unresolved issues. Montgomery Securities, the financial advisors to the Board of Primary Access, did not render an opinion to the Board prior to the Board's approval of the Merger, although Montgomery had participated in several discussions with both management and the Board of Directors of Primary Access from time to time from the date of its engagement to assist the Primary Access Board in analyzing the merits of the 3Com merger proposal and the other alternatives available to Primary Access. The parties and their financial advisors continued to address the remaining issues related to obtaining the opinions of the accountants of 3Com and Primary Access regarding accounting for the Merger. On March 21, 1995, 3Com, Sub and Primary Access entered into the Reorganization Agreement, and on the following day, March 22, 1995, the agreement to merge was announced.



    On May __, 1995, 3Com, Sub and Primary Access entered into the Amendment for the purpose of fixing and confirming the Exchange Ratio, subject to certain conditions.

    Primary Access was not contemplating a business combination of the type proposed by 3Com when Primary Access was first approached by 3Com regarding the Merger. In considering the proposed Merger, the management and Board of Directors of Primary Access considered whether alternative strategies might achieve the anticipated benefits of the Merger to Primary Access' shareholders. From time to time following the initial contact that led to the Merger, Primary Access was approached by two other companies concerning a possible business combination. Prior to Primary Access' entering into serious discussions with 3Com, and after it received 3Com's February 23 letter, it entered into a preliminary non-binding indication of interest with another company and began the due diligence process with that company. Shortly thereafter, at a very early stage in the due diligence process, both parties mutually agreed to discontinue their preliminary discussions because the anticipated synergies of that business combination were not as significant as the parties had previously anticipated. In addition, another company expressed interest in pursuing discussions concerning a business combination with Primary Access and minimal discussions were held and discontinued prior to the acceptance by the Board of Directors of Primary Access of the 3Com proposal. Following these discussions, Primary Access' Board of Directors determined not to pursue further discussions of a business combination with such company based upon a determination that such a business combination would not be likely to be as advantageous to the Primary Access shareholders as the proposed Merger with 3Com. See "-- Joint Reasons for the Merger" and "Primary Access' Reasons for the Merger."


JOINT REASONS FOR THE MERGER

    3Com and Primary Access have identified several potential benefits of the Merger that they believe will contribute to the success of the combined company. These potential benefits include principally the following:

    - The extensive offerings of 3Com's and Primary Access' data networking and access products position the combined company to have one of the broadest product lines for remote access in the industry.

    - The technical resources of Primary Access, primarily in the market for products providing access to the public switched telephone networks for backbone computer networks, and its broad base of clients including leading network services companies worldwide, should enable the combined company to compete more effectively.

    - The combined technological resources of 3Com and Primary Access should permit the combined company to leverage its development capabilities to create new products which combine the best aspects of traditional data computer networks and access networks for the public switched networks. Customer requirements are driving together the historically separate worlds of the public switched telephone network ("PSTN") served by Primary Access and of the local and wide area data networks served by 3Com. There is an increasing demand for delivering end-to-end system solutions that incorporate terminal server, remote LAN node server, and router functionality across the PSTN. Furthermore, new technologies such as ISDN and ATM are expected to emerge as critical components of both the PSTN and LAN/WAN worlds. Combined, 3Com and Primary Access believe that they can best deliver these new technologies and system solutions.

    - The ability to combine the sales and marketing resources of the two companies to compete more effectively with greater resources. 3Com's broad distribution channels for its wide array of networking products and Primary Access' expertise in and relationships with major network service providers worldwide will be complementary and should provide the combined company with the ability to effectively cross-sell each individual company's existing products.

    - The cost efficiencies and synergies that may be obtained from combining operations.

FURTHER 3COM BACKGROUND AND REASONS FOR THE MERGER

    The Board of Directors of 3Com unanimously approved the terms and provisions of the Reorganization Agreement at its meeting held on March 16, 1995. The Board of Directors of 3Com believes that consummation of the Merger is in the best interests of 3Com.

    In arriving at its unanimous decision to approve the Reorganization Agreement, the Board of Directors of 3Com considered a number of factors. Among the factors that the Board considered were (i) information concerning 3Com's and Primary Access' respective businesses, historical financial performance, operations and products, including possible future product releases; (ii) the anticipated leverage between 3Com's remote access products and those of Primary Access; (iii) the opportunity for 3Com to distribute its products to a new category of customers, telecommunications carriers, with whom certain of 3Com's competitors had established relationships; (iv) the opportunity to significantly expand 3Com's products to include remote access products; (v) an analysis of the relative value that Primary Access might contribute to the future business and prospects of the combined company including pro forma historical and projected revenue and earnings contribution; (vi) comparative equity valuation and comparisons of market values and recent acquisition prices for comparable companies; (vii) the compatibility of management and businesses of 3Com and Primary Access; (viii) reports from management and legal advisors on specific terms of the relevant agreements, including the Reorganization Agreement, and other matters; (ix) the Board's judgment that 3Com was unlikely to identify an alternative business opportunity that would provide superior benefits to 3Com and its shareholders in the network access market; (x) 3Com's and Primary Access' historical and projected financial condition and results of operations based on 3Com and Primary Access internal projections through 1996 which, in the judgment of the Board, supported the consideration to be paid by 3Com in the Merger; and (xi) the technical and marketing knowledge of the Primary Access employee team, including detailed understanding of product and application requirements, buying behavior, and key competitor's offerings.

    One of 3Com's goals has been to expand its business to include relationships with telecommunications carriers. Primary Access has and continues to enjoy excellent relationships with its major clients, including AT&T, MCI, and Sprint. Also, Primary Access customers have indicated the need for future products to include router functionality, terminal server functionality, ATM and ISDN technology, and remote LAN access, which constitute areas of 3Com's product line.

    3Com's Board also believes that the strategic relationships that Primary Access has established will assist 3Com to achieve its stated goal of increasing its distribution and technology relationships within the telecommunications industry. 3Com believes that with the Primary Access products, it will be able to provide fully integrated access products for the public switched data market. 3Com believes this will strengthen its position with telecommunications service providers or carriers who are increasingly providing managed data network service from points of presence.

FURTHER PRIMARY ACCESS REASONS FOR THE MERGER

    The Board of Directors of Primary Access unanimously approved the terms and provisions of the Reorganization Agreement at its special meeting held on March 17, 1995. The Board of Directors of Primary Access believes that terms of the Merger are fair and recommends that Primary Access' shareholders vote for approval and adoption of the Reorganization Agreement and the related matters set forth in the Consent.

    In arriving at its unanimous decision to approve the Reorganization Agreement, the Board of Directors of Primary Access considered a number of factors, including: (i) management's view that the networking services industry is moving toward integrated platforms combining network access products, routers and terminal server functionality; (ii) the increased access to protocols and possible TCP/ IP technology which would result from the Merger; (iii) the timing and inherent risk of a future initial public offering and the Board's view that it was unlikely to identify an alternative business opportunity that would provide the same likelihood of return on investment to the Primary Access shareholders; (iv) the potential increased sales of Primary Access equipment to commercial customers in cooperation with the 3Com sales force; (v) the potential for increased sales of Primary Access' products through 3Com's international sales channels; (vi) the potential for increased sales by providing both ends of the communications link. Primary Access and 3Com may be in a position to produce standards-based products for the general market and also pursue opportunities where proprietary implementation would result in a value-added product offering; (vii) the potential sale of 3Com's equipment to Primary Access' customers; (viii) the potential for an increase in revenue attributable to the enhanced credibility of Primary Access as a subsidiary of 3Com, including technology assets, stronger balance sheet, industry presence and reputation; (ix) the potential for gross margin improvement by applying 3Com's volume manufacturing capabilities, purchasing power and potential custom ASIC design capabilities to Primary Access' products; (x) the ability to continue necessary research and development through an enhanced financial position; and (xii) the ability to respond strongly to industry consolidations, joint ventures and strategic partnerships.


CONDUCT OF PRIMARY ACCESS IF MERGER NOT CONSUMMATED

    In the event that the proposed Merger is not consummated, Primary Access will continue to operate its business as currently conducted. It is anticipated that Primary Access would consider other possible sources of capital financing with its financial advisors, including the possibility of an initial public offering or a joint venture arrangement with another company possessing complementary technologies.

                              TERMS OF THE MERGER

EFFECTIVE DATE OF THE MERGER


    The Closing shall occur as soon as possible following the satisfaction or waiver of all conditions set forth in Sections 9 and 10 of the Reorganization Agreement. See " -- Conditions to the Merger." Simultaneously with the Closing, the Agreement of Merger, together with all required officers' certificates, shall be filed with the offices of the Secretary of State of the State of California. The Merger shall become effective immediately upon the date stamped by the California Secretary of State upon the Agreement of Merger and the officers' certificates. See " -- Conditions to the Merger." It is anticipated that, if the Reorganization Agreement is authorized and approved by the shareholders of Primary Access and all other conditions of the Merger have been fulfilled or waived, the Effective Date will occur on May 31, 1995, or a date as soon as practicable thereafter.


MANNER AND BASIS OF CONVERTING SHARES


    Pursuant to the Reorganization Agreement, at the Effective Date Primary Access will become a wholly-owned subsidiary of 3Com, and Primary Access Stock will be converted into shares of 3Com Common Stock. At the Effective Date, by virtue of the Merger and without any action on the part of the holders of Primary Access Stock, all shares of Primary Access Stock, other than the Dissenting Shares, will be converted into shares of 3Com Common Stock. The number of shares of 3Com Common Stock each holder of Primary Access Stock will receive as a result of this conversion will be determined by multiplying the number of shares of Primary Access Stock held by such holder by the Exchange Ratio of .2302.



    In lieu of receiving shares of 3Com Common Stock upon conversion of their shares of Primary Access Stock, Primary Access shareholders may elect to exercise dissenters' rights and to receive cash for their shares of Primary Access Stock in an amount equal to the fair value of such stock as determined pursuant to prescribed procedures. See "Terms of the Merger -- Dissenters' Rights." In the event that a Primary Access shareholder who attempts to exercise dissenters' rights under Chapter 13 of the CGCL should fail to make a proper demand for payment or otherwise loses his status as a dissenting shareholder, such Primary Access shareholder shall be entitled to receive from 3Com the same number of shares of 3Com Common Stock and cash payment in lieu of any fractional share that such Primary Access shareholder would have received in the Merger if he had not attempted to exercise dissenters' rights. Such shareholder shall then be subject to the indemnification obligations set forth in Section 13 of the Reorganization Agreement. See " -- Escrow and Indemnification."

    No fractional shares of 3Com Common Stock will be issued in connection with the Merger, but in lieu thereof, holders of Primary Access Stock who would otherwise be entitled to receive a fraction of a share of 3Com Common Stock will receive from 3Com, promptly after the Effective Date, an amount of cash equal to the Average Price of 3Com Common Stock multiplied by the fraction of a share of 3Com Common Stock to which such holder would otherwise be entitled.


    Based upon the number of outstanding shares of 3Com Common Stock as of the Record Date and without regard to shares, if any, held by shareholders who have exercised dissenters' rights and any shares owned by 3Com or Primary Access, after exchange of the Primary Access Stock in the Merger at the Exchange Ratio of .2302, approximately 69,785,000 shares of 3Com Common Stock will be outstanding immediately after the Effective Date, of which approximately 2,300,000 shares, representing 3.3% of the total, will be held by former holders of Primary Access Stock. In addition, Primary Access Options and Primary Access Warrants will become 3Com Options and 3Com Warrants, respectively, to purchase 3Com Common Stock, as described below.



    As soon as practicable after the Effective Date and in no event later than 15 days thereafter, the Exchange Agent will mail to each holder of record of a certificate or certificates that immediately prior to the Effective Date represented outstanding shares of Primary Access Stock (the "Certificates"), a letter of transmittal with instructions to be used by such holder in surrendering their Certificates for exchange into shares of 3Com Common Stock. The letter of transmittal specifies that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE PRIOR TO THE APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT BY THE PRIMARY ACCESS SHAREHOLDERS.


    Upon the surrender of a Certificate for cancellation to the Exchange Agent together with a duly executed letter of transmittal, the holder of such Certificate will be entitled to receive the number of shares of 3Com Common
Stock to which such holder is entitled pursuant to the provisions of the Reorganization Agreement. 3Com will make customary provisions for lost stock certificates. In the event of a transfer of ownership of Primary Access Stock that is not registered in the transfer records of Primary Access, the appropriate number of shares of 3Com Common Stock may be delivered to a transferee if the Certificate representing such Primary Access Stock is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

    Until a Certificate has been surrendered to the Exchange Agent, each Certificate shall be deemed at any time after the Effective Date to represent the right to receive upon such surrender the number of shares of 3Com Common Stock to which such holder is entitled under the Reorganization Agreement.

    All 3Com Common Stock delivered upon the surrender for exchange of shares of Primary Access Stock will be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Primary Access Stock. There will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of Primary Access Stock that were outstanding immediately prior to the Effective Date. If after the Effective Date, Certificates are presented to the surviving corporation for any reason, they shall be canceled and exchanged for shares of 3Com Common Stock as provided in the Reorganization Agreement.

VOTING AGREEMENTS

    In connection with the execution of the Reorganization Agreement, as of March 21, 1995, holders of approximately 971,700 shares of Primary Access Common Stock, or 61% of the total number of shares of outstanding Primary Access Common Stock, holders of approximately 7,298,900 shares of Primary Access Preferred Stock, or 87% of the total number of shares of outstanding Primary Access Preferred Stock, and holders of approximately 8,270,600 shares of Primary Access Stock, or 83% of the total number of shares of outstanding Primary Access Stock, had entered into Voting Agreements pursuant to which they agreed, subject to certain limited exceptions, not to transfer, pledge, sell, exchange or offer to transfer or sell or otherwise dispose of or encumber at any time prior to the Expiration Date (as defined below) any of the shares of Primary Access Stock owned by them or acquired by them prior to the Expiration Date (as defined below). No other shareholders of Primary Access have entered into such an agreement with 3Com since that time. Primary Access shareholders which are entities may transfer shares of Primary Access Stock owned by them to their shareholders or limited or general partners so long as the transferee agrees to be bound by the provisions of the Voting Agreement. Primary Access shareholders who are individuals may transfer up to 30% of the shares of Primary Access Stock owned by them to members of such shareholder's immediate family if, prior to any such transfer, 3Com receives advice from its counsel that such transfer will not affect the treatment of the Merger as a pooling of interests for accounting purposes and the transferee agrees to be bound by the provisions of the Voting Agreement. The term "Expiration Date" is defined in the Voting Agreements as the earliest to occur of (i) such date as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement, or (ii) such date as the Reorganization Agreement shall be terminated in accordance with Section 12 thereof.

    At every meeting of the shareholders of Primary Access called (and at any adjournment thereof) and on every written consent solicited from such shareholders prior to the Expiration Date with respect to any of the following, each such Primary Access shareholder has agreed to take such action as may be required to vote all such shares of Primary Access Stock: (i) in favor of approval of the Reorganization Agreement and the Merger and any matter which could reasonably be expected to directly facilitate the Merger and (ii) against approval of any proposal made directly in opposition to or competition with consummation of the Merger (including any merger or consolidation other than the Merger, or any sale of assets, reorganization, recapitalization, liquidation or winding up of Primary Access). Each such shareholder, as the holder of voting stock of Primary Access, has agreed to be present, in person or by proxy, at all meetings of shareholders of Primary Access so that all such shares of Primary Access Stock are counted for the purposes of determining the presence of a quorum at such meetings. The Voting Agreements are intended to bind the shareholders only with respect to the specific matters set forth in such Voting Agreement, and shall not prohibit such shareholders from acting in accordance with their fiduciary duties as an officer and/or director of Primary Access.

    Concurrently with the execution of each Voting Agreement, each such shareholder has delivered to 3Com an irrevocable proxy pursuant to which each shareholder has appointed the 3Com Board of Directors as such shareholder's proxy to vote all his shares of Primary Access Stock with respect to the matters specified in the proxy, which matters are consistent with the provisions of the Voting Agreements.

COMPANY OPTION AGREEMENT


    Pursuant to the Company Stock Option Agreement (the "Option Agreement") between 3Com and Primary Access dated as of March 21, 1995, that was executed in connection with the Reorganization Agreement, Primary Access granted to 3Com the option, which is exclusive and irrevocable, to purchase, subject to the conditions to exercise and during the period specified in Subsection 3(a) of the Option Agreement and subject to the conditions to closing set forth in Section 4 thereof, such number of authorized but currently unissued shares of Primary Access Common Stock as is as nearly equal as possible (after rounding to the nearest whole number to eliminate the issuance of fractional shares of Primary Access Common Stock) to 20% of the shares of Primary Access Common Stock and all shares of Primary Access Common Stock issuable upon exercise or conversion of any options, warrants, preferred stock or other rights to acquire Primary Access Common Stock (collectively, the "Primary Access Common Stock Equivalents") issued from time to time between the date of the Option Agreement and the Option Expiration Date (as defined below) at the exercise price specified below. The shares of Primary Access Common Stock subject to the Option from time to time are referred to below as the "Option Shares."

    The exercise price per Option Share (the "Per Share Exercise Price") for any Option Shares with respect to which the Option is exercised (the "Subject Option Shares") shall, in the absolute discretion of 3Com, be either: (i) $14.14 in cash; or (ii) the number of fully-paid and nonassessable shares (or fractions thereof) of 3Com Common Stock having a fair market value equal to $14.14, based upon the average of the closing prices of 3Com Common Stock on the five trading days preceding the date on which the Option is exercised (each such date, an "Option Closing"). The Per Share Exercise Price may, in the absolute discretion of 3Com, be paid in shares of 3Com Common Stock with respect to some Subject Option Shares to be purchased at a particular Option Closing and cash with respect to other such Subject Option Shares.


    Subject to the conditions to closing set forth in Section 4 of the Option Agreement, the Option may be exercised, in whole or in part, at any time or from time to time after March 21, 1995 and prior to the Option Expiration Date (as defined below) PROVIDED THAT at least one of the following conditions shall have occurred: (i) an offer, including an exchange offer, for at least 20% of the outstanding shares of Primary Access Common Stock Equivalents shall have been made or proposed other than by 3Com or any of its affiliates and accepted by holders of at least 20% of the outstanding shares of Primary Access Common Stock Equivalents, (ii) an acquisition shall have been made of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by any person, other than 3Com or any of its affiliates or by an existing shareholder of Primary Access holding 5% or more of the outstanding stock of Primary Access as of the date of the Option Agreement (a "Controlling Shareholder"), of at least 20% of the outstanding shares of Primary Access Common Stock, except for between Primary Access shareholders or between Primary Access shareholders and their affiliates, or (iii) an agreement shall have been entered into by Primary Access with any person, other than 3Com or any of its affiliates, to acquire Primary Access or a controlling interest therein by merger, consolidation, purchase of substantially all of Primary Access' assets, purchase of stock or other business combination. The "Expiration Date" is the date of the earlier to occur of (x) the Effective Date, (y) the termination of the Reorganization Agreement pursuant to the terms thereof, provided however, that if any of the conditions set forth in items (i), (ii) or (iii), above, shall have occurred prior to any termination of the Reorganization Agreement, the Option Expiration Date shall be as determined in item (z), or (z) 5:00 p.m. California time on the 180th day following and excluding the date on which any of the conditions to exercise of the Option listed above shall have occurred. If 3Com shall have sent a Notice of Exercise (as defined in the Option Agreement) prior to the Option Expiration Date, the Option Expiration Date shall be extended during the pendency of any legal action or proceeding or any other activity the resolution of which would, or which is reasonably intended to satisfy, any of the conditions set forth in Subsection 4(a) of the Option Agreement and if such condition is thereafter satisfied, for a period of fifteen (15) days after the date such conditions are satisfied.

    The respective obligations of 3Com and Primary Access to proceed with any Option Closing under the Option Agreement are subject to the satisfaction of certain conditions prior to the Option Closing, whether or not any prior Option Closing has occurred, including (i) any waiting period(s) under the HSR Act and the rules and regulations thereunder applicable to the purchase of the Subject Option Shares by 3Com and/or the issuance of shares of 3Com Common Stock to Primary Access in payment (in whole or part) of the Per Share Exercise Price for the Subject Option Shares shall have expired or been terminated, (ii) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority, subsequent to the date of the Option Agreement, which prohibits or restricts the effectuation of any of the transactions contemplated by the Option Agreement, or the Reorganization Agreement, and (iii) the representations and warranties of 3Com contained in the Option Agreement shall be true and correct in all material respects as of the date of the Option Agreement, and shall be deemed to have been made again at and as of each such Option Closing and shall then be true and correct in all material respects.

ASSUMPTION OF PRIMARY ACCESS OPTIONS

    At the Effective Date, each Primary Access Option outstanding immediately prior to the Effective Date will be assumed by 3Com and converted into a 3Com Option to purchase that number of shares of 3Com Common Stock which equals the Exchange Ratio multiplied by the number of shares of Primary Access Common Stock purchasable under the Primary Access Option immediately prior to the Effective Date, with the resulting number of shares rounded up to the nearest whole number. The exercise price per share of 3Com Common Stock purchasable under each such 3Com Option will be equal to the exercise price of the Primary Access Option (per share of Primary Access Common Stock) divided by the Exchange Ratio (with the resulting amount rounded up to the nearest whole cent). At the Record Date, there were outstanding Primary Access Options to purchase up to 1,971,198 shares of Primary Access Common Stock.

    Each optionee who is an employee of Primary Access on the Effective Date will be credited for continuous employment with Primary Access, whether occurring before or after the Effective Date, for purposes of determining the number of shares subject to exercise, vesting or repurchase after the Effective Date.

    After the Effective Date, 3Com will issue to each holder of an outstanding Primary Access Option a document evidencing the assumption of such Primary Access Option by 3Com. No fractional shares of 3Com Common Stock will be issued in connection with the exercise of 3Com Options. All fractional shares which would otherwise be issuable will be rounded up to the next full share. All of the other terms of each 3Com Option including, without limitation, the vesting period, will remain the same as the corresponding assumed Primary Access Option. The holders of Primary Access Options are urged to consult their own tax advisors as to the consequences to them of such assumption.

    As soon as practicable after the Effective Date, 3Com will file a registration statement on Form S-8 or another appropriate form with respect to the shares of 3Com Common Stock subject to such 3Com Options into which Primary Access Options are converted in the Merger to allow holders of such 3Com Options to sell the shares of 3Com Common Stock obtained upon exercise without limitation as to holding period. 3Com will administer the 1988 Primary Access Stock Option Plan, as amended and restated from time to time, assumed by 3Com in a manner that complies with Rule 16b-3 promulgated by the SEC under the Exchange Act.

ASSUMPTION OF PRIMARY ACCESS WARRANTS


    At the Effective Date, each Primary Access Warrant outstanding immediately prior to the Effective Date will be assumed by 3Com and converted into a 3Com Warrant. The 3Com Warrants will continue to be on the terms and conditions set forth in the respective Primary Access Warrants, except that: (i) the 3Com Warrants shall be exercisable for a number of shares of 3Com Common Stock equal to the number of shares of Primary Access Common Stock subject to the Primary Access Warrant immediately prior to the Effective Date multiplied by the Exchange Ratio (with the resulting number of shares of 3Com Common Stock rounded up to the nearest whole number), and (ii) the per share exercise price under each 3Com Warrant shall be an amount equal to the per share exercise price of the Primary Access Warrant immediately prior to the Closing Date divided by the Exchange Ratio (with the resulting amount rounded up to the nearest whole cent). No fractional shares of 3Com Common Stock shall be issued in connection with the 3Com Warrants. All fractional shares which would otherwise be issuable shall be rounded up to the next full share. As of the close of business on the Record Date, there were 117,000 shares of Primary Access Common Stock reserved for issuance upon the exercise of outstanding Primary Access Warrants. The holders of Primary Access Warrants are urged to consult their own tax advisors as to the consequences to them of such assumption and conversion.


ESCROW AND INDEMNIFICATION

    At the Effective Date, 3Com will deposit in escrow certificates representing 10% of the shares of 3Com Common Stock issued to the holders of Primary Access Stock in the Merger, on a pro rata basis. Such Escrow Shares will be registered in the name of and deposited with the Escrow Agent pursuant to the Reorganization Agreement to constitute the Escrow Fund. While the Escrow Shares are held in escrow, each Primary Access shareholder shall have voting rights with respect to the number of Escrow Shares representing its proportionate interest in the Escrow Fund and will retain and be able to exercise all other incidents of ownership of such Escrow Shares which are not inconsistent with the Escrow Agreement. Following the Merger, the Escrow Shares will represent approximately 0.33% of the issued and outstanding 3Com Common Stock.


    The Escrow Fund will be available to indemnify 3Com for any loss (excluding any consequential damages, such as lost profits, in-house costs of investigation and in-house attorneys' fees incurred by 3Com), expense, liability or other damage, including attorneys' fees, to the extent of the amount of such loss, expense, liability or other damage (collectively, "Damages") that 3Com has incurred by reason of (i) the breach by Primary Access of any representation, warranty, covenant or agreement of Primary Access contained in the
Reorganization Agreement, or by reason of any misrepresentation by Primary Access made in or pursuant to Section 3 of the Reorganization Agreement, or (ii) the claims raised in the DataNet Litigation, and for which 3Com has not received reimbursement pursuant to insurance or otherwise. This indemnification obligation will terminate (i) for those items that would be expected to be encountered in 3Com's audit process, upon the date of completion of the first audit of financial statements containing combined operations of 3Com and Primary Access, and (ii) for all other items, after a period of 12 months after the Closing.


    In order to satisfy claims against the Escrow Fund, subject to compliance with the procedures specified in the Escrow Agreement, the Escrow Agent will deliver to 3Com out of the Escrow Fund, Escrow Shares, valued at $61.16 per share (the "Valuation Price"), having a value equal to the Damages for which 3Com is entitled to indemnification. The Escrow Agent will not resell or otherwise liquidate Escrow Shares for purposes of satisfying a claim.



    3Com may not receive any shares from the Escrow Fund unless and until an officer's certificate or certificates of 3Com identifying the aggregate amount of 3Com's Damages has been delivered by 3Com to the Shareholders' Agents and to the Escrow Agent, and then, except as provided in Section 13.13 of the Reorganization Agreement, only to the extent that such aggregate amount exceeds a deductible of $750,000, provided that Damages from the DataNet Litigation
(including legal fees or settlement costs incurred after the date of such agreement) shall not be subject to such threshold and deductible amount. To receive any Escrow Shares, notice of such Damages must be delivered to the Escrow Agent and Shareholders' Agents and such amount as is determined pursuant to Section 13 of the Reorganization Agreement to be payable after application of the $750,000 deductible, if applicable, in which case 3Com shall receive the number of Escrow Shares equal in value to the full amount of Damages (calculated after application of the $750,000 deductible amount, if applicable). In no event shall 3Com receive more than the number of Escrow Shares then remaining in the Escrow Fund at the time of 3Com's claim for Damages, and the maximum liability of all Primary Access shareholders and holders of Primary Access Options under the Reorganization Agreement shall not exceed the forfeiture of the Escrow Shares in the Escrow Fund. Damages shall not include any individual Damage items of $10,000 or less unless such amounts of $10,000 or less exceed $50,000 in the aggregate.



    If the Merger is consummated, claims against the Escrow Fund shall be the exclusive remedy of 3Com for any breaches and misrepresentations and for any claims against any officer, director, shareholder or employee of Primary Access in connection with the Merger (other than for any event of willful fraud by Primary Access), and all items disclosed by Primary Access to 3Com in any disclosure schedule to the Reorganization Agreement and all matters otherwise actually known to 3Com and all of Primary Access' unknown business risks shall be assumed by 3Com, except for any claims arising from the DataNet Litigation or any misrepresentations or willful fraud made by Primary Access. Any claims against the Escrow Fund shall be reduced by the amount of any net tax benefit realized by 3Com in connection with the loss or damage suffered by 3Com which forms the basis of Primary Access's liability.


    The Escrow Fund will remain in existence for 12 months after the Effective Date ("Escrow Period"), provided that the number of Escrow Shares, which, in the reasonable judgment of 3Com, subject  to  the  objection  of  the  Shareholders'  Agents  and  the subsequent arbitration of the matter, are necessary to satisfy any unsatisfied claims specified in any officer's certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to Damages incurred or litigation pending prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. In no event will any amount be retained in the Escrow Fund at the end of the Escrow Period, except as to claims made prior to the end of the Escrow Period that relate to Damages actually incurred or pending litigation. If the DataNet Litigation remains unresolved at the end of the Escrow Period, no more than $3.0 million of the Escrow Fund may be retained in escrow to cover any claim arising from such litigation. Upon the termination of the Escrow Period and subject to the right of the Shareholders' Agents to receive the proceeds from the sale by the Escrow Agent of sufficient Escrow Shares otherwise distributable to any shareholder of Primary Access who fails to reimburse the Shareholders' Agents for his or her pro rata share of the fees and expenses incurred by the Shareholders' Agents in connection with their actions as Shareholders' Agents to equal in value such shareholders' pro rata share of such fees and expenses, the Escrow Agent will release from escrow and distribute to each shareholder of Primary Access a stock certificate representing each shareholder's respective pro rata portion of the Escrow Shares, plus all tax-free dividends paid in stock with respect to Escrow Shares.



    If 3Com makes a claim for indemnification, it will deliver a written notice of such claim to the Escrow Agent and Tench Coxe, Kathryn Gould and William Stensrud, as the Shareholders' Agents of the Primary Access shareholders. If the Shareholders' Agents do not object to such claim within 45 days after delivery of such notice, then the Escrow Agent will release to 3Com from the Escrow Fund, as promptly as practicable, shares of 3Com Common Stock valued at the Valuation Price or other assets held in the Escrow Fund having a value equal to the Damages claimed. If the Shareholders' Agents object to such claim, the Shareholders' Agents and 3Com will first attempt to agree upon the relative rights and obligations of 3Com and the Primary Access shareholders with respect to such claim. If no such agreement can be reached after good faith negotiation, the relative rights and obligations of 3Com and the Primary Access shareholders with respect to such claim will be settled by binding arbitration held in Santa Clara or San Mateo County, California, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration will not be commenced until such amount is ascertained or 3Com and the Shareholders' Agents agree to arbitration.


    The Shareholders' Agents have the discretion to make decisions by majority and take actions on behalf of, and without the consent of, the Primary Access shareholders and such decisions and actions of the Shareholders' Agents will be final, binding and conclusive upon each such Primary Access shareholder. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days prior written notice to 3Com. The Shareholders' Agents will not be personally liable for making such decisions or taking such actions if the Shareholders' Agents act in good faith and in a manner not constituting gross negligence. The Escrow Agent and 3Com will be relieved from any liability to any person for any acts done by them without gross negligence or wilful misconduct in accordance with any decisions or actions of the Shareholders' Agents.

    If any proceeding is commenced, or if any claim is asserted, in respect of which a claim for indemnification is made against the Escrow Fund based on any matters other than (i) the intellectual property of Primary Access, or (ii) claims made by customers of 3Com or Primary Access, the Shareholders' Agents may, at their option, elect to defend any such action, proceeding, claim, demand or assessment with counsel of their own choosing; provided, however, that if 3Com shall reasonably object to such control the Shareholders' Agents and 3Com shall cooperate in the contesting and defense of such matter; provided, however, that the Shareholders' Agents shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of 3Com, which consent shall not be unreasonably withheld. In connection with the DataNet Litigation, the Shareholders' Agents will have sole control of the defense of such matter and discretion to admit any liability with respect thereto or settle the same without the prior written consent of 3Com, except if any payment is required other than from the Escrow Fund, in which case the prior written consent of 3Com shall be required. All fees and expenses and any settlement, judgment or any other payment of any kind made by Primary Access or by the Shareholders' Agents in connection with the defense of the DataNet Litigation will be paid by 3Com. After payment of such fees and expenses and any settlement, judgment or other payment, the Escrow Agent will release to 3Com the number of Escrow Shares from the Escrow Fund equal to the value of such fees and expenses and any settlement, judgment or other payment. With respect to a claim for indemnification based on matters relating to the intellectual property of Primary Access, or customers of 3Com or Primary Access, 3Com will have the option to defend any such action, proceeding or claim with counsel of its own choosing; provided, however, that 3Com shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Shareholders' Agents, which consent shall not be unreasonably withheld. The Shareholders' Agents or 3Com, whichever is not controlling the defense of any matter, shall be entitled, at its or their expense, to participate in such defense.

    In the event that 3Com arrives at a good faith and reasonable belief that there has been a breach by Primary Access with respect to a certain representation regarding intellectual property matters, and that a claim regarding such matters is likely to be filed in the foreseeable future by a person related directly to such representation, 3Com shall, before taking any action with respect thereto, consult with the Shareholders' Agents regarding such matter and the reasonable measures to pursue to resolve such matter. Provided that either the Shareholders' Agents agree that there has been a breach of such representation and that 3Com has been or is reasonably likely to be damaged as a result thereof (or in the absence of such agreement and the submission of the matter to arbitration, that the arbitrator so finds), then, and only then, 3Com may communicate directly or through a representative with such person. If Damages are actually incurred by 3Com in connection with a person so contacted within one year of Closing or are the subject of litigation pending at the end of one year from the date of Closing, then the provisions of the Reorganization Agreement regarding the $750,000 deductible notwithstanding, 3Com may receive Escrow Shares to the extent that the aggregate amount of Damages with respect to each separate such matter exceeds $50,000 and then only to the extent of one-half of the Damages in excess of $50,000 for each such matter. If 3Com takes action to precipitate Damages with respect to the matters described in this paragraph without having followed this procedure, no Escrow Shares shall be delivered from the Escrow Fund with respect to such Damages.

CONDUCT OF THE BUSINESS OF THE COMBINED COMPANIES FOLLOWING THE MERGER

    Once the Merger is consummated, Sub will cease to exist as a corporation, and all of the business, assets, liabilities and obligations of Sub will be merged into Primary Access with Primary Access remaining as the surviving corporation.

    Pursuant to the Reorganization Agreement, the form of Articles of Incorporation and form of Bylaws of Sub, as in effect immediately prior to the Effective Date, will become the form of Articles of Incorporation and form of Bylaws of the surviving corporation. The directors and officers of Sub in office immediately prior to the Effective Date will be the directors and officers of the surviving corporation. See "Information Concerning 3Com -- Management."

EMPLOYEE BENEFITS

    3Com has agreed to adopt a policy applicable to all Primary Access employees who were hired prior to the date of execution of the Reorganization Agreement in order to provide certain protections against certain terminations within a year of the Merger. The policy will provide that in the event of termination other than "for cause" as defined in the policy, employees would receive either 3 or 6 months salary and accelerated vesting of any 3Com Options issued in exchange for Primary Access Options.

    3Com has agreed that for a period of one year from the Closing, it shall not modify or terminate the (i) salaries, (ii) benefits or (iii) bonus plans of Primary Access in existence prior to the date of the Reorganization Agreement or otherwise make only 3Com's salaries, benefits or bonus plans available to Primary Access' continuing employees, unless 3Com's proposed salaries, benefits or bonus plans are better than the salaries, benefits or bonus plans such employees enjoyed prior to the date of the Reorganization Agreement, as determined by the management of Primary Access. At such time as 3Com determines to transfer benefits offered to Primary Access, 3Com agrees to the extent it is legally and contractually able to do so to waive any probationary or waiting periods for participation in such benefit programs.

INDEMNIFICATION OF PRIMARY ACCESS DIRECTORS AND OFFICERS

    For a period of seven years from the Closing, 3Com shall (i) continue to provide to all officers and directors of Primary Access who held such positions with Primary Access prior to the date of the Reorganization Agreement the same rights to indemnification which were available to such officers and directors under the charter documents of Primary Access in existence prior to the date of the Reorganization Agreement, (ii) not to terminate or alter any indemnification agreement in existence prior to the date of the Reorganization Agreement, and
(iii) to perform its obligations thereunder or exercise any discretionary authority thereunder, to the fullest extent permissible by law to provide each officer and director with all rights to indemnification available thereunder. If 3Com takes any action which impairs the ability of Primary Access to fulfill its indemnification obligations with respect to acts or omissions prior to the Closing under its charter documents or any indemnification agreements to which it is a party, 3Com shall assume Primary Access' indemnification obligations under such charter documents and/or indemnification agreements directly.

CONDUCT OF PRIMARY ACCESS' AND 3COM'S BUSINESSES PRIOR TO THE MERGER

    Under the Reorganization Agreement, Primary Access has agreed that it will use its Best Efforts (as defined below) to satisfy or cause to be satisfied all conditions precedent set forth in Section 10 of the Reorganization Agreement, to cause the Merger to occur, and, without limiting the generality of the foregoing, to obtain any and all consents necessary for the assumption of specified material contracts. Primary Access will advise 3Com promptly in writing of any events occurring subsequent to the date of the Reorganization Agreement which would render any representation or warranty of Primary Access contained in the Reorganization Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material and adverse respect. Primary Access has also agreed to provide to 3Com and its agents free access to information relating to Primary Access. "Best Efforts" is defined in the Reorganization Agreement as the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under the Reorganization Agreement does not require the person subject to that obligation to take actions that would result in a material adverse change in the benefits to such person of the Reorganization Agreement.

    Primary Access has also agreed that, until the Closing, it will continue to conduct its business and maintain its business relationships in the ordinary and usual course of business. Among other limitations relating to the conduct of its business, Primary Access has agreed that it will not, except as disclosed to 3Com in the disclosure schedule delivered by Primary Access to 3Com or without 3Com's prior written consent: a) borrow any money which exceeds in the aggregate $500,000; b) incur or commit to incur any capital expenditures in excess of $500,000 in the aggregate or as to any individual matter in excess of $100,000;
c) lease, license, sell, transfer or encumber or permit to be encumbered any asset, intellectual property right or other property associated with the business of Primary Access (including sales or transfers to affiliates of Primary Access), except for sales of inventory in the usual and ordinary course of business and except for cash applied in payment of Primary Access' liabilities in the usual and ordinary course of its business; d) dispose of any of its assets, except inventory in the regular and ordinary course of business;
e) enter into any lease or contract for the purchase or sale of any property, real or personal except in the ordinary course of business; f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of the Reorganization Agreement, subject only to ordinary wear and tear; g) pay any bonus, increased salary, or special remuneration to any officer or employee, including any amounts for accrued but unpaid salary or bonuses (other than amounts not in excess of normal payments made on a regular basis); h) change accounting methods; i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital, or redeem or otherwise acquire any of its capital stock; j) amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business; k) loan any amount to any person or entity, or guaranty or act as a surety for any obligation; l) waive or release any right or claim, except in the ordinary course of business; m) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock; n) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities; o) merge, consolidate or reorganize with any entity; p) amend its Articles of Incorporation or Bylaws; q) make or change any election, change any annual accounting period, adopt or change any accounting method, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment relating to Primary Access, surrender any right to claim refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Primary Access, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the tax liability of Primary Access or 3Com; r) do anything that is not contemplated in the Reorganization Agreement or that would cause there to be material adverse changes in the Primary Access unaudited balance sheet as of January 1, 1995 and statements of operations, shareholders' equity and cash flow for the period then-ended and the audited balance sheet as of October 2, 1994 and statements of operations, shareholders' equity and cash flow for the period then ended previously delivered to 3Com by Primary Access (collectively, "Primary Access Financial Statements") (with such Primary Access Financial Statements analyzed as if they had been prepared according to GAAP, and including but not limited to cash distributions or material decreases in the net assets of Primary Access), except as would occur in the ordinary course of Primary Access' business, between the date of the Primary Access Financial Statements and the Closing Date; or s) agree to do any of the things described in the preceding clauses (a) through (r).

    Between the date of the Reorganization Agreement and June 30, 1995 (subject to extension upon mutual agreement), or such earlier date as 3Com and Primary Access mutually agree to discontinue discussions of the Merger, Primary Access will not (and it will use its best efforts to assure that its officers, directors, employees, agents and affiliates do not on its behalf) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than discussions with 3Com) regarding any acquisition of Primary Access, any merger or consolidation with or involving Primary Access, or any acquisition of any material portion of the stock or assets of Primary Access. Primary Access shall discontinue, and instruct its agents to discontinue, any preparation for a public offering, including but not limited to consulting in any manner with its advisors regarding such an offering. Primary Access agrees that any such negotiations in progress as of the date of the Reorganization Agreement will be terminated or suspended during such period. In no event will Primary Access solicit or enter into an agreement concerning any such third party transaction. If between the date of the Reorganization Agreement and the termination of the Reorganization Agreement, Primary Access receives from a third party any offer or indication of interest regarding any of the transactions referred to above, or any request for information regarding any of such transactions, Primary Access shall (i) notify 3Com immediately of such offer, indication of interest or request, including the full terms of any proposal therein, (ii) notify such third party of Primary Access' obligations under the Reorganization Agreement and (iii) reject any offer so received.

    Except as specifically provided in the Reorganization Agreement and subject to the provisions regarding the calculation of the Exchange Ratio, until the Closing, all risk of loss, damage or destruction to Primary Access' assets shall be borne by Primary Access.

    3Com has agreed that it will: a) promptly advise Primary Access in writing of any event occurring subsequent to the date of Reorganization Agreement which would render any representation or warranty of 3Com or Sub contained in the Reorganization Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect; b) reserve for issuance, out of its authorized but unissued capital stock, the maximum number of shares of 3Com Common Stock as may be issuable upon consummation of the Merger; c) use its Best Efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Section 9 of the Reorganization Agreement, and 3Com and Sub will use their Best Efforts to cause the Merger to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated by the Reorganization Agreement; and d) cause the shares of 3Com Common Stock issuable in the Merger to holders of Primary Access Stock to be authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

    3Com and Primary Access have further agreed that: a) each party shall keep confidential all Confidential Information (as defined in the Reorganization Agreement) received by it from or relating to the other party; b) Primary Access will discontinue any preparation for a public offering of Primary Access Stock;
c) subject to the terms and conditions of the Reorganization Agreement, Primary Access and 3Com shall use their Best Efforts to (i) make all necessary filings with respect to the Merger and the Reorganization Agreement under the HSR Act, the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and obtain required approvals and clearances with respect thereto and shall supply all additional information requested in connection therewith; (ii) make merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of the Reorganization Agreement and the consummation of the Merger; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, but no later than June 30, 1995, the transactions contemplated by the Reorganization Agreement; d) 3Com and Primary Access shall each use its Best Efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests; e) each of 3Com and Primary Access shall use its Best Efforts (i) to cause its respective affiliates not to take any action that would adversely affect the ability of Sub or 3Com to account for the business combination to be effected by the Merger as a pooling of interests and (ii) to cause its respective affiliates to sign and deliver to Sub a customary "Affiliates Agreement" in form and substance agreed upon by 3Com and Primary Access; and f) Primary Access will cooperate with 3Com to effectuate the transactions contemplated by the Reorganization Agreement and to fulfill the conditions to close.

CONDITIONS TO THE MERGER

    The respective obligations of Primary Access and 3Com to effect the Merger are subject to the following conditions, among others: a) the Reorganization Agreement and the Agreement of Merger shall have been approved by the board of directors and the shareholders of Primary Access in accordance with applicable laws and regulatory requirements and the issuance of shares of 3Com Common Stock shall have been approved by the shareholders of 3Com if required by applicable law or by any requirement of the National Association of Securities Dealers; b) the Reorganization Agreement and the Agreement of Merger shall have been duly and validly approved and authorized by the board of directors of 3Com and Sub, respectively, and the shareholder of Sub; c) shareholders of Primary Access holding no more than 8% of the outstanding shares of Primary Access Stock shall, or might be able to perfect, dissenters' rights in connection with the Merger;
d) the Registration Statement shall have become effective and shall not be the subject of a stop order or proceedings; e) on and as of the Closing, no litigation or proceeding shall be threatened or pending against Primary

Access or 3Com for the purpose or with the probable effect (in the reasonable opinion of 3Com's counsel and Primary Access' counsel) (other than the DataNet Litigation) of enjoining or preventing the consummation of any of the transactions contemplated by Reorganization Agreement, or which would have a material adverse effect on the business, liabilities, income, property, operations or prospects of Primary Access subsequent to the Closing, and no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator shall be outstanding against Primary Access; f) William Stensrud and James Dunn shall have entered into non-compete and non-solicitation agreements, substantially in the form satisfactory to 3Com Corporation; g) there shall not have been any material adverse changes in the financial condition, results of operations, assets liabilities, business or prospects of Primary Access since the date of the Reorganization Agreement; h) 3Com shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by 3Com's legal counsel to provide for the continuation in full force and effect or assignment or termination of any and all contracts and leases of Primary Access; i) at least 90% of the employees of Primary Access employed on the date of Reorganization Agreement shall remain employed by Primary Access, and there shall have been no resignations or other statements by employees of Primary Access expressing an intention to terminate employment with 3Com or Primary Access following the Closing in numbers inconsistent with the foregoing (excluding for all such purposes persons previously disclosed to 3Com); j) there shall have been obtained at or prior to the date of Closing such permits or authorizations and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions proposed to be taken in the Reorganization Agreement; k) Brobeck, Phleger & Harrison, counsel to Primary Access, and Gray Cary Ware & Freidenrich, counsel to 3Com, to the extent that either of such counsel can render such opinion, shall have rendered an opinion to the effect that, when the Merger is consummated in accordance with the terms of the Reorganization Agreement, for Federal income tax purposes it will be treated as a reorganization within the meaning of Section 368(a) of the Code; l) the representations and warranties set forth in the Reorganization Agreement, as to 3Com shall be true and correct when made and, as to Primary Access, shall be true on the Closing with the same force and effect as if they had been made on the Closing, provided that Primary Access has the right to provide 3Com with one or more supplements to its initial disclosure schedule prior to the Closing, and Primary Access shall use its Best Efforts to provide any such supplements at the earliest possible date prior to Closing; m) the performance and compliance in all material respects of all covenants and obligations of the other party required to be performed under the Reorganization Agreement; n) the Closing shall occur on or before June 30, 1995 or such later date as the parties may mutually agree; o) 3Com and Primary Access shall each have received an opinion from counsel for the other party regarding certain matters; and p) the shares of 3Com Common Stock issuable in the Merger shall have been approved for listing on the Nasdaq National Market. In addition, it is a condition to the obligation of Primary Access to effect the Merger that any dispute regarding the amount, if any, of the Adjustment shall have been resolved and it is a condition to the obligation of 3Com to effect the Merger that Primary Access and its shareholders shall not have taken any action after the date of the Reorganization Agreement, which in the reasonable opinion of Deloitte & Touche LLP would prevent the Merger being accounted for as a pooling of interests. Any party may waive a condition to its respective obligations to consummate the Merger, in a writing signed by such party, although none of the parties presently intends to waive any such condition.


    The Amendment, which 3Com, Sub and Primary Access entered into for the purpose of fixing and establishing the Exchange Ratio, contains an additional condition to the obligation of Primary Access to consummate the Merger. In the event that the average of the closing sale prices of 3Com Common Stock reported in THE WALL STREET JOURNAL, on the basis of information provided by the Nasdaq National Market, for the 10 trading days immediately preceding (but not including) the Closing Date (the "Average Price") is less than $61.16, Primary Access shall not be obligated to consummate the Merger on the basis of the agreed-upon Exchange Ratio and shall have the right, upon written notice to 3Com, to cancel and terminate the Amendment, with the effect that the parties' respective rights and obligations shall be as set forth in the Reorganization Agreement as in effect immediately before the effectiveness of the Amendment. In such event, the parties will confer, in good faith, in an attempt to consummate the Merger on the basis of an Exchange Ratio calculated by dividing $170,000,000 by the Average Price and dividing such quotient by the total number of issued and outstanding shares of Primary Access Common Stock (on a fully-diluted basis) immediately prior to the Effective Date, subject to such modifications of such formula as may be required to comply with any applicable laws or governmental regulations, and shall promptly resolicit the consent of the Primary Access shareholders to the consummation of the Merger on such revised terms.


TERMINATION OR AMENDMENT OF REORGANIZATION AGREEMENT

    The Reorganization Agreement may be terminated at any time prior to the Closing by the mutual written consent of 3Com, Sub and Primary Access. The Reorganization Agreement may also be terminated and abandoned (a) by 3Com if any of the conditions precedent to 3Com's obligations pursuant to Section 10 of the Reorganization shall not have been fulfilled at and as of the Closing and 3Com has not misrepresented or breached any of its warranties or covenants under the Reorganization Agreement; or (b) by Primary Access if any of the conditions precedent to Primary Access' obligations pursuant to Section 9 of the Reorganization Agreement shall not have been fulfilled at and as of the Closing and Primary Access has not misrepresented or breached any of its warranties or covenants under the Reorganization Agreement.

    If 3Com or Sub fails to consummate the Merger by June 30, 1995 or because any one of the closing conditions in Section 10 of the Reorganization Agreement were not satisfied, 3Com shall reimburse Primary Access for any reasonable legal and accounting expenses specifically incurred by Primary Access in connection with the Reorganization Agreement (but excluding any expenses incurred by Primary Access in connection with Primary Access' contemplated initial public offering) in an aggregate amount of up to $250,000. Notwithstanding the foregoing, 3Com shall have no obligation to reimburse Primary Access for such expenses if the Merger is not consummated because of the failure of Primary Access to satisfy the condition that the representations and warranties of Primary Access contained in the Reorganization Agreement be true on and as of the Closing, due to 3Com's discovery of or Primary Access' providing notice to 3Com of exceptions to Primary Access' representations and warranties in addition to the exceptions provided by Primary Access to 3Com prior to or on the date of the Reorganization Agreement.

    In the event the Reorganization Agreement is terminated by either Primary Access or 3Com as described above, each party shall continue to abide by the provisions of the Mutual Nondisclosure Agreement between 3Com and Primary Access entered into as of September 8, 1994.

    Neither  Primary  Access  nor  3Com  is  limited  to  the  termination right described above in the event that any condition to such party's closing obligations is not fulfilled, but may, in the alternative, elect to do one of the following: (a) proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the transactions contemplated by the Reorganization Agreement shall be deemed a waiver of any misrepresentation or breach of warranty or covenant and of any party's rights and remedies with respect thereto (except for the remedies provided in the indemnification and escrow provisions of the Reorganization Agreement) to the extent that the other party shall have actual knowledge of such misrepresentation or breach and the Closing shall nonetheless take place; or (b) decline to close, terminate the Reorganization Agreement as provided above, and thereafter seek damages to the extent permitted by the Reorganization Agreement as described below.

    If the Reorganization Agreement is terminated pursuant to the provisions described above, neither party shall have any claim against the other except for fees, if any, payable under Section 12.2 of the Reorganization Agreement, except if the circumstances giving rise to such termination were caused by the other party's willful failure to comply with a material covenant contained in the Reorganization Agreement, in which event termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party, and said party shall be entitled to recover its costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys' fees).

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    Based upon the advice of counsel who are providing the tax opinions described below, 3Com and Primary Access believe the following discussion correctly summarizes certain of the federal income tax considerations of the Merger that are generally applicable to 3Com, Sub, Primary Access and holders of Primary Access Stock. This discussion does not deal with all federal income tax considerations that may be relevant to particular Primary Access shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, foreign persons or shareholders who acquired their shares in connection with stock option plans or in other compensatory transactions. In addition, the following discussion generally does not address the tax consequences of other transactions effectuated prior to, at the time of or after the Merger (whether or not such transactions are in connection with the Merger) including, without limitation, the exercise of options, warrants or similar rights to purchase stock, the release of 3Com Common Stock to 3Com from the Escrow Fund, or the exchange, assumption or substitution of options, warrants or similar rights to purchase Primary Access Stock for rights to purchase 3Com Common Stock. Furthermore, no foreign, state or local tax considerations are addressed herein. This discussion is based on legal authorities in existence as of the date hereof. No assurances can be given that future legislation, regulations, administrative pronouncements or court decisions will not significantly change the law and materially affect the conclusions expressed herein. Any such change, even though made after consummation of the Merger, could be applied retroactively. ACCORDINGLY, ALL PRIMARY ACCESS SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

    Subject to the limitations and qualifications described herein, the Merger should qualify as a reorganization within the meaning of the Code, and the following tax consequences should generally result:

        (a) No gain or loss should be recognized by holders of Primary Access Stock upon their receipt in the Merger of 3Com Common Stock (except to the extent of cash received in lieu of a fractional share thereof) in exchange therefor;

        (b) The aggregate tax basis of the 3Com Common Stock received in the Merger (including any fractional share that is treated as issued and sold pursuant to paragraph (d) below) should be the same as the aggregate tax basis of Primary Access Stock surrendered in exchange therefor;

        (c) The holding period of the 3Com Common Stock received in the Merger should include the period for which the Primary Access Stock surrendered in exchange therefor was held, provided that the Primary Access Stock is held as a capital asset at the Effective Date;

        (d) The Primary Access shareholders will be treated as the owners of the shares of 3Com Common Stock which will be held in the escrow as of the date of the Merger and their adjusted basis and holding period for such shares will be determined in the same manner as for all other shares of 3Com Common Stock received in the Merger. The Primary Access shareholders will not recognize any gain when escrowed shares are released to them from the escrow. In addition, the return of escrowed shares to 3Com pursuant to the terms of the escrow agreement will not be a taxable event. In such case, the basis initially allocated to the escrowed shares will be reallocated amongst all other shares of 3Com Common Stock received by the Primary Access shareholders in the Merger.

        (e) Cash received by a Primary Access shareholder in lieu of a fractional share of 3Com Common Stock should be treated as received for a fractional share of 3Com Common Stock that had been issued in the Merger and then sold by such Primary Access shareholder. A Primary

    Access shareholder receiving such cash should generally recognize gain or loss upon such payment equal to the difference (if any) between such shareholder's basis in the fractional share and the amount of cash received. Such gain or loss should be a capital gain or loss if, at the Effective Date, the Primary Access Stock is held as a capital asset;

        (f) A shareholder who exercises appraisal rights with respect to a share of Primary Access Stock and receives payment for such share in cash will generally recognize capital gain or capital loss (if such share was held as a capital asset at the Effective Date), measured by the difference between the holder's basis in such share and the amount of cash received, provided, however, the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively a "Dividend Equivalent Transaction"). A sale of shares pursuant to an exercise of appraisal rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the shareholder exercising appraisal rights owns no shares of 3Com Common Stock (either actually or constructively within the meaning of Section 318 of the Code); and

        (g) Neither 3Com, Primary Access nor Sub should recognize gain or loss solely as a result of the Merger.

    The parties are not requesting a ruling from the Internal Revenue Service ("IRS") regarding the consequences of the Merger. 3Com and Primary Access shall each receive an opinion of Gray Cary Ware & Freidenrich and Brobeck, Phleger & Harrison (upon which the Primary Access shareholders may also rely) to the effect that the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code. Such opinions (collectively the "Tax Opinions") neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, this discussion and the Tax Opinions will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations and warranties made by 3Com, Sub, Primary Access and certain shareholders of Primary Access.

    Of particular importance, the above discussion and the Tax Opinions will be based on certain assumptions, representations and warranties relating to the satisfaction of the "continuity of interest" requirement for reorganization treatment. To satisfy the continuity of interest requirement, Primary Access shareholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their Primary Access Stock in anticipation of the Merger or (ii) the 3Com Common Stock to be received in the Merger (collectively "Planned Dispositions"), such that the Primary Access shareholders, as a group, would no longer have a meaningful continuing equity interest in 3Com after the Merger. Planned Dispositions include, among other things, disposition of shares pursuant to the exercise of dissenters' rights.

    Irrespective of the reorganization status of the Merger, a recipient of shares of 3Com Common Stock would recognize income or gain to the extent such shares were considered to be received in exchange for services or property other than solely Primary Access Stock. Gain would also be recognized to the extent a Primary Access shareholder was treated as receiving (directly or indirectly) consideration other than 3Com Common Stock in exchange for his Primary Access Stock.

    A successful IRS challenge to the reorganization status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in a Primary Access shareholder recognizing gain or loss with respect to each share of Primary Access Stock equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Date, of the 3Com Common Stock received in exchange therefor. A shareholder's aggregate basis in the 3Com Common Stock so received would equal its fair market value and his holding period for such stock would begin the day after the Merger.

AFFILIATES AGREEMENTS

    The shares of 3Com Common Stock to be issued in the Merger have been registered under the Securities Act by a Registration Statement on Form S-4, thereby allowing such securities to be traded without restriction by all former holders of Primary Access Common Stock who are not deemed to be "affiliates" (as such term is defined for purposes of Rule 145 under the Securities Act) of Primary Access at the time the transaction is submitted for a vote to the Primary Access shareholders and do not become affiliates (as such term is defined for purposes of Rule 145 under the Securities Act) of 3Com. Primary Access shareholders who may be deemed to be affiliates of Primary Access or 3Com will be so advised prior to the Effective Date.

    Pursuant to the terms of the Affiliates Agreement, each affiliate of Primary Access will agree not to make any sale of 3Com Common Stock received upon consummation of the Merger in violation of the Securities Act or the rules and regulations promulgated thereunder. Generally this will require that such sales be made in accordance with Rule 145(d) under the Securities Act promulgated by the SEC, which in turn requires that, for specified periods, such sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act. The volume limitations should not pose any material limitations on any Primary Access shareholder who owns less than 1% of 3Com's outstanding Common Stock after the Merger, unless, pursuant to Rule 144, such shareholder's shares are required to be aggregated with those of another shareholder.

    In addition, each affiliate of Primary Access has agreed (i) not to sell, exchange, transfer, pledge, dispose of or otherwise reduce his risk relative to shares of Primary Access Stock owned by such affiliate for 30 days prior to the Effective Date; (ii) not to sell, exchange, transfer, pledge, dispose or otherwise reduce his risk relative to 3Com Common Stock until such time as financial results covering at least 30 days of the combined operations of 3Com and Primary Access after the Effective Date have been filed with the SEC or published by 3Com; and (iii) not to offer, sell, exchange, transfer, pledge or otherwise dispose of any 3Com Common Stock except as permitted by Rule 145 promulgated under the Securities Act by the SEC or pursuant to a registration statement under, or an exemption from, the Securities Act.

    Each affiliate of 3Com has signed an Affiliates Agreement pursuant to which such affiliate has agreed not to sell, exchange, transfer, pledge, dispose of or otherwise reduce his risk relative to the 3Com Common Stock during the period beginning 30 days prior to consummation of the Merger until such time as financial results covering at least 30 days of the combined operations of 3Com and Primary Access after the Effective Date have been filed with the SEC or published by 3Com.

GOVERNMENTAL AND REGULATORY APPROVALS

    3Com and Primary Access are aware of no governmental or regulatory approvals required for consummation of the Merger, other than registration of the shares of 3Com Common Stock that are issuable in the Merger pursuant to the Securities Act and compliance with applicable securities and "blue sky" laws of the various states. The Merger is also subject to the HSR Act, and the regulations thereunder, which provide that certain acquisition transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division (the "Antitrust Division") and the Federal Trade Commission (the "FTC"), and certain waiting period requirements have ben satisfied. 3Com and Primary Access have filed the required information with the Antitrust Division and the FTC, and have obtained early termination of the applicable waiting period. Termination of the waiting period does not preclude the Antitrust Division, the FTC or any other party from challenging or seeking to delay or enjoin the Merger on antitrust or other grounds. There can be no assurance that any such challenge, if made, would not be successful; however, neither 3Com nor Primary Access believes that the Merger will violate the antitrust laws. Any such action taken or threatened prior to the Effective Date could relieve 3Com or Primary Access of their respective obligations under the Reorganization Agreement to consummate the Merger.

NON-COMPETE AND SEVERANCE AGREEMENTS

    William Stensrud, President, Chief Executive Officer, director and a principal shareholder of Primary Access, and James Dunn, Chief Technical Officer, Vice President, Advanced Development, director and a principal shareholder of Primary Access, will execute non-compete and severance agreements with 3Com prior to the Closing which provide that for a period of two years from the Effective Date, and for so long as such officer is employed by or serves as a consultant to 3Com, he will not directly or indirectly: (i) participate in the ownership, management, operation, sales or control of, or be connected in any manner with any business that competes with the business of Primary Access; (ii) solicit employees of 3Com for the purpose of recruitment; nor (iii) disclose or use any confidential information of 3Com. The non-compete and severance agreements also include a severance provision which provides that if the officer is terminated, other than "for cause", within the above two year period, such officer shall be entitled to a severance payment equal to six (6) months salary and the immediate vesting of all unexpired Primary Access stock options then held by the officer. For purposes of these agreements, "3Com" refers to 3Com and its majority owned direct and indirect subsidiaries.

ACCOUNTING TREATMENT

    The Merger is expected to meet all of the conditions for treatment as a pooling of interests for accounting purposes. Prior to the execution of the Reorganization Agreement, 3Com and Primary Access each received from Deloitte & Touche LLP and KPMG Peat Marwick LLP, their respective independent accountants, determination letters to the effect that they know of nothing that would prohibit the Merger from being treated as a pooling of interests transaction for accounting purposes.

    Under the pooling of interests method of accounting, 3Com's prior period consolidated financial statements will be restated to include Primary Access on a combined basis, with all significant intercompany accounts being eliminated and all expenses relating to the combination being deducted from combined income for the period during which such expenses are incurred.

DISSENTERS' RIGHTS

    THE FOLLOWING SUMMARY OF APPRAISAL RIGHTS UNDER CALIFORNIA LAW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW, THE COMPLETE TEXT OF WHICH IS ATTACHED HERETO AS APPENDIX B.

    FAILURE TO STRICTLY FOLLOW THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW MAY RESULT IN THE LOSS, TERMINATION OR WAIVER OF APPRAISAL RIGHTS. A PRIMARY ACCESS SHAREHOLDER WHO SIGNS A CONSENT APPROVING AND AUTHORIZING THE REORGANIZATION AGREEMENTS OR WHO RETURNS A BLANK EXECUTED PROXY WILL NOT HAVE A RIGHT TO DISSENT FROM THE REORGANIZATION AGREEMENT.

    Under the CGCL each Primary Access shareholder as of the Record Date is entitled to demand and receive payment of the fair value of all or any portion of such holder's shares of Primary Access Stock pursuant to Chapter 13 of the CGCL owned by such holder if the Merger is consummated. The fair value of such shares is determined as of March 21, 1995, the last trading day before the first announcement of the terms of the Merger. Any Primary Access shareholder who elects to perfect such holder's dissenters' rights and demands payment of the fair value of such holder's shares of Primary Access Stock must strictly comply with Chapter 13 of the CGCL. The following summary does not purport to be complete and is qualified in its entirety by reference to Chapter 13 of the CGCL, the text of which is attached as APPENDIX B and is incorporated hereby reference. Any holder of shares of Primary Access Stock considering demanding dissenters' rights is advised to consult legal counsel. Dissenting rights will not be available unless and until the Merger (or a similar business combination) is consummated. To perfect the right to dissent and receive the fair value of such holder's shares, the shareholder must neither vote for the Merger nor return an executed Consent that is left blank. A dissenting shareholder must either vote against the Merger or abstain from voting. A Consent returned without voting instructions will be voted in favor of the Merger and as a result such Primary Access shareholder will lose such holder's dissenters' rights.

    Within 10 days after the date of approval of the Merger, Primary Access will mail to each Primary Access shareholder who did not vote for the Merger notice (the "Notice") of the approval of the merger by the Primary Access shareholders, accompanied by a copy of Sections 1300-1304 of the CGCL. The Notice shall also state the price determined by Primary Access to be the fair market value of the Dissenting Shares and a brief description of the procedure to be followed by a shareholder who elects to dissent.

    Any dissenting Primary Access shareholder who desires that Primary Access purchase his shares of Primary Access Stock must make written demand upon Primary Access for the purchase of such shares. The demand must be made no later than 30 days after the Notice was mailed to the shareholder. The Primary Access shareholder's demand must state the number and class of shares held of record by the Primary Access shareholder which the shareholder demands that Primary Access purchase, as well as a statement by the Primary Access shareholder as to what such holder thinks the fair market value of such share was as of the day prior to the announcement of the Merger. The statements of fair market value constitutes an offer by the Primary Access shareholder to sell the shares at such price. Neither voting against, abstaining from voting nor failing to vote on the Merger constitutes such written demand.

    Within the same 30-day period following the mailing of the Notice, the dissenting shareholder must submit to Primary Access for endorsement certificates for any shares which the Primary Access shareholder demands Primary Access purchase. If Primary Access and the Primary Access shareholder agree upon the price of the Dissenting Shares, the dissenting Primary Access shareholder is entitled to the agreed price with interest at the legal rate on judgments from the date of such agreement. Payment must be made within 30 days of the later of the date of the agreement between the Primary Access shareholder and Primary Access or the date the contractual conditions to the Merger are satisfied.

    If Primary Access and the shareholder cannot agree as to the fair market value or as to the fact that such shares are Dissenting Shares, such Primary Access shareholder may file within six months of the date of mailing of the Notice a complaint with the California Superior Court for the County of San Diego demanding judicial determination of such matters. Primary Access will then be required to make any payments in accordance with such judicial determination. If the complaint is not filed within the specified six-month period, the Primary Access shareholder's rights as a dissenter are lost.

    Dissenting shares lose their status as such if (i) Primary Access abandons the Merger; (ii) the shares are transferred or are surrendered for conversion into shares of another class; (iii) the Primary Access shareholder and Primary Access do not agree as to the fair market value of such shares and a complaint is not filed within six months of the date of the Notice was mailed; or (iv) the dissenting Primary Access shareholder withdraws, with the consent of Primary Access, his demand for purchase of the dissenting shares.

    At the Effective Date, the shares of Primary Access held by a Primary Access shareholder exercising his dissenters' rights will be canceled, and such shareholder will be entitled to no further rights except the right to receive payment of the fair value of such holder's shares of Primary Access Stock. However, if the Primary Access shareholder fails to perfect or withdraws or loses such holder's rights as a dissenter with respect to such holder's shares of Primary Access Stock, such holder's shares of Primary Access Stock will be exchanged for 3Com Common Stock as provided in the Reorganization Agreement.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined financial statements give effect to the proposed Merger of 3Com and Primary Access and the merger of 3Com and Sonix on a pooling of interests basis. Under this method of accounting, the historical book values of the assets, liabilities and shareholders' equity of Primary Access and Sonix, as reported in their respective balance sheets, will be carried over and combined with the consolidated balance sheet of 3Com and no goodwill or other intangible assets will be recorded. 3Com will include in its consolidated statement of operations the results of operations for Primary Access and Sonix for the entire fiscal year in which the mergers occur and will combine and restate its results of operations for prior periods to include the reported results of operations of Primary Access and Sonix for prior periods. The pro forma combined balance sheets assume that the mergers took place on February 28, 1995 and combine 3Com's February 28, 1995 unaudited consolidated balance sheet with Primary Access' April 2, 1995 unaudited balance sheet and Sonix' December 31, 1994 unaudited balance sheet. The pro forma combined statements of operations assume that the mergers took place as of the beginning of the periods presented and combine 3Com's consolidated results of operations for the nine months ended February 28, 1995 and for the years ended May 31, 1994, 1993 and 1992 with Primary Access' results of operations for the nine months ended April 2, 1995 and for the years ended July 3, 1994, June 27, 1993 and June 28, 1992, respectively, and 3Com's results of operations for the nine months ended February 28, 1995 and for the years ended May 31, 1994 and 1993 with Sonix' results of operations for the nine months ended December 31, 1994, for the year ended March 31, 1994 and the period from May 1, 1992 (date of incorporation) to March 31, 1993. Certain reclassifications have been made to the historical data to make classifications for similar items consistent between the companies on a pro forma combined basis.


    The accompanying unaudited pro forma financial information reflects an equivalent per Primary Access Stock value based on an Exchange Ratio of .2302 of a share of 3Com Common Stock for each one share of Primary Access Stock and an equivalent per Sonix Common Stock value based on an exchange ratio of 2.0138 shares of 3Com Common Stock for each one share of Sonix Common Stock.


    This unaudited pro forma financial information is based on the estimates and assumptions set forth in the notes to such statements. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information as necessary to comply with the disclosure requirements of the Securities and Exchange Commission. The unaudited pro forma combined financial statements do not purport to be indicative of the combined financial position or results of operations of future periods or indicative of the results that actually would have been realized had the entities been a single entity during these periods.

    3Com acquired NiceCom, Ltd. on October 18, 1994 and, therefore, the acquired assets and liabilities of NiceCom are included in 3Com's consolidated balance sheet as of February 28, 1995. 3Com's consolidated results of operations include the operating results of the acquired company from its acquisition date. Pro forma results of operations of 3Com and NiceCom have not been presented as the amounts would not significantly differ from 3Com's historical consolidated results of operations.

    These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of 3Com and Primary Access included elsewhere herein. See "Index to Financial Statements."

                            3COM AND PRIMARY ACCESS

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                         3COM AT      PRIMARY ACCESS
                                                         FEB. 28,       AT APRIL 2,       PRO FORMA      PRO FORMA
                                                           1995            1995         ADJUSTMENTS*      COMBINED
                                                       ------------   ---------------   -------------   ------------
ASSETS
Current Assets:
  Cash and cash equivalents..........................    $116,859         $ 7,853                         $  124,712
  Temporary cash investments.........................     146,620              --                            146,620
  Trade receivables..................................     187,628           8,965                            196,593
  Inventories........................................      89,562             651                             90,213
  Deferred income taxes..............................      31,608              --                             31,608
  Other..............................................      17,556           1,000                             18,556
                                                       ------------   ---------------                   ------------
    Total current assets.............................     589,833          18,469                            608,302
Property & equipment - net...........................      91,127           2,108                             93,235
Other assets.........................................      33,291              60                             33,351
                                                       ------------   ---------------                   ------------
Total................................................    $714,251         $20,637                         $  734,888
                                                       ------------   ---------------                   ------------
                                                       ------------   ---------------                   ------------

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable...................................    $ 81,068         $ 2,305                         $   83,373
  Accrued and other liabilities......................     100,085           4,510       $  4,300(1)          108,895
  Income taxes payable...............................      39,936             452                             40,388
  Current portion of long-term obligations...........         219              --                                219
                                                       ------------   ---------------   -------------   ------------
    Total current liabilities........................     221,308           7,267          4,300             232,875
Long-term debt.......................................     110,000              --                            110,000
Other long-term obligations..........................         870              --                                870

Shareholders' Equity:
  Preferred stock (Primary Access: 8,404,000
   shares)...........................................          --          11,974        (11,974)(2)              --
  Common stock (3Com: 66,481,000 shares; Primary
   Access: 1,587,000 shares; and 68,781,000 shares on
   a pro forma combined basis).......................     263,728             227         11,974(2)          275,929
  Unamortized restricted stock grants................      (2,205)             --                             (2,205)
  Retained earnings..................................     120,813           1,169         (4,300)(1)         117,682
  Accumulated translation adjustment.................        (263)             --                               (263)
                                                       ------------   ---------------   -------------   ------------
    Total shareholders' equity.......................     382,073          13,370         (4,300)            391,143
                                                       ------------   ---------------   -------------   ------------
Total................................................    $714,251         $20,637             --          $  734,888
                                                       ------------   ---------------   -------------   ------------
                                                       ------------   ---------------   -------------   ------------


*See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements
                           of 3Com and Primary Access

                            3COM AND PRIMARY ACCESS
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                           3COM
                                                                           NINE      PRIMARY ACCESS
                                                                          MONTHS      NINE MONTHS
                                                                        ENDED FEB.   ENDED APRIL 2,    PRO FORMA     PRO FORMA
                                                                         28, 1995         1995        ADJUSTMENTS*    COMBINED
                                                                        ----------   --------------   ------------   ----------
Sales.................................................................   $892,764       $23,565                       $916,329
Costs and Expenses:
  Cost of sales.......................................................    415,427        10,224                        425,651
  Sales and marketing.................................................    174,809         4,625                        179,434
  Research and development............................................     88,779         4,273                         93,052
  General and administrative..........................................     37,674         1,383                         39,057
  Purchased in-process technology.....................................     60,796            --                         60,796
  Non-recurring items.................................................     (1,100)           --                         (1,100)
                                                                        ----------   --------------                  ----------
Total.................................................................    776,385        20,505                        796,890
                                                                        ----------   --------------                  ----------
Operating income......................................................    116,379         3,060                        119,439
Other income - net....................................................      3,001           281                          3,282
                                                                        ----------   --------------                  ----------
Income before income taxes............................................    119,380         3,341                        122,721
Provision for income taxes............................................     42,977           915       $    421(3)       44,313
                                                                        ----------   --------------   ------------   ----------
Net income............................................................   $ 76,403       $ 2,426       $   (421)       $ 78,408
                                                                        ----------   --------------   ------------   ----------
                                                                        ----------   --------------   ------------   ----------
Net income per common and equivalent share:
  Primary.............................................................   $   1.08       $  0.21                       $   1.06
  Full diluted........................................................   $   1.06       $  0.21                       $   1.05
Common and equivalent shares used in computing per share amounts:
  Primary.............................................................     70,981        11,555         (8,895)(4)      73,641
  Fully diluted.......................................................     71,758        11,608         (8,936)(4)      74,430


*See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements
                           of 3Com and Primary Access

                            3COM AND PRIMARY ACCESS
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                        3COM YEAR  PRIMARY ACCESS
                                                                        ENDED MAY    YEAR ENDED      PRO FORMA     PRO FORMA
                                                                        31, 1994    JULY 3, 1994    ADJUSTMENTS*   COMBINED
                                                                        ---------  --------------   ------------   ---------
Sales.................................................................  $ 826,995     $25,791                      $ 852,786
Costs and Expenses:
  Cost of sales.......................................................    405,927      10,587                        416,514
  Sales and marketing.................................................    171,799       5,449                        177,248
  Research and development............................................     76,467       4,495                         80,962
  General and administrative..........................................     39,838       1,678                         41,516
  Purchased in-process technology.....................................    134,481          --                        134,481
                                                                        ---------  --------------                  ---------
Total.................................................................    828,512      22,209                        850,721
                                                                        ---------  --------------                  ---------
Operating income (loss)...............................................     (1,517)      3,582                          2,065
Gain on sale of investment............................................     17,746          --                         17,746
Other income - net....................................................      3,309         185                          3,494
                                                                        ---------  --------------                  ---------
Income before income taxes............................................     19,538       3,767                         23,305
Provision for income taxes............................................     48,232         666        $  841(3)        49,739
                                                                        ---------  --------------    ------        ---------
Net income (loss).....................................................  $ (28,694)    $ 3,101        $ (841)       $ (26,434)
                                                                        ---------  --------------    ------        ---------
                                                                        ---------  --------------    ------        ---------
Net income (loss) per common and equivalent share:
  Primary.............................................................  $   (0.46)    $  0.27                      $   (0.41)
  Fully diluted.......................................................  $   (0.46)    $  0.27                      $   (0.41)
Common and equivalent shares used in computing per share amounts:
  Primary.............................................................     62,620      11,449        (9,139)(4)       64,930
  Fully diluted.......................................................     62,620      11,697        (9,387)(4)       64,930


*See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements
                           of 3Com and Primary Access

                            3COM AND PRIMARY ACCESS
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                        3COM YEAR  PRIMARY ACCESS
                                                                        ENDED MAY    YEAR ENDED       PRO FORMA     PRO FORMA
                                                                        31, 1993   JUNE 27, 1993    ADJUSTMENTS*    COMBINED
                                                                        ---------  --------------   -------------   ---------
Sales.................................................................  $ 617,168     $22,278                       $ 639,446
Costs and Expenses:
  Cost of sales.......................................................    320,386       9,312                         329,698
  Sales and marketing.................................................    137,021       3,428                         140,449
  Research and development............................................     64,346       2,867                          67,213
  General and administrative..........................................     35,171       1,560                          36,731
  Non-recurring items.................................................      1,316          --                           1,316
                                                                        ---------  --------------                   ---------
Total.................................................................    558,240      17,167                         575,407
                                                                        ---------  --------------                   ---------
Operating income......................................................     58,928       5,111                          64,039
Other income (expense) - net..........................................      1,318         (48)                          1,270
                                                                        ---------  --------------                   ---------
Income before income taxes............................................     60,246       5,063                          65,309
Provision for income taxes............................................     21,685         522        $ 1,503(3)        23,710
                                                                        ---------  --------------   -------------   ---------
Net income............................................................  $  38,561     $ 4,541        $(1,503)       $  41,599
                                                                        ---------  --------------   -------------   ---------
                                                                        ---------  --------------   -------------   ---------
Net income per common and equivalent share:
  Primary.............................................................  $    0.61     $  0.47                       $    0.64
  Fully diluted.......................................................  $    0.60     $  0.47                       $    0.63
Common and equivalent shares used in computing per share amounts:
  Primary.............................................................     63,248       9,644         (7,424)(4)       65,468
  Fully diluted.......................................................     64,292       9,644         (7,424)(4)       66,512


*See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements
                           of 3Com and Primary Access

                            3COM AND PRIMARY ACCESS
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                        3COM YEAR  PRIMARY ACCESS
                                                                        ENDED MAY    YEAR ENDED      PRO FORMA     PRO FORMA
                                                                        31, 1992   JUNE 28, 1992    ADJUSTMENTS*   COMBINED
                                                                        ---------  --------------   ------------   ---------
Sales.................................................................  $ 423,801     $10,279                      $ 434,080
Costs and Expenses:
  Cost of sales.......................................................    224,309       5,812                        230,121
  Sales and marketing.................................................     97,997       2,033                        100,030
  Research and development............................................     48,220       2,478                         50,698
  General and administrative..........................................     34,873       1,230                         36,103
  Purchased in-process technology.....................................     10,404      --                             10,404
                                                                        ---------  --------------                  ---------
Total.................................................................    415,803      11,553                        427,356
                                                                        ---------  --------------                  ---------
Operating income (loss)...............................................      7,998      (1,274)                         6,724
Other income (expense) - net..........................................      3,336        (129)                         3,207
                                                                        ---------  --------------                  ---------
Income (loss) before income taxes.....................................     11,334      (1,403)                         9,931
Provision for income taxes............................................      4,874          29        $ (590)(3)        4,313
                                                                        ---------  --------------    ------        ---------
Net income (loss) before minority interest............................      6,460      (1,432)          590            5,618
Minority interest in net loss of consolidated subsidiary..............      1,498      --                              1,498
                                                                        ---------  --------------    ------        ---------
Net income (loss).....................................................  $   7,958     $(1,432)       $  590        $   7,116
                                                                        ---------  --------------    ------        ---------
                                                                        ---------  --------------    ------        ---------
Net income (loss) per common and equivalent share:
  Primary.............................................................  $    0.13     $ (1.45)                     $    0.11
  Fully diluted.......................................................  $    0.13     $ (1.45)                     $    0.11
Common and equivalent shares used in computing per share amounts:
  Primary.............................................................     59,858         990         1,050(4)        61,898
  Fully diluted.......................................................     60,574         990         1,050(4)        62,614


*See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements
                           of 3Com and Primary Access

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                           OF 3COM AND PRIMARY ACCESS

    (1) The estimated costs associated with the Merger of $4.3 million include investment banking, legal and accounting fees. All of these costs are expected to be charged against operations of the combined company in the period in which the Merger is consummated. Accordingly, the effects of these costs have not been reflected in the unaudited pro forma combined statements of operations, but are reflected in the unaudited pro forma combined balance sheet.


    (2) Entry reflects the issuance of approximately 2,300,000 shares of 3Com Common Stock in exchange for all outstanding shares of Primary Access Stock based on the exchange ratio of .2302 of a share of 3Com Common Stock for each share of Primary Access Stock.


    (3) Entry reflects a pro forma adjustment to the provision for income taxes of Primary Access to the statutory rate of 40% of income before income taxes.


    (4) The unaudited pro forma combined income (loss) per common and equivalent share is based upon the weighted average number of common and equivalent shares outstanding of 3Com and Primary Access for each period assuming an exchange ratio of .2302 of a share of 3Com Common Stock for each share of Primary Access Stock, except in loss periods when common stock equivalent shares are excluded as their effect would be antidilutive.

                                 3COM AND SONIX

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                      3COM AT         SONIX
                                                      FEB. 28,     AT DEC. 31,    PRO FORMA      PRO FORMA
                                                        1995          1994       ADJUSTMENTS*     COMBINED
                                                    ------------   -----------   ------------   ------------
ASSETS
Current Assets:
  Cash and cash equivalents.......................  $  116,859            --                    $    116,859
  Temporary cash investments......................     146,620            --                         146,620
  Trade receivables...............................     187,628     $   4,348                         191,976
  Inventories.....................................      89,562         3,550                          93,112
  Deferred income taxes...........................      31,608            --                          31,608
  Other...........................................      17,556            42                          17,598
                                                    ------------   -----------                  ------------
    Total current assets..........................     589,833         7,940                         597,773
Property & equipment - net........................      91,127           626                          91,753
Other assets......................................      33,291            --                          33,291
                                                    ------------   -----------                  ------------
Total.............................................  $  714,251     $   8,566                    $    722,817
                                                    ------------   -----------                  ------------
                                                    ------------   -----------                  ------------

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
  Notes payable...................................          --     $     622                    $        622
  Accounts payable................................  $   81,068         3,146                          84,214
  Accrued and other liabilities...................     100,085         1,681     $  1,800(1)         103,566
  Income taxes payable............................      39,936            --                          39,936
  Current portion of long-term obligations........         219            --                             219
                                                    ------------   -----------   ------------   ------------
    Total current liabilities.....................     221,308         5,449        1,800            228,557
Long-term debt....................................     110,000         2,825                         112,825
Other long-term obligations.......................         870                                           870

Shareholders' Equity:
  Common stock (3Com: 66,481,000 shares; Sonix:
   600,000 shares; and 67,689,000 shares on a pro
   forma combined basis)..........................     263,728            11          844(2)         264,583
  Paid-in-capital.................................          --           844         (844)(2)             --
  Unamortized restricted stock grants.............      (2,205)           --                          (2,205)
  Retained earnings (deficit).....................     120,813          (418)      (1,800)(1)        118,595
  Accumulated translation adjustment..............        (263)         (145)                           (408)
                                                    ------------   -----------   ------------   ------------
    Total shareholders' equity....................     382,073           292       (1,800)           380,565
                                                    ------------   -----------   ------------   ------------
Total.............................................  $  714,251     $   8,566           --       $    722,817
                                                    ------------   -----------   ------------   ------------
                                                    ------------   -----------   ------------   ------------

*See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements
                               of 3Com and Sonix

                                 3COM AND SONIX
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      SONIX
                                                        3COM       NINE MONTHS
                                                    NINE MONTHS       ENDED
                                                     ENDED FEB.      DEC. 31,      PRO FORMA      PRO FORMA
                                                      28, 1995         1994       ADJUSTMENTS*     COMBINED
                                                    ------------   ------------   ------------   ------------
Sales.............................................  $  892,764     $   15,125                    $    907,889
Costs and Expenses:
  Operating expenses before research and
   development....................................          --         11,015     $(11,015)(3)             --
  Cost of sales...................................     415,427             --        8,274(3)         423,701
  Sales and marketing.............................     174,809             --        2,044(3)         176,853
  Research and development........................      88,779          1,214                          89,993
  General and administrative......................      37,674             --          697(3)          38,371
  Purchased in-process technology.................      60,796             --                          60,796
  Non-recurring items.............................      (1,100)            --                          (1,100)
                                                    ------------   ------------   ------------   ------------
Total.............................................     776,385         12,229           --            788,614
                                                    ------------   ------------   ------------   ------------
Operating income..................................     116,379          2,896                         119,275
Other income (expense) - net......................       3,001           (434)                          2,567
                                                    ------------   ------------   ------------   ------------
Income before income taxes........................     119,380          2,462                         121,842
Provision for income taxes........................      42,977             --          813(4)          43,790
                                                    ------------   ------------   ------------   ------------
Net income........................................  $   76,403     $    2,462     $   (813)      $     78,052
                                                    ------------   ------------   ------------   ------------
                                                    ------------   ------------   ------------   ------------
Net income per common and equivalent share:
  Primary.........................................  $     1.08     $     4.10                    $       1.08
  Full diluted....................................  $     1.06     $     4.10                    $       1.07
Common and equivalent shares used in computing per
 share amounts:
  Primary.........................................      70,981            600          608(5)          72,189
  Fully diluted...................................      71,758            600          608(5)          72,966

*See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements
                               of 3Com and Sonix

                                 3COM AND SONIX
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     3COM YEAR    SONIX YEAR
                                                     ENDED MAY    ENDED MARCH    PRO FORMA        PRO FORMA
                                                      31, 1994     31, 1994     ADJUSTMENTS*       COMBINED
                                                    ------------  -----------   ------------     ------------
Sales.............................................  $    826,995  $  7,427                       $    834,422
Costs and Expenses:
  Operating expenses before research and
   development....................................            --     6,212      $ (6,212)(3)               --
  Cost of sales...................................       405,927        --         3,913(3)           409,840
  Sales and marketing.............................       171,799        --         1,609(3)           173,408
  Research and development........................        76,467     1,672                             78,139
  General and administrative......................        39,838        --           690(3)            40,528
  Purchased in-process technology.................       134,481        --                            134,481
                                                    ------------  -----------   ------------     ------------
Total.............................................       828,512     7,884            --              836,396
                                                    ------------  -----------   ------------     ------------
Operating loss....................................        (1,517)     (457)                            (1,974)
Gain on sale of investment........................        17,746        --                             17,746
Other income (expense) - net......................         3,309      (465)                             2,844
                                                    ------------  -----------   ------------     ------------
Income (loss) before income taxes.................        19,538      (922)                            18,616
Provision for income taxes........................        48,232         1          (304)(4)           47,929
                                                    ------------  -----------   ------------     ------------
Net loss..........................................  $    (28,694) $   (923)     $    304         $    (29,313)
                                                    ------------  -----------   ------------     ------------
                                                    ------------  -----------   ------------     ------------
Net loss per common and equivalent share:
  Primary.........................................  $      (0.46) $  (1.54)                      $      (0.46)
  Fully diluted...................................  $      (0.46) $  (1.54)                      $      (0.46)
Common and equivalent shares used in computing per
 share amounts:
  Primary.........................................        62,620       600           608(5)            63,828
  Fully diluted...................................        62,620       600           608(5)            63,828

*See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements
                               of 3Com and Sonix

                                 3COM AND SONIX
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   SONIX MAY
                                                                    1, 1992
                                                                   (DATE OF
                                                     3COM YEAR    INCORPORATION)                   PRO
                                                     ENDED MAY     TO MARCH      PRO FORMA        FORMA
                                                      31, 1993     31, 1993     ADJUSTMENTS*     COMBINED
                                                    ------------  -----------   ------------     --------
Sales.............................................  $    617,168  $    905                       $618,073
Costs and Expenses:
  Operating expenses before research and
   development....................................            --     2,009      $ (2,009)(3)           --
  Cost of sales...................................       320,386        --           995(3)       321,381
  Sales and marketing.............................       137,021        --           609(3)       137,630
  Research and development........................        64,346       906                         65,252
  General and administrative......................        35,171        --           405(3)        35,576
  Non-recurring items.............................         1,316        --                          1,316
                                                    ------------  -----------   ------------     --------
Total.............................................       558,240     2,915            --          561,155
                                                    ------------  -----------   ------------     --------
Operating income (loss)...........................        58,928    (2,010)                        56,918
Other income (expense) - net......................         1,318      (101)                         1,217
                                                    ------------  -----------   ------------     --------
Income (loss) before income taxes.................        60,246    (2,111)                        58,135
Provision for income taxes........................        21,685        --          (697)(4)       20,988
                                                    ------------  -----------   ------------     --------
Net income (loss).................................  $     38,561  $ (2,111)     $    697         $ 37,147
                                                    ------------  -----------   ------------     --------
                                                    ------------  -----------   ------------     --------
Net income (loss) per common and equivalent share:
  Primary.........................................  $       0.61  $  (3.52)                      $   0.58
  Fully diluted...................................  $       0.60  $  (3.52)                      $   0.57
Common and equivalent shares used in computing per
 share amounts:
  Primary.........................................        63,248       600           608(5)        64,456
  Fully diluted...................................        64,292       600           608(5)        65,500

*See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements
                               of 3Com and Sonix

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                               OF 3COM AND SONIX

    Sonix maintains its accounting records in pounds Sterling. Statement of operations data has been translated into U.S. dollars at the average exchange rates during the periods presented and balance sheet data has been translated into U.S. dollars at the exchange rate in effect at the balance sheet date (1.55 US Dollar per pound Sterling). The average exchange rates for the nine months ended December 31, 1994, for the year ended March 31, 1994 and the period from May 1, 1992 (date of incorporation) to March 31, 1993 were 1.58, 1.51 and 1.68 US Dollar per pound Sterling, respectively).

    (1) The estimated costs associated with the merger of $1.8 million include investment banking, legal and accounting fees. All of these costs are expected to be charged against operations of the combined company in the period in which the merger is consummated. Accordingly, the effects of these costs have not been reflected in the unaudited pro forma combined statements of operations, but are reflected in the unaudited pro forma combined balance sheet.

    (2) Entry reflects the issuance of approximately 1,208,000 shares of 3Com Common Stock in exchange for all shares of Sonix Stock based on the exchange ratio of 2.0138 shares of 3Com Common Stock for each share of Sonix Stock.

    (3) Entry reflects an estimated allocation of cost of sales and operating expenses to be comparable to the 3Com presentation. The allocation was determined based on the financial statements of Sonix, which included standard material costs and expenses by natural account and department. Expenses which could not be specifically identified to a functional expense category were allocated based on headcount. The method was determined to be reasonable.

    (4) Entry reflects a pro forma adjustment to the provision for income taxes of Sonix to the statutory rate of 33% of income before income taxes.

    (5) The unaudited pro forma combined income (loss) per common and equivalent share is based upon the weighted average number of common and equivalent shares outstanding of 3Com and Sonix for each period assuming an exchange ratio of
2.0138 shares of 3Com Common Stock for each share of Sonix Stock, except in loss periods when common stock equivalent shares are excluded as their effect would be antidilutive.

                         3COM, PRIMARY ACCESS AND SONIX

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                       PRIMARY
                                           3COM AT      ACCESS       SONIX
                                           FEB. 28,   AT APR. 2,  AT DEC. 31,    PRO FORMA     PRO FORMA
                                             1995        1995       1994(6)     ADJUSTMENTS*    COMBINED
                                          ----------  ----------  -----------   ------------   ----------
ASSETS
Current Assets:
  Cash and cash equivalents.............  $  116,859  $  7,853          --                     $  124,712
  Temporary cash investments............     146,620        --          --                        146,620
  Trade receivables.....................     187,628     8,965    $  4,348                        200,941
  Inventories...........................      89,562       651       3,550                         93,763
  Deferred income taxes.................      31,608        --          --                         31,608
  Other.................................      17,556     1,000          42                         18,598
                                          ----------  ----------  -----------                  ----------
    Total current assets................     589,833    18,469       7,940                        616,242
Property & equipment - net..............      91,127     2,108         626                         93,861
Other assets............................      33,291        60          --                         33,351
                                          ----------  ----------  -----------                  ----------
Total...................................  $  714,251  $ 20,637    $  8,566                     $  743,454
                                          ----------  ----------  -----------                  ----------
                                          ----------  ----------  -----------                  ----------

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
  Notes payable.........................          --        --    $    622                     $      622
  Accounts payable......................  $   81,068  $  2,305       3,146                         86,519
  Accrued and other liabilities.........     100,085     4,510       1,681      $  6,100(1)       112,376
  Income taxes payable..................      39,936       452          --                         40,388
  Current portion of long-term
   obligations..........................         219        --          --                            219
                                          ----------  ----------  -----------   ------------   ----------
    Total current liabilities...........     221,308     7,267       5,449         6,100          240,124
Long-term debt..........................     110,000        --       2,825                        112,825
Other long-term obligations.............         870                                                  870

Shareholders' Equity:
  Preferred stock (Primary Access:
   8,404,000 shares)....................                11,974          --       (11,974)(2)           --
  Common stock (3Com: 66,481,000 shares;
   Primary Access: 1,587,000 shares;
   Sonix: 600,000 shares; and 69,989,000
   shares on a pro forma combined
   basis)...............................     263,728       227          11        12,818(2)       276,784
  Paid-in-capital.......................          --        --         844          (844)(2)           --
  Unamortized restricted stock grants...      (2,205)       --          --                         (2,205)
  Retained earnings (deficit)...........     120,813     1,169        (418)       (6,100)(1)      115,464
  Accumulated translation adjustment....        (263)       --        (145)                          (408)
                                          ----------  ----------  -----------   ------------   ----------
    Total shareholders' equity
     (deficit)..........................     382,073    13,370         292        (6,100)         389,635
                                          ----------  ----------  -----------   ------------   ----------
Total...................................  $  714,251  $ 20,637    $  8,566            --       $  743,454
                                          ----------  ----------  -----------   ------------   ----------
                                          ----------  ----------  -----------   ------------   ----------


*See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements
                       of 3Com, Primary Access and Sonix

                         3COM, PRIMARY ACCESS AND SONIX
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                         PRIMARY
                                                          ACCESS       SONIX
                                             3COM          NINE     NINE MONTHS
                                          NINE MONTHS     MONTHS       ENDED
                                          ENDED FEB.    ENDED APR.   DEC. 31,      PRO FORMA     PRO FORMA
                                           28, 1995      2, 1995      1994(6)     ADJUSTMENTS*    COMBINED
                                          -----------   ----------  -----------   ------------   ----------
Sales...................................  $892,764      $  23,565   $ 15,125                     $  931,454
Costs and Expenses:
  Operating expenses before research and
   development..........................                              11,015      $(11,015)(3)
  Cost of sales.........................   415,427         10,224         --         8,274(3)       433,925
  Sales and marketing...................   174,809          4,625         --         2,044(3)       181,478
  Research and development..............    88,779          4,273      1,214                         94,266
  General and administrative............    37,674          1,383         --           697(3)        39,754
  Purchased in-process technology.......    60,796             --         --                         60,796
  Non-recurring items...................    (1,100)            --         --                         (1,100)
                                          -----------   ----------  -----------   ------------   ----------
Total...................................   776,385         20,505     12,229                        809,119
                                          -----------   ----------  -----------   ------------   ----------
Operating income........................   116,379          3,060      2,896                        122,335
Other income (expense) - net............     3,001            281       (434)                         2,848
                                          -----------   ----------  -----------   ------------   ----------
Income before income taxes..............   119,380          3,341      2,462                        125,183
Provision for income taxes..............    42,977            915         --         1,234(4)        45,126
                                          -----------   ----------  -----------   ------------   ----------
Net income..............................  $ 76,403      $   2,426   $  2,462      $ (1,234)      $   80,057
                                          -----------   ----------  -----------   ------------   ----------
                                          -----------   ----------  -----------   ------------   ----------
Net income per common and equivalent
 share:
  Primary...............................  $   1.08      $    0.21   $   4.10                     $     1.07
  Full diluted..........................  $   1.06      $    0.21   $   4.10                     $     1.06
Common and equivalent shares used in
 computing per share amounts:
  Primary...............................    70,981         11,555        600        (8,287)(5)       74,849
  Fully diluted.........................    71,758         11,608        600        (8,328)(5)       75,638


*See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements
                       of 3Com, Primary Access and Sonix

                         3COM, PRIMARY ACCESS AND SONIX
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                       PRIMARY      SONIX
                                                        ACCESS      YEAR
                                          3COM YEAR   YEAR ENDED    ENDED
                                          ENDED MAY    JULY 3,    MARCH 31,    PRO FORMA    PRO FORMA
                                           31, 1994      1994      1994(6)    ADJUSTMENTS*   COMBINED
                                          ----------  ----------  ---------   -----------   ----------
Sales...................................  $  826,995  $  25,791   $  7,427                  $  860,213
Costs and Expenses:
  Operating expenses before research and
   development..........................          --         --      6,212    $ (6,212)(3)          --
  Cost of sales.........................     405,927     10,587         --       3,913(3)      420,427
  Sales and marketing...................     171,799      5,449         --       1,609(3)      178,857
  Research and development..............      76,467      4,495      1,672                      82,634
  General and administrative............      39,838      1,678         --         690(3)       42,206
  Purchased in-process technology.......     134,481         --         --                     134,481
                                          ----------  ----------  ---------   -----------   ----------
Total...................................     828,512     22,209      7,884          --         858,605
                                          ----------  ----------  ---------   -----------   ----------
Operating income (loss).................      (1,517)     3,582       (457)                      1,608
Gain on sale of investment..............      17,746         --         --                      17,746
Other income (expense) - net............       3,309        185       (465)                      3,029
                                          ----------  ----------  ---------   -----------   ----------
Income (loss) before income taxes.......      19,538      3,767       (922)                     22,383
Provision for income taxes..............      48,232        666          1         537(4)       49,436
                                          ----------  ----------  ---------   -----------   ----------
Net income (loss).......................  $  (28,694) $   3,101   $   (923)   $   (537)     $  (27,053)
                                          ----------  ----------  ---------   -----------   ----------
                                          ----------  ----------  ---------   -----------   ----------
Net income (loss) per common and
 equivalent share:
  Primary...............................  $    (0.46) $    0.27   $  (1.54)                 $    (0.41)
  Fully diluted.........................  $    (0.46) $    0.27   $  (1.54)                 $    (0.41)
Common and equivalent shares used
 in computing per share amounts:
  Primary...............................      62,620     11,449        600      (8,531)(5)      66,138
  Fully diluted.........................      62,620     11,697        600      (8,779)(5)      66,138


*See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements
                       of 3Com, Primary Access and Sonix

                         3COM, PRIMARY ACCESS AND SONIX
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                       SONIX
                                                                    MAY 1, 1992
                                                                     (DATE OF
                                                        PRIMARY     INCORPORATION)
                                          3COM YEAR   ACCESS YEAR   TO                            PRO
                                          ENDED MAY   ENDED JUNE     MARCH 31,     PRO FORMA     FORMA
                                           31, 1993    27, 1993       1993(6)     ADJUSTMENTS*  COMBINED
                                          ----------  -----------   -----------   -----------   --------
Sales...................................  $  617,168  $ 22,278      $    905                    $640,351
Costs and Expenses:
  Operating expenses before research and
   development..........................          --        --         2,009      $ (2,009)(3)        --
  Cost of sales.........................     320,386     9,312            --           995(3)    330,693
  Sales and marketing...................     137,021     3,428            --           609(3)    141,058
  Research and development..............      64,346     2,867           906                      68,119
  General and administrative............      35,171     1,560            --           405(3)     37,136
  Non-recurring items...................       1,316        --            --                       1,316
                                          ----------  -----------   -----------   -----------   --------
Total...................................     558,240    17,167         2,915            --       578,322
                                          ----------  -----------   -----------   -----------   --------
Operating income (loss).................      58,928     5,111        (2,010)                     62,029
Other income (expense) - net............       1,318       (48)         (101)                      1,169
                                          ----------  -----------   -----------   -----------   --------
Income (loss) before income taxes.......      60,246     5,063        (2,111)                     63,198
Provision for income taxes..............      21,685       522            --           806(4)     23,013
                                          ----------  -----------   -----------   -----------   --------
Net income (loss).......................  $   38,561  $  4,541      $ (2,111)     $   (806)     $ 40,185
                                          ----------  -----------   -----------   -----------   --------
                                          ----------  -----------   -----------   -----------   --------
Net income (loss) per common and
 equivalent share:
  Primary...............................  $     0.61  $   0.47      $  (3.52)                   $   0.60
  Fully diluted.........................  $     0.60  $   0.47      $  (3.52)                   $   0.59
Common and equivalent shares used in
 computing per share amounts:
  Primary...............................      63,248     9,644           600        (6,816)(5)    66,676
  Fully diluted.........................      64,292     9,644           600        (6,816)(5)    67,720


*See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements
                       of 3Com, Primary Access and Sonix

  NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF 3COM, PRIMARY
                                ACCESS AND SONIX

    (1) The estimated costs associated with the mergers of $6.1 million include investment banking, legal and accounting fees. All of these costs are expected to be charged against operations of the combined company in the period in which the mergers are consummated. Accordingly, the effects of these costs have not been reflected in the unaudited pro forma combined statements of operations, but are reflected in the unaudited pro forma combined balance sheet.


    (2) Entry reflects the issuance of approximately 2,300,000 shares of 3Com Common Stock in exchange for all outstanding shares of Primary Access Stock based on the exchange ratio of .2302 of a share of 3Com Common Stock for each share of Primary Access Stock and the issuance of approximately 1,208,000 shares of 3Com Common Stock in exchange for all shares of Sonix Stock based on the exchange ratio of 2.0138 shares of 3Com Common Stock for each share of Sonix Stock.


    (3) Entry reflects an estimated allocation of cost of sales and operating expenses to be comparable to the 3Com presentation. The allocation was based on the financial statements of Sonix, which included standard material costs and expenses by natural account and department. Expenses which could not be specifically identified to a functional expense category were allocated based on headcount. The method was determined to be reasonable.

    (4) Entry reflects a pro forma adjustment to the provision for income taxes of Primary Access and Sonix to the statutory rates of 40% and 33%, respectively, of income before income taxes.


    (5) The unaudited pro forma combined income (loss) per common and equivalent share is based upon the weighted average number of common and equivalent shares outstanding of 3Com, Primary Access and Sonix for each period assuming an exchange ratio of .2302 of a share of 3Com Common Stock for each share of Primary Access Stock and an exchange ratio of 2.0138 shares of 3Com Common Stock for each share of Sonix Stock, except in loss periods when common stock equivalent shares are excluded as their effect would be antidilutive.


    (6) Sonix maintains its accounting records in pounds Sterling. Statement of operations data has been translated into U.S. dollars at the average exchange rates during the periods presented and balance sheet data has been translated into U.S. dollars at the exchange rate in effect at the balance sheet date.

                          INFORMATION CONCERNING 3COM

BUSINESS

    INTRODUCTION

    3Com was founded on June 4, 1979 and pioneered the networking industry. 3Com evolved from a supplier of discrete networking products to a supplier of networking systems for five types of connectivity environments: building/campus backbone, wide-area backbone, workgroup, remote office and personal office. Today, 3Com is a Fortune 1000 company offering customers a broad range of ISO 9000-compliant global data networking solutions that includes routers, hubs, remote access servers, switches and adapters for Ethernet, Token Ring, fiber distributed data interface ("FDDI") and other high speed networks. 3Com's products are distributed and serviced worldwide through 3Com and its partners: principally systems integrators, value-added resellers, national resellers and dealers, distributors and original equipment manufacturers.

    3Com's  name  is   derived  from   its  focus   on  COMputer   COMmunication
COMpatibility. With its long-standing commitment to multi-vendor interoperability, 3Com has been a leader in defining, shaping and promoting the growth of networking infrastructures that transmit data to all parts of the world quickly and efficiently. Underlying this commitment is a focus on SIMPLICITY in the way 3Com designs and manufactures products, as well as in the way 3Com works with customers; SCALABILITY of products to allow customers to purchase networking components that meet their current requirements, with the assurance that 3Com has cost-effective migration and upgrade paths as their networking needs change; and VALUE by providing high-performance products, managed through a single, powerful network management application, that lower the overall cost of the network ownership.

    Following a disappointing first quarter in fiscal 1990, 3Com began the shift from client-server computing, in which the company had focused on network operating software and computing platforms, to a new strategy of global data networking with a primary focus on developing standards-based products and systems used to create data networking infrastructures. At the same time 3Com reorganized its sales force under a territory management system to avoid conflict with channel partners and transitioned to a new management team. This strategy, with its focus on systems comprised of network adapters, internetworking platforms, hubs and switches, continues to drive 3Com's business today.

    In fiscal 1991, 3Com announced several actions to accelerate the transition to global data networking. These included: (i) the decision to wind down the operations of the workgroup systems business, which had focused on developing computing platforms optimized for data networks (network servers, workstations and operating software), (ii) the amendment of 3Com's license agreement with Microsoft Corporation, making Microsoft solely responsible for the LAN Manager network operating software and (iii) a reduction in 3Com's workforce of approximately 12%.

    3Com recorded a restructuring charge to operating income of $67.0 million related to these actions in the third quarter of fiscal 1991.

    With the restructuring completed, 3Com embarked on an aggressive product development program, coupled with strategic acquisitions, to rebuild its product portfolio and increase its market share in the rapidly growing data networking market.

    During fiscal 1992 and 1993, 3Com introduced new adapter, hub and internetworking platforms, retrained its sales force to sell connectivity systems and solutions, and expanded its global presence with new sales offices, service centers, and "parts banks" worldwide. The acquisition of the data networking products business of U.K.-based BICC Group, plc (BICC) in January 1992 strengthened 3Com's position in the structured wiring hub market and expanded 3Com's position in the Europe. In January 1993, 3Com enhanced its Token Ring technology base with the acquisition of Star-Tek, Inc., a Massachusetts-based Token Ring hub manufacturer. Further, to meet increased demand for its network adapter products, in September 1993, 3Com began full-scale operations at its 60,000 square foot manufacturing facility in Blanchardstown, Ireland.

    In fiscal 1994, 3Com introduced its HPSN architecture with Transcend network management, demonstrating 3Com's ability to deliver complete connectivity systems with a full breadth of products, and providing customers with a framework for building and managing scalable, high-performance networking infrastructures. During the year, 3Com enhanced its product offerings under HPSN with two strategic acquisitions. First, in January 1994, 3Com acquired Synernetics, Inc. ("Synernetics"), 3Com's long-term development partner and the then revenue leader in the local area network ("LAN") switching market. The switching products of Synernetics are marketed under the LANplex name and include the LANplex 6000 backbone switch and LANplex 2000 family of departmental switches. Second, in February 1994, 3Com acquired Centrum Communications, Inc. ("Centrum"), an innovator in remote access internetworking technology. The Centrum remote access servers for Ethernet and Token Ring networks are marketed under the 3Com trademark AccessBuilder.

    Additionally, in December 1993, 3Com entered into a technology licensing agreement with Pacific Monolithics, Inc., a wireless communications developer, that will allow 3Com to offer 10 megabits-per second (Mbps) wireless products for local area networks. The cost of the license was $2.5 million, substantially all of which was charged to 3Com's operations during the third fiscal quarter of 1994 as purchased in-process technology. Fiscal 1994 results included a $134.5 million pre-tax charge to operations for the combined effect of purchased in-process technology related to the acquisitions and licensing agreement. Also during fiscal 1994, 3Com expanded the breadth and depth of its product offerings with new and enhanced adapter, internetworking and stackable hub products, extended its worldwide presence with sales offices in five additional countries, expanded its major accounts sales force and added new production lines at its manufacturing facilities in both the U.S. and Ireland.

    In the first three quarters of fiscal 1995, customer migration toward higher performance and geographically dispersed networks, which 3Com had identified early in fiscal 1994, began to accelerate. 3Com had expanded its product line to address these trends with high performance adapters, enhanced remote access products, new LAN and ATM switches and higher density internetworking platforms. Additionally, during the second quarter of fiscal 1995, 3Com acquired substantially all the assets of Israeli-based NiceCom, Ltd., an innovator in ATM technology, and also acquired a company developing advanced network adapter technology. The aggregate purchase price of the two acquisitions was approximately $55.5 million plus $6.1 million of costs attributed to the exchange of the acquired companies' stock options for 3Com stock options and $2.0 million of costs directly attributable to the completion of the acquisitions. Approximately $60.8 million of the total purchase price represented in-process technology and was charged to 3Com's operations during the quarter. In the third quarter of fiscal 1995, 3Com also acquired Integrated Services Digital Network ("ISDN") innovator and development partner, New Jersey-based AccessWorks Communications.

    3Com believes that its principal competitive advantages lie primarily in the depth and breadth of its product line and a strong yet flexible business infrastructure. 3Com has strong brand recognition in Ethernet adapters, which it believes is transferable to other product and technology areas, as well as in stackable networking systems, LAN switching and remote office and personal office internetworking platforms. Additionally, 3Com believes its low-cost manufacturing, worldwide presence, flexible distribution strategy, and comprehensive service and support capabilities are allowing 3Com to take advantage of market trends that are extending the reach, scope and performance of today's data networks.

    RECENT DEVELOPMENTS

    On March 22, 1995, 3Com entered into and announced an agreement with the shareholders of Sonix pursuant to which the 3Com will acquire 100% of the outstanding stock of Sonix in exchange for 1,208,279 shares of 3Com Common Stock (with a market value of approximately $70,000,000 as of March 22, 1995, the date of the agreement). The transaction was closed on May 1, 1995, and was accounted for as a pooling of interests. The pro forma unaudited combined financial statements contained herein give effect to the anticipated combination of 3Com with Sonix on a pooling of interest basis. Sonix is a market leader in ISDN in the United Kingdom, and manufactures and markets a portfolio of network access products specifically designed for data and voice. Sonix had calendar 1994 revenues of approximately $20 million. Sonix products are targeted at the simple connectivity requirements for WAN groups, such as retail and financial entities. Sonix products include low-cost Ethernet to ISDN, leased-line or dial-up bridges and routers. Sonix products provide connectivity among small dispersed workgroups and simple, high-performance, low-end, low-cost connectivity between central sites and remote offices.

    INDUSTRY SEGMENT INFORMATION

    3Com operates in one industry segment as described above.

    PRODUCTS

    3Com's HPSN architecture with Transcend network management provides customers with a blueprint for building and managing networking infrastructures using both current and emerging technologies, and for cost-effectively migrating to higher performance networks using existing platforms. HPSN defines five connectivity environments and delivers cost-effective, scalable systems solutions for each, using the full breadth of 3Com products. HPSN encourages customers to build networks to meet their current business objectives, while providing the assurance that their networks will scale as they add more users and new applications and migrate to emerging high performance technologies such as 100 Mbps Ethernet and ATM. The five types of connectivity environments defined by HPSN are:

    - WORKGROUP. Early data networks were installed as a means of connecting individual members of a workgroup to share files and other computing resources, such as printers, using Ethernet or Token Ring technology. While this connectivity is still needed today, the trend toward mission-critical applications and client/server topologies has created a need for more sophisticated workgroup connectivity with higher bandwidth capabilities, enhanced resilience, and a more powerful and flexible feature set. 3Com's industry-leading EtherLink, TokenLink and FDDILink adapters provide the desktop connection to the LAN, while 3Com LinkBuilder stackable and chassis-based hubs and LinkSwitch workgroup switches concentrate and redirect network traffic within the Workgroup or to the corporate backbone. The SuperStack network system, which includes hubs, bridge/routers, switches and an SDLC converter for IBM SNA connectivity, allows network administrators to add functionality as needed and build in fault tolerance with an optional redundant power system.

    - BUILDING/CAMPUS BACKBONE. As the number and complexity of workgroup networks has increased, the need for sophisticated inter- and intra-networking has led to the creation of building- and campus-wide "collapsed backbone" networks to transmit data quickly and efficiently within a single site. Collapsed backbone networks condense network traffic from workgroup and floor-based hubs and switches along the backplane of a single powerful device. Working as collapsed backbone devices, 3Com's LANplex family of intelligent switches and NETBuilder II routers simplify wiring complexity, centralize management, boost performance and lower costs. Furthermore, the HPSN framework provides for an economical, step-by-step migration to even greater performance through 100 Mbps
      Ethernet and ATM technologies using existing routing and switching platforms.

    - WAN BACKBONE. The WAN backbone is the nerve center for wide-area data communications. 3Com's high-performance NETBuilder II routers connect to wide-area resources ranging from leased lines and dial-up connections to packet-switched and digital telephone services. Transcend network management applications deliver self-managing intelligence, putting wide-area bridge/router administration within the power of a centrally located manager.

    - REMOTE OFFICE. The remote office is a specialized type of workgroup environment, one with all the connectivity needs of a workgroup located at the corporate headquarters, but because networking experts are scarce in the remote office, all products must have plug-and-play simplicity. 3Com's SuperStack system provides hubbing, switching, and routing in a single stackable system that meets the special needs of the remote office for simple, easy to maintain high-performance connectivity. 3Com's innovative Boundary Routing software, running on the NETBuilder Remote Office router "slice" of the SuperStack system, simplifies remote access to the corporate network and allows managers to maximize their resources and reduce expenses by consolidating complex operations at headquarters. Further, the Transcend network management applications centralizes the network management function as well.

    - PERSONAL OFFICE. The current trend toward "virtual" corporations has resulted in widely dispersed teleworkers at home and in small offices. There are also millions of business travelers and nomadic users with computers but no fixed network connections. 3Com's AccessBuilder remote access servers give these mobile users simplified dial-up access to the network. Available for Ethernet and Token Ring networks and in stackable or stand-alone versions, AccessBuilder servers offer higher performance and more flexibility than less sophisticated connection devices, and includes a superior suite of security measures to block unauthorized access.

    3Com   offers  a  broad   range  of  connectivity   products  for  the  five
environments, which can be grouped into two major categories:

    NETWORK ADAPTERS: Network adapters, also known as network interface cards, are add-in printed circuit boards that allow personal computers, laptop computers, workstations and personal digital assistance (PDAs) to connect to the local area network. 3Com is the world's largest supplier of Ethernet adapters, with more than 11 million adapters installed worldwide.

    In fiscal 1993, 3Com began shipping its family of EtherLink III Parallel Tasking adapters, based on a 3Com-designed custom application-specific integrated circuit (ASIC). Parallel Tasking is an innovative architecture that speeds data transfers by allowing separate tasks to be performed in parallel, resulting in higher overall adapter efficiency and performance than would otherwise be possible. 3Com has applied for and received patents on certain aspects of this technology. In fiscal 1994, 3Com introduced Ethernet PCMCIA ("PC Card") adapters for laptop and other portable computers, further extending the EtherLink III family. 3Com's EtherLink III adapters include 16-bit ISA, 32-bit EISA, MicroChannel and Combo adapters as well as the recently introduced PC Card adapter. All are designed around 3Com's custom ASIC, which results in products that are inherently more reliable, easier to install and configure, and less expensive to manufacture.

    In addition to Ethernet adapters, 3Com offers Token Ring and FDDI adapters. Based on the IBM-designed TROPIC chipset, 3Com's TokenLink III 16/4 family of ISA, EISA and MicroChannel adapters is designed to work seamlessly with IBM drivers and applications while offering enhanced installation and network management features. 3Com's FDDILink family of adapters connects devices to the network via copper wiring and fiber at 100 Mbps. When combined with 3Com's FDDI Concentrator (hub), FDDILink adapters offer workstation and high-end PC users a cost-effective solution for high-bandwidth applications. All 3Com adapters carry 3Com's standard limited lifetime warranty.

    NETWORK SYSTEMS PRODUCTS: 3Com's network systems products include hubs, internetworking bridge/routers, LAN switches and remote access servers. When combined within the HPSN framework, they create a network infrastructure that delivers scalable, cost-effective solutions for each of the five connectivity environments.

        INTERNETWORKING PRODUCTS: 3Com's internetworking products include the high-performance NETBuilder II bridge/router for collapsed backbone and wide-area network environments and the NETBuilder Remote Office family of remote and access routers. Additionally, the AccessBuilder remote access server provides Ethernet and Token Ring dial-up connectivity for individual remote users. The NETBuilder Remote Office family of bridge/routers supports Ethernet, Token Ring and ISDN network technologies and can be operated as either conventional stand-alone routers or using 3Com's Boundary Routing system. Additionally, both the NETBuilder Remote Office family and the AccessBuilder remote access server are available as part of the SuperStack network system.

        Shortly after the end of fiscal 1994, 3Com introduced the NETBuilder II MultiProcessor (MP) bridge/router, a high-density, high-performance router using a RISC multiprocessor design, which offers performance improvements. The MP modules are backward compatible with earlier NETBuilder II 4- and 8-slot chassis bridge/routers, demonstrating 3Com's commitment to scalability and value through continued product enhancements that protect customers' investments in networking hardware.

        LAN SWITCHES: LAN switches provide cost-effective, high-speed links between multiple network segments, simplifying network design and reducing network latency in client/server networks. 3Com offers a full range of LAN switches, from the high density LANplex 6000 to the floor-based LinkSwitch Ethernet-to-FDDI switch. The LinkSwitch can operate as a stand-alone switch, as a module for the LinkBuilder Multi-Services Hub ("MSH") chassis-based hub, or as part of the SuperStack network system.

        In July 1994, 3Com announced its Intelligent Switching Engine ("ISE") custom ASIC. Essentially a switch on a chip, ISE integrates field-proven hardware and software functions from today's LANplex products, which 3Com believes will dramatically improve performance and reliability while reducing costs. 3Com plans to incorporate ISE into both existing and new switching products.

        HUBS: 3Com designs, manufactures and markets a full range of Ethernet, Token Ring and FDDI hubs in either stackable or chassis-based configurations. 3Com's stackable hubs, including the LinkBuilder FMS for Ethernet and Token Ring networks, provide users a highly reliable, cost effective solution for networking workgroups and remote offices.

        In fiscal  1994,  3Com  expanded  its hub  offerings  with  the  24-port
    LinkBuilder FMS stackable hub, the LinkBuilder FDDI workgroup hub and a re-engineered 12-port LinkBuilder TP. In addition, 3Com enriched its chassis hub, the LinkBuilder MSH, with Ethernet-to-FDDI switching, FDDI concentration and advanced Token Ring technology. The powerful backplane of the LinkBuilder MSH supports Ethernet, Token Ring and FDDI connectivity today and ATM connectivity in the future.

        NETWORK MANAGEMENT: In September 1993, 3Com introduced Transcend, a family of network management applications that represents a significant advance in simplified and logical management of local and wide area networks. Using Transcend applications on the network management platform of their choice, network administrators are able to create logical groups of hubs, routers, servers and desktop devices, regardless of physical location, to obtain correlated management information and control. To keep network administration down, Transcend products also leverage administrative resources by consolidating repetitive tasks, such as downloading router software, into a single command.

    Other products include communication servers, which provide terminal-to-host connectivity for terminals and workstations over the network, protocol software and worldwide service and support programs.

    PRODUCT DEVELOPMENT

    3Com's product development efforts are focused exclusively on its strategic product lines: adapters and network systems, including internetworking platforms, switches, hubs and network management. 3Com's ownership of core networking technologies creates opportunities to leverage its engineering investments and develop more integrated products for simpler, more innovative networking solutions for customers. 3Com plans to invest in emerging technologies for use in existing and future products, as well as to improve and enhance existing products to extend their lifecycles, reduce

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manufacturing  costs and increase functionality.  In addition to the development of custom ASICs to improve performance, increase reliability and reduce manufacturing costs, 3Com is investing in the following areas:

    - 100 Mbps Ethernet

    - Wireless local area network communications

    - ATM capabilities

    - LAN switching

    - ISDN

    - Enhanced connectivity in IBM environments

    - Remote access for single and mobile users

    The industry in which 3Com competes is subject to rapid technological developments, evolving industry standards, changes in customer requirements and frequent new product introductions and enhancements. As a result, 3Com's success in part depends upon its ability, on a cost-effective and timely basis, to continue to enhance its existing products and to develop and introduce new products that take advantages of technological advances. There can be no assurance that 3Com will be able to successfully develop new products to address new industry transmission standards and technological changes or to respond to new product announcements by others or that such products will achieve market acceptance.

    MARKETS AND CUSTOMERS

    3Com's customers are represented among the world's leading industries, including finance, health care, manufacturing, government, education, and service organizations. In fiscal 1994, 3Com began targeting specific vertical markets, including health care, education, finance and government, through an expanded major accounts sales force.

    Around the world, 3Com serves its customers through a variety of sales channels including direct and indirect channels. Indirect channels include systems integrators, value-added resellers, distributors, national dealers and resellers, and original equipment manufacturers (OEMs). 3Com's multi-channel sales strategy encourages broad market coverage, by allowing 3Com sales personnel to create demand for 3Com products while giving customers the flexibility to choose the most appropriate delivery option.

    INTERNATIONAL OPERATIONS: 3Com distinguishes itself from many of its competitors with its dedicated research and development, manufacturing, sales and service organizations outside the United States. 3Com maintains sales offices in 22 countries, including new offices opened in fiscal 1994 in Japan, Brazil, Mexico, South Africa and China. 3Com primarily markets its products internationally through subsidiaries, sales offices and partnerships with local distributors in Europe, Canada, Asia/ Pacific and Latin America. (See Note 14 relating to geographic area information of the Notes to Consolidated Financial Statements.)

    CUSTOMER SERVICE: Because global data networking infrastructures are becoming increasingly complex, customers require vendors to help them manage and support their networks as well as design and build them. Additionally, as customers' networking purchases transition from point product to connectivity systems, a more solutions-oriented approach to service and support is required. 3Com recognized these trends early and invested in a comprehensive worldwide service and support organization.

    Worldwide logistics include support and repair centers in the United States, dedicated service organizations in Europe and Asia/Pacific Rim, parts stock at more than 25 locations, and electronic bulletin boards throughout the world. In addition to on-site training, 3Com also provides computer-based courses that allow customers to learn networking technologies at their own pace in their own environments. During fiscal 1994, 3Com handled more than 300,000 direct support calls and more than 125,000 calls to the automated 3ComFacts fax-back systems and CardBoard electronic bulletin board.

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    BACKLOG

    3Com manufactures its products based upon its forecast of the demand of its customers worldwide and maintains inventories of finished products in advance of receipt of firm orders from its customers. Orders are generally placed by the customer on an as-needed basis and products are usually shipped within one to four weeks after receipt of an order. Such orders generally may be canceled or rescheduled by the customer without significant penalty. Accordingly, 3Com does not maintain a substantial backlog, and backlog as of any particular date may not be indicative of 3Com's actual sales in any succeeding period.

    MANUFACTURING AND SUPPLIERS

    3Com's primary production activities are conducted at its Santa Clara, California and Blanchardstown, Ireland facilities. Purchasing, mechanical assembly, burn-in, testing, final assembly, and quality assurance functions are performed at both of these facilities. 3Com also manufactures certain products and subassemblies through subcontractors. Over the past several years, 3Com has been investing in automating its manufacturing capabilities, decreasing the costs and increasing the quality of both manufacturing design and production. To meet increased demand for its global data networking products, in fiscal 1994, 3Com added new automated production lines in both its California and Ireland plants.

    3Com is committed to being an environmentally conscious manufacturer and pioneered implementation of a chlorofluorocarbon (CFC)-free semi-aqueous cleaning process at its California plant with DuPont and Corpane Corporations. The same process is used at the Ireland facility and 3Com met its goal of being CFC-free by the end of calendar year 1993.

    Components purchased by 3Com are generally available from multiple suppliers. However, certain components may be available from sole sources. The inability of 3Com to obtain certain components could require 3Com to redesign or delay shipments of several of its data networking products. 3Com has sought to establish close relationships with sole-source suppliers and/or to build up inventory of such components; however, there can be no assurance that production will not be interrupted due to the unavailability of components. 3Com believes that its inventory levels of these components, combined with finished components held by 3Com's suppliers, are adequate for its presently forecasted needs.

    COMPETITION

    Data networking is an emerging field within the information systems industry encompassing both on-premises (e.g., desktop connectivity devices, internetworking platforms and wiring hubs) and off-premises (e.g., wide-area networking) technologies. 3Com participates exclusively in designing, manufacturing and marketing on-premises equipment. 3Com's competitors typically compete in one or more segments of the on-premises sector of the data networking market. These companies are using their resources and technical expertise to improve and expand their product lines in an effort to gain market share. Several are extending their product offerings beyond a single market segment and pursue strategies more closely resembling 3Com's global data networking strategy. The industry recently has witnessed a wave of merger, acquisition and strategic partnering activity as many of these companies seek to provide broader networking solutions.

    NETWORK ADAPTERS: The market for network adapters is highly competitive, with companies offering products that support a range of Ethernet, Token Ring and FDDI media. Principal competitors in the adapter market include Intel Corporation, Standard Microsystems Corporation, IBM Corporation, Madge N.V., Olicom A/S, and Xircom.

    NETWORK SYSTEMS PRODUCTS: Competition in the network systems business, formerly characterized by niche-based competitors focused on a single industry segment, is shifting toward more broad-based suppliers offering multiple product lines. This has been achieved through mergers and acquisi-tions, through joint marketing agreements, and through internally developed products. For example, Cisco Systems, which had focused exclusively on routers, is now offering customers both routers and

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switches  and  has  formed alliances  with  both Cabletron  Systems  and Chipcom
Corporation, two hub vendors. SynOptics Communications, a hub vendor, and Wellfleet Communications, a router vendor, recently merged to form Bay Networks, Inc. Additionally, Cisco Systems, Bay Networks, Inc., Chipcom Corporation and others have completed acquisitions of smaller networking companies in an effort to strengthen their positions in the emerging and fast-growing markets. This industry consolidation, and the convergence of hub, switching and routing technologies on single platforms, will likely continue, intensifying competition among a small group of companies with broad product offerings.

    3Com believes it competes favorably in the data networking market by providing customers with a full breadth of products based on leading technologies, which when combined under the HPSN framework, address connectivity needs for each of the connectivity environments and provide cost-effective migration paths to higher performance technologies. Additionally, 3Com products typically enjoy a reputation for both high quality and reliability.

    PATENTS, LICENSES AND RELATED MATTERS

    3Com relies on U.S. and foreign patents, copyright, trademark and trade secrets to establish and maintain proprietary rights in its technology and products. 3Com has an active program to file applications for and obtain patents in the United States and in selected foreign countries where a potential market for 3Com's products exists. 3Com's general policy has been to seek patent protection for those inventions and improvements likely to be incorporated in its products or otherwise expected to be of value. 3Com has been issued 26 utility patents and one design patent in the U.S., and has been issued one foreign patent. Numerous other patent applications are currently pending which relate to 3Com's research and development, including U.S. and foreign patent applications related to 3Com's LAN Security Architecture, Boundary Routing internetworking technology, and Parallel Tasking Ethernet adapter inventions.

    There can be no assurance that any of these patents would be upheld as valid if litigated. While 3Com believes that its patents and applications have value, it also believes that its competitive position depends primarily on the innovative skills, technological expertise and management abilities of its employees.

    3Com has been granted licenses by others, including a fully paid, perpetual, non-exclusive license to a patent held by Xerox covering a portion of the Ethernet technology.

    3Com has registered 42 trademarks in the United States and has registered 15 trademarks in one or more of 34 foreign countries. Numerous applications for registration of domestic and foreign trademarks are currently pending.

    Many of 3Com's products are designed to include software or other intellectual property licensed from third parties. 3Com actively seeks to license software that promotes the compatibility of its products with industry standards, including standard protocols and architectures. The loss of rights in software or other intellectual property licensed from a third party and designed into a particular product might disrupt or delay 3Com's distribution of that product. While it may be necessary in the future to seek or renew licenses relating to various aspects of its products, 3Com believes that, based upon past experience and standard industry practice, such licenses generally could be obtained on commercially reasonable terms.

    EMPLOYEES

    As of April 30, 1995, 3Com had 2,918 full-time employees, of whom 666 were employed in engineering, 1,020 in sales, marketing and customer service, 799 in manufacturing, and 433 in finance and administration. None of 3Com's employees is represented by a labor organization and 3Com considers its employee relations to be excellent.

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    PROPERTIES

    3Com's headquarters facility consists of a 495,000 square foot office, manufacturing and research and development campus in Santa Clara, California. The facility is leased from a limited partnership in which a subsidiary of 3Com is a partner. The lease expires in January 2000 with options to renew for up to 15 years. 3Com also has an option to purchase the facility.

    3Com leases approximately 50,000 square feet of office space near its headquarters site for its Customer Services Operations. The lease expires in August 1997. 3Com has two one-year options to renew the lease.

    3Com leases 30,000 square feet of office, manufacturing and distribution space for its Switching Division (formerly Synernetics) in North Billerica, Massachusetts. The lease expires in March 1995 with an option to renew for an additional three years. 3Com also leases a 30,000 square foot office, manufacturing and distribution facility in Northboro, Massachusetts for its Star-Tek Division. The lease expires in March 1996 with an option to renew for an additional three years.

    3Com leases several facilities in England including a 47,000 foot manufacturing and research and development facility in Hemel-Hempstead,
Hertfordshire. The lease expires in December 1996. The Company also leases 13,000 square feet of office space in Bourne End, Buckinghamshire. The lease expires in December 1996. 3Com's European headquarters consists of 17,000 square feet of office space in Marlow-on-Thames, Buckinghamshire. The lease expires in December 2013.

    In July 1992, 3Com Ireland, a wholly-owned subsidiary of 3Com, completed, occupied and began operations in its Blanchardstown, Ireland manufacturing facility. The 60,000 square foot facility, including approximately 9.5 acres of land, is owned by 3Com Ireland which also has an option to purchase an additional 3.5 acres of land adjoining the facility.

    3Com also leases various sales and service offices throughout the United States, Canada, Europe, Australia, Latin America, and Asia. All of 3Com's facilities are well maintained and are adequate to conduct 3Com's current business.

    In July 1994, the Company signed a five-year lease for 225,000 square feet of office and manufacturing space to be built on land adjacent to its existing headquarters in Santa Clara. 3Com estimates that it will commence occupancy of portions of the facility in early fiscal 1996 but lease payments are required to begin no later than April 1996.

3COM MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    RESULTS OF OPERATIONS

    NINE MONTHS ENDED FEBRUARY 28, 1995 AND FEBRUARY 28, 1994

    ACQUISITIONS. During the nine months ended February 28, 1995, 3Com enhanced its HPSN solutions with the strategic acquisition of substantially all of the assets of NiceCom (see Note 6 of Notes to 3Com Condensed Consolidated Financial Statements For the Nine Months Ended February 28, 1995), an innovator of ATM technology. 3Com also acquired a company developing network adapter technology. The acquisitions were accounted for as purchases and, accordingly, the acquired assets and liabilities were recorded at their estimated fair market values at the dates of acquisition. The aggregate purchase price consisted of approximately $55.5 million paid using funds from the Company's working capital and issuance of common stock. In addition, the Company assumed stock options with an associated value of $6.1 million attributed to the exchange of the acquired companies' stock options and incurred $2.0 million of costs directly attributable to the completion of the acquisitions. Approximately $60.8 million of the total purchase price represented in-process technology and was charged to 3Com's operations during the second quarter. 3Com's consolidated results of operations for the nine months period ended February 28, 1995 included the operating results of the acquired companies from the dates of acquisition. References to 3Com herein refer to 3Com and its subsidiaries.

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    RESULTS  OF OPERATIONS.   3Com achieved sales  for the first  nine months of
fiscal 1995 totaling $892.8 million, an increase of $307.2 million or 52% from the corresponding period a year ago.

    3Com believes that the year-over-year increase in the first nine months of fiscal 1995 sales is due to several factors, including strong market acceptance of the Company's new products, continued strength in the data networking market, increases in personal computer sales, rapid growth in sales outside the U.S., the breadth of 3Com's product offerings and its ability to deliver complete data networking solutions for different connectivity environments. Sales from products introduced in the last 12 months represented 47% of sales in the first nine months of fiscal 1995, an increase from 37% of sales in the corresponding period a year ago.

    Sales of network adapters in the first nine months of fiscal 1995 represented 55% of total sales and increased 46% from the corresponding period in fiscal 1994. The increase in network adapter sales represented an increase in unit volume partially offset by continuation of the industry-wide trend toward decreasing average selling prices, particularly in the token ring market. The increase in unit volume primarily resulted from sales of the EtherLink III network adapter, but was also favorably impacted by sales of the PC Card adapter (formerly PCMCIA).

    Sales of systems products (internetworking, remote access server, hub and switching products) in the first nine months of fiscal 1995 represented 41% of total sales and increased 70% from the corresponding period a year ago. The increase was led primarily by the LinkBuilder FMS II stackable hub, a component of 3Com's SuperStack family of network system products, the LANplex family of switching products, and the NETBuilder Remote Office internetworking system. Similar to network adapters, the increase in systems products sales represented an increase in unit volume which was partially offset by a decrease in average selling prices. 3Com believes there is an industry- wide trend towards demand for fully-functional, fault-tolerant, lower- priced network systems in a stackable format. 3Com is currently delivering many components of its SuperStack network system including stackable hubs, remote office routers, LAN switching products and a redundant power system.

    Sales of other products (terminal servers, customer service, protocols and other products) represented 4% of the sales in the first nine months of fiscal 1995. Sales of other products increased 8% from the corresponding period a year ago, although they continued to represent a decreasing percentage of 3Com's total sales, as expected.

    Sales outside the United States provided 54% of sales in the first nine months of fiscal 1995, compared to 51% for the same period last year. International sales grew in all geographic regions, especially in the Asia Pacific and Latin American regions. 3Com believes that this increase reflected 3Com's continued expansion globally through the opening of new sales offices in Latin America, Asia and Europe, and the expansion of worldwide service and support programs. The Company's operations were not significantly impacted by fluctuations in foreign currency exchange rates in the nine months ended February 28, 1995 and 1994.

    Cost of sales as a percentage of sales was 46.5% for the first nine months of fiscal 1995, compared to 49.4% for the corresponding period a year ago. The
2.9 percentage points improvement in gross margin from the year-ago period resulted primarily from a favorable shipment mix towards the lower-cost network adapters and the higher-margin switching products, improving gross margins by
1.1 and .9 percentage points, respectively, and lower inventory obsolescence costs of .5 percentage points.

    Total operating expenses in the first nine months of fiscal 1995 were $361.0 million compared to $339.3 million in the first nine months of fiscal 1994. Excluding the charge of $60.8 million for purchased in-process technology and the non-recurring credit of $1.1 million for the reduction in accrued costs relating to the fiscal 1991 restructuring, total operating expenses in the first nine months of fiscal 1995 would have been $301.3 million, or 33.7% of sales. Excluding the charge of $134.5 million for purchased in-process technology resulting from the acquisitions of Synernetics, Inc.

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and Centrum Communications,  Inc., and the  technology licensing agreement  with
Pacific Monolithics, Inc., total operating expenses in the first nine months of fiscal 1994 would have been $204.8 million, or 35.0% of sales.

    Sales and  marketing  expenses in  the  first  nine months  of  fiscal  1995 increased $52.9 million or 43% from the comparable prior year period. As a percentage of sales, sales and marketing expenses decreased from 20.8% in fiscal 1994 to 19.6% in fiscal 1995. The increase in such expenses reflected increased selling costs related to the 52% increase in sales volume, the cost of promoting 3Com's new and existing products, and a year-over-year increase in headcount of 37%.


    Research and development expenses in the first nine months of fiscal 1995 increased $35.4 million or 66% from the comparable prior year period. As a percentage of sales, such expenses increased to 9.9% in fiscal 1995 compared to 9.1% in the prior year period. The increase in research and development expenses was primarily attributable to the cost of developing 3Com's new products which significantly increased new product revenue and a 28% increase in headcount from the prior year. The Company believes the introduction of new technologies and products to the market in a timely manner is crucial to its success, and will continue to make strategic acquisitions where appropriate. Several of the research and development projects acquired in connection with the Company's strategic acquisitions since December 1993 have been completed. Of the projects that are still in process, development work is proceeding as expected. Such development activities primarily included the development of ATM-based products for the enterprise market and products based on ISDN technology for the small office/home office environments. The nature of costs for such development activities is primarily employee-related costs for the Company's engineering staff to support design efforts, development of prototypes and testing activities. The Company estimates that an aggregate of approximately $15 to $20 million will be expensed over the next six to 14 months in connection with completion of all acquired research and development projects. The Company believes future research and development spending, including costs remaining for the completion of these projects will not significantly differ from the historical trend of research and development expenses as a percent of sales.


    General and administrative expenses in the first nine months of fiscal 1995 increased $8.2 million or 28% from the comparable prior year period. As a percentage of sales, such expenses decreased from 5.0% in fiscal 1994 to 4.2% in fiscal 1995. The increase in general and administrative expenses reflects expansion of 3Com's infrastructure through internal growth and acquisitions and an increase in the provision for bad debt expense associated with the higher sales volume.

    Nonoperating income was favorably impacted during the first nine months of fiscal 1994, as 3Com realized a gain of $17.7 million from the sale of 3Com's investment in Madge N.V.

    Other income (net) was $3.0 million for the first nine months of fiscal 1995, compared with income of $2.8 million for the same period a year ago. Such amounts consist primarily of interest income which has increased $2.8 million in fiscal 1995 due to larger cash and investment balances and rising interest rates and was offset by the interest expense associated with the $110.0 million of convertible subordinated notes issued in the second quarter of fiscal 1995.

    3Com's effective income tax rate was 36% in the first nine months of fiscal 1995. Despite the net loss reported, the Company provided $33.6 million for income taxes in the first nine months of fiscal 1994 because a significant portion of the charge taken for purchased in-process technology was not tax deductible. In addition, the income tax rate in the prior year period reflected the recognition of a net benefit of $1.2 million which resulted from retroactive changes to the Revenue Reconciliation Act of 1993. The tax rate associated with continuing operations was 35% for the first nine months of fiscal 1994.

    Net income for the first nine months of fiscal 1995 was $76.4 million, or $1.06 per share, compared to a net loss of $55.9 million, or $.90 per share, for the first nine months of fiscal 1994. Excluding the charge for purchased in-process technology and the non-recurring credit, 3Com would have realized

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net income of $113.1  million or $1.58  per share for the  first nine months  of fiscal 1995. Excluding the charge for purchased in-process technology, the gain from the sale of an investment and the tax benefit, net income for the first nine months of fiscal 1994 would have been $59.7 million, or $.87 per share. Net loss per share for the first nine months of fiscal 1994 has been restated to reflect the two-for-one stock split on September 1, 1994 for shareholders of record on August 16, 1994.

    FISCAL YEARS MAY 31, 1994, 1993 AND 1992

    ACQUISITIONS. During the fiscal year ended May 31, 1994, 3Com enhanced its HPSN architecture with two strategic acquisitions (see Note 3 of Notes to Consolidated Financial Statements for Years Ended May 31, 1994, 1993 and 1992). 3Com completed the acquisitions of Synernetics, Inc. ("Synernetics"), a market leader in LAN switching products, on January 14, 1994, and Centrum Communications, Inc. ("Centrum"), an innovator of remote access products, on March 3, 1994. Both acquisitions were accounted for as purchases. The aggregate purchase price consisted of $140.0 million plus $3.3 million of costs attributed to the exchange of Synernetics options for 3Com options and $13.1 million of costs directly attributable to the completion of the acquisitions. Approximately $132.1 million of the aggregate purchase price represented in-process technology and was charged to 3Com's operations during the third fiscal quarter of 1994. In December 1993, 3Com also entered into a technology licensing agreement with Pacific Monolithics, Inc., a developer of wireless communications (see Note 4 of Notes to Consolidated Financial Statements for Years Ended May 31, 1994). The cost of the license agreement was $2.5 million, substantially all of which was charged to 3Com's operations during the third fiscal quarter as purchased in-process technology. Fiscal 1994 results included a $134.5 million pre-tax charge to operations for the combined effect of purchased in-process technology related to the acquisitions and the license agreement. The Company's consolidated results of operations for the fiscal year ended May 31, 1994 include the operating results of Synernetics and Centrum from the respective dates of acquisition.

    In fiscal 1993, 3Com acquired Star-Tek, Inc. ("Star-Tek"), a company specializing in Token Ring technology (see Note 3 of Notes to Consolidated Financial Statements for Years Ended May 31, 1994, 1993 and 1992), in a pooling of interests transaction.

    RESULTS  OF OPERATIONS.   Fiscal 1994 sales increased  34% to $827.0 million
from $617.2 million in fiscal 1993. This followed a 46% increase in sales in fiscal 1993 from fiscal 1992 sales of $423.8 million.

    3Com believes that the increase in fiscal 1994 sales from fiscal years 1993 and 1992 reflects the actions 3Com took during the past years to establish itself as a leader in the emerging global data networking environment. In addition to the acquisitions of Synernetics and Centrum in fiscal 1994 and Star-Tek in fiscal 1993, significant actions taken by 3Com included acquiring the data networking products business of U.K.-based BICC Group, plc ("BICC") in fiscal 1992, formulating 3Com's HPSN architecture to meet the demands of growing networks and advanced network applications, and opening new markets in Latin America, Asia and Europe. Furthermore, general market strength in the data networking market, rapid growth in sales outside the U.S., revenues from sales of key data networking products such as the EtherLink III Parallel Tasking network adapter, the NETBuilder II bridge/router and the LinkBuilder FMS stackable hub, and 3Com's ability to deliver complete data networking solutions for different connectivity environments also contributed to increased sales. Revenue from businesses acquired during the year did not account for a material portion of the year-over-year increase. Sales from products introduced in the last 12 months represented 32% of sales in fiscal 1994, compared to 48% of total sales in fiscal 1993 as several high volume products such as the EtherLink III network adapter and LinkBuilder FMS stackable hub met their one-year anniversary in the first half of fiscal 1994.

    Sales of network adapters in fiscal 1994 represented 57% of total sales and increased 31% from fiscal 1993 sales. Sales of network adapters in fiscal years 1993 and 1992 represented 58% and 57% of total sales, respectively. The increase in network adapter sales represented an increase in unit volume partially offset by continuation of the industry-wide trend toward decreasing average selling prices and a shift in demand towards the lower-priced EtherLink III network adapter. The increase in unit volume resulted from sales of the EtherLink III and the TokenLink III network adapters.

    Sales of systems products (internetworking, hub and switching products) in fiscal 1994 represented 37% of total sales and increased 49% from fiscal 1993. This followed an 84% increase in system sales in fiscal 1993 from fiscal 1992. The increase was led primarily by the LinkBuilder FMS stackable hub, the high-performance NETBuilder II bridge/router and the LANplex family of switching products. Similar to network adapters, the increase in systems products sales represented an increase in unit volume which was partially offset by a decrease in average selling prices. During the year, the industry has experienced a trend towards demand for fully functional, lower cost, lower price hubs and routers, such as 3Com's family of LinkBuilder stackable hubs and NETBuilder remote office products.

    Sales of other products (terminal servers, customer service, protocols, operating systems, file servers and other products) represented 6% of fiscal 1994 sales and continued to decrease from levels in fiscal 1993 and fiscal 1992.

    Sales outside of the United States comprised 52% of total sales in fiscal 1994 compared to 50% in fiscal 1993 and 47% in fiscal 1992. The growth of international sales was particularly strong in Europe and the Latin America region in fiscal 1994. 3Com believes that the increase in international sales reflected the same factors that affect 3Com as a whole, including the results of 3Com's continued expansion globally, continued increases in revenue from the data networking products acquired from U.K.-based BICC, the worldwide expansion of service and support programs, and the opening of new sales offices. The Company's operations were not significantly impacted by fluctuations in foreign currency exchange rates in fiscal years 1994, 1993 and 1992.

    Cost of sales as a percentage of sales was 49.1% in fiscal 1994, compared to 51.9% in fiscal 1993 and 52.9% in fiscal 1992. The 2.8 percentage point improvement in gross margin in fiscal 1994 primarily resulted from improved efficiency of manufacturing operations of 1.2 percentage points, a favorable shipment mix with higher volume shipments of the lower-cost and higher-margin network adapters, resulting in .6 percentage point improvement and lower freight and duties of .6 percentage points, which primarily resulted from an increase in the volume of products manufactured in the Ireland plant. The 1.0 percentage point improvement in gross margin in fiscal 1993 from fiscal 1992 was due primarily to a favorable shipment mix of EtherLink III network adapters, as well as LinkBuilder FMS and LinkBuilder ECS hub products. The trend noted above towards demand for lower cost, lower price systems products allows 3Com to further leverage its manufacturing infrastructure.

    Total operating expenses in fiscal 1994 were $422.6 million compared to $237.9 million in fiscal 1993 and $191.5 million in fiscal 1992. Excluding non-recurring charges, operating expenses increased $51.6 million or 22% from fiscal 1993 to fiscal 1994, but decreased as a percentage of sales from 38.3% of sales in fiscal 1993 to 34.8% of sales in fiscal 1994.

    Sales and marketing expenses increased $34.8 million or 25% in fiscal 1994 from fiscal 1993. As a percentage of sales, such expenses decreased to 20.8% in fiscal 1995 from 22.2% in the prior year. The increase in sales and marketing expenses reflected increased selling costs associated with the 34% increase in sales year over year, increased cooperative advertising expenses and a 28% headcount growth.

    Research and development expenses increased $12.1 million or 19% in fiscal 1994 compared to fiscal 1993. As a percentage of sales, such expenses decreased to 9.2% in fiscal 1994 from 10.4% in fiscal 1993. The absolute increase in research and development expenses in fiscal 1994 was attributable to the cost of developing 3Com's systems products and growth in headcount of 26% from the prior year. The increase in spending reflected 3Com's continued commitment to develop and introduce high quality, innovative products.

    General and administrative expenses increased $4.7 million or 13% in fiscal 1994 over the prior year. As a percentage of sales, such expenses decreased to 4.8% in fiscal 1994 from 5.7% in fiscal 1993. General and administrative expenses increased $2.5 million from higher provisions for bad debt primarily associated with the higher volume and global expansion of its business.

    Operating expenses increased $55.4 million or 31% from fiscal 1992 to fiscal 1993, excluding non-recurring charges. The increase in operating expenses reflected the cost of developing and promoting new products, and growth in the number of employees and spending due to the acquisition of the data networking products business of BICC in January 1992.

                         SUMMARY OF OPERATING EXPENSES

                                                            PERCENT                PERCENT                PERCENT
                                                              OF                     OF                     OF
                                               FISCAL 1994   SALES    FISCAL 1993   SALES    FISCAL 1992   SALES
                                               -----------  -------   -----------  -------   -----------  -------
                                                                     (DOLLARS IN THOUSANDS)
Sales and marketing..........................  $   171,799    20.8%   $   137,021    22.2%   $    97,997    23.1%
Research and development.....................       76,467     9.2         64,346    10.4         48,220    11.4
General and administrative...................       39,838     4.8         35,171     5.7         34,873     8.2
Non-recurring charges:
Purchased in-process technology..............      134,481    16.3        --         --           10,404     2.5
Non-recurring items..........................      --         --            1,316     0.2        --         --
                                               -----------  -------   -----------  -------   -----------  -------
Total operating expenses.....................      422,585    51.1        237,854    38.5        191,494    45.2
                                               -----------  -------   -----------  -------   -----------  -------
Total operating expenses excluding
 non-recurring charges.......................  $   288,104    34.8%   $   236,538    38.3%   $   181,090    42.7%
                                               -----------  -------   -----------  -------   -----------  -------
                                               -----------  -------   -----------  -------   -----------  -------

    In the third quarter of fiscal 1994, 3Com recorded a $134.5 million pre-tax charge to operations for the combined effect of purchased in- process technology related to the acquisitions of Synernetics and Centrum and the technology license agreement with Pacific Monolithics, Inc. Fiscal 1993 results included a non-recurring charge of $1.3 million which consisted of the net cost of a litigation settlement of $3.6 million, merger costs of $1.0 million related to the acquisition of Star-Tek, offset by a reduction in accrued restructuring costs of $3.3 million based on revised estimates of future costs. Fiscal 1992 results included a $10.4 million pre-tax charge to operations for purchased in-process technology related to the acquisition of the data networking products business of BICC.

    Other income (net) was $3.3 million in fiscal 1994, compared to $1.3 million in fiscal 1993 and $3.3 million in fiscal 1992. The increase in other income in fiscal 1994 from fiscal 1993 resulted primarily from more favorable foreign exchange results of $1.3 million and higher interest income of $.4 million. The decrease in other income in fiscal 1993 from fiscal 1992 resulted primarily from lower interest income and higher foreign exchange costs.

    3Com provided $48.2 million for income taxes in fiscal 1994 on income before income taxes of $19.5 million because a significant portion of the purchased in-process technology charge was not tax deductible. Excluding the effect of the purchased in-process technology charge, the effective tax rate would have been 35.0%. 3Com's effective tax rate in fiscal 1993 was 36.0%, as compared to 43.0% in fiscal 1992. In fiscal 1992, as in fiscal 1994, a portion of the purchased in-process technology charge was not tax deductible, which increased the effective tax rate.

    Net loss for fiscal 1994 was $28.7 million, or $0.46 per share, compared to net income for fiscal 1993 of $38.6 million, or $0.60 per share. Net loss for fiscal 1994 included the aforementioned $134.5 million pre-tax charge associated with purchased in-process technology, a $17.7 million pre-tax gain from the sale of 3Com's investment in Madge N.V. and a $1.2 million tax benefit due to retroactive changes and the effect of changes in federal statutory rates of the Revenue Reconciliation Act of 1993. Excluding these one-time charges and gains, 3Com would have realized net income of $86.9 million, or $1.27 per share in fiscal 1994. Excluding the effect of non-recurring items in fiscal 1993, 3Com would have realized net income of $39.8 million, or $0.62 per share. Net income for fiscal 1992 was $8.0 million, or $0.13 per share. Excluding the effect of the purchased in-process technology charge in fiscal 1992, 3Com would have realized net income of $17.1 million, or $0.28 per share.

    LIQUIDITY AND CAPITAL RESOURCES

    Cash, cash equivalents and temporary cash investments at February 28, 1995 were $263.5 million, increasing $133.8 million from May 31, 1994. During the nine months ended February 28, 1995, 3Com received net proceeds of $107.3 million from the issuance of convertible subordinated notes and spent approximately $48.7 million in net cash for acquisitions (see Note 6 of Notes to Condensed Consolidated Financial Statements For Nine Months Ended February 28, 1995 and 1994).

    For the nine months ended February 28, 1995, net cash generated from operating activities was $126.0 million. Net cash generated from operating activities was offset by the final payment of $14.3 million to Centrum shareholders in the first quarter of fiscal 1995 for the acquisition of Centrum Communications in February 1994. Inventory levels increased $18.2 million from the prior fiscal year end, with inventory turnover improving from 6.5 turns at May 31, 1994 to 7.6 turns at February 28, 1995. Trade receivables at February 28, 1995 increased $69.0 million from May 31, 1994 due primarily to an increase in sales and the shortened accounting period in February which has historically increased days sales outstanding in receivables. Days sales outstanding in receivables was 50 days at the end of the third quarter, compared to 44 days at May 31, 1994 and 50 days at February 28, 1994. Other non-current assets increased primarily due to an increase in non-current deferred taxes of $20.1 million associated with the acquisition of NiceCom and related charge for purchased in-process technology.

    For the nine months ended February 28, 1995, 3Com made $48.8 million in capital expenditures. Major capital expenditures included upgrades and additions to manufacturing product lines, facility relocations, development of a new worldwide accounting and information system, and upgrades of desktop systems. As of February 28, 1995, 3Com had approximately $29 million in capital expenditure commitments primarily associated with the expansion and upgrade of manufacturing product lines and facilities.

    During the nine months ended February 28, 1995, 3Com repurchased 785,000 shares of common stock with a cash outlay of $19.6 million. As of February 28, 1995, 3Com was authorized by its Board of Directors to repurchase up to an additional 2.7 million shares of its common stock in the open market.

    During the first quarter of fiscal 1995, 3Com signed a five-year lease for 225,000 square feet of office and manufacturing space to be built on land adjacent to its existing headquarters in Santa Clara. Under such arrangement, 3Com has committed to fund up to a maximum of $33.5 million for the construction of the buildings. 3Com is obligated to purchase the property or cause a third party to purchase the property at a future date. 3Com estimates that it will commence occupancy of portions of the facility in early fiscal 1996, with payments on the lease to start no later than April 1996.

    3Com has a $40 million revolving bank credit agreement which expires December 31, 1996. No amount is outstanding under the credit agreement and 3Com is in compliance with all financial ratio and minimum net worth requirements.

    3Com  believes  that  its  existing  cash  balances,  cash  generated   from
operations and the available revolving credit agreement will be sufficient to satisfy operating cash requirements through calendar 1995.

MANAGEMENT

    The directors and executive officers of 3Com and their ages as of April 15, 1995 are as follows:

            NAME                   AGE                               POSITION
-----------------------------      ---      -----------------------------------------------------------
Eric A. Benhamou                       39   Chairman, President and Chief Executive Officer
Debra J. Engel                         42   Vice President, Corporate Services
Robert J. Finocchio, Jr.               43   Executive Vice President, Network Systems Operations
Ralph B. Godfrey                       54   Vice President, Channel Sales -- North America
John H. Hart                           49   Vice President and Chief Technical Officer
Richard W. Joyce                       39   Vice President, Sales Europe and Asia/Pacific Rim
Alan J. Kessler                        37   Vice President, Systems Sales -- North America
Christopher B. Paisley                 42   Vice President, Finance and Chief Financial Officer
Janice M. Roberts                      39   Vice President, Marketing, General Manager, Personal Office
                                             Division
Douglas C. Spreng                      51   Vice President and General Manager, Network Adapter
                                             Division
James L. Barksdale                     52   Director
Gordon A. Campbell                     50   Director
Jean-Louis Gassee                      50   Director
Stephen C. Johnson                     52   Director
Philip C. Kantz                        51   Director
William F. Zuendt                      48   Director

    Eric A. Benhamou has been 3Com's President and Chief Executive Officer since April 1990 and September 1990, respectively. Mr. Benhamou became Chairman of the Board of Directors of 3Com in July 1994. Mr. Benhamou served as 3Com's Chief Operating Officer from April 1990 through September 1990. From October 1987 through April 1990, Mr. Benhamou held various general management positions within 3Com. Prior to that, Mr. Benhamou was one of the founders of Bridge Communications, Inc., in September 1981, and held various executive positions in that company in the field of engineering and product development, most recently as Vice President of Engineering, until that company merged with 3Com in September 1987. Mr. Benhamou serves as a Director of Cypress Semiconductor, Inc. Mr. Benhamou is also a member of the Board of Directors of Smart Valley, Inc., and serves as a member of the Board of Trustees of the Leavy School of Business, Santa Clara University.

    Debra J. Engel has been Vice President, Corporate Services since March 1990. From the time Ms. Engel joined 3Com in November 1983 until March 1990, she was Vice President, Human Resources. Prior to that, she was with Hewlett-Packard Company for seven years, most recently as Corporate Staffing Manager at Hewlett-Packard's Corporate Headquarters.

    Robert J. Finocchio, Jr. has been Executive Vice President, Network Systems Operations since June 1993. From January 1990 through May 1993, Mr. Finocchio served as Executive Vice President, Field Operations. Mr. Finocchio joined 3Com in December 1988 as Vice President of Sales, Marketing and Services, a position he held through January 1990. Prior to joining 3Com, Mr. Finocchio was with Rolm, Inc. for nine years, where he held various executive positions in sales and service. Most recently he was Vice President of Rolm Systems Marketing.

    Ralph B. Godfrey has been Vice President, Channel Sales-North America since June 1993. Mr. Godfrey joined 3Com in June 1990 as Vice President of 3Com USA, a position he held through May 1993. Prior to joining 3Com, Mr. Godfrey was with Unisys, Inc. for two years, where he held several executive positions in sales, most recently as President of the Value-Added Marketing Division. Prior to Unisys, Mr. Godfrey was with
Hewlett-Packard Company for 20 years where he held several field sales management positions, the most recent as National Sales Manager for Business Systems.

    John H. Hart has been Vice President and Chief Technical Officer since joining 3Com in September 1990. Prior to joining 3Com, Mr. Hart worked for Vitalink Communications Corporation for seven years, where he held various executive positions in product engineering and development. Mr. Hart's final position with Vitalink was Vice President of Network Products.

    Richard  W. Joyce has been Vice President, Sales Europe and Asia/Pacific Rim
(APR) since June 1993. Since January 1990, Mr. Joyce has also served as President, 3Com Europe Limited. Mr. Joyce joined 3Com in November 1987 as Sales Manager of 3Com (UK) Limited, a position he held until September 1988. From September 1988 until January 1990, Mr. Joyce served as Managing Director of 3Com
(UK) Limited. Most recently prior to joining 3Com, Mr. Joyce held the position of Managing Director Europe for State Street Trade Development Corporation from 1985 through 1987. Prior to this, Mr. Joyce held several different positions with a variety of data networking and communications companies.

    Alan J. Kessler has been Vice President, Systems Sales-North America since June 1993. From May 1991 through May 1993, Mr. Kessler served as Vice President and General Manager, Network Systems Division. From April 1990 until May 1991, Mr. Kessler served as Vice President and General Manager, Distributed Systems Division. Previously, he served as Product Marketing Manager of the Distributed Systems Division from November 1988 through April 1990 and as Product Line Manager from October 1985 through November 1988.

    Christopher B. Paisley has served as 3Com's Vice President, Finance and Chief Financial Officer since September 1985. Prior to joining 3Com, Mr. Paisley was Vice President, Finance of Ridge Computers from May 1982 to September 1985. Previously, Mr. Paisley was employed by Hewlett-Packard Company for five years in a variety of accounting and finance positions.

    Janice M. Roberts has been Vice President, Marketing since June 1992 and General Manager, Personal Office Division since February 1994. From February 1992 until June 1992, Ms. Roberts was Vice President and General Manager of the Premises Distribution Division. During the period January 1989 to February 1992, Ms. Roberts served as Director of BICC Technologies Limited and President of BICC Technologies, Inc. and BICC Communications, Inc. She was also Chairman and Managing Director of BICC Data Networks Limited. From December 1986 through January 1989, Ms. Roberts was Manager of Sales and Marketing of STC Components Ltd. located in Harlowe, United Kingdom.

    Douglas C. Spreng has been Vice President and General Manager of 3Com's Network Adapter Division since March 1992. Prior to joining 3Com, Mr. Spreng was President and Chief Operations Officer of Domestic Automation Company, a private communications system start-up company based in San Carlos, California. Previously, Mr. Spreng spent 23 years with Hewlett-Packard Company (HP) in a variety of key marketing, manufacturing and general management positions, including General Manager of HP's Commercial Systems Group. Most recently he served as General Manager of HP's Manufacturing Applications Group.

    Mr. Barksdale has served on the Board of Directors since 1987. Mr. Barksdale has been employed as President and CEO of Netscape Communications Corporation since January 1995. Previously, Mr. Barksdale had been President and Chief Executive Officer of AT&T Wireless Services since September 1994. Prior to September 1994, Mr. Barksdale had been employed as the President and Chief Operating officer of McCaw Cellular Communications, Inc. since January 1992 and by Federal Express Corporation since 1979. Mr. Barksdale served as a director of Bridge Communications, Inc.

from April 1986 until that company combined with 3Com in 1987. Mr. Barksdale also serves as a director of McCaw Cellular Communications, Inc., The Promus Companies, Inc., LIN Broadcasting Corporation and Netscape Communications Corporation.

    Mr. Campbell has served on the Board of Directors since 1990. He was a founder and since 1993 has been President of Techfarm, Inc., a new company formed to launch technology based start-up companies. Mr. Campbell was a founder of Chips and Technologies, Inc. ("Chips"), a company that designs and distributes very large scale integrated circuit products, and has served as a director of Chips since December 1984 and as Chairman of the Board of Chips since 1993. Mr. Campbell also served as the President and Chief Executive Officer of Chips from January 1985 to July 1993. Mr. Campbell was also a founder of Seeq Technology, Inc., and, from January 1981 to October 1984, he served as that company's President and Chief Executive Officer. Mr. Campbell also serves as a director of Bell Microproducts, Inc., Reply Corporation and as Chairman of the Board of Exponential Technology, Inc. and Summit Systems.

    Mr. Gassee has served on the Board of Directors since 1993. He is the Chairman of the Board and Chief Executive Officer of Be Incorporated, a personal computing technology company in the development stage, which he founded in October 1990. Previously, Mr. Gassee was associated with Apple Computer, Inc. ("Apple") for 10 years. He served as the president of Apple Products, the research and development and manufacturing division of Apple, from August 1988 to February 1990. From June 1987 to August 1988, and from June 1985 to June 1987, Mr. Gassee served, respectively, as Apple's Senior Vice President of research and development and Vice President of Product Development. Mr. Gassee founded and was general manager of Apple's French sales subsidiary, Apple Computer France SARL, from February 1981 to June 1985. Prior to joining Apple, Mr. Gassee was President and General Manager of the French subsidiary of Exxon Corp., held several management positions with Data General Corporation, and spent six years at Hewlett-Packard Company. Mr. Gassee is currently also a member of the board of directors of Cray Computer, Electronics For Imaging, Inc. and Logitech, Inc.

    Mr. Johnson has served on the Board of Directors since 1989. He has been President and Chief Executive Officer of Komag, Incorporated, a manufacturer of Winchester disk media, since 1983. Mr. Johnson served as a director of 3Com from June 1982 to September 1987; he stepped down from the Board when 3Com combined with Bridge Communications, Inc. and returned to the Board in 1989. Mr. Johnson also serves as a director of Komag, Incorporated and Uniphase Corporation.

    Mr. Kantz has served on the Board of Directors since 1992. From February 1994 to January 1995, he served as President, Chief Executive Officer and a director of Transcisco Industries, Inc., an industrial services company. From October 1992 through September 1993, Mr. Kantz served as President and Chief Executive Officer of Genetrix, Inc., a biotechnology services company. Mr. Kantz was President and Chief Executive Officer of Itel Containers International Corporation from 1988 through 1991. Previously, Mr. Kantz was President of Transportation and Industrial Funding Corporation and Senior Vice President and General Manager of GE Capital from 1986 to 1988. In 1988, Mr. Kantz instigated the start up of an integrated waste management corporation, Mine Reclamation Corporation, and currently serves as Chairman of that company's board of directors. Mr. Kantz also serves as a director of Blue Cross of California, Genetrix, Inc. and Trans Ocean Ltd.

    Mr. Zuendt has served on the Board of Directors since 1988. He is President of Wells Fargo & Company, a bank holding company. He has been responsible for Wells Fargo Bank's California branch system, credit card products, electronic banking, and consumer systems and operations since 1980, its real estate, commercial and corporate lending since 1991, and its trust and investment activities since 1993. He joined Wells Fargo in 1973. Mr. Zuendt is also a director of MasterCard International and a trustee of Golden Gate University.

    During the fiscal year ended May 31, 1994, the Board held seven (7) meetings. No director listed above who served on the Board in fiscal year 1994 attended fewer than 75% of the meetings of the Board and the Committees on which he served. The Board does not have a standing Nominating Committee, but does have an Audit Committee and a Compensation Committee.

    During  the fiscal year ended May 31,  1994, 3Com's Audit Committee met five
(5) times. Its current members are Stephen C. Johnson and William F. Zuendt. The Audit Committee makes recommendations to the Board regarding engagement of 3Com's independent public accountants, approves services rendered by such accountants, reviews the activities and recommendations of 3Com's internal audit department, and reviews and evaluates 3Com's accounting systems, financial controls and financial personnel.

    During the fiscal year ended May 31, 1994, the Compensation Committee met four (4) times. Its current members are Gordon A. Campbell and Philip C. Kantz. Eric A. Benhamou serves as an ex officio member of the Compensation Committee. The Compensation Committee reviews salaries and other administration of 3Com's stock option and stock purchase plans, and advises the Board on general aspects of 3Com's compensation and benefit policies.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

    The following table sets forth certain information, as of April 15, 1995, with respect to the beneficial ownership of 3Com Common Stock by (i) each director and director-nominee of 3Com, (ii) the Chief Executive Officer and the four other most highly compensated executive officers of 3Com as of May 31, 1994 whose salary and bonus for the year ended May 31, 1994 exceeded $100,000, and (iii) all executive officers and directors of 3Com as a group.

                                                        PERCENT
                                                        OF
                                                        COMMON
                                  AMOUNT AND NATURE OF  STOCK   PERCENT AFTER
NAME                            BENEFICIAL OWNERSHIP (1) OUTSTANDING      MERGER
------------------------------  ---------------------------   -----------------
James L. Barksdale                            60,000     *
Gordon A. Campbell                            32,000    *
Jean-Louis Gassee                             30,000    *
Stephen C. Johnson                           112,000    *
Philip C. Kantz                               67,002    *
William F. Zuendt                            166,000    *
Eric A. Benhamou                             731,285    1.1%
Robert J. Finocchio, Jr.                     208,776    *
Ralph B. Godfrey                              34,606    *
Douglas C. Spreng                            146,885    *
Richard W. Joyce                              52,522    *
All directors and executive
 officers as a group (16
 persons)                                  2,272,644    3.3%

------------------------
 *   Less than 1%.

(1) Except as indicated in the footnotes to this table, to the Company's knowledge, the persons or entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

     Includes shares of 3Com Common Stock issuable pursuant to options exercisable within 60 days of April 15, 1995, including options to acquire 60,000 shares of 3Com Common Stock held by Mr. Barksdale, options to acquire 32,000 shares held by Mr. Campbell, options to acquire 30,000 shares held by Mr. Gassee, options to acquire 84,000 shares held by Mr. Johnson, options to acquire 57,474 shares held by Mr. Kantz, options to acquire 94,000 shares held by Mr. Zuendt, options  to acquire 519,792 shares held by Mr. Benhamou, options to acquire
     177,261 shares held by Mr. Finocchio, options to acquire 22,022 shares held by Mr. Godfrey, options to acquire 140,590 shares held by Mr. Spreng, options to acquire 51,391 shares held by Mr. Joyce, and options to acquire
     1,844,042 shares of 3Com Common Stock held by directors and executive officers of 3Com as a group.

    The following table sets forth certain information, as of December 31, 1994, with respect to the beneficial ownership of 3Com Common Stock by all persons known by 3Com to be the beneficial owners of more than 5% of the outstanding 3Com Common Stock.

                                                                   AMOUNT AND NATURE OF                        PERCENT
                                                                        BENEFICIAL        PERCENT OF COMMON     AFTER
NAME                                                                  OWNERSHIP (1)       STOCK OUTSTANDING    MERGER
----------------------------------------------------------------  ----------------------  -----------------  -----------
FMR Corporation ................................................          9,438,540               14.1%
 82 Devonshire Street
 Boston, MA 02109
Investors Research Corporation .................................          6,600,000                9.9%
 450 Main Street
 Kansas City, MO 64111

------------------------
(1) To 3Com's knowledge, the entities named in the table have sole voting and investment power with respect to all shares of 3Com Common Stock shown as beneficially owned by them.

     This information is based upon a review of 13G filings made with the SEC during 1994.

EXECUTIVE COMPENSATION AND OTHER MATTERS

    EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation of the Chief Executive Officer of 3Com and the four other most highly compensated executive officers of 3Com as of May 31, 1994 whose total salary and bonus for the fiscal year ended May 31, 1994 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                        COMPENSATION
                                                                        -------------
                                                                           AWARDS
                                                                        -------------
                                                 ANNUAL COMPENSATION     SECURITIES
                                      FISCAL    ----------------------   UNDERLYING        ALL OTHER
    NAME AND PRINCIPAL POSITION        YEAR       SALARY     BONUS (1)     OPTIONS     COMPENSATION (2)
-----------------------------------  ---------  -----------  ---------  -------------  -----------------
Eric A. Benhamou                          1994  $   451,629  $  25,372       200,000             572
President and Chief                       1993  $   375,000  $  22,966       220,060             447
Executive Officer                         1992      375,000      4,431       160,270             429
Robert J. Finocchio, Jr.                  1994      318,499     18,599       120,000             629
Executive Vice President                  1993      300,000     18,373       139,920             519
Network Systems Operations                1992      300,000      4,431       101,740             510
Ralph B. Godfrey                          1994      324,404     --            18,000             302
Vice President Channel Sales,             1993      278,270     --            31,260             750
North America (3)                         1992      274,428     --            30,370             790
Douglas C. Spreng                         1994      272,664     15,890       120,000           1,068
Vice President and General                1993      225,457     13,780        20,000             615
Manager Network Adapter                   1992       56,250         18       220,000             229
Division
Richard W. Joyce                          1994      276,824     --            44,400          --
Vice President, Europe and                1993      233,584     --            47,660          --
Asia/Pacific Rim and                      1992      277,393     --            34,370          --
President of 3Com Europe (4)

------------------------
(1) Entire amount is for payments made under 3Com-wide profit-sharing plan known as 3SHARE. Under that plan, 3Com distributed approximately 6% of its income before taxes, after adjustment, at six month intervals to all employees worldwide (other than those who are paid commissions), including executive officers, with the individual payments determined pro rata based on salary level. Unusual or non-operations related income or expenses were excluded in determining income before taxes for purposes of 3SHARE.

(2)  Represents life insurance premiums.

(3) Mr. Godfrey's salary for 1992, 1993 and 1994 include commission payments in the amount of $99,428, $103,270 and $148,864, respectively.

(4) Mr. Joyce's salary for 1992, 1993 and 1994 include commission payments in the amount of $34,526, $34,046 and $72,610, respectively. Compensation is paid to Mr. Joyce in pounds sterling. Amounts shown here reflect the foreign exchange rate in effect at the end of the respective fiscal year.

    The following table provides information concerning grants of options to purchase 3Com's Common Stock made during the fiscal year ended May 31, 1994 to the persons named in the Summary Compensation Table.

                       OPTION GRANTS IN FISCAL YEAR 1994

                                                                              POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF    % OF TOTAL                                 ASSUMED ANNUAL RATES OF
                        SECURITIES      OPTIONS                               STOCK PRICE APPRECIATION FOR
                        UNDERLYING      GRANTED      EXERCISE                        OPTION TERM (3)
                          OPTIONS    EMPLOYEES IN    PRICE PER   EXPIRATION   -----------------------------
NAME                    GRANTED (1)   FISCAL 1994    SHARE (2)      DATE           5%             10%
----------------------  -----------  -------------  -----------  -----------  -------------  --------------
Eric A. Benhamou           200,000         5.04%     $  12.938     06-01-03   $   1,627,265  $    4,123,809
Robert J. Finocchio,       120,000         3.03%        12.938     06-01-03         976,359       2,474,285
Jr.
Ralph B. Godfrey            18,000         0.45%        12.938     06-01-03         146,454         371,143
Douglas C. Spreng          120,000         3.03%        12.938     06-01-03         976,359       2,474,285
Richard W. Joyce            44,400         1.12%        12.938     06-01-03         361,253         915,486
All Shareholders (4)        N/A           N/A           N/A          N/A      $ 961,418,353  $2,436,422,869

------------------------------
(1) All of the above options are subject to the terms of 3Com's 1983 Stock Option Plan (the "1983 Option Plan") and are exercisable only as they vest. The options granted to each officer vest and become exercisable in equal annual increments over a four (4) year period provided the optionee continues to be employed by 3Com.

(2) All options were granted at an exercise price equal to the fair market value of 3Com's Common Stock as determined by the Board of Directors of 3Com on the date of grant.

(3) Potential realizable values are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. No gain to an optionee is possible without an increase in stock price, which will benefit all shareholders commensurably. A 0% gain in stock price will result in zero dollars for the optionee. Actual realizable values, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period.

(4) Represents potential appreciation in aggregate shareholder value at the assume annual rates of stock price appreciation over a ten-year period beginning May 31, 1994 based on the number of shares then outstanding, and using as a base value the $23.50 per share closing price of 3Com common stock on that date.

    The following table provides the specified information concerning option exercises during fiscal year 1994 and the exercisable and unexercisable options held as of May 31, 1994, by the persons named in the Summary Compensation Table:

                     AGGREGATED OPTION EXERCISES IN FISCAL
                      YEAR 1994 AND YEAR-END OPTION VALUES

                                                               NUMBER OF
                              SHARES                     UNEXERCISED OPTIONS AT    VALUE OF UNEXERCISED IN-THE-
                             ACQUIRED                           5/31/94            MONEY OPTIONS AT 5/31/94 (1)
                                ON          VALUE      --------------------------  ----------------------------
NAME                         EXERCISE     REALIZED     EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------  ---------  -------------  -----------  -------------  -------------  -------------
Eric A. Benhamou                90,000  $   1,708,125      319,710       498,764   $   6,040,686  $   7,516,500
Robert J. Finocchio, Jr.       120,000      2,391,500      181,818       304,018       3,421,078      4,587,328
Ralph B. Godfrey                48,000      1,013,000       72,380        44,002       1,329,217        675,882
Douglas C. Spreng               66,000      1,319,250       34,166       235,834         585,145      3,250,480
Richard W. Joyce                37,000        725,238       42,000        73,430         652,692      1,031,321

------------------------
(1) Based on a fair market value of $23.50 per share as of May 31, 1994, the closing sale price of 3Com's Common Stock on that date as reported by the NASDAQ National Market System.

    STOCK OPTION PLAN INFORMATION

    In July 1994, the Board of Directors of 3Com adopted a new stock option plan and established a share reserve of 3,800,000, solely for the grant of nonqualified stock options to employees and consultants who are not executive
officers   or  directors   of  3Com.  3Com   continues  to   maintain  the  1983

Option Plan, which permits option grants to all employees, including executive officers. For the future, 3Com anticipates that option grants under the 1983 Option Plan will be made exclusively to executive officers. As of July 31, 1994, approximately 2,650,818 shares of Common Stock were available for future option grants under the 1983 Option Plan.

    EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    Options granted under the 1983 Option Plan contain provisions pursuant to which outstanding options must either become fully vested and immediately exercisable prior to a "transfer of control" transaction or must be assumed in the transaction, and all unexercised options terminate to the extent they are not assumed upon such "transfer of control" as defined under the 1983 Option Plan.

    Options granted under the 3Com Corporation Director Stock Option Plan (the "Director Plan") contain provisions pursuant to which outstanding options granted under the Director Plan will become fully vested and immediately exercisable upon a merger or acquisition of 3Com where 3Com is not the survivor or upon the sale of substantially all of the assets of 3Com.

    COMPENSATION OF DIRECTORS

    Members of the Board who are not employees of 3Com received an annual retainer during fiscal 1994 as follows: Audit Committee members, $13,000; Compensation Committee members, $12,000; others, $9,000; plus reimbursement of travel expenses for travel by members of the Board who reside out of the local area.

    Outside directors receive options to purchase Common Stock pursuant to the Director Plan. The Director Plan provides for the initial automatic grant of an option to purchase 20,000 shares of 3Com's Common Stock to each director of 3Com who is not an employee of 3Com ("Outside Director"). In addition, each Outside Director is automatically granted an option to purchase 12,000 shares of 3Com's Common Stock upon becoming a member of the Audit or Compensation Committee. All options have a five year term, are immediately exercisable and vest over two years so long as the option holder continues to serve on the Board or the Committee. An additional option to purchase the same number of shares of 3Com's Common Stock is automatically granted to each Outside Director following the vesting in full of the option previously received.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1994, Messrs. Campbell, Hancock, Kantz and L. William Krause served as members of the Compensation Committee of 3Com's Board of Directors. Mr. Hancock replaced Mr. Krause on the Compensation Committee in September 1993. Mr. Krause was formerly an officer of 3Com. Mr. Hancock resigned from the Board on April 12, 1995. The Board has not yet filled the vacancy created by Mr. Hancock's resignation from the Board.

    In October 1993, 3Com invested approximately $2 million to purchase stock in a corporation (the "subsidiary") founded and controlled by a company of which Mr. Campbell is the controlling shareholder, Chairman of the Board and President. In October 1994, 3Com bought all remaining stock in the subsidiary from Mr. Campbell's company at a price of $2.2 million, and 3Com became the sole owner of the subsidiary. During the intervening year, 3Com paid the subsidiary approximately $1.0 million under an arms-length agreement for 3Com to buy products and provide related funding. Mr. Campbell served as acting Chief Executive Officer and a member of the Board of Directors of the subsidiary during that year, and the subsidiary paid Mr. Campbell's company a $15,000 per month management fee, plus reimbursement of costs.

    COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires 3Com's executive officers, directors and persons who beneficially own more than 10% of 3Com's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish 3Com with copies of all Section 16(a) forms filed by such persons.

    Based solely on 3Com's review of such forms furnished to 3Com and written representations from certain reporting persons, 3Com believes that all filing requirements applicable to 3Com's executive officers, directors and more than 10% shareholders were complied with during fiscal 1994.

                     INFORMATION CONCERNING PRIMARY ACCESS

BUSINESS

    GENERAL

    Primary Access is a supplier of software-defined remote network access platforms used to link the public switched telephone networks to backbone computer networks.

    Primary Access' product line, Aperture, is currently being manufactured by Primary Access for distribution throughout the world. Aperture is an integrated remote access system for high-speed data transmission over both wireline and cellular networks. Aperture has been deployed in networks in North America and around the world. Aperture is used by phone companies (both IXCs and RBOCs), cellular carriers, Internet access providers, information service provides, VANs and corporations with large private networks to provide the connection between users and information.

    The six key features of the Aperture system are: (i) software defined flexibility; (ii) scalable platform; (iii) shared resources; (iv) intelligent centralized management; (v) public network service independence; and (vi) application independence.

    - SOFTWARE DEFINED FLEXIBILITY. Aperture software supports adding new features or enhancing existing capabilities. Downloading software, remotely and without changing hardware, enables network providers to introduce new services faster.

    - SCALABLE PLATFORM. A single all-digital Aperture system can be configured to support from 24 to over 240 ports. Aperture's scalability allows network providers to engineer multiple applications on a single system and add new applications where there is spare capacity. Aperture's different functional elements allow flexibility by letting the same functional elements service many different applications.

    - SHARED RESOURCES. Aperture's interconnection among its functional elements means flexibility and cost-effectiveness for growing networks. For example, a new shelf of modem ports can connect with a T1 interface on another Aperture shelf or a X.25 PAD on yet another shelf. Aperture's architecture does not limit communication to a functional device on just one shelf.

    - INTELLIGENT CENTRALIZED MANAGEMENT. Aperture is provisioned, configured and monitored in real-time from a management system at the customer's network control center. Centralized management and configuration can eliminate costly, time-consuming maintenance trips by field engineers to the installation site.

    - PUBLIC NETWORK SERVICE INDEPENDENCE. Aperture provides the flexibility to interface with digital T1/E1 trunks and analog lines. Aperture's T1/E1 interface allows network providers to mix multiple services, such as dial and leased lines, over the same physical connection. If sites require analog, they can upgrade their Aperture platform when digital service becomes available.

    - APPLICATION INDEPENDENCE. A single Aperture platform can be software-configured to support multiple data applications, including Internet access, e-mail, database inquiries, on-line customer and other high-speed interactive applications, mobile database inquiries, mobile e-mail, package tracking, other wireless data applications, credit/debit authorization and healthcare verifications.

    Primary Access believes its software-based approach to network access has certain advantages when compared with separate fixed-function hardware devices such as channel banks, modems, DSUs, PADS and terminal and LAN access servers. Primary Access' products are used in three main networking applications:

        - HIGH-SPEED DATA NETWORK ACCESS. Aperture is used for interactive data networks where high-speed data transmission is essential to cut processing time, reduce telephone network costs and transmit information to people quickly. Typical high-speed data network access uses are providing access to the Internet, e-mail, host databases or packet-data networks.

        - WIRELESS DATA NETWORK ACCESS. Aperture is also used to provide high-speed, reliable transmission of data over analog circuit-switched cellular networks, where the system is installed at mobile switching offices to provide a transparent connection between mobile workers' cellular modems and traditional landline modems at host computer sites.

        - TRANSACTION PROCESSING NETWORK ACCESS. Aperture is also installed in those transaction networks which handle many of the point-of-sale transactions over circuit-switched networks in the United States. Aperture is able to cut transaction processing times by up to 10 seconds.

    RESEARCH AND PRODUCT DEVELOPMENT

    Primary Access believes its future success will depend in part on its ability, on a cost-effective and timely basis, to continue to enhance the Aperture system, to develop and introduce new products for the remote access market and other markets, to meet new industry standards and changing customer needs and to achieve broad market acceptance for its products.

    Product line extensions require Primary Access to work closely with its current and potential customers. Using feedback received from such customers, Primary Access identifies and then develops new products and enhancements to its existing products that Primary Access believes will increase their usefulness or extend their application. In addition, Primary Access continually seeks to reduce the manufacturing cost of its products by taking advantage of advances in hardware and software technology. There can be no assurance that Primary Access will be able to successfully develop new products to address new industry transmission standards and technological changes or to respond to new product announcements by others or that such products will achieve market acceptance. See "Competition."

    In 1992, 1993 and 1994, and for the six months ended April 3, 1994 and April 2, 1995, Primary Access' research and development expenses were $2,648,000, $3,193,000, $4,782,000, $2,108,000 and $3,039,000, respectively, which represented 19%, 13%, 18%, 17% and 19% of sales for those respective periods. All of Primary Access's development expenditures have been expensed as incurred.

    MANUFACTURING AND SUPPLIERS

    Primary Access' manufacturing operations consist primarily of material planning and procurement, final assembly, system testing, burn-in, final system testing and quality control. Primary Access procures all components from outside manufacturers. All final assembly and tests are completed by Primary Access at its production facility. Primary Access utilizes contract manufacturing (both consignment and turnkey operations) for the assembly of certain sub-assemblies. Primary Access also purchases sub-assemblies that have been modified to Primary Access' specifications from original equipment manufacturers. Primary Access uses third-party subcontractors for the manufacture of its products. This reliance on third-party subcontractors involves several risks, including the potential absence of adequate capacity, the unavailability of or interruption in access to certain process technologies and reduced control over product quality, delivery schedules, manufacturing yields and costs.

    To procure adequate supplies of certain components, Primary Access must make advance commitments to purchase relatively large quantities of such components in a number of circumstances. For instance, under a manufacturing services agreement with a principal supplier, Primary Access had a commitment to purchase $3.7 million of inventory during the period from April 3, 1995 through June 30, 1995. A large portion of Primary Access' purchase commitments consist of custom parts, some of which are sole source, for which there is no alternative use or application. The inability of Primary Access to incorporate such components in its products could have a material adverse effect on Primary Access' business, operating results and financial condition.

    MARKETING, SALES AND CUSTOMER SUPPORT

    Primary Access markets its Aperture system to its customers through an experienced direct sales force that works closely with the senior management as well as the network marketing, engineering and operations departments of these customers as part of the sales effort. All service, repair and technical support of Primary Access' products are performed in-house. Primary Access also provides comprehensive on-site field support to its customers. Primary Access offers technical support to its customers on a 24-hours-a-day, 7-days-a-week basis. Primary Access's current hardware warranty is two years.

    COMPETITION

    The market for remote access solutions is highly competitive. In this market, Primary Access competes primarily with USRobotics and Ascend Communications, Inc. Primary Access expects other competitors to enter this market. Many of Primary Access' competitors or potential competitors have substantial technical, financial and marketing resources and long-established relationships with telephone companies. There can be no assurance that Primary Access will have the technical expertise or marketing, distribution and support capabilities to compete successfully in the future.

    PROPRIETARY RIGHTS

    Primary Access relies on a combination of technical leadership, trade secret, copyright and trademark protection and non-disclosure agreements to protect its proprietary rights. Although Primary Access has pursued patent protection of inventions that it considers important and for which such protection is available, Primary Access believes its success will be largely dependent on its reputation for technology, product innovation, affordability, marketing ability and response to customer's needs. As of February 28, 1995, Primary Access had one pending U.S. patent application covering a certain aspect of its products. There can be no assurance that Primary Access will be granted any patents or that, if any patents are granted, they will provide Primary Access with significant protection or will not be challenged.

    Availability of proprietary devices, knowledge and experience of Primary Access' personnel, new product development, market recognition and product support are key factors in the protection of Primary Access' proprietary position. As part of its confidentiality procedures, Primary Access generally enters into non-disclosure agreements with its employees and suppliers, and limits access to and distribution of its proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use Primary Access' technology without authorization. Accordingly, there can be no assurance that Primary Access will be successful in protecting its proprietary technology or that Primary Access' proprietary rights will preclude competitors from developing products or technology equivalent or superior to that of Primary Access.

    The industry in which Primary Access competes is characterized by the existence of a large number of patents and frequent litigation based on allegations on patent infringement. Primary Access is not aware of any infringement by its products or technology of the proprietary rights of others. There can be no assurance that third parties will not assert infringement claims against Primary Access in the future or that any such assertions will not result in costly litigation or require Primary Access to obtain a license to intellectual property rights of such parties. There can be no assurance that any such licenses would be available on terms acceptable to Primary Access, if at all. Further, litigation, regardless of outcome, could result in substantial cost to and diversion of efforts by

Primary Access. Any infringement claims or litigation against Primary Access could materially and adversely affect Primary Access' business, results of operations and financial condition. Moreover, the laws of some foreign countries do not protect Primary Access' proprietary rights in the products to the same extent as do the laws of the United States.

    EMPLOYEES

    As of April 30, 1995, Primary Access had 117 employees, including 45 in research and development, 25 in marketing and sales, 17 in customer support, 16 in manufacturing and 14 in administration. Primary Access believes that the success of its business will depend, in part, on its ability to attract and retain qualified personnel. There can be no assurance that Primary Access will be able to attract and retain the qualified personnel or develop the expertise needed for its business. Primary Access currently has a small research and management group. The loss of the services of one or more members of the research or management group or the inability to hire additional personnel and develop expertise as needed would have an adverse effect on Primary Access. Primary Access believes that it has a good relationship with its employees.

    FACILITIES

    Primary Access currently maintains its headquarters in a 62,000 square foot leased facility in San Diego, California, which contain all development, engineering, assembly, marketing and administrative functions. Primary Access' current lease expires in March 1997, and provides Primary Access with the option to renew. Primary Access believes that its existing facilities will be adequate to meets its needs through 1997.

PRIMARY ACCESS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following should be read in conjunction with selected historical financial data and Primary Access' Financial Statements and notes thereto appearing elsewhere in this document.

    GENERAL

    Primary Access was incorporated in June 1988 to design, manufacture and market remote access networking systems to assist certain users in managing their telecommunication networks. Shipments of Primary Access' first product, the Aperture system, began in 1990. Primary Access did not generate significant revenue until June 1991. Primary Access' revenue growth subsequent to 1991 and its profitability beginning in the second quarter of 1992 are attributable to market acceptance of the Aperture system. All of Primary Access' revenue to date has been derived from the sale of the Aperture systems. Primary Access also generates revenue from installation and software maintenance of its systems.

    RESULTS OF OPERATIONS

    SIX MONTHS ENDED APRIL 2, 1995 COMPARED WITH SIX MONTHS ENDED APRIL 3, 1994

    Sales grew 31.3%, from $12,326,000 for six months ended April 3, 1994 to $16,190,000 for the same period in 1995. Sales of equipment and software grew 34% from $10,689,000 for the six months ended April 3, 1994 to $14,334,000 for the same period in 1995. The increase is attributable to an increase in the sale of software products, including an amount received under a software development contract with a major customer, and an increase in the number of system shelves shipped to customers. Sales from customer support maintenance and installation grew 13% from $1,637,000 for the six months ended April 3, 1994 to $1,856,000 for the six months ended April 2, 1995. This increase is directly attributable to the increase in the installed base of systems under annual maintenance contracts.

    Primary Access' gross margin increased 23.2% from $7,238,000 in the six months ended April 3, 1994 to $8,914,000 in the six months ended April 2, 1995. Gross margin on equipment and software sales decreased, as a percent of sales, in 1995 from 1994 primarily because of the introduction of Primary Access' new line of high-performance V.34 capable products, and the resulting products and inventory transition. Gross margin on customer support sales descreased slightly as a percentage of sales as a result of a lower number of equipment installations performed by the Customer Support organization.

    Research and development expenses increased 44.2% from $2,108,000 in the six months ended April 3, 1994 to $3,039,000 in the same period in 1995, due primarily to the addition of full-time personnel, the purchase of equipment and the increased use of consultants in connection with the development of new products.

    General and administrative expenses increased 11.3% from $3,511,000 in the six months ended April 3, 1994 to $3,907,000 in the same period in 1995. The increase was primarily the result of an increase in the sales force and related expenses as Primary Access expanded its sales force with the goal of further penetrating the market.

    Other income for the six months ended April 3, 1994 and April 2, 1995 is primarily interest income earned on Primary Access' cash balances.

    FISCAL 1994 COMPARED WITH FISCAL 1993

    Sales  grew 10.3%, from $24,052,000 for  1993 to $26,518,000 for 1994. Sales of equipment and software remained relatively flat at $23,214,000 for 1994 from $23,020,000 for 1993. Sales from customer support increased 220% from $1,032,000 in 1993 to $3,304,000 in 1994. This increase is attributable to an increase in the number of contracts for software maintenance and installation.

    Primary Access' gross margin increased 13.3% from $13,999,000 in 1993 to $15,858,000 in 1994, primarily because of increased sales in 1994 over 1993, and significant cost reductions achieved in the manufacturing of the Aperture platform. Gross margin on equipment and software sales increased to 61.6% in 1994 from 60.8% in 1993, primarily due to cost reductions achieved in the manufacturing of Primary Access' products. Gross margin on customer support increased to 47.4% in 1994 from a break even level in 1993 as a result of the increase in the installed base of systems under maintenance contracts and the increase in the number of system installations performed by the customer support organization within Primary Access.

    Research and development expenses increased 49.8% from $3,193,000 in 1993 to $4,782,000 in 1994, due primarily to the additional of full-time personnel, the purchase of equipment and prototypes, and the increased use of consultants in connection with the development of new products. Primary Access believes that its future success depends on its ability to maintain its technological leadership through enhancement of its existing products and development of innovative new products that meet customer needs. Therefore, Primary Access intends to continue to make significant investments in research and product development. See "-- Liquidity and Capital Resources."

    General and administrative expenses increased 26.1% from $5,867,000 in 1993 to $7,398,000 in 1994. The increase in 1994 was primarily the result of an increase of the sales force and related expenses as Primary Access expanded its sales force with the goal of further penetrating the market. Primary Access expects that selling and marketing expenses will continue to increase in absolute dollars as Primary Access continues to hire additional sales and marketing personnel.

    Other expenses for 1993 and 1994 are primarily the net of interest income and expense.

    Primary Access was required to pay federal income taxes starting in 1992. Primary Access' tax rate increased from 9.4% in 1993 to 22.4% in 1994 as Primary Access reached limitations in the use of its net operating loss carryforwards as a result of ownership changes associated with an equity financing in September 1990.

    At October 2, 1994, Primary Access had federal income tax-loss carryforwards of approximately $1,233,000 which begin to expire in 2004, and California state income tax-loss carryforwards of approximately $1,292,000 which begin to expire in 1995. Primary Access has available research and experimentation credit carryforwards of approximately $432,000 which begin to expire in 2004.

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
    Primary Access adopted the Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS No. 109") for the year ended October 2, 1994 and applied the provisions of SFAS No. 109 retroactively to September 30, 1991. The adoption of SFAS No. 109 did not have a material effect on Primary Access' financial position or results of operations. See Notes 1 and 7 of Notes to the Financial Statements.

    FISCAL 1993 COMPARED WITH FISCAL 1992

    Sales grew 74.3%, from $13,798,000 for  1992 to $24,052,000 for 1993.  Sales of equipment and software increased 74.6% from $13,185,000 for 1992 to $23,020,000 for 1993. Sales from customer support grew 68.4% from $613,000 for 1992 to $1,032,000 for 1993. The increase is attributable to increased acceptance of the Aperture platform and customers entering into new software maintenance and installation agreements.

    Primary Access' gross margin increased 94% from $7,199,000 in 1992 to $13,999,000 in 1993. Gross margin on system sales increased, as a percent of sales, in 1993 from 1992 from 53.5% to 60.8%, primarily because of increased sales of equipment and software which allowed Primary Access to spread its manufacturing costs over a larger revenue base. Gross margin on customer support sales decreased as a percent of sales from 23.8% in 1992 to approximately breakeven in 1993 as Primary Access made a significant investment to build its customer support infrastructure.

    Research and development expenses increased 20.6% from $2,648,000 in 1992 to $3,193,000 in 1993, due primarily to the addition of full-time personnel, the purchase of equipment and the increased use of consultants in connection with the development of new products.

    General and administrative expenses increased 79.6% from $3,266,000 in 1992 to $5,867,000 in 1993. The increase in 1993 was primarily the result of an increase of the sales force and related expenses as Primary Access expanded its sales force with the goal of further penetrating the market.

    Other income (expense) for 1992 and 1993 consisted primarily of interest expense incurred under Primary Access' line of credit arrangements to enable Primary Access to finance its working capital requirements. The majority of expenditures were for purchase of furniture, computers, capital manufacturing equipment and other necessary equipment. Primary Access expects to continue to purchase such equipment and Primary Access expects that capital expenditures in fiscal 1995 will exceed fiscal 1994 levels.

    LIQUIDITY AND CAPITAL RESOURCES

    Primary Access has funded its operations through cash flow provided from operations since the second quarter of 1992. From its incorporation in 1988 through 1992, Primary Access relied primarily upon private financing of equity securities, which provided aggregate proceeds of approximately $11,974,000, and borrowings under an accounts receivable line of credit. Proceeds were used primarily for working capital. As of April 2, 1995, Primary Access had $7,853,000 in cash and cash equivalents, $11,202,000 in working capital, and no obligations outstanding under its line of credit arrangements.

    Working capital increased to $11,202,000 at April 2, 1995 from $10,243,000 at October 2, 1994 primarily because of an increase in accounts receivable and prepaid assets. Cash and cash equivalents decreased from $8,960,000 at October 2, 1994 to $7,853,000 at April 2, 1995. Accounts receivable increased 102% from $4,444,000 at October 2, 1994 to $8,965,000 at April 2, 1995. The increase in accounts receivable is attributable to the higher volume of sales in 1995, and the large amount of shipments that occurred in the last month of the period.

    Cash used for capital expenditures was $994,000 in fiscal 1994 and $464,000 in fiscal 1993. In the six months ended April 2, 1995, cash used for capital expenditures was $639,000. In connection with material planning and procurement processes for its manufacturing processes, Primary Access enters into purchase commitments to acquire custom parts. Primary Access has a commitment to purchase $3.7 million of inventory during the period from April 3, 1995 through June 30, 1995.

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
    Primary Access has available to it a secured revolving line of credit of $2,000,000, and a line of credit for equipment purchase and additions of $1,000,000. Primary Access acquired property and equipment totalling $77,000 in fiscal 1993 and $115,000 in fiscal 1992 through its line of credit. Primary Access had no borrowings against either line of credit at April 2, 1995.

    To date, inflation has not had a significant effect on Primary Access' operating results.

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information with respect to the executive officers and directors of Primary Access:

          NAME                AGE                   POSITION WITH PRIMARY ACCESS
------------------------      ---      -------------------------------------------------------
William R. Stensrud               44   President, Chief Executive Officer and Director
James R. Dunn                     46   Chief Technical Officer, Vice President, Advanced
                                       Development, and Director
Marcel Gani                       42   Vice President and Chief Financial Officer
Dan Gatti                         50   Vice President, Worldwide Sales
Carmen Genovese                   49   Vice President, Operations
Gary Hodgman                      52   Vice President, Engineering
John J. Kaufman                   48   Vice President, Program Management
Joseph Markee                     42   Vice President, Customer Support
Andrew May                        34   Vice President, Marketing
James H. Berglund                 63   Director
Tench Coxe                        37   Director
Kathryn Gould                     45   Director
V. Orville Wright                 74   Director

    WILLIAM R. STENSRUD joined Primary Access as president and chief executive officer in 1992 and was elected director at the same time. Previously, Mr. Stensrud was co-founder and served as vice president of marketing and business development for Stratacom, Inc., a manufacturer of fast packet switching equipment, from 1986 to 1992. He was also co-founder and served as vice president, marketing, for Sydis, a workstation manufacturer, from 1983 to 1985. Mr. Stensrud previously held a number of senior marketing, sales and engineering positions with AT&T, Rolm and DEC. Mr. Stensrud sits on the board of directors of Pulse Engineering, Inc., a manufacturer of advanced electronic components used for data and voice communications. Mr. Stensrud holds bachelor's degrees in electrical engineering and computer science from Massachusetts Institute of Technology.

    JAMES DUNN is a co-founder of Primary Access and currently serves as chief technical officer and vice president, advanced development, a position he has held since 1991. Mr. Dunn served as vice president, engineering from 1988 to 1991. Mr. Dunn has served as a director of Primary Access from 1988 to the present. From 1979 to 1988, Mr. Dunn served as vice president for product development in the telephone network products group at M/A-Com Linkabit. Mr. Dunn holds a bachelor's degree in applied physics and mathematics from the University of California, San Diego.

    MARCEL GANI joined Primary Access as vice president and chief financial officer in 1993. Prior to joining Primary Access, Mr. Gani served as vice president and chief financial officer of NeXT Computer, Inc. from 1992 to 1993. He served as director of finance and treasurer for Cypress Semiconductor from 1990 to 1992 and held a variety of financial management positions during a 12-year career with Intel Corporation. Mr. Gani holds a master's degree in business administration from the University of Michigan and a bachelor's degree in computer science and applied mathematics from EPFL in Lausanne, Switzerland.

    DAN GATTI joined Primary Access in 1994 as vice president, worldwide sales. Previously, Mr. Gatti served as president and general manager of Whittaker Communications, Inc. from 1992 to 1994. He

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
has also served in senior sales and marketing positions at Amdahl Corp. from 1988 to 1991, at Avanti Communications Corp. from 1987 to 1988 and GTE from 1984 to 1987. Prior to that, Mr. Gatti served in various sales and sales management positions for IBM for 16 years. Mr. Gatti holds a bachelor's degree in history from Fairfield University and graduated from Harvard University's Executive MBA program.

    CARMEN GENOVESE joined Primary Access in 1992 as vice president, operations. He previously served as president and chief executive officer of Technavision, Inc. from 1989 to 1992. Mr. Genovese previously held senior operations and engineering positions with Sutter Corp, from 1983 to 1989, and with IVAC Corp., from 1979 to 1983. Mr. Genovese holds a bachelor's degree in engineering from Drexel University and did graduate study in management at University of California, Los Angeles.

    GARY HODGMAN joined Primary Access in 1994 as vice president, engineering. Prior to joining Primary Access, Mr. Hodgman served as division president for Evans & Sutherland from 1989 to 1993. He also served as president of Basis Information Systems from 1984 to 1989 and held a variety of senior management posts with Burroughs Corp. from 1973 to 1984. Mr. Hodgman holds a bachelor's degree in electrical engineering from the University of Utah and a master's degree in electrical engineering from University of California, Los Angeles.

    JOHN J. KAUFMAN joined Primary Access in 1990 as vice president, program management. He previously served as assistant vice president, engineering of M/A-Com Linkabit from 1979 to 1990. Dr. Kaufman holds a bachelor's degree in physics from Massachusetts Institute of Technology and a Ph.D. in applied physics from University of California, San Diego in 1976.

    JOSEPH MARKEE is a co-founder of Primary Access and currently serves as Vice President, Customer Support, a position he has held since 1990. He has previously served as a product engineer for the VideoCipher satellite television scrambling system at M/A-Com Linkabit and General Instrument from 1984 to 1987. Mr. Markee holds a bachelor's degree in electrical engineering and computer science from University of California, Davis.

    ANDREW MAY joined Primary Access in 1992 as vice president, marketing. Prior to joining Primary Access, Mr. May served in various sales and marketing positions within the network services division of CompuServe, Inc. from 1984 to 1992. Mr. May holds a bachelor's degree in economics from the University of New Hampshire.

    JAMES H. BERGLUND has served as a director of Primary Access since 1991. Since 1985, Mr. Berglund has been a general partner of Enterprise Partners, a venture capital and investment firm which manages private investment funds. Funds affiliated with Enterprise Partners are principal shareholders of Primary Access. Mr. Berglund currently serves as a director of eight privately-held companies.

    TENCH COXE has served as a director of Primary Access since 1988. Since 1987, Mr. Coxe has served as general partner of Sutter Hill Ventures, a venture capital firm providing equity capital to technology companies throughout the United States. Sutter Hill Ventures is a principal shareholder of Primary Access. Prior to joining Sutter Hill Ventures, Mr. Coxe served in a variety of positions with Digital Communications Associates from 1984 to 1987. Mr. Coxe currently serves as a director of seven privately-held companies.

    KATHRYN GOULD has served as a director of Primary Access since 1991. Since 1989, Ms. Gould has been a limited partner of MPAE V Management Company, L.P., the general partner of Merrill, Pickard, Anderson & Eyre V, L.P., a venture capital and investment firm which manages private investment funds. Merrill, Pickard, Anderson & Eyre V, L.P. is a principal shareholder of Primary Access. Ms. Gould currently serves as a director of six privately-held companies.

    V. ORVILLE WRIGHT has served as a director of Primary Access since 1992. Mr. Wright served in a variety of executive positions with MCI Communications Corp. from 1975 to 1991, including president and chief operating officer from 1975 to 1985, vice chairman from 1985 to 1986, vice chairman and

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
chief executive officer during 1987 and vice chairman and co-chief executive office from 1988 through his retirement in 1991. Mr. Wright is currently a member of the advisory committee to MCI Communications Corp, and a director of Netrix, Inc., a telecommunications company, and a charitable foundation.

    None of the officers or directors listed above will be officers or directors of 3Com. The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until his or her successor has been elected.

PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Primary Access' capital stock as of April 15,1995, by (i) all those known by Primary Access to be beneficial owners of more than 5% of its outstanding Common Stock and Preferred Stock (ii) each director and each executive officer of Primary Access and (iii) all directors and executive officers of Primary Access as a group. There are currently no shares of Series B Preferred Stock or Series D Preferred Stock issued or outstanding. Where an individual is not listed below, such individual has no shares beneficially held. Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power with respect to the shares beneficially owned.

                                                                                   SHARES BENEFICIALLY
                                                                                    OWNED PRIOR TO THE
                                                                                        MERGER (1)
                                                                                 ------------------------
OFFICERS, DIRECTORS AND 5% SHAREHOLDERS                                            NUMBER       PERCENT
                                                                                 -----------  -----------
                                 COMMON STOCK
Stensrud Family Trust (2)......................................................      623,025       33.2%
Joseph D. Markee (3)...........................................................      263,032       16.1%
Teresa L. Boley (4)............................................................      232,836       14.6%
James E. Dunn (5)..............................................................      197,114       12.1%
John R. Rosenlof (6)...........................................................      132,175        8.3%
Sam O. Takahashi (7)...........................................................      124,901        7.8%
Vernon Yates...................................................................      120,312        7.6%
285 Torrey Pines Terrace
Del Mar, CA 92014
Andrew S. May (8)..............................................................       98,151        6.0%
John J. Kaufman (9)............................................................       81,771        5.0%
Marcel Gani (10)...............................................................       73,437        4.5%
Carmen E. Genovese (11)........................................................       66,229        4.1%
V. Orville Wright (12).........................................................       36,094        2.2%
Gary Hodgman (13)..............................................................       33,746        2.1%
All directors and executive officers as a group (13 persons) (14)..............    1,856,879       82.0%
                                PREFERRED STOCK
Sutter Hill Ventures, a California limited partnership (15)....................    2,538,431       30.2%
755 Page Mill Road, Suite A-200
Palo Alto, CA 94304
Funds affiliated with Enterprise Partners (16).................................    1,442,307       17.2%
1205 Prospect Avenue, Suite 550
LaJolla, CA 92037
Merrill, Pickard, Anderson & Eyre V, L.P. (17).................................    1,261,218       15.0%
2480 Sand Hill Road
Menlo Park, CA 94205
Funds affiliated with Mayfield (18)............................................    1,107,372       13.2%

                                                                                   SHARES BENEFICIALLY
                                                                                    OWNED PRIOR TO THE
                                                                                        MERGER (1)
                                                                                 ------------------------
OFFICERS, DIRECTORS AND 5% SHAREHOLDERS                                            NUMBER       PERCENT
                                                                                 -----------  -----------
2200 Sand Hill Road
Menlo Park, CA 94205
Funds affiliated with Sorrento Ventures (19)...................................      961,538       11.4%
4225 Executive Square, Suite 1450
San Diego, CA 92037
TOW Partners, a California limited partnership.................................       86,879        1.0%
c/o Sutter Hill Ventures
Tench Coxe (15)................................................................       61,461       *
All directors and executive officers as a group (13 persons)...................    7,459,206       88.8%

------------------------
*    Less than 1%

 (1) Share ownership in each case includes shares issuable on exercise of certain outstanding options held by the particular beneficial owners as described in the footnotes below. Except as indicated in the footnotes to this table, the persons in the table have sole voting and investment power with respect to all shares of Common Stock and Preferred Stock shown as beneficially owned by them, subject to community property laws where applicable.

 (2) Includes 292,165 shares issuable upon exercise of stock options that are exercisable within 60 days of April 15, 1995.

 (3) Includes 112,974 shares held by his spouse, Teresa Boley (see footnote (4)) and 37,084 shares issuable upon exercise of stock options held in Mr. Markee's name that are exercisable within 60 days of April 15, 1995.

 (4) Includes 112,974 shares  held by  her spouse, Joseph  Markee (see  footnote
     (4)), and 6,888 shares issuable upon exercise of stock options held in Ms. Boley's name that are exercisable within 60 days of April 15, 1995.

 (5) Includes 42,708 shares issuable upon exercise of stock options that are exercisable within 60 days of April 15, 1995, and 24,139 shares owned by Mr. Dunn's spouse, a Primary Access employee.

 (6) Includes 11,701 shares issuable upon exercise of stock options that are exercisable within 60 days of April 15, 1995.
 (7) Includes 6,614 shares issuable upon exercise of stock options that are exercisable within 60 days of April 15, 1995.
 (8) Includes 54,909 shares issuable upon exercise of stock options that are exercisable within 60 days of April 15, 1995.
 (9) Includes 33,646 shares issuable upon exercise of stock options that are exercisable within 60 days of April 15, 1995.
(10) Includes 55,104 shares issuable upon exercise of stock options that are exercisable within 60 days of April 15, 1995. Does not include 79,563 shares issuable upon exercise of stock options that will be accelerated and exercisable immediately after the consummation of the Merger.
(11) Includes 42,576 shares issuable upon exercise of stock options that are exercisable within 60 days of April 15, 1995.
(12) Includes 36,094 shares issuable upon exercise of stock options that are exercisable within 60 days of April 15, 1995.
(13) Includes 33,746 shares issuable upon exercise of stock options that are exercisable within 60 days of April 15, 1995.

(14) Includes 653,235 shares issuable upon exercise of stock options that are exercisable within 60 days of April 15, 1995.
(15) Mr. Coxe, a director of Primary Access, is a general partner of Sutter Hill
     Management, a California limited partnership which is the general partner of Sutter Hill Ventures. Mr. Coxe disclaims beneficial ownership of these shares other than to the extent of his individual partnership interest, but exercises shared voting and investment power with respect to these shares.
     Mr. Coxe claims direct ownership of those shares held by him individually.
(16) Includes 1,322,115 shares held by Enterprise Partners II, L.P. and 120,192 shares held by Enterprise Associates, L.P. Mr. Berglund, a director of Primary Access, is a general partner of Enterprise Partners and Enterprise
     Management Partners II, L.P.,  which is the  general partner of  Enterprise
     Partners II, L.P. and Enterprise Associates, L.P. Mr. Berglund disclaims beneficial ownership of these shares other than to the extent of his individual partnership interest, but exercises shared voting and investment power with respect to these shares.
(17) Ms.  Gould, a director  of Primary Access,  is a limited  partner of MPAE V
     Management Company, L.P., the general partner of Merrill, Pickard, Anderson
     & Eyre V, L.P. Ms. Gould disclaims beneficial ownership of these shares other than to the extent of her individual partnership interest.
(18) Includes 1,063,077 shares held by Mayfield VI and 44,295 shares held by Mayfield Associates.
(19) Includes 480,769 shares held by Sorrento Ventures and 480,769 shares held by Sorrento Ventures II, L.P.

                       DESCRIPTION OF 3COM CAPITAL STOCK

    The authorized capital stock of 3Com consists of 200,000,000 shares of Common Stock, no par value, and 3,000,000 shares of Preferred Stock, no par value.

COMMON STOCK

    As of April 15, 1995, there were approximately 67,529,000 shares of 3Com Common Stock (as adjusted for 2 for 1 stock split effective as of September 1, 1994) outstanding held of record by approximately 1,430 shareholders.

    Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of 3Com Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. 3Com has not paid any cash dividends on its Common Stock and is prohibited by certain of its borrowing arrangements from paying cash dividends without prior approval from the lender. Each holder of 3Com Common Stock is entitled to one vote for each share held of record by him or her and may not cumulate votes for the election of directors. In the event of a liquidation, dissolution or winding up of 3Com, holders of 3Com Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of 3Com Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities and there are no redemption provisions with respect to such shares. All of the outstanding shares of 3Com Common Stock are fully paid and non-assessable.

    The  transfer agent  for 3Com  Common Stock  is The  First National  Bank of
Boston.

CERTAIN CHARTER PROVISIONS

    3Com's Articles of Incorporation and Bylaws contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of 3Com. These include the following: (i) a provision classifying the Board of Directors into two classes; (ii) a provision permitting the Board of Directors to consider factors other than price per share when evaluating a merger or consolidation or certain other types of proposed business combination; and (iii) a provision requiring that a vote of two thirds (2/3) of all of the outstanding shares of 3Com, and the holders of at least a majority of the outstanding voting shares other than shares held by interested shareholders, is required to approve certain business combinations.

PREFERRED STOCK

    As of April 15, 1995, there were no shares of 3Com Preferred Stock outstanding. The 3Com Preferred Stock may be issued from time to time in one or more series. 3Com's Board of Directors has authority to fix the designation, preferences, and rights of each such series and the qualifications, limitations and restrictions thereon and to increase or decrease the number of shares of such series (but not below the number of shares of such series then outstanding), without any further vote or action by the shareholders.

RIGHTS PLAN

    In September 1989, the Board of Directors of 3Com declared a dividend distribution of one Common Stock Purchase Right (each a "Right" and collectively the "Rights") for each outstanding share of Common Stock, without par value ("Common Stock"), of 3Com. The distribution was paid as of September 20, 1989, to shareholders of record on that date and subsequently to holders of shares issued after that date. On December 13, 1994, the Board of Directors of 3Com approved the amendment and restatement of the Rights Agreement. Each Right entitles the registered holder to purchase from 3Com one share of 3Com Common Stock at a purchase price of $250 per full share (the "Purchase Price").

    The description and terms of the Rights are set forth in the Amended and Restated Rights Agreement dated as of December 21, 1994 (the "Rights Agreement") between 3Com and The First National Bank of Boston, as the Rights Agent, a copy of which is attached to 3Com's Quarterly Report on Form 10-Q filed with the Commission on January 13, 1995. The Rights will expire December 13, 2004, unless earlier redeemed or exchanged, and will become exercisable and transferable separately from the Common Stock only (i) on the earlier of (A) the acquisition of, or the public announcement of the intent of any person or group to acquire, without the approval of the Board of Directors of 3Com, beneficial ownership of 20% or more of the outstanding 3Com Common Stock ("Acquiring Person"), or (B) the 10th day (unless extended by the Board prior to the time a person becomes an Acquiring Person) following the commencement, or announcement of an intention to commence by any person or group of persons, a tender offer which would result in the offeror owning 20% or more of the outstanding Common Stock of the Company (the earlier of such dates being referred to as the "First Distribution Date") or (ii) with respect to any shares of Common Stock issuable upon conversion of certain convertible notes of the Company after the First Distribution Date, on the day immediately following the date on which such notes are converted into shares of Common Stock (such date and the First Distribution Date are collectively referred to as the Distribution
Date).

    If 3Com or more than 50% of its assets is acquired in a merger or other business combination transaction after the Distribution Date, each holder of a Right shall thereafter have the right to purchase, upon payment of the Purchase Price, such number of shares of common stock of the acquiring company having a current market value equal to twice the Purchase Price. If any person or group acquires 20% or more of 3Com's Common Stock, or if such 20% shareholder engages in certain self-dealing transactions (as specified in the Rights Agreement) with 3Com, each holder of Rights other than such 20% shareholder will have the right to purchase upon payment of the then current Purchase Price, in lieu of one share of Common Stock per outstanding Right, such number of shares of Common Stock having a market value at the time of the transaction equal to twice the Purchase Price. After any of these events, 3Com may also exchange all or any portion of the outstanding Rights, other than Rights held by such 20% shareholder, for shares of 3Com's Common Stock at an exchange ratio of one-half share of Common Stock per Right, subject to the provisions of the Rights Agreement. The Board of Directors may redeem the Rights for $.01 per Right at any time prior to the day a person or group becomes a 20% shareholder and in certain other instances. Additionally, the exercise price and the value of stock that may be acquired for that price are subject to adjustment from time to time to prevent dilution.

    The Rights are designed to protect and maximize the value of the outstanding equity interests in 3Com in the event of an unsolicited attempt by an acquiror to take over 3Com in a manner or on terms not approved by the Board of Directors. The Rights may have the effect of rendering more difficult or discouraging an acquisition of 3Com deemed undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire 3Com on terms or in a manner not approved by 3Com's Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

                    COMPARISON OF RIGHTS OF HOLDERS OF 3COM
                COMMON STOCK AND HOLDERS OF PRIMARY ACCESS STOCK

    3Com and Primary Access are each incorporated under the laws of the State of California. The following summarizes differences in the charter documents of Primary Access and 3Com that could materially affect the rights of shareholders of Primary Access after consummation of the Merger. A number of the provisions of 3Com's Charter documents may have the effect of delaying, deferring or preventing a change in control of 3Com.

    ANNUAL MEETING. The 3Com Bylaws require that an annual meeting of shareholders be held within three months following the close of the 3Com's fiscal year. The Primary Access Bylaws require that an annual shareholder meeting be held within 30 to 120 days following the close of the Primary Access fiscal year.

    ANNUAL REPORTS. The 3Com Bylaws require that an annual report be sent to shareholders at least fifteen days prior to the annual meeting of shareholders. The Primary Access Bylaws expressly waive the requirement of compiling and distributing an annual report to shareholders.

    NUMBER OF DIRECTORS. The 3Com Articles of Incorporation and Bylaws fix the authorized number of directors at a range from seven to eleven, with the number currently set at eight, with changes in the authorized number of directors permitted by either the Board of Directors or the shareholders, through amendment of either the Bylaws (if authorizing a number of directors between seven and eleven, inclusive) or the Articles of Incorporation. In addition, the Bylaws require that the Board include not less than two Independent Directors. The Primary Access Bylaws fix the authorized number of directors at a range from four to six, with the number currently set at six, with changes that do not increase the authorized number of directors permitted by either the Board of Directors or the shareholders, through amendment of the Bylaws (if authorizing a number of directors between four and six, inclusive). Any amendment to the Bylaws to increase the authorized number of directors requires the consent of at least two-thirds of the holders of Primary Access Preferred Stock. In addition, pursuant to the Primary Access Articles of Incorporation, so long as any shares of Primary Access Preferred Stock are outstanding, the holders of Series E Preferred Stock have the right to elect one member of the Board of Directors until such time as funds affiliated with Enterprise Partners beneficially own less than 475,000 shares of Series E Preferred Stock.

    CUMULATIVE VOTING FOR DIRECTORS. The 3Com Articles of Incorporation and Bylaws do not expressly provide for cumulative voting in director elections. The Primary Access Bylaws provide that if, prior to voting, one or more shareholder has given notice of his/her intent to cumulate his/her votes, every shareholder shall have the right to cumulate his/her votes.

    CLASSIFICATION OF DIRECTORS. The 3Com Articles of Incorporation and Bylaws provide for two classes of directors elected for staggered two-year terms. The Articles of Incorporation and Bylaws of Primary Access limit the term of a director to one year and do not classify the Primary Access Board of Directors.

    DIRECTOR VOTING. The 3Com Bylaws provide that unless the authorized number of directors is one, the number constituting a quorum shall not be less than the greater of one-third of the authorized number of directors or two directors. In addition, if the number of elected directors is an even number, if all directors are present at a meeting, and if the directors are evenly divided on a particular vote, then the Chairman of the Board shall decide the issue. The Primary Access Bylaws provide that a majority of the directors constitute a quorum, but do not expressly provide for quorum requirements or tie breaking procedures under the respective circumstances specified above.

    LOANS TO OFFICERS. The 3Com Bylaws allow the Board of Directors to authorize 3Com to make a loan to or guarantee the obligation of any officer of the corporation without obtaining shareholder approval, provided that the Board determines such action may reasonably be expected to benefit the corporation and the number of shareholders of record on the date of approval is at least 100. The Primary Access Bylaws do not contain any similar provisions.

    ADVANCE NOTICE OF SHAREHOLDER PROPOSALS. The 3Com Bylaws provide that no matter proposed by 3Com shareholders will be considered at an annual meeting or special shareholder meeting unless (1) it is specified in the notice of meeting,
(2) it is brought by or at the direction of the Board of Directors or (3) written notice of such matter is provided to 3Com no later than the date on which shareholder proposals to be included in the 3Com proxy statement must be received under Federal Securities laws. The Primary Access Bylaws do not expressly require advance notice of shareholder proposals.

    NOTICE OF SPECIAL MEETINGS OF SHAREHOLDERS. The 3Com Bylaws require that any person at 3Com, who is entitled to call a special meeting of shareholders upon proper written request and who receives such request, provide notice to the shareholders entitled to vote not less than 35 nor more than

60 days after receipt of request. The Primary Access Bylaws require that notice of special meetings of shareholders be provided to all shareholders entitled to vote not less than 10 (or, if notice is sent by third-class mail, 30) nor more than 60 days before the meeting.

    TRANSACTIONS WITH INTERESTED SHAREHOLDERS. The 3Com Articles of Incorporation require at least a two-third majority of the combined voting power of all outstanding shares of all outstanding classes and at least a majority of the holders of such stock (other than shares held by an Interested Shareholder) in order to approve any material business dealings involving an Interested Shareholder, unless approved by a majority of Disinterested Directors. Neither the Primary Access Articles of Incorporation nor the Primary Access Bylaws expressly provide for procedures in transactions with Interested Shareholders.

    AMENDMENT OF CHARTER DOCUMENTS. Approval of shareholders holding at least two thirds of the voting shares of 3Com is required to amend those provisions of the 3Com Articles of Incorporation addressing business combinations and those provisions addressing amendment of the Articles of Incorporation. A majority of the shareholders of Primary Access can amend any or all of the provisions of the Primary Access Articles of Incorporation, but, so long as any shares of Primary Access Preferred Stock are outstanding, Primary Access can not, without the consent of at least two-thirds of the holders of Primary Access Preferred Stock, adopt, amend or repeal any provision of its Articles of Incorporation, if such action would alter any of the rights, preferences or privileges of any shares of any series of its Preferred Stock.

    AMENDMENT OF BYLAWS. The 3Com Bylaws may be amended by holders of a majority of voting shares entitled to vote or by a majority of the directors. The Primary Access Bylaws may be amended by holders of a majority of voting shares entitled to vote or by a majority of the directors, except that a Bylaw amendment changing the authorized number of directors may only be adopted if the Board changes the authorized number of directors within the limits specified by the Bylaws. In addition, so long as any shares of Primary Access Preferred Stock are outstanding, Primary Access can not, without the consent of at least two-thirds of the holders of Primary Access Preferred Stock, adopt, amend or repeal any provision of its Bylaws, if such action would alter any of the rights, preferences or privileges of any shares of any series of its Preferred Stock.

    INDEMNIFICATION. The 3Com Articles of Incorporation and Bylaws provide that 3Com shall indemnify any person to the full extent permitted by the California Corporation Code in connection with claims arising by reason of that person acting as a director, officer or agent of 3Com. The Board of Directors shall determine whether such person has met the applicable standard of conduct to establish indemnification under the standards set by the California Corporations Code. If the Board of Directors find that the person has not met this standard, the issue will be brought to a shareholder vote. The 3Com Articles of Incorporation authorize it to provide insurance for its directors, officers and/or agents, for breach of duty to the corporation and its shareholders to the full extent under California law. The Primary Access Articles of Incorporation and Bylaws provide that Primary Access shall indemnify any person to the full extent permitted by the California Corporations Code in connection with claims arising by reason of that person acting as a director, officer or agent of Primary Access. The Primary Access Articles of Incorporation and Bylaws do not expressly establish a procedure for processing indemnification requests nor do they expressly authorize insurance for directors, officers and/or agents.

    RESTRICTION ON SALES OF STOCK. 3Com is a public company whose shares are traded on Nasdaq, and as such the 3Com Articles of Incorporation and Bylaws do not provide for any restrictions on the transfer of outstanding shares, other than those imposed by Federal Securities laws for shares offered under certain exempt transactions. Primary Access is a private company, and as such its Articles of Incorporation and Bylaws provide for various restrictions on the resale or transfer of outstanding stock.

    SHAREHOLDER RIGHTS PLAN. The Board of Directors of 3Com adopted a Shareholder Rights Plan in September 1989, as amended in December 1994, which provides for distribution of rights to holders of outstanding shares of 3Com Common Stock. Primary Access does not have a similar rights plan. Therefore, after the Effective Date, the shares of 3Com Common Stock held by former Primary Access' shareholders will be subject to the 3Com Rights Plan. See "Description of 3Com Capital Stock -- Rights Plan" for a description of the Rights Plan.

                                    EXPERTS

    The consolidated financial statements of 3Com Corporation as of May 31, 1994 and 1993 and for each of the three years in the period ended May 31, 1994 included in this Prospectus/Consent Solicitation Statement and the related financial statement schedule included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, except for the premerger financial statements of Star-Tek, Inc. for the period stated below (included in the fiscal 1992 consolidated financial statements of 3Com Corporation), and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The statements of income and retained earnings and cash flows of Star-Tek, Inc. for the year ended December 31, 1991 (not separately presented herein) have been audited by Levine, Zeidman & Daitch, P.C., independent auditors, as stated in their report appearing herein and included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements and schedule of Primary Access as of October 2, 1994 and October 3, 1993, and for the fifty-two weeks ended October 2, 1994, the fifty-three weeks ended October 3, 1993, and the fifty-two weeks ended September 27, 1992 have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of NiceCom Ltd. as of December 31, 1993 and for the year ended December 31, 1993 have been audited by Shachak & Co., certified public accountants, as stated in their report appearing herein and included in reliance upon the report of such firm given upon their authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The  validity of the 3Com  Common Stock issuable pursuant  to the Merger and certain other  legal  matters  relating  to  the  Merger  and  the  transactions contemplated thereby will be passed upon for 3Com by Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California. Brobeck, Phleger & Harrison, San Diego California, is acting as counsel for Primary Access in connection with certain legal matters relating to the Merger and the transactions contemplated thereby.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
3COM CORPORATION
Years ended May 31, 1994, 1993 and 1992:
  Report of Deloitte & Touche LLP..........................................................................        F-2
  Report of Levine, Zeidman & Daitch, P.C..................................................................        F-3
  Consolidated Statements of Operations for the Years ended May 31, 1994, 1993
   and 1992................................................................................................        F-4
  Consolidated Balance Sheets at May 31, 1994 and 1993.....................................................        F-5
  Consolidated Statements of Shareholders' Equity for the Years ended May 31, 1994, 1993 and 1992..........        F-6
  Consolidated Statements of Cash Flows for the Years ended May 31, 1994, 1993
   and 1992................................................................................................        F-7
  Notes to Consolidated Financial Statements...............................................................        F-8
  Quarterly Results of Operations..........................................................................       F-18

Nine Months ended February 28, 1995 and 1994 (unaudited):
  Condensed Consolidated Balance Sheets at February 28, 1995 and May 31, 1994..............................       F-19
  Condensed Consolidated Statements of Income for the Nine Months ended February 28, 1995 and 1994.........       F-20
  Condensed Consolidated Statements of Cash Flows for the Nine Months ended February 28, 1995 and 1994.....       F-21
  Notes to Condensed Consolidated Financial Statements.....................................................       F-22
PRIMARY ACCESS CORPORATION
Report of KPMG Peat Marwick LLP............................................................................       F-25
Balance Sheets at April 2, 1995 (unaudited), October 2, 1994 and October 3, 1993...........................       F-26
Statements of Operations for the Twenty-six Weeks ended April 2, 1995 and April 3, 1994 (unaudited) and the
 Fifty-two Weeks ended October 2, 1994, the Fifty-three Weeks ended October 3, 1993 and the Fifty-three
 Weeks ended September 27, 1992............................................................................       F-27
Statements of Stockholders' Equity (Deficit) for the Twenty-six Weeks ended April 2, 1995 (unaudited) and the Fifty-two Weeks ended October 2, 1994, the Fifty-three Weeks ended October 3, 1993 and the Fifty-two
 Weeks ended September 27, 1992............................................................................       F-28
Statements of Cash Flows for the Twenty-six Weeks ended April 2, 1995 and April 3, 1994 (unaudited) and the
 Fifty-two Weeks ended October 2, 1994, the Fifty-three Weeks ended October 3, 1993 and the Fifty-two Weeks
 ended September 27, 1992..................................................................................       F-29
Notes to Financial Statements..............................................................................       F-30
NICECOM LTD.
Year ended December 31, 1993:
  Report of Shachak & Co...................................................................................       F-38
  Balance Sheet as of December 31, 1993....................................................................       F-39
  Income Statement for the Year ended December 31, 1993....................................................       F-40
  Statement of Cash Flows for the Year ended December 31, 1993.............................................       F-41
  Notes to the Financial Statements........................................................................       F-43
Nine Months ended September 30, 1994 (unaudited):
  Condensed Balance Sheet as of September 30, 1994.........................................................       F-48
  Condensed Income Statement for the Nine Months ended September 30, 1994..................................       F-49
  Condensed Statement of Changes in Shareholders' Equity for the Nine Months ended September 30, 1994......       F-50
  Condensed Statement of Cash Flows for the Nine Months ended September 30, 1994...........................       F-51
  Notes to the Condensed Financial Statements..............................................................       F-53

                        REPORT OF DELOITTE & TOUCHE LLP

To the Shareholders and Board of Directors of 3Com Corporation:

    We have audited the accompanying consolidated balance sheets of 3Com Corporation and its subsidiaries as of May 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended May 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the fiscal 1993 merger of 3Com Corporation and Star-Tek, Inc., which has been accounted for as a pooling of interests as described in Note 3 to the consolidated financial statements. We did not audit the statements of income, shareholders' equity and cash flows of Star-Tek, Inc. for the year ended December 31, 1991, which statements reflect sales of $15,413,000 and net income of $5,914,000. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Star-Tek, Inc., is based solely on the report of such other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of the other auditors, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of 3Com Corporation and its subsidiaries at May 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1994 in conformity with generally accepted accounting principles.

/s/_DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

San Jose, California
June 15, 1994

                    REPORT OF LEVINE, ZEIDMAN & DAITCH, P.C.

To the Board of Directors
Star-Tek, Inc.
Northboro, Massachusetts

    We have audited the statements of income and retained earnings, and of cash flows for the year ended December 31, 1991 of Star-Tek, Inc. (a Massachusetts corporation). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis of our opinion.

    In our opinion, the financial statements of Star-Tek, Inc. referred to above present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 1991 in conformity with generally accepted accounting principles.

/s/_LEVINE, ZEIDMAN & DAITCH P.C.
LEVINE, ZEIDMAN & DAITCH, P.C.

Wellesley Hills, Massachusetts
February 24, 1992

                                3COM CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      YEARS ENDED MAY 31,
                                                                             -------------------------------------
                                                                                1994         1993         1992
                                                                             -----------  -----------  -----------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales......................................................................  $   826,995  $   617,168  $   423,801
                                                                             -----------  -----------  -----------
Costs and Expenses:
  Cost of sales............................................................      405,927      320,386      224,309
  Sales and marketing......................................................      171,799      137,021       97,997
  Research and development.................................................       76,467       64,346       48,220
  General and administrative...............................................       39,838       35,171       34,873
  Purchased in-process technology..........................................      134,481      --            10,404
  Non-recurring items......................................................      --             1,316      --
                                                                             -----------  -----------  -----------
      Total................................................................      828,512      558,240      415,803
                                                                             -----------  -----------  -----------
Operating income (loss)....................................................       (1,517)      58,928        7,998
Gain on sale of investment.................................................       17,746      --           --
Other income -- net........................................................        3,309        1,318        3,336
                                                                             -----------  -----------  -----------
Income before income taxes.................................................       19,538       60,246       11,334
Income tax provision.......................................................       48,232       21,685        4,874
                                                                             -----------  -----------  -----------
Income (loss) before minority interest.....................................      (28,694)      38,561        6,460
Minority interest in net loss of consolidated subsidiary...................      --           --             1,498
                                                                             -----------  -----------  -----------
Net income (loss)..........................................................  $   (28,694) $    38,561  $     7,958
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Net income (loss) per common and equivalent share:
  Primary..................................................................  $     (0.46) $       .61  $      0.13
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
  Fully-diluted............................................................  $     (0.46) $       .60  $      0.13
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Common and equivalent shares used in computing per share amounts:
  Primary..................................................................       62,620       63,248       59,858
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
  Fully-diluted............................................................       62,620       64,292       60,574
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

                See notes to consolidated financial statements.

                                3COM CORPORATION
                          CONSOLIDATED BALANCE SHEETS

                                                                                            YEARS ENDED MAY 31,
                                                                                          ------------------------
                                                                                             1994         1993
                                                                                          -----------  -----------
                                                                                           (DOLLARS IN THOUSANDS)
                                                      ASSETS
Current Assets:
  Cash and cash equivalents.............................................................  $    66,284  $    40,046
  Temporary cash investments............................................................       63,413       77,184
  Trade receivables, less allowance for doubtful accounts ($10,402 in 1994 and $6,498 in
   1993)................................................................................      118,653       83,481
  Inventories...........................................................................       71,352       68,061
  Deferred income taxes.................................................................       31,236       19,805
  Other.................................................................................       10,134       15,835
                                                                                          -----------  -----------
    Total current assets................................................................      361,072      304,412
Property and equipment -- net...........................................................       67,001       55,248
Other assets............................................................................       16,270        7,918
                                                                                          -----------  -----------
    Total...............................................................................  $   444,343  $   367,578
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable......................................................................  $    51,827  $    40,212
  Accrued and other liabilities.........................................................       91,130       58,311
  Income taxes payable..................................................................       19,090        8,637
  Current portion of long-term obligations..............................................          482        1,021
                                                                                          -----------  -----------
    Total current liabilities...........................................................      162,529      108,181
Long-term obligations...................................................................        1,058        1,134
Shareholders' Equity:
  Preferred stock, no par value, 3,000,000 shares authorized; none outstanding..........      --           --
  Common stock, no par value, 200,000,000 shares authorized; shares outstanding: 1994 --
   65,052,900; 1993 -- 61,700,754.......................................................      219,937      154,958
  Unamortized restricted stock grants...................................................         (202)     --
  Retained earnings.....................................................................       61,326      103,163
  Accumulated translation adjustments...................................................         (305)         142
                                                                                          -----------  -----------
    Total shareholders' equity..........................................................      280,756      258,263
                                                                                          -----------  -----------
    Total...............................................................................  $   444,343  $   367,578
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                See notes to consolidated financial statements.

                                3COM CORPORATION
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                     UNAMORTIZED
                                                                  RESTRICTED STOCK
                                                                  GRANTS AND NOTES
                                                COMMON STOCK       RECEIVABLE FROM                 ACCUMULATED
                                            --------------------   SALE OF COMMON     RETAINED     TRANSLATION
                                             SHARES     AMOUNT          STOCK         EARNINGS     ADJUSTMENTS     TOTAL
                                            ---------  ---------  -----------------  -----------  -------------  ---------
                                                                            (IN THOUSANDS)
Balances, June 1, 1991....................     54,406  $ 119,760      $     (24)      $  73,206     $     725    $ 193,667
  Common stock issued under stock plans...      2,787     10,876           (131)                                    10,745
  Stock warrants issued...................                 1,400                                                     1,400
  Repurchase of common stock..............     (1,982)    (4,477)                        (6,102)                   (10,579)
  Repayment of note receivable............                                   21                                         21
  Tax benefit from employee stock
   transactions...........................                 1,504                                                     1,504
  Amortization of restricted stock
   grants.................................                                   11                                         11
  Stock dividend of pooled entity.........      3,466                                                               --
  Pro forma tax provision of pooled
   entity.................................                                                2,092                      2,092
  Equity distributions of pooled entity...                                               (5,800)                    (5,800)
  Interest accrued on notes receivable....                                    3                                          3
  Accumulated translation adjustments.....                                                              1,403        1,403
  Net income..............................                                                7,958                      7,958
                                            ---------  ---------         ------      -----------  -------------  ---------
Balances, June 1, 1992....................     58,677    129,063           (120)         71,354         2,128      202,425
  Common stock issued under stock plans...      4,764     19,413                                                    19,413
  Stock warrants buyback..................                (1,300)                                                   (1,300)
  Repurchase of common stock..............     (1,720)    (4,042)                        (5,340)                    (9,382)
  Tax benefit from employee stock
   transactions...........................                11,955                                                    11,955
  Cancellation of restricted stock
   grants.................................        (20)      (131)           120                                        (11)
  Pro forma tax provision of pooled
   entity.................................                                                1,604                      1,604
  Equity distributions of pooled entity...                                               (5,179)                    (5,179)
  Adjustment to conform fiscal year of
   pooled entity..........................                                                2,163                      2,163
  Accumulated translation adjustments.....                                                             (1,986)      (1,986)
  Net income..............................                                               38,561                     38,561
                                            ---------  ---------         ------      -----------  -------------  ---------
Balances, June 1, 1993....................     61,701    154,958         --             103,163           142      258,263
  Common stock issued under stock plans...      4,752     22,917           (255)                                    22,662
  Repurchase of common stock..............     (1,400)    (3,501)                       (13,143)                   (16,644)
  Tax benefit from employee stock
   transactions...........................                24,474                                                    24,474
  Amortization of restricted stock
   grants.................................                                   53                                         53
  Stock options assumed in connection with
   acquisitions...........................                21,089                                                    21,089
  Accumulated translation adjustments.....                                                               (447)        (447)
  Net loss................................                                              (28,694)                   (28,694)
                                            ---------  ---------         ------      -----------  -------------  ---------
Balances, May 31, 1994....................     65,053  $ 219,937      $    (202)      $  61,326     $    (305)   $ 280,756
                                            ---------  ---------         ------      -----------  -------------  ---------
                                            ---------  ---------         ------      -----------  -------------  ---------

                See notes to consolidated financial statements.

                                3COM CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         YEARS ENDED MAY 31,
                                                                                   -------------------------------
                                                                                     1994       1993       1992
                                                                                   ---------  ---------  ---------
                                                                                       (DOLLARS IN THOUSANDS)
Cash flows from operations:
  Net income (loss)..............................................................  $ (28,694) $  38,561  $   7,958
  Adjustments to reconcile net income (loss) to cash provided by operations:
    Depreciation and amortization................................................     30,610     25,135     21,660
    Gain on sale of investment...................................................    (17,746)    --         --
    Deferred income taxes........................................................     (9,865)    (3,523)     1,581
    Purchased in-process technology..............................................    134,481     --         10,404
    Minority interest............................................................     --         --         (1,498)
    Adjustment to conform fiscal year of pooled entity...........................     --          2,163     --
    Pro forma provision for income taxes.........................................     --          1,604      2,092
    Non-cash restructuring costs.................................................     --         (3,346)    --
    Changes in assets and liabilities net of effects of acquisitions:
      Trade receivables..........................................................    (30,045)   (20,991)      (432)
      Inventories................................................................      1,637    (19,139)    (9,982)
      Other current assets.......................................................      6,190     (3,889)    (1,480)
      Accounts payable...........................................................      8,886     11,525      5,573
      Accrued and other liabilities..............................................     (2,461)     6,016    (11,140)
      Income taxes payable.......................................................     34,927     17,618      3,487
                                                                                   ---------  ---------  ---------
Net cash provided by operations..................................................    127,920     51,734     28,223
                                                                                   ---------  ---------  ---------
Cash flows from investment activities:
  Proceeds from sale of investment...............................................     18,066     --         --
  Purchase of property and equipment.............................................    (36,474)   (22,263)   (21,783)
  Purchase of temporary cash investments.........................................    (76,841)   (72,962)   (33,423)
  Proceeds from temporary cash investments.......................................     90,612     40,496     67,815
  Acquisition of businesses and related purchase-price adjustment................    (98,128)     2,946    (25,000)
  Other -- net...................................................................     (3,020)       908        528
                                                                                   ---------  ---------  ---------
Net cash used for investment activities..........................................   (105,785)   (50,875)   (11,863)
                                                                                   ---------  ---------  ---------
Cash flows from financing activities:
  Sale of stock..................................................................     22,662     19,413     10,769
  Repurchase of common stock.....................................................    (16,644)    (9,382)   (10,579)
  Repurchase of stock warrants...................................................     --         (1,300)    --
  Notes payable..................................................................     --          3,326      4,795
  Repayments of notes payable and capital lease obligations......................     (1,462)      (513)      (429)
Equity distributions of pooled entity............................................     --         (5,179)    (5,800)
  Other -- net...................................................................       (453)    (1,872)       268
                                                                                   ---------  ---------  ---------
Net cash provided by (used for) financing activities.............................      4,103      4,493       (976)
                                                                                   ---------  ---------  ---------
Increase in cash and cash equivalents............................................     26,238      5,352     15,384
                                                                                   ---------  ---------  ---------
Cash and cash equivalents at beginning of year...................................     40,046     34,694     19,310
                                                                                   ---------  ---------  ---------
Cash and cash equivalents at end of year.........................................  $  66,284  $  40,046  $  34,694
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Other cash flow information:
  Interest paid..................................................................  $      66  $     254  $     245
  Income taxes paid (refunded)...................................................     21,614      5,910     (7,267)
  Non-cash investing and financing activities --
   Property and equipment acquired under capital leases..........................     --         --          2,062

------------------------
    In connection with the acquisitions in fiscal 1994 (see Note 3), the Company paid cash, net of cash acquired, of $98.1 million plus $14.3 million payable in August 1994, and recorded non-cash value of options assumed of $21.1 million. The fair value of assets acquired, excluding the $132.1 million purchased in-process technology charged to operations, was $35.6 million, and liabilities of $11.3 million were assumed.

    In connection with the acquisition in fiscal 1992 (see Note 3), the Company paid cash of $25 million (subsequently adjusted to $22 million), issued stock warrants with an estimated value of $1.4 million (subsequently repurchased) and assumed liabilities of $13.9 million.

                See notes to consolidated financial statements.

                                3COM CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED MAY 31, 1994, 1993 AND 1992

NOTE 1:  DESCRIPTION OF BUSINESS
    Founded in 1979, 3Com Corporation pioneered the data networking industry and is committed to providing customers global access to information. Today, 3Com offers a broad range of ISO 9000-compliant global data networking solutions that include routers, hubs, switches and adapters for Ethernet, Token Ring, FDDI and ATM networks. Headquartered in Santa Clara, California, 3Com is a Fortune 500 company with worldwide research and development, manufacturing, marketing, sales and support capabilities.

NOTE 2:  SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of 3Com Corporation and its wholly- and majority-owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

    CASH EQUIVALENTS are highly liquid debt investments acquired with a maturity of three months or less.

    TEMPORARY CASH INVESTMENTS consist of short-term investments stated at cost.

    FINANCIAL INSTRUMENTS. The Company has not yet adopted Statement of Financial Accounting Standards No. 115, "Accounting for Investments: Debt and Equity Securities". The Company believes that the carrying values of its financial instruments approximate their fair value, and the adoption of this new standard in the first quarter of fiscal 1995 will not have a significant impact on the consolidated financial position or results of operations.

    CONCENTRATIONS OF CREDIT RISK. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of investments and trade receivables. The Company invests in instruments with an investment credit rating of AA and better. The Company also places its investments for safekeeping with a high-credit-quality financial institution. Credit risk with respect to trade receivables is generally diversified due to the large number of entities comprising the Company's customer base and their dispersion across many different industries and geographies. The Company often sells its products through third-party distributors, and, as a result, may maintain individually significant receivable balances with major distributors. The Company believes that its credit evaluation, approval and monitoring processes substantially mitigate potential credit risks.

    INVENTORIES are stated at the lower of standard cost (which approximates first-in, first-out cost) or market.

    PROPERTY AND EQUIPMENT is stated at cost. Equipment under capital leases is stated at the lower of fair market value or the present value of the minimum lease payments at the inception of the lease.

    PURCHASED TECHNOLOGY is included in other assets and is amortized over 2-4 years.

    DEPRECIATION AND AMORTIZATION are computed over the shorter of the estimated useful lives, lease terms, or terms of license agreements of the respective assets, on a straight-line basis -- generally 2-7 years with buildings at 25 years.


    REVENUE RECOGNITION. The Company recognizes revenue and accrues related product return reserves, warranty and royalty expenses upon shipment. At the time of sale, no material vendor or post contract support obligations remain outstanding except as provided by separate service agreement and the collectibility of receivables is deemed to be probable. Service and subscription revenue is recognized over the term of the related contractual period. The Company extends limited product return and price protection rights to certain distributors and resellers. Such rights are generally

                                3COM CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                FOR THE YEARS ENDED MAY 31, 1994, 1993 AND 1992

NOTE 2:  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
limited to a certain percentage of sales over a three-month period. Historically, actual amounts recorded for product returns and price protection have not varied sigificantly from estimated amounts. The Company warrants products for periods which range from 90-days to life-time periods depending upon the product.

    DEVELOPMENT COSTS. Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. The Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility; accordingly, software costs incurred after the establishment of technological feasibility have not been material and therefore have been expensed.

    INCOME TAXES.   The Company  accounts for  income taxes  under Statement  of
Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires an asset and liability approach to account for income taxes.

    FOREIGN CURRENCY TRANSLATIONS. For foreign operations with the local currency as the functional currency, assets and liabilities are translated at year-end exchange rates, and statements of operations are translated at the average exchange rates during the year. Gains or losses resulting from foreign currency translation are accumulated as a separate component of shareholders' equity.

    For foreign operations with the U.S. dollar as the functional currency, assets and liabilities are translated at the year-end exchange rates except for inventories, prepaid expenses, and property and equipment, which are translated at historical exchange rates. Statements of operations are translated at the average exchange rates during the year except for those expenses related to balance sheet amounts that are translated using historical exchange rates. Gains or losses resulting from foreign currency translation are included in other income -- net in the statements of operations.

    NET INCOME (LOSS) PER COMMON AND EQUIVALENT SHARE is computed using the weighted average number of common shares outstanding and the dilutive effects of stock options, using the treasury stock method. All share and per share amounts have been restated to reflect the two-for-one stock split.

    RECLASSIFICATIONS.   Certain  prior year  amounts have  been reclassified to
conform to the current year presentation.

NOTE 3:  BUSINESS COMBINATIONS
    On January 14, 1994, the Company acquired all of the outstanding shares of Synernetics, Inc. ("Synernetics") and assumed all outstanding Synernetics stock options. The purchase price consisted of approximately $104.0 million plus $3.3 million of stock options. A substantial portion of the purchase price was paid using funds from the Company's working capital. Synernetics is engaged in the development, manufacturing and marketing of LAN switching products.

    On February 2, 1994, the Company acquired all of the outstanding shares of Centrum Communications, Inc. ("Centrum") and assumed all outstanding Centrum stock options. The purchase price consisted of approximately $36.0 million of which $16.0 million was paid in cash and $14.3 million is payable in August 1994 and the remainder was associated with the value of the assumed stock options. Centrum is engaged in the development, manufacturing and marketing of remote access products and technology.

                                3COM CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                FOR THE YEARS ENDED MAY 31, 1994, 1993 AND 1992

NOTE 3:  BUSINESS COMBINATIONS (CONTINUED)
    The acquisitions were accounted for as purchases and, accordingly, the acquired assets and liabilities were recorded at their estimated fair values at the dates of acquisition. The aggregate purchase price of $143.3 million plus $13.1 million of costs directly attributable to the completion of the acquisitions has been allocated to the assets and liabilities acquired. Approximately $132.1 million of the total purchase price represented in-process technology that had not yet reached technological feasibility and was charged to the Company's operations.

    The Company's consolidated results of operations include the operating results of the acquired companies since their acquisition dates.

    The following table summarizes the unaudited pro forma combined results of operations for the years ended May 31, 1994 and 1993 as if the acquisitions had occurred at the beginning of each of the periods presented:

                                                                                            YEARS ENDED MAY 31,
                                                                                          ------------------------
                                                                                             1994         1993
                                                                                          -----------  -----------
                                                                                                (UNAUDITED)
                                                                                           (IN THOUSANDS, EXCEPT
                                                                                             PER SHARE AMOUNTS)
Sales...................................................................................  $   838,953  $   628,546
Net income..............................................................................  $    96,033  $    33,623
Net income per share:
  Primary...............................................................................  $      1.42  $       .52
  Fully-diluted.........................................................................  $      1.40  $       .52
Shares used in computing per share amounts:
  Primary...............................................................................       67,434       64,132
  Fully-diluted.........................................................................       68,360       64,618

    The above table includes, on a pro forma basis, the Company's consolidated financial information for the year ended May 31, 1994 combined with the financial information of Synernetics and Centrum for the same twelve months. The Company's consolidated financial information for the year ended May 31, 1993 is combined with the financial information of Synernetics and Centrum for the twelve months ended June 30, 1993. The above table excludes the one-time $132.1 million charge for purchased in-process technology arising from these acquisitions as it was a material non-recurring charge. This charge is included in the actual consolidated statement of operations for the year ended May 31, 1994.

    The unaudited pro forma combined results of operations are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

    On January 29, 1993, the Company acquired Star-Tek, Inc. ("Star-Tek") by issuing approximately 3.48 million shares of common stock for all of the outstanding shares of Star-Tek.

    Star-Tek designs, manufactures and markets a range of Token Ring products focused primarily on the connectivity needs of larger organizations with IBM mainframe, mid-range and Token Ring LAN-based information systems. The acquisition was accounted for by the pooling-of-interests method. Star-Tek maintained its financial records on a fiscal year ending December 31. The consolidated statements of operations and cash flows for the year ended May 31, 1992 include the Star-Tek statements of operations and cash flows for the year ended December 31, 1991.

                                3COM CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                FOR THE YEARS ENDED MAY 31, 1994, 1993 AND 1992

NOTE 3:  BUSINESS COMBINATIONS (CONTINUED)
    The results of operations of Star-Tek for the five-month period ended May 31, 1992 reflected net income of $1.6 million and pro-forma tax adjustment of $595,000, the sum of which has been reported as an increase in the Company's fiscal 1993 retained earnings.

    In January 1992, the Company acquired the data networking products business of U.K.-based BICC Group, plc. This acquisition has been accounted for as a purchase and, accordingly, the acquired assets and liabilities were recorded at their estimated fair values at the date of acquisition. The acquisition price consisted of approximately $22 million in cash and a warrant to purchase
1,000,000 shares of the Company's common stock. The stock warrant was subsequently repurchased by the Company. Approximately $10.4 million of the purchase price represented in-process technology that had not yet reached technological feasibility and was charged to the Company's operations. The Company's consolidated results of operations include the operating results of the acquired business from the January 31, 1992 date of acquisition.

NOTE 4:  LICENSE
    In the third quarter of fiscal 1994, the Company licensed certain in-process wireless technology from Pacific Monolithics, Inc. This technology is still under development and, accordingly, $2.4 million of the $2.5 million cost of obtaining this license represented in-process technology and was charged to operations in the third quarter of fiscal 1994.

NOTE 5:  NON-RECURRING ITEMS
    Non-recurring items for the year ended May 31, 1993 consists of the net cost of a litigation settlement of $3.6 million (see Note 15), and merger costs of $1.0 million related to the acquisition of Star-Tek (see Note 3), offset by a reduction in accrued restructuring costs of $3.3 million in the fourth quarter of fiscal 1993 based on revised estimates of future costs.

NOTE 6:  FOREIGN EXCHANGE CONTRACTS
    The Company enters into foreign exchange contracts to hedge certain balance sheet exposures and intercompany balances against future movements in foreign exchange rates. Gains and losses on the foreign exchange contracts are included in other expense -- net, which offset foreign exchange gains or losses from revaluation of foreign currency-denominated balance sheet items and intercompany balances.

    At May 31, 1994 and 1993, the Company had outstanding foreign exchange contracts of $14.6 million and $14.0 million, respectively which approximate their fair values calculated based on the spot rates at the balance sheet dates. The contracts require the Company to exchange foreign currencies for U.S. dollars or vice versa, and generally mature in one month.

NOTE 7:  INVENTORIES
    Inventories at May 31 consist of:

                                                                           1994       1993
                                                                         ---------  ---------
                                                                             (DOLLARS IN
                                                                              THOUSANDS)
Finished goods.........................................................  $  44,770  $  41,331
Work-in-process........................................................      8,232      4,912
Raw materials..........................................................     18,350     21,818
                                                                         ---------  ---------
    Total..............................................................  $  71,352  $  68,061
                                                                         ---------  ---------
                                                                         ---------  ---------

                                3COM CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                FOR THE YEARS ENDED MAY 31, 1994, 1993 AND 1992

NOTE 8:  PROPERTY AND EQUIPMENT
    Property and equipment at May 31 consists of:

                                                                          1994        1993
                                                                       -----------  ---------
                                                                       (DOLLARS IN THOUSANDS)
Land.................................................................  $     1,303  $   1,303
Building.............................................................        7,372      7,372
Machinery and equipment..............................................      122,892     89,830
Furniture and fixtures...............................................       14,591     12,476
Leasehold improvements...............................................       15,446     14,604
Construction in progress.............................................      --             756
                                                                       -----------  ---------
    Total............................................................      161,604    126,341
Accumulated depreciation and amortization............................      (94,603)   (71,093)
                                                                       -----------  ---------
    Property and equipment -- net....................................  $    67,001  $  55,248
                                                                       -----------  ---------
                                                                       -----------  ---------

NOTE 9:  ACCRUED AND OTHER LIABILITIES

    Accrued and other liabilities at May 31 consist of:

                                                                           1994       1993
                                                                         ---------  ---------
                                                                             (DOLLARS IN
                                                                              THOUSANDS)
Accrued payroll and related expenses...................................  $  21,387  $  16,671
Accrued product warranty...............................................     13,686     10,553
Accrued cooperative advertising........................................     11,544      7,885
Accrued payment to Centrum shareholders................................     14,267     --
Other accrued liabilities..............................................     30,246     23,202
                                                                         ---------  ---------
Accrued and other liabilities..........................................  $  91,130  $  58,311
                                                                         ---------  ---------
                                                                         ---------  ---------

NOTE 10:  BORROWING ARRANGEMENTS AND COMMITMENTS
    The Company has a $40 million revolving bank credit agreement which expires on December 31, 1996. Under the agreement, the Company may select among various interest rate options, including borrowing at the bank's prime rate. The agreement requires that the Company maintain certain financial ratios and minimum net worth and restricts payment of cash dividends. At May 31, 1994, all such requirements were met and there were no outstanding borrowings under the agreement.

    The Company has guaranteed borrowings of its former Japanese joint venture, 3Com K.K., of 450 million Yen or approximately $4.3 million as of May 31, 1994.

    3Com Development Corporation, a wholly-owned subsidiary of 3Com, is a limited partner in a lease/joint venture arrangement to acquire and develop the Company's corporate offices in Santa Clara, which were initially occupied in the first quarter of fiscal 1991. Future minimum lease payments are included in the table below.

    The Company has signed an agreement with a third party to lease the buildings to be built on land adjacent to the Company's existing corporate offices in Santa Clara. The estimated date of occupancy is April 1996. Future minimum lease payments are included in the table below.

    The Company leases its facilities and certain equipment under operating leases. Leases expire at various dates from 1995 to 2013 and certain facility leases have renewal options with rentals based upon changes in the Consumer Price Index or the fair market rental value of the property.

                                3COM CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                FOR THE YEARS ENDED MAY 31, 1994, 1993 AND 1992

    Future operating lease commitments are as follows:

                                                                              (DOLLARS IN
FISCAL YEAR                                                                    THOUSANDS)
------------------------------------------------------------------------
1995....................................................................       $   14,302
1996....................................................................           13,471
1997....................................................................           12,230
1998....................................................................           10,261
1999....................................................................           10,145
Thereafter..............................................................           16,984
                                                                                 --------
    Total...............................................................       $   77,393
                                                                                 --------
                                                                                 --------

    Rent expense was $13.5 million, $13.4 million, and $13.8 million for fiscal 1994, 1993, and 1992, respectively.

NOTE 11:  COMMON STOCK

    SHAREHOLDER RIGHTS  PLAN.    In  September  1989,  the  Company's  Board  of
Directors approved a stock purchase rights plan and declared a dividend distribution of one common stock purchase right for each outstanding share of its common stock. The rights become exercisable based on certain limited conditions related to acquisitions of stock, tender offers and certain business combination transactions of the Company. Initially, each right entitles the shareholder to buy one-half share of the Company's common stock at an exercise price of $25. The rights are redeemable at the Company's option for $.01 per right and expire on September 19, 1999.

    STOCK OPTION PLANS. The Company has stock option plans under which employees and directors may be granted options to purchase common stock. Options are generally granted at not less than the fair market value at grant date, vest over a four-year period, and expire ten years after the grant date.

    A summary of option transactions under the plans follows:

                                                              YEARS ENDED MAY 31,
                                                  --------------------------------------------
                                                       1994            1993           1992
                                                  --------------  --------------  ------------
                                                     (IN THOUSANDS EXCEPT PRICE PER SHARE)
Number of option shares:
Granted and assumed.............................           4,700           4,110         3,672
Exercised.......................................          (3,718)         (3,656)       (1,824)
Cancelled.......................................            (422)           (642)       (1,346)
Outstanding at end of year......................          12,300          11,740        11,928
Option price per share:
Granted and assumed.............................  $   0.44-30.88  $   5.00-19.69  $  3.50-7.19
Exercised.......................................      0.44-25.88      2.82-17.50     3.00-5.88
Cancelled.......................................      0.45-28.19      3.32-17.55     3.00-9.94
Outstanding at end of year......................  $   0.44-30.88  $   2.82-19.69  $  2.82-7.19

    In  connection with  the Synernetics  and Centrum  acquisitions discussed in
Note 3, the Company assumed certain outstanding options to purchase common stock of the acquired companies and exchanged them for options to acquire 858,000 shares of the Company's common stock at exercise prices of $0.44 to $11.63 per share.

    At May 31, 1994, options for 4.6 million shares were exercisable, 3.8 million shares were available for future grants, and 16.1 million shares were reserved for issuance under the stock option plans.

                                3COM CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                FOR THE YEARS ENDED MAY 31, 1994, 1993 AND 1992

NOTE 11:  COMMON STOCK (CONTINUED)
    EMPLOYEE STOCK PURCHASE PLAN. The Company has an employee stock purchase plan, under which eligible employees may authorize payroll deductions of up to 10 percent of their compensation (as defined) to purchase common stock at a price equal to 85 percent of the lower of the fair market values as of the beginning or the end of the offering period. At May 31, 1994, 1.3 million shares of common stock were reserved for issuance under this plan.

    RESTRICTED STOCK PLAN. The Company has a Restricted Stock Plan, under which 200,000 shares of common stock were reserved for issuance at no cost to key employees. The shares are issued at the fair market value on the date of the grant. The fair market value of shares granted to an eligible participant cannot exceed 50 percent of the base salary of the eligible participant and any compensation expense is recognized as the granted shares vest over a one to four year period. In fiscal 1994, 10,000 shares of common stock were issued under this plan. At May 31, 1994, 190,000 shares were reserved for future issuance.

    STOCK REPURCHASE PROGRAM. The Board of Directors has authorized the Company to repurchase up to 15.0 million shares of common stock. Under this authorization, 11.4 million shares have been repurchased and the Company may repurchase up to an additional 3.6 million shares of common stock.

NOTE 12:  OTHER INCOME -- NET
    Other Income -- net consists of:

                                                                 1994       1993       1992
                                                               ---------  ---------  ---------
                                                                   (DOLLARS IN THOUSANDS)
Interest income..............................................  $   3,954  $   3,602  $   5,080
Other........................................................       (645)    (2,284)    (1,744)
                                                               ---------  ---------  ---------
    Total....................................................  $   3,309  $   1,318  $   3,336
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    Other includes primarily gains, losses and transaction costs from foreign exchange transactions and property and equipment dispositions.

NOTE 13:  INCOME TAXES
    The provision for income taxes consists of:

                                                               1994       1993       1992
                                                             ---------  ---------  ---------
                                                                 (DOLLARS IN THOUSANDS)
Current:
  Federal..................................................  $  31,761  $  13,786  $   2,721
  State....................................................      7,862      3,110        623
  Foreign..................................................     16,771      8,293        (39)
                                                             ---------  ---------  ---------
    Total current..........................................     56,394     25,189      3,305
                                                             ---------  ---------  ---------
Deferred:
  Federal..................................................     (9,266)    (1,658)     3,109
  Foreign..................................................      1,104     (1,846)    (1,540)
                                                             ---------  ---------  ---------
    Total deferred.........................................     (8,162)    (3,504)     1,569
                                                             ---------  ---------  ---------
    Total..................................................  $  48,232  $  21,685  $   4,874
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

                                3COM CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                FOR THE YEARS ENDED MAY 31, 1994, 1993 AND 1992

NOTE 13:  INCOME TAXES (CONTINUED)
    Deferred and prepaid income taxes, which result from temporary differences in the recognition of revenue and expense for tax and financial reporting purposes, consist of:

                                                                1994       1993       1992
                                                              ---------  ---------  ---------
                                                                  (DOLLARS IN THOUSANDS)
Tax depreciation and operating lease expenses...............  $    (397) $  (1,354) $  (1,228)
Reserves not recognized for tax purposes....................     (8,538)    (1,323)     4,132
DISC commission.............................................     --           (194)      (209)
Alternative minimum tax credits.............................       (363)       573       (936)
Other.......................................................      1,136     (1,206)      (190)
                                                              ---------  ---------  ---------
    Total...................................................  $  (8,162) $  (3,504) $   1,569
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

    The components of the net deferred tax asset consist of:

                                                                           1994       1993
                                                                         ---------  ---------
                                                                             (DOLLARS IN
                                                                              THOUSANDS)
Deferred tax assets:
  Depreciation and amortization........................................  $   5,686  $   5,117
  Reserves not recognized for tax purposes.............................     31,483     21,699
  Deferred tax assets of acquired businesses...........................      1,703     --
  Other................................................................        (87)       815
  Alternative minimum tax credits......................................     --            363
  Valuation allowance..................................................     (6,097)    (5,171)
                                                                         ---------  ---------
    Total deferred tax asset...........................................  $  32,688  $  22,823
                                                                         ---------  ---------
                                                                         ---------  ---------
Deferred tax liabilities --
  Other................................................................        (25)       (25)
                                                                         ---------  ---------
Net deferred tax asset.................................................  $  32,663  $  22,798
                                                                         ---------  ---------
                                                                         ---------  ---------

    Valuation allowance relates primarily to expenses, the deduction of which is not assured on future state income tax returns. The net increase in the valuation allowance in fiscal 1994, 1993, and 1992 was $926,000, $1.1 million and $408,000, respectively.

    Tax carryforwards of acquired businesses consist of $4.6 million and $739,000 of net operating loss and tax credit carryforwards, respectively, that expire in 2004 through 2008.

                                3COM CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                FOR THE YEARS ENDED MAY 31, 1994, 1993 AND 1992

NOTE 13:  INCOME TAXES (CONTINUED)
    The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to income before taxes as follows:

                                                                    1994         1993         1992
                                                                 -----------  -----------  -----------
Tax computed at federal statutory rate.........................       35.0%        34.0%        34.0%
State income taxes, net of federal effect......................        3.0          3.4          3.6
Foreign sales corporation......................................       (5.2)        (1.3)        (3.6)
Tax exempt investment income...................................       (5.7)        (1.5)       (13.0)
Foreign losses without benefits of carryovers or carrybacks....      --           --            11.8
Difference between federal statutory rate and foreign effective
 rates.........................................................       (7.5)        (0.4)        (1.8)
Research tax credits...........................................       (8.7)        (0.2)        (6.9)
Non-deductible purchased in-process technology.................      241.5        --            18.7
Effect of tax law changes......................................       (6.4)       --           --
Other..........................................................         .9          2.0          0.2
                                                                     -----          ---        -----
    Total......................................................      246.9%        36.0%        43.0%
                                                                     -----          ---        -----
                                                                     -----          ---        -----

    Income before income taxes for the years ended 1994, 1993, and 1992 include income (loss) of $58.2 million, $18.7 million and $(10.9 million) from the Company's foreign subsidiaries. The Company has not provided for federal income taxes on $27.9 million of undistributed earnings of foreign subsidiaries, which the Company intends to reinvest in subsidiary operations indefinitely. If such undistributed earnings were to be remitted, the related tax liability would be approximately $1.9 million.

NOTE 14:  GEOGRAPHIC AREA INFORMATION
    The Company operates in a single industry segment: the design, manufacture, marketing, and support of data networking systems. The Company's foreign operations consist of central distribution and order administration, manufacturing and research and development facilities in Western Europe, and sales and marketing activities conducted through sales subsidiaries throughout the world.

                                3COM CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                FOR THE YEARS ENDED MAY 31, 1994, 1993 AND 1992

NOTE 14:  GEOGRAPHIC AREA INFORMATION (CONTINUED)
    Sales, operating income and identifiable assets, classified by the major geographic areas in which the Company operates, are as follows:

                                                            1994         1993         1992
                                                         -----------  -----------  -----------
                                                                (DOLLARS IN THOUSANDS)
Revenues from unaffiliated customers:
  United States........................................  $   399,836  $   308,879  $   223,947
  Export sales from United States......................      103,127       69,237       94,305
  Europe...............................................      324,032      224,891       98,650
  Other................................................      --            14,161        6,899
                                                         -----------  -----------  -----------
    Total..............................................  $   826,995  $   617,168  $   423,801
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------
Transfers from geographic areas
 (eliminated in consolidation):
  United States........................................  $   112,418  $   101,570  $    56,690
  Europe...............................................       52,595       39,920       12,567
  Other................................................      --            23,354        4,356
                                                         -----------  -----------  -----------
    Total..............................................  $   165,013  $   164,844  $    73,613
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------
Operating income (loss):
  United States........................................  $   (60,808) $    39,108  $    21,310
  Europe...............................................       55,214       17,086            5
  Other................................................        8,679        6,459      (12,403)
  Eliminations.........................................       (4,602)      (3,725)        (914)
                                                         -----------  -----------  -----------
    Total..............................................  $    (1,517) $    58,928  $     7,998
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------
Identifiable assets:
  United States........................................  $   332,651  $   268,254
  Europe...............................................      121,019      102,054
  Other................................................        4,623        4,492
  Eliminations.........................................      (13,950)      (7,222)
                                                         -----------  -----------
    Total..............................................  $   444,343  $   367,578
                                                         -----------  -----------
                                                         -----------  -----------

    Operating loss in the United States for the year ended 1994 of $60.8 million included a charge of approximately $134.5 million for purchased in-process technology resulting from the Company's acquisitions in fiscal 1994. Transfers between geographic areas are accounted for at prices representative of unaffiliated party transactions.

NOTE 15:  LITIGATION
    In August 1989, four class action lawsuits were filed in the United States District Court for the Northern District of California naming the Company and certain of its directors and officers as defendants. The suits, which were consolidated into a single action, alleged that defendants misrepresented or failed to disclose material facts about the Company's operations and financial results, which plaintiffs contended artificially inflated the price of the Company's securities during the period December 6, 1988 to August 7, 1989.

    In April 1993, the Company and plaintiffs reached an agreement to settle the consolidated action in its entirety. Although the Company believed that the claims asserted in the class action were without merit, the Company believed it was in the best interest of its shareholders to settle the case due to the continuing costs of defense, the distraction of management's attention and the uncertainties inherent in any litigation. The principal terms of the agreement called for a settlement of $9.9 million, a substantial portion of which was paid by the Company's insurance carrier.

                                3COM CORPORATION
                  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                      FISCAL 1995
                                    QUARTERS ENDED                   FISCAL 1994 QUARTERS ENDED
                            -------------------------------  ------------------------------------------
                             FEB. 28    NOV. 30    AUG. 31    MAY 31     FEB. 28    NOV. 30    AUG. 31
                              1995       1994       1994       1994       1994       1993       1993
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales.....................  $ 338,676  $ 304,808  $ 249,280  $ 241,463  $ 218,166  $ 205,275  $ 162,091
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross margin..............    183,049    163,162    131,126    124,605    113,183    102,865     80,415
Gross margin %............      54.0%      53.5%      52.6%      51.6%      51.9%      50.1%      49.6%
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss)...     70,762      2,024     43,593     41,327    (94,680)    31,925     19,911
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).........     45,298      2,614     28,491     27,189   (103,460)    21,463     26,114
Net income (loss) %.......      13.4%       0.9%      11.4%      11.3%     (47.4%)     10.5%      16.1%
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) per
 share....................  $    0.63  $    0.04  $    0.41  $    0.39  $   (1.64) $    0.32  $    0.40
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                    FISCAL 1993 QUARTERS ENDED
                            -------------------------------------------
                             MAY 31      FEB. 28    NOV. 30    AUG. 31
                              1993        1993       1992       1992
                            ---------   ---------  ---------  ---------

Sales.....................  $ 167,458   $ 161,396  $ 152,697  $ 135,617
                            ---------   ---------  ---------  ---------
Gross margin..............     83,093      78,396     73,809     61,484
Gross margin %............      49.6%       48.6%      48.3%      45.3%
                            ---------   ---------  ---------  ---------
Operating income (loss)...     20,376      16,493     14,672      7,387
                            ---------   ---------  ---------  ---------
Net income (loss).........     13,271      10,160      9,280      5,850
Net income (loss) %.......       7.9%        6.3%       6.1%       4.3%
                            ---------   ---------  ---------  ---------
Net income (loss) per
 share....................  $    0.20   $    0.16  $    0.15  $    0.10
                            ---------   ---------  ---------  ---------

    Notes: Net income for the quarter ended November 30, 1994 included a charge of approximately $60.8 million ($0.52 per share ) for purchased in-process technology (see Note 6 to the condensed consolidated financial statements) and a credit of $1.1 million ($0.01 per share) for a reduction in accrued restructuring costs. Net loss for the quarter ended February 28, 1994 included a charge of approximately $134.5 million ($2.00 per share) for purchased in-process technology (see Notes 3 and 4 to the consolidated financial statements). Net income for the quarter ended August 31, 1993 included a gain of approximately $17.7 million ($0.18 per share) related to the sale of an investment and a tax benefit of $1.2 million ($0.02 per share) resulting from retroactive changes relating to the Revenue Reconciliation Act of 1993. Net income for the quarter ended February 28, 1993 included a charge of approximately $1.6 million ($0.03 per share) for merger costs associated with the Company's acquisition of Star-Tek, Inc. (see Notes 3 and 5 to the consolidated financial statements).

                                3COM CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                                      FEBRUARY 28,   MAY 31,
                                                                                                          1995         1994
                                                                                                      ------------   --------
                                                                                                            (UNAUDITED)
                                                                                                      (DOLLARS IN THOUSANDS)

Current Assets:
  Cash and cash equivalents.........................................................................    $116,859     $ 66,284
  Temporary cash investments........................................................................     146,620       63,413
  Trade receivables.................................................................................     187,628      118,653
  Inventories.......................................................................................      89,562       71,352
  Deferred income taxes.............................................................................      31,608       31,236
  Other.............................................................................................      17,556       10,134
                                                                                                      ------------   --------
Total current assets................................................................................     589,833      361,072
Property and equipment -- net.......................................................................      91,127       67,001
Other assets........................................................................................      33,291       16,270
                                                                                                      ------------   --------
    Total...........................................................................................    $714,251     $444,343
                                                                                                      ------------   --------
                                                                                                      ------------   --------

                                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..................................................................................    $ 81,068     $ 51,827
  Accrued and other liabilities.....................................................................     100,085       91,130
  Income taxes payable..............................................................................      39,936       19,090
  Current portion of long-term obligations..........................................................         219          482
                                                                                                      ------------   --------
Total current liabilities...........................................................................     221,308      162,529
Long-term debt......................................................................................     110,000        --
Other long-term obligations.........................................................................         870        1,058
Shareholders' Equity:
Preferred stock, no par value, 3,000,000 shares authorized; none outstanding........................      --            --
Common stock, no par value, 200,000,000 shares authorized; shares outstanding: February 28, 1995:
 66,480,931; May 31, 1994: 65,052,900...............................................................     263,728      219,937
Unamortized restricted stock grants.................................................................      (2,205)        (202)
Retained earnings...................................................................................     120,813       61,326
Accumulated translation adjustments.................................................................        (263)        (305)
                                                                                                      ------------   --------
    Total shareholders' equity......................................................................     382,073      280,756
                                                                                                      ------------   --------
    Total...........................................................................................    $714,251     $444,343
                                                                                                      ------------   --------
                                                                                                      ------------   --------

           See notes to condensed consolidated financial statements.

                                3COM CORPORATION
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                                          NINE MONTHS ENDED
                                                                                             FEBRUARY 28,
                                                                                       ------------------------
                                                                                          1995         1994
                                                                                       -----------  -----------
                                                                                       (IN THOUSANDS EXCEPT PER
                                                                                             SHARE DATA)
                                                                                             (UNAUDITED)
Sales................................................................................  $   892,764  $   585,532
Costs and expenses:
  Cost of sales......................................................................      415,427      289,069
  Sales and marketing................................................................      174,809      121,958
  Research and development...........................................................       88,779       53,410
  General and administrative.........................................................       37,674       29,458
  Purchased in-process technology....................................................       60,796      134,481
  Non-recurring items................................................................       (1,100)     --
                                                                                       -----------  -----------
    Total............................................................................      776,385      628,376
                                                                                       -----------  -----------
Operating income (loss)..............................................................      116,379      (42,844)
Gain on sale of investment...........................................................      --            17,746
Other income -- net..................................................................        3,001        2,807
                                                                                       -----------  -----------
Income (loss) before income taxes....................................................      119,380      (22,291)
Income tax provision.................................................................       42,977       33,592
    Net income (loss)................................................................  $    76,403  $   (55,883)
                                                                                       -----------  -----------
                                                                                       -----------  -----------
Net income (loss) per common and equivalent share:
  Primary............................................................................  $      1.08  $      (.90)
  Fully diluted......................................................................  $      1.06  $      (.90)
Common and equivalent shares used in computing per share amounts:
  Primary............................................................................       70,981       61,924
  Fully diluted......................................................................       71,758       61,924

           See notes to condensed consolidated financial statements.

                                3COM CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         NINE MONTHS ENDED
                                                                            FEBRUARY 28,
                                                                        --------------------
                                                                          1995       1994
                                                                        ---------  ---------
                                                                            (DOLLARS IN
                                                                             THOUSANDS)
                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................................................  $  76,403  $ (55,883)
  Adjustments to reconcile net income (loss) to cash provided by operating activities:
    Depreciation and amortization.....................................     34,374     21,654
    Gain on sale of investment........................................     --        (17,746)
    Deferred income taxes.............................................    (21,984)    (3,894)
    Purchased in-process technology...................................     60,796    134,481
    Non-cash restructuring costs......................................     (1,100)    --
    Changes in assets and liabilities, net of effects of acquisitions:
      Trade receivables...............................................    (68,371)   (32,893)
      Inventories.....................................................    (19,215)       975
      Other current assets............................................     (6,912)     6,894
      Accounts payable................................................     28,386       (777)
      Accrued and other liabilities...................................      2,927      2,287
      Income taxes payable............................................     40,716     16,837
                                                                        ---------  ---------
Net cash provided by operating activities.............................    126,020     71,935
                                                                        ---------  ---------
Cash flows from investing activities:
  Proceeds from sale of investment....................................     --         18,066
  Purchase of property and equipment..................................    (48,790)   (20,765)
  Purchase of temporary cash investments..............................   (120,554)   (35,327)
  Proceeds from temporary cash investments............................     35,445     88,053
  Acquisitions of businesses..........................................    (48,689)   (98,128)
  Other -- net........................................................      5,492     (4,213)
                                                                        ---------  ---------
Net cash used for investing activities................................   (177,096)   (52,314)
                                                                        ---------  ---------
Cash flows from financing activities:
  Sale of stock.......................................................     14,279     16,080
  Repurchases of common stock.........................................    (19,590)   (16,645)
  Net proceeds from issuance of convertible debt......................    107,330     --
  Repayments of notes payable and capital lease obligations...........       (410)      (858)
  Other -- net........................................................         42       (831)
                                                                        ---------  ---------
Net cash provided by (used for) financing activities..................    101,651     (2,254)
                                                                        ---------  ---------
Increase in cash and cash equivalents.................................     50,575     17,367
Cash and cash equivalents at beginning of period......................     66,284     40,046
                                                                        ---------  ---------
Cash and cash equivalents at end of period............................  $ 116,859  $  57,413
                                                                        ---------  ---------
                                                                        ---------  ---------
Non-cash financing and investing activities:
  Tax benefit on stock option transactions............................  $  19,870  $  15,557
  Stock issued and options assumed in business acquisitions...........     10,188     21,089

           See notes to condensed consolidated financial statements.

                                3COM CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED FEBRUARY 28, 1995 AND 1994

1. The condensed consolidated financial statements include the accounts of 3Com Corporation (the "Company") and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. In the opinion of management, these unaudited consolidated financial statements include all adjustments necessary for a fair presentation of the Company's financial position as of February 28, 1995, and the results of operations and cash flows for the nine months ended February 28, 1995 and 1994.

    The results of operations for the nine months ended February 28, 1995 may not necessarily be indicative of the results for the fiscal year ending May 31, 1995.

    These condensed financial statements should be read in conjunction with the consolidated financial statements and related notes for the years ended May 31, 1994, 1993 and 1992 included elsewhere herein.

2.  Investments

    Effective June 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement requires the Company to classify debt and equity securities into one of three categories: held-to-maturity, trading or available-for-sale. At June 1, 1994 and February 28, 1995, all temporary cash investments of the Company were classified as available-for-sale and the difference between the carrying value and fair value of those securities was not significant.

    Available-for-sale securities consisted of the following (in thousands):

                                                                      FEBRUARY 28, 1995
                                                     ----------------------------------------------------
                                                                      GROSS         GROSS
                                                      AMORTIZED    UNREALIZED    UNREALIZED    ESTIMATED
                                                        COST          GAINS        LOSSES     FAIR VALUE
                                                     -----------  -------------  -----------  -----------
State and municipal securities.....................  $    89,518    $       8     $     133   $    89,393
Corporate debt securities..........................       28,764            7             7        28,764
U.S. Government and agency securities..............       28,338           31             7        28,362
                                                     -----------          ---         -----   -----------
                                                     $   146,620    $      46     $     147   $   146,519
                                                     -----------          ---         -----   -----------
                                                     -----------          ---         -----   -----------

    There were no realized gains or losses for the nine months ended February 28, 1995.

    The amortized cost and estimated fair values of debt securities by contractual maturity at February 28, 1995 were as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                   AMORTIZED    ESTIMATED
                                                                     COST      FAIR VALUE
                                                                  -----------  -----------
                                                                   (DOLLARS IN THOUSANDS)
Contractual Maturity
  Within one year...............................................  $   118,564  $   118,484
  Over one year to two years....................................       28,056       28,035
                                                                  -----------  -----------
      Total.....................................................  $   146,620  $   146,519
                                                                  -----------  -----------
                                                                  -----------  -----------

                                3COM CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE NINE MONTHS ENDED FEBRUARY 28, 1995 AND 1994

3.  Inventories consisted of (in thousands):

                                                                   FEBRUARY 28,   MAY 31,
                                                                       1995        1994
                                                                   ------------  ---------
Finished goods...................................................   $   49,672   $  44,770
Work-in-process..................................................        9,527       8,232
Raw materials....................................................       30,363      18,350
                                                                   ------------  ---------
    Total........................................................   $   89,562   $  71,352
                                                                   ------------  ---------
                                                                   ------------  ---------

4.  Long-Term Debt

    In November 1994, the Company completed a private placement under Rule 144A of the Securities Act of 1933 for $110 million convertible subordinated notes. The notes bear interest at 10.25% per annum, are payable semi-annually, and mature in 2001. Beginning in November 1997, the notes are convertible into the Company's common stock at an initial conversion price of $69.125 per share. The Company has reserved 1,591,320 shares of common stock for the conversion of these notes.

5.  Net Income Per Share

    Net income per common and equivalent share is computed using the weighted average number of common shares and the dilutive effects of stock options outstanding during the period using the treasury stock method. Weighted average shares outstanding and per share amounts have been restated to reflect the two-for-one stock split on September 1, 1994 for shareholders of record on August 16, 1994.

6.  Business Acquisitions

    On October 18, 1994, the Company acquired substantially all the assets and assumed substantially all the liabilities of NiceCom, Ltd. ("NiceCom"), and assumed all outstanding NiceCom stock options. The purchase price consisted of approximately $53.2 million which was paid using funds from the Company's working capital and the issuance of 93,162 shares of common stock of the Company, with an aggregate value of $3.7 million. In addition, the Company assumed stock options with an associated value of $5.7 million. NiceCom is engaged in the development of ATM ("asynchronous transfer mode") switches and an Ethernet/ATM solution to provide a migration path from existing Ethernet LANs to ATM networking.

    On October 14, 1994, the Company acquired all of the outstanding shares and assumed all outstanding stock options of a company engaged in the development of network adapter technology. The purchase price consisted of approximately $2.3 million in cash plus the assumption of stock options with an associated value of $400,000. The purchase price was paid using funds from the Company's working capital.

    The acquisitions were accounted for as purchases and, accordingly, the acquired assets and liabilities were recorded at their estimated fair market values at the dates of acquisitions. The aggregate purchase price of $61.6 million plus $2.0 million of costs directly attributable to the completion of the acquisitions has been allocated to the assets and liabilities acquired. Approximately $60.8 million of the total purchase price represented in-process technology that had not yet reached technological feasibility and was charged to the Company's operations.

                                3COM CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE NINE MONTHS ENDED FEBRUARY 28, 1995 AND 1994

    On February 28, 1995, the Company acquired AccessWorks Communications of Holmdel, New Jersey. AccessWorks develops, manufactures and markets Integrated Services Digital Network (ISDN) transmission products. The acquisition was accounted for as a purchase. The purchase price and costs directly attributable to the completion of the acquisition were not significant.

    The Company's consolidated results of operations include the operating results of the acquired companies from their acquisition dates. Pro forma results of operations of 3Com and the aforementioned acquired companies are not presented as the amounts would not significantly differ from the Company's historical results.

7.  Reclassifications

    Certain prior period amounts have been reclassified to conform to the current period presentation.

                        REPORT OF KPMG PEAT MARWICK LLP

The Board of Directors and Stockholders
Primary Access Corporation:

    We have audited the accompanying balance sheets of Primary Access Corporation (the Company) as of October 2, 1994 and October 3, 1993, and the related statements of operations, stockholders' equity (deficit), and cash flows for the fifty-two weeks ended October 2, 1994, the fifty-three weeks ended October 3, 1993, and the fifty-two weeks ended September 27, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Primary Access Corporation as of October 2, 1994 and October 3, 1993, and the related statements of operations, stockholders' equity (deficit), and cash flows for the fifty-two weeks ended October 2, 1994, the fifty- three weeks ended October 3, 1993, and the fifty-two weeks ended September 27, 1992, in conformity with generally accepted accounting principles.

    As discussed in Notes 1 and 7 to the financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in 1994.

San Diego, California
November 4, 1994

                                          _______/s/_KPMG PEAT MARWICK LLP______

                           PRIMARY ACCESS CORPORATION
                                 BALANCE SHEETS

                                                                      APRIL 2,       OCTOBER 2,      OCTOBER 3,
                                                                        1995            1994            1993
                                                                   --------------  --------------  --------------
                                                                    (UNAUDITED)

                                                     ASSETS

Cash and cash equivalents........................................  $    7,853,000  $    8,960,000  $    3,484,000
Accounts receivable, net of allowances of $112,000, $91,000 and
 $115,000........................................................       8,965,000       4,444,000       6,190,000
Inventories (notes 2 and 9)......................................         651,000       1,163,000       2,006,000
Prepaid expenses.................................................         924,000         314,000         106,000
Other current assets.............................................          76,000          76,000          37,000
                                                                   --------------  --------------  --------------
  Total current assets...........................................      18,469,000      14,957,000      11,823,000
                                                                   --------------  --------------  --------------
Property and equipment, net (notes 3, 4 and 5)...................       2,108,000       1,589,000       1,062,000
Other long-term assets...........................................          60,000          57,000          12,000
                                                                   --------------  --------------  --------------
                                                                   $   20,637,000  $   16,603,000  $   12,897,000
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Line of credit (note 4)..........................................  $     --        $     --        $     --
Accounts payable.................................................       2,305,000         999,000       1,328,000
Accrued salaries, payroll taxes and vacations....................       1,039,000         938,000         661,000
Accrued warranty liability.......................................         692,000         746,000         416,000
Accrued expenses and other current liabilities...................         505,000         779,000       1,098,000
Accrued income tax liability.....................................         452,000        --              --
Deferred customer support revenue................................       2,274,000       1,144,000         442,000
Current installments of long-term debt (note 5)..................        --               108,000         108,000
                                                                   --------------  --------------  --------------
    Total current liabilities....................................       7,267,000       4,714,000       4,053,000
Long-term debt, excluding current installments
 (note 5)........................................................        --                72,000         171,000
                                                                   --------------  --------------  --------------
    Total liabilities............................................       7,267,000       4,786,000       4,224,000
                                                                   --------------  --------------  --------------
Stockholders' equity (notes 4 and 6):
  Convertible preferred stock, Series A, C and E, authorized
   10,000,000 shares; issued and outstanding, 8,403,723 shares in
   1995, 1994 and 1993 (liquidating preference $12,029,000), at
   stated value..................................................      11,974,000      11,974,000      11,974,000
  Common stock, no par value, authorized 20,000,000 shares;
   issued and outstanding 1,586,661 shares in 1995, 1,554,202
   shares in 1994 and 933,240 shares in 1993.....................         227,000         218,000          74,000
Retained earnings (accumulated deficit)..........................       1,169,000        (375,000)     (3,375,000)
                                                                   --------------  --------------  --------------
    Total stockholders' equity...................................      13,370,000      11,817,000       8,673,000
                                                                   --------------  --------------  --------------
Commitments and contingencies (note 9)
                                                                   $   20,637,000  $   16,603,000  $   12,897,000
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

                See accompanying notes to financial statements.

                           PRIMARY ACCESS CORPORATION
                            STATEMENTS OF OPERATIONS

                                                                                 FOR THE
                             FOR THE      FOR THE      FOR THE      FOR THE     FIFTY-TWO
                           TWENTY-SIX   TWENTY-SIX    FIFTY-TWO   FIFTY-THREE  WEEKS ENDED
                           WEEKS ENDED  WEEKS ENDED  WEEKS ENDED  WEEKS ENDED   SEPTEMBER
                            APRIL 2,     APRIL 3,    OCTOBER 2,   OCTOBER 3,       27,
                              1995         1994         1994         1993         1992
                           -----------  -----------  -----------  -----------  -----------
                           (UNAUDITED)  (UNAUDITED)
Revenues:
  Equipment and
   software..............  $14,334,000  $10,689,000  $23,214,000  $23,020,000  $13,185,000
  Customer support.......    1,856,000    1,637,000    3,304,000    1,032,000      613,000
                           -----------  -----------  -----------  -----------  -----------
    Total revenues.......   16,190,000   12,326,000   26,518,000   24,052,000   13,798,000
Cost of sales:
  Equipment and
   software..............    6,286,000    4,223,000    8,923,000    9,029,000    6,132,000
  Customer support.......      990,000      865,000    1,737,000    1,024,000      467,000
                           -----------  -----------  -----------  -----------  -----------
    Total cost of
     sales...............    7,276,000    5,088,000   10,660,000   10,053,000    6,599,000
                           -----------  -----------  -----------  -----------  -----------
    Gross margin.........    8,914,000    7,238,000   15,858,000   13,999,000    7,199,000
Operating costs and
 expenses:
  Research and
   development...........    3,039,000    2,108,000    4,782,000    3,193,000    2,648,000
  General and
   administrative........    3,907,000    3,511,000    7,398,000    5,867,000    3,266,000
                           -----------  -----------  -----------  -----------  -----------
    Income from
     operations..........    1,968,000    1,619,000    3,678,000    4,939,000    1,285,000
Other income (expense):
  Interest income, net of
   interest expense of
   $3,000, $10,000,
   $19,000, $98,000 and
   $164,000..............      213,000       81,000      202,000      (19,000)    (109,000)
  Other, net.............       25,000        1,000      (13,000)      23,000       (9,000)
                           -----------  -----------  -----------  -----------  -----------
    Income before taxes..    2,206,000    1,701,000    3,867,000    4,943,000    1,167,000
Income taxes (note 7)....      662,000      383,000      867,000      465,000       51,000
                           -----------  -----------  -----------  -----------  -----------
    Net income...........  $ 1,544,000  $ 1,318,000  $ 3,000,000  $ 4,478,000  $ 1,116,000
                           -----------  -----------  -----------  -----------  -----------
                           -----------  -----------  -----------  -----------  -----------
Net income per common and
 equivalent share........        $0.13        $0.12        $0.26        $0.47        $0.12
                           -----------  -----------  -----------  -----------  -----------
                           -----------  -----------  -----------  -----------  -----------
Common and equivalent
 shares used in computing
 per share amounts.......   11,643,000   11,229,000   11,331,000    9,512,000    9,313,000
                           -----------  -----------  -----------  -----------  -----------
                           -----------  -----------  -----------  -----------  -----------

                See accompanying notes to financial statements.

                           PRIMARY ACCESS CORPORATION
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
 FOR THE FIFTY-TWO WEEKS ENDED SEPTEMBER 27, 1992, THE FIFTY-THREE WEEKS ENDED
                                OCTOBER 3, 1993,
 THE FIFTY-TWO WEEKS ENDED OCTOBER 2, 1994 AND THE TWENTY-SIX WEEKS ENDED APRIL
                              2, 1995 (UNAUDITED)

                                        CONVERTIBLE
                                      PREFERRED STOCK                              RETAINED       NOTES         TOTAL
                                         (NOTE 6)              COMMON STOCK        EARNINGS     RECEIVABLE   STOCKHOLDERS'
                                  -----------------------  --------------------  (ACCUMULATED      FROM         EQUITY
                                    SHARES      AMOUNT      SHARES     AMOUNT      DEFICIT)    STOCKHOLDERS   (DEFICIT)
                                  ----------  -----------  ---------  ---------  ------------  ------------  ------------
Balance at September 29, 1991...   3,741,775  $ 8,745,000    999,850  $  62,000   $(8,969,000)  $  (10,000)   $ (172,000)
Series E convertible preferred
 stock issued for cash and
 conversion of Series D
 preferred stock, net of
 issuance costs of $25,000......   5,773,948    5,973,000     --         --           --            --         5,973,000
Series D convertible preferred
 stock converted to Series E....  (1,000,000)  (2,492,000)    --         --           --            --        (2,492,000)
Series B convertible preferred
 stock repurchased..............    (112,000)    (252,000)    --         --           --            --          (252,000)
Common stock options exercised..      --          --           6,781      3,000       --            --             3,000
Common stock issued to
 consultant in lieu of cash
 compensation...................      --          --          16,875      7,000       --            --             7,000
Common stock repurchased........      --          --        (111,980)    (6,000)      --            --            (6,000)
Repayment of stockholder's note
 receivable.....................      --          --          --         --           --             5,000         5,000
Net income......................      --          --          --         --        1,116,000        --         1,116,000
                                  ----------  -----------  ---------  ---------  ------------  ------------  ------------
Balance at September 27, 1992...   8,403,723   11,974,000    911,526     66,000   (7,853,000)       (5,000)    4,182,000
Common stock grants.............      --          --             900     --           --            --            --
Common stock options exercised..      --          --          20,814      8,000       --            --             8,000
Repayment of stockholder's note
 receivable.....................      --          --          --         --           --             5,000         5,000
Net income......................      --          --          --         --        4,478,000        --         4,478,000
                                  ----------  -----------  ---------  ---------  ------------  ------------  ------------
Balance at October 3, 1993......   8,403,723   11,974,000    933,240     74,000   (3,375,000)       --         8,673,000
Common stock options exercised..      --          --         596,387     92,000       --            --            92,000
Common stock grants.............      --          --             200     --           --            --            --
Common stock warrants
 exercised......................      --          --          22,000     49,000       --            --            49,000
Common stock issued to
 consultants in lieu of cash
 compensation...................      --          --           2,375      3,000       --            --             3,000
Net income......................      --          --          --         --        3,000,000        --         3,000,000
                                  ----------  -----------  ---------  ---------  ------------  ------------  ------------
Balance at October 2, 1994......   8,403,723   11,974,000  1,554,202    218,000     (375,000)       --        11,817,000
Common stock options exercised..      --          --          32,059      9,000       --            --             9,000
Common stock grants.............      --          --             400     --           --            --            --
Net income......................      --          --          --         --        1,544,000        --         1,544,000
                                  ----------  -----------  ---------  ---------  ------------  ------------  ------------
Balance at April 2, 1995
 (unaudited)....................   8,403,723  $11,974,000  1,586,661  $ 227,000   $1,169,000    $   --        $13,370,000
                                  ----------  -----------  ---------  ---------  ------------  ------------  ------------
                                  ----------  -----------  ---------  ---------  ------------  ------------  ------------

                See accompanying notes to financial statements.

                           PRIMARY ACCESS CORPORATION
                            STATEMENTS OF CASH FLOWS

                                                                   FOR THE       FOR THE       FOR THE       FOR THE
                                                                  TWENTY-SIX    TWENTY-SIX    FIFTY-TWO    FIFTY-THREE
                                                                 WEEKS ENDED   WEEKS ENDED   WEEKS ENDED   WEEKS ENDED
                                                                   APRIL 2,      APRIL 3,     OCTOBER 2,    OCTOBER 3,
                                                                     1995          1994          1994          1993
                                                                 ------------  ------------  ------------  ------------
                                                                 (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................................   $1,544,000    $1,317,000    $3,000,000    $4,478,000
  Adjustments to reconcile net income to net cash provided by
   (used in) operating activities:
    Depreciation and amortization..............................      428,000       212,000       532,000       312,000
    Provision for doubtful accounts............................       --            --            --           104,000
    Gain (loss) on sale of equipment...........................       21,000       (68,000)      (64,000)       --
    Issuance of stock for consulting services..................       --            --             3,000        --
    Change in assets and liabilities:
      (Increase) decrease in accounts receivable, net..........   (4,521,000)    1,907,000     1,746,000    (3,838,000)
      (Increase) decrease in inventories.......................      146,000       472,000       726,000      (618,000)
      Increase in prepaid expenses and other assets............     (613,000)     (132,000)     (292,000)      (30,000)
      Increase (decrease) in accounts payable..................    1,306,000      (118,000)     (329,000)      670,000
      Increase in accrued salaries, payroll taxes and
       vacations...............................................      101,000       179,000       277,000       269,000
      Increase (decrease) in accrued warranty liability........      (54,000)      188,000       330,000        75,000
      Increase (decrease) in accrued expenses and other current
       liabilities.............................................     (274,000)     (546,000)     (319,000)      490,000
      Increase in accrued income tax liability.................      452,000       319,000        --            --
      Increase in deferred customer support revenue............    1,130,000       790,000       702,000       442,000
                                                                 ------------  ------------  ------------  ------------
        Net cash provided by (used in) operating activities....     (334,000)    4,520,000     6,312,000     2,354,000
                                                                 ------------  ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment..........................     (639,000)     (345,000)     (994,000)     (464,000)
  Proceeds from sale of equipment..............................       37,000        78,000       116,000        --
                                                                 ------------  ------------  ------------  ------------
        Net cash used in investing activities..................     (602,000)     (267,000)     (878,000)     (464,000)
                                                                 ------------  ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments under the line of credit..........................       --            --            --          (680,000)
  Proceeds from long-term borrowings and bridge loans..........       --            --            --           314,000
  Principal repayments on long-term borrowings.................     (180,000)      (52,000)      (99,000)     (459,000)
  Proceeds from issuance of convertible preferred stock, net of
   issuance costs..............................................       --            --            --            --
  Retirement of convertible preferred stock....................       --            --            --            --
  Proceeds from issuance of common stock and common stock
   options exercised...........................................        9,000        93,000        92,000         8,000
  Repurchase of common stock...................................       --            --            --            --
  Proceeds from common stock warrants exercised................       --            49,000        49,000        --
  Repayment of stockholder's note receivable...................       --            --            --             5,000
                                                                 ------------  ------------  ------------  ------------
        Net cash provided by (used in) financing activities....     (171,000)       90,000        42,000      (812,000)
                                                                 ------------  ------------  ------------  ------------
Net increase (decrease) in cash and cash equivalents...........   (1,107,000)    4,343,000     5,476,000     1,078,000
Cash and cash equivalents at beginning of year.................    8,960,000     3,484,000     3,484,000     2,406,000
                                                                 ------------  ------------  ------------  ------------
Cash and cash equivalents at end of year.......................   $7,853,000    $7,827,000    $8,960,000    $3,484,000
                                                                 ------------  ------------  ------------  ------------
                                                                 ------------  ------------  ------------  ------------
Supplemental disclosures of cash flow information:
    Cash paid during the year for:
      Interest.................................................   $    3,000    $   10,000    $   19,000    $   99,000
      Income taxes.............................................      225,000        64,000       890,000       555,000
Supplemental disclosure of noncash investing and financing
 activities:
  The Company transferred inventory at cost to property and
   equipment...................................................   $  366,000    $   71,000    $  117,000    $  193,000
  The Company converted a note payable to Series E convertible
   preferred stock in 1993.....................................   $   --        $   --        $   --        $   --

                                                                    FOR THE
                                                                   FIFTY-TWO
                                                                  WEEKS ENDED
                                                                 SEPTEMBER 27,
                                                                     1992
                                                                 -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................................   $ 1,116,000
  Adjustments to reconcile net income to net cash provided by
   (used in) operating activities:
    Depreciation and amortization..............................       226,000
    Provision for doubtful accounts............................         9,000
    Gain (loss) on sale of equipment...........................       --
    Issuance of stock for consulting services..................         7,000
    Change in assets and liabilities:
      (Increase) decrease in accounts receivable, net..........    (1,922,000)
      (Increase) decrease in inventories.......................      (916,000)
      Increase in prepaid expenses and other assets............        (1,000)
      Increase (decrease) in accounts payable..................        48,000
      Increase in accrued salaries, payroll taxes and
       vacations...............................................       203,000
      Increase (decrease) in accrued warranty liability........       159,000
      Increase (decrease) in accrued expenses and other current
       liabilities.............................................       524,000
      Increase in accrued income tax liability.................       --
      Increase in deferred customer support revenue............       --
                                                                 -------------
        Net cash provided by (used in) operating activities....      (547,000)
                                                                 -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment..........................      (271,000)
  Proceeds from sale of equipment..............................       --
                                                                 -------------
        Net cash used in investing activities..................      (271,000)
                                                                 -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments under the line of credit..........................       (50,000)
  Proceeds from long-term borrowings and bridge loans..........       --
  Principal repayments on long-term borrowings.................      (187,000)
  Proceeds from issuance of convertible preferred stock, net of
   issuance costs..............................................     2,974,000
  Retirement of convertible preferred stock....................      (252,000)
  Proceeds from issuance of common stock and common stock
   options exercised...........................................         3,000
  Repurchase of common stock...................................        (6,000)
  Proceeds from common stock warrants exercised................       --
  Repayment of stockholder's note receivable...................         5,000
                                                                 -------------
        Net cash provided by (used in) financing activities....     2,487,000
                                                                 -------------
Net increase (decrease) in cash and cash equivalents...........     1,669,000
Cash and cash equivalents at beginning of year.................       737,000
                                                                 -------------
Cash and cash equivalents at end of year.......................   $ 2,406,000
                                                                 -------------
                                                                 -------------
Supplemental disclosures of cash flow information:
    Cash paid during the year for:
      Interest.................................................   $   164,000
      Income taxes.............................................       --
Supplemental disclosure of noncash investing and financing
 activities:
  The Company transferred inventory at cost to property and
   equipment...................................................   $   --
  The Company converted a note payable to Series E convertible
   preferred stock in 1993.....................................   $   507,000

                           PRIMARY ACCESS CORPORATION
                         NOTES TO FINANCIAL STATEMENTS

               APRIL 2, 1995, OCTOBER 2, 1994 AND OCTOBER 3, 1993

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a)  DESCRIPTION OF BUSINESS:

    Primary Access Corporation (the Company) was organized as a California corporation on June 7, 1988. The Company markets telecommunications software and hardware products that provide access to the public switched telephone network for transmitting data over dial-in computer networks.

    The Company has adopted a 52-53 week fiscal year ending on the Sunday nearest to September 30.

    (b)  CASH EQUIVALENTS:

    For the purpose of financial statement presentation, the Company considers all highly liquid investment instruments with original maturities of three months or less to be cash equivalents. Cash equivalents consist primarily of money market accounts and certificates of deposit.

    (c)  INVENTORIES:

    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

    (d)  PROPERTY AND EQUIPMENT:

    Property and equipment are stated at cost. Depreciation is provided using the straight-line method over estimated useful lives of the assets (three to five years).

    (e)  RESEARCH AND DEVELOPMENT COSTS:

    Research and development costs are expensed in the period incurred.

    (f)  REVENUE RECOGNITION AND WARRANTY COSTS:

    Equipment and software revenue is recognized upon shipment of product provided that no significant obligations remain outstanding and that the collection of the resulting accounts receivable are probable. If significant obligations are to be fulfilled in the future, revenue is recognized when all obligations have been fulfilled. Customer support revenue is recognized ratably over the term of the contracts, typically one year. Estimated costs of product warranty and insignificant remaining obligations are accrued at the time the Company sells the products.

    (g)  INCOME TAXES:

    In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). SFAS 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company adopted SFAS 109 in 1994 and has applied the provisions of SFAS 109 retroactively to September 30, 1991. There is no impact on years prior to September 27, 1992.

    (h)  SIGNIFICANT CUSTOMERS:

    For the fifty-two weeks ended October 2, 1994, the fifty-three weeks ended October 3, 1993, the fifty-two weeks ended September 27, 1992 and the twenty-six weeks ended April 2, 1995 and April 3,

                           PRIMARY ACCESS CORPORATION
                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) 1994, aggregate product sales to six principal customers accounted for 57%, 75%, 78%, 76% and 68% of total sales, respectively. Aggregate balances in accounts receivable from these six customers as of October 2, 1994, October 3, 1993 and April 2, 1995 were 55%, 89% and 78% of total accounts receivable, respectively.

    For the fifty-two weeks ended September 27, 1992, product sales to three customers accounted for 33%, 17% and 12% of total sales. For the fifty-three weeks ended October 3, 1993, product sales to three customers accounted for 35%, 16% and 13% of total sales. For the fifty-two weeks ended October 2, 1994, product sales to two customers accounted for 22% and 18% of total sales. For the twenty-six weeks ended April 3, 1994, product sales to two customers accounted for 27% and 17% of total sales. For the twenty-six weeks ended April 2, 1995, product sales to two customers accounted for 37% and 24% of total sales. No other sales to individual customers accounted for greater than 10% of total revenue.

    (i)  NET INCOME PER SHARE:

    Net income per share is computed based on the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares include convertible preferred stock (using the if-converted method) and common stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is antidilutive.

    (j)  UNAUDITED FINANCIAL INFORMATION:

    The financial information at April 2, 1995, and for the twenty-six weeks ended April 2, 1995 and April 3, 1994 is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position as of such date and the results of operations and cash flows for those periods. Results for interim periods are not necessarily indicative of results to be expected for the entire year.

(2) INVENTORIES
    Inventories as of April 2, 1995, October 2, 1994 and October 3, 1993 consist of the following:

                                                    1995          1994           1993
                                                 -----------  -------------  -------------
                                                 (UNAUDITED)
Raw materials..................................   $ 651,000   $     930,000  $   1,884,000
Work in process................................      --            --               16,000
Finished goods.................................      --             233,000        106,000
                                                 -----------  -------------  -------------
                                                  $ 651,000   $   1,163,000  $   2,006,000
                                                 -----------  -------------  -------------
                                                 -----------  -------------  -------------

                           PRIMARY ACCESS CORPORATION
                         NOTES TO FINANCIAL STATEMENTS

(3) PROPERTY AND EQUIPMENT
    At April 2, 1995, October 2, 1994 and October 3, 1993, property and equipment consists of the following:

                                                  1995            1993           1993
                                             --------------  --------------  -------------
                                              (UNAUDITED)
Furniture and fixtures.....................  $       56,000  $       56,000  $      56,000
Computer equipment.........................       3,563,000       2,641,000      1,771,000
Leasehold improvements.....................         105,000         121,000         31,000
                                             --------------  --------------  -------------
                                                  3,724,000       2,818,000      1,858,000
Less accumulated depreciation and
 amortization..............................      (1,616,000)     (1,229,000)      (796,000)
                                             --------------  --------------  -------------
                                             $    2,108,000  $    1,589,000  $   1,062,000
                                             --------------  --------------  -------------
                                             --------------  --------------  -------------

(4) LINE OF CREDIT
    At April 2, 1995 and October 2, 1994, the Company has a line of credit agreement with a bank for working capital purposes that provides an amount up to $2,000,000. The agreement requires interest only monthly payments, at the rate of prime, and outstanding balances are secured by substantially all assets of the Company. The line of credit expires May 15, 1996. The Company has no borrowings against the line of credit as of April 2, 1995 and October 2, 1994.

    In June 1994, the Company entered into a line of credit agreement with the same bank for equipment acquisition purchases that provides for a maximum draw of up to $1,000,000 through May 15, 1995. The agreement requires monthly principal and interest payments, at prime plus .5%, and outstanding balances are secured by substantially all assets of the Company. The Company has no borrowings against the line of credit as of April 2, 1995 and October 2, 1994.

(5) LONG-TERM DEBT
    Long-term debt consists of the following as of April 2, 1995, October 2, 1994 and October 3, 1993:

                                                                    1994          1993
                                                                ------------  ------------
Prime plus 1.5% (effective rate of 9.25% at October 2, 1994),
 $314,000 equipment note with a bank, fixed principal payments of $9,000 and interest due monthly beginning June 15, 1993, balance due May 15, 1996. Secured by substantially all fixed
 assets. The note was repaid in full in November 1994.........  $    180,000  $    279,000
  Less current installments...................................      (108,000)     (108,000)
                                                                ------------  ------------
  Long-term debt, excluding current installments..............  $     72,000  $    171,000
                                                                ------------  ------------
                                                                ------------  ------------

    There was no long-term debt outstanding as of April 2, 1995.

(6) STOCKHOLDERS' EQUITY

    (a)  CONVERTIBLE PREFERRED STOCK:

    Each share of the Series A, Series C and Series E preferred stock is convertible into the Company's common stock on a one for one basis. In addition, each share is entitled to the number of votes equal to the conversion ratio and has a liquidating preference of $1.00, $4.00 and $1.04 for Series A, Series C and Series E preferred stock, respectively, plus accrued and unpaid dividends. The preferred stock is entitled to preference in dividends and distributions over the Company's common stock.

                           PRIMARY ACCESS CORPORATION
                         NOTES TO FINANCIAL STATEMENTS

(6) STOCKHOLDERS' EQUITY (CONTINUED)
Dividends are $.10, $.40 and $.104 per share for Series A, Series C and Series E preferred stock, respectively, when declared and are noncumulative. Each share of preferred stock shall automatically be converted into shares of common stock at the then effective applicable conversion price immediately upon the closing of the sale of the Company's common stock in a public offering of at least $5.00 per share with aggregate gross proceeds of at least $5,000,000.

    At any time after June 1994, or upon receipt by the Company in writing of consents of a majority of Series A, Series C and Series E preferred stockholders, the Company at its option may redeem in whole or in part the Series A, Series C and Series E preferred stock by paying $1.00, $4.00 and $1.04 per share, respectively, for Series A, Series C and Series E preferred stock then outstanding, adjusted for stock splits, stock dividends or recapitalization. As of April 2, 1995 and October 2, 1994, no redemptions had occurred.

    Terms of the aforementioned classes of convertible preferred stock as of April 2, 1995, October 2, 1994 and October 3, 1993, including capitalized values, are as follows:

Series A convertible preferred stock, authorized 1,498,525
 shares, issued and outstanding 1,498,525 shares in 1995,
 1994 and 1993 (liquidating preference $1.00 per share,
 aggregating $1,499,000)...................................  $ 1,499,000

Series C convertible preferred stock, authorized 1,250,000
 shares, issued and outstanding 1,131,250 shares in 1995,
 1994 and 1993 (liquidating preference $4.00 per share,
 aggregating $4,525,000)...................................    4,503,000

Series E convertible preferred stock, authorized 5,773,950
 shares, issued and outstanding 5,773,948 shares in 1995,
 1994 and 1993 (liquidating preference $1.04 per share,
 aggregating $6,005,000)...................................    5,972,000
                                                             -----------
                                                             $11,974,000
                                                             -----------
                                                             -----------

    1,477,525 of the authorized preferred shares have not been designated to a particular class and remain authorized but unissued.

    (b)  WARRANTS:

    The Company has issued various warrants to purchase common stock, all of which are exercisable as of April 2, 1995 and October 2, 1994. In November 1993, the September 1988 warrants were exercised and the Company issued 22,000 shares of common stock for $49,000.

    The following summarizes warrants issued and outstanding as of April 2, 1995, October 2, 1994 and October 3, 1993:

                                                                     EXERCISE      NUMBER
DATE OF GRANT                                          EXPIRATION      PRICE     OUTSTANDING
----------------------------------------------------  ------------  -----------  -----------
October.............................................     1990/1995   $    2.25       67,000
March...............................................     1992/1997        1.04       50,000
                                                                                 -----------
Total warrants outstanding..........................                                117,000
                                                                                 -----------
                                                                                 -----------

                           PRIMARY ACCESS CORPORATION
                         NOTES TO FINANCIAL STATEMENTS

(6) STOCKHOLDERS' EQUITY (CONTINUED)
    (c)  STOCK OPTION PLAN:

    The Company maintains a Stock Option Plan (the "Plan") which provides for the grant of incentive stock options and nonqualified stock options at fair market value to key employees, directors and consultants of the Company. At April 2, 1995 and October 2, 1994, there were 2,900,000 common shares reserved for issuance under the Plan. Shares of common stock made subject to options vest periodically from the date of grant, in accordance with schedules established by the Board of Directors of the Company. Shares acquired through the exercise of options are subject to the Company's first right of repurchase.

    As of October 3, 1993, options for 1,750,492 shares were outstanding and are exercisable at prices ranging from $.11 to $.40 per share. Options for 1,108,850 shares are unvested and options for 641,642 shares are vested and exercisable. Options for 35,345 shares had been exercised as of October 3, 1993. Options for 212,091 shares had been cancelled as of October 3, 1993. Reserved, unissued shares of common stock totaling 613,163 remain available as of October 3, 1993 for grant under the Plan.

    As of October 2, 1994, options for 1,818,928 shares were outstanding and are exercisable at prices ranging from $.11 to $3.75 per share. Options for 1,271,860 shares are unvested and options for 547,068 shares are vested and exercisable. Options for 639,528 shares had been exercised as of October 2, 1994. Options for 264,274 shares had been cancelled as of October 2, 1994. Reserved, unissued shares of common stock totaling 441,544 remain available as of October 2, 1994 for grant under the Plan.

    As of April 2, 1995, options for 1,971,198 shares were outstanding and are exercisable at prices ranging from $.11 to $12.00 per share. Options for 1,182,704 shares are unvested and options for 788,494 are vested and exercisable. Options for 671,587 shares had been exercised as of April 2, 1995. Options for 278,717 shares had been cancelled as of April 2, 1995. Reserved, unissued shares of common stock totaling 257,215 remain available as of April 2, 1995 for grant under the Plan.

(7) INCOME TAXES
    As discussed in Note 1, the Company adopted SFAS 109 in 1994 and has applied the provisions of SFAS 109 retroactively to September 30, 1991. There is no impact on years prior to September 27, 1992.

                           PRIMARY ACCESS CORPORATION
                         NOTES TO FINANCIAL STATEMENTS

(7) INCOME TAXES (CONTINUED)
    Income taxes consist of the following at October 2, 1994, October 3, 1993 and September 27, 1992:

                                                         CURRENT     DEFERRED       TOTAL
                                                       -----------  -----------  -----------
1994:
  Federal............................................  $   713,000   $  --       $   713,000
  State..............................................      154,000      --           154,000
                                                       -----------       -----   -----------
      Total income taxes.............................  $   867,000   $  --       $   867,000
                                                       -----------       -----   -----------
                                                       -----------       -----   -----------
1993:
  Federal............................................  $   119,000   $  --       $   119,000
  State..............................................      346,000      --           346,000
                                                       -----------       -----   -----------
      Total income taxes.............................  $   465,000   $  --       $   465,000
                                                       -----------       -----   -----------
                                                       -----------       -----   -----------
1992:
  Federal............................................  $    22,000   $  --       $    22,000
  State..............................................       29,000      --            29,000
                                                       -----------       -----   -----------
      Total income taxes.............................  $    51,000   $  --       $    51,000
                                                       -----------       -----   -----------
                                                       -----------       -----   -----------

    Total income tax expense differed from the amount computed by applying the U.S. federal income tax rates of 34% in 1994, 1993 and 1992 to income before taxes as follows:

                                                                             1994           1993          1992
                                                                         -------------  -------------  -----------
Computed "expected" tax expense........................................  $   1,315,000  $   1,681,000  $   397,000
State tax, net of federal benefit......................................         22,000        304,000       19,000
Research and experimentation credits...................................       (508,000)      --            --
Permanent differences:
  Research and development tax credit limitation.......................       --             --             40,000
  Foreign sales corporation adjustment.................................        (30,000)      --            --
  Non-qualified stock options..........................................        (26,000)      --            --
Temporary differences, net.............................................         45,000        296,000       59,000
Benefit of net operating loss carryforwards............................        (42,000)    (1,820,000)    (495,000)
Other, net.............................................................         91,000          4,000       31,000
                                                                         -------------  -------------  -----------
                                                                         $     867,000  $     465,000  $    51,000
                                                                         -------------  -------------  -----------
                                                                         -------------  -------------  -----------

                           PRIMARY ACCESS CORPORATION
                         NOTES TO FINANCIAL STATEMENTS

(7) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of October 2, 1994 and October 3, 1993 are as follows:

                                                                                         1994            1993
                                                                                    --------------  --------------
Deferred tax assets:
  Net operating loss carryforwards................................................  $      991,000  $      796,000
  Research and experimentation credit carryforwards...............................         432,000         622,000
  Warranty accrual................................................................         301,000         270,000
  State income taxes..............................................................        --                99,000
  Accrued vacation................................................................         123,000          81,000
  Allowance for doubtful accounts.................................................          37,000          46,000
  Alternative minimum tax credit carryforwards....................................          22,000          22,000
  Other...........................................................................         348,000         317,000
                                                                                    --------------  --------------
    Total gross deferred tax assets...............................................       2,254,000       2,253,000
  Less valuation allowance........................................................      (2,084,000)     (2,177,000)
                                                                                    --------------  --------------
    Net deferred tax assets.......................................................         170,000          76,000
Deferred tax liabilities:
  Differences in depreciation of equipment........................................         (90,000)        (76,000)
  State income taxes..............................................................         (51,000)       --
  Gain/loss on fixed asset disposal...............................................         (29,000)       --
                                                                                    --------------  --------------
    Total gross deferred tax liabilities..........................................        (170,000)        (76,000)
                                                                                    --------------  --------------
    Net deferred tax assets.......................................................  $     --        $     --
                                                                                    --------------  --------------
                                                                                    --------------  --------------

    The valuation allowance of $2,084,000 and $2,177,000 as of October 2, 1994 and October 3, 1993, respectively, represent deferred tax assets that may not be realized through the reversal of future taxable temporary differences. In fiscal year 1994, the Company recognized a decrease in the valuation allowance of $93,000.

    At October 2, 1994, the Company has net operating loss carryforwards for federal tax purposes amounting to approximately $1,233,000 which begin to expire in 2004. Additionally, the Company has net operating loss carryforwards for California state tax reporting purposes amounting to approximately $1,292,000 which begin to expire in 1995. The Company has available research and experimentation credit carryforwards of approximately $432,000 which begin to expire in 2004.

    In accordance with Internal Revenue Code Section 382, the annual utilization of net operating loss carryforwards and tax credits is limited, since a greater than 50% change in ownership occurred in the fiscal year ended September 30, 1990.

(8) RETIREMENT PLAN
    The Company has a defined contribution plan which qualifies for treatment under Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees over the age of 18. The plan allows participants to defer 2% to 15% of their salary on a pre-tax basis. The Company has made no employer contributions to the plan.

                           PRIMARY ACCESS CORPORATION
                         NOTES TO FINANCIAL STATEMENTS

(9) COMMITMENTS AND CONTINGENCIES

    (a)  LEASES:

    The Company leases its principal facility under an operating sublease which expires March 31, 1997. Rental expense was $352,000, $525,000, $665,000,
$378,000 and $316,000 for the fifty-two weeks ended October 2, 1994, the fifty-three weeks ended October 3, 1993, the fifty-two weeks ended September 27, 1992 and the twenty-six weeks ended April 2, 1995 and April 3, 1994, respectively.

    Minimum rental payments due under noncancelable operating leases are as follows:

1995...........................................................  $  520,000
1996...........................................................     490,000
1997...........................................................     247,000
                                                                 ----------
                                                                 $1,257,000
                                                                 ----------
                                                                 ----------

    (b)  PURCHASES:

    Under a manufacturing services agreement with a principal supplier, the Company has a commitment to purchase $3,700,000 of inventory during the period from April 3, 1995 through June 30, 1995.

    (c)  LITIGATION:

    Various claims and legal proceedings arising in the ordinary course of business are pending against the Company seeking monetary damages and other relief. The amount of liability from all claims and actions cannot be determined with certainty, but in the opinion of management, based in part upon advice from legal counsel, the ultimate liability from all pending legal proceedings, asserted legal claims, and known potential legal claims which are probable of assertion will not materially affect the financial position or operations of the Company.

    The Company is involved in a dispute with regard to claims for breach of contract and commissions due related to a Manufacturer/Representative Agreement and a letter agreement dated January 13, 1992. The case went to trial in May 1994. The jury found for the plaintiff and awarded it $2.8 million. On the basis that there was no evidence to support the jury verdict, the Company was granted a new trial. In the opinion of management, the outcome of this legal proceeding will not materially affect the financial position or operations of the Company.

                            REPORT OF SHACHAK & CO.

TO THE SHAREHOLDERS OF NICECOM LTD. (IN LIQUIDATION):

    We have examined the Balance Sheet of NICECOM LTD. (IN LIQUIDATION) as of December 31, 1993 and the statements of Income and Cash Flows for the year then ended. Our examination was conducted in accordance with generally accepted auditing standards, including those prescribed under the Auditor's Regulations (Auditor's Mode of Performance), 1973, which does not differ significantly from United States generally accepted auditing standards, and accordingly we have applied such auditing procedures as we considered necessary under the circumstances.

    The financial statements referred to above, were prepared on the basis of historical cost, adjusted to reflect the changes in the general purchasing power of the Israeli currency, in accordance with the Opinions of the Institute of Certified Public Accountants in Israel. Condensed nominal financial statements, which served as the basis for the adjusted financial statements, are presented in Note 17.

    Information regarding events that occurred subsequent to December 31, 1993 has not been included in these financial statements.

    In our opinion, except for the omission of the aforementioned information, the financial statements referred to above, present fairly, in conformity with generally accepted accounting principles in Israel, which do not differ in any material respects pertaining to these financial statements, from generally accepted accounting principles in the United States, except for the effects of inflation which have not been eliminated, the financial position of the Company at December 31, 1993, and the results of its operations and cash flows for the year then ended (see Note 2(A)(4) of Notes to the Financial Statements).

    Pursuant to Section 211 of the Companies Ordinance, we state that we have obtained all the information and explanations we have required, and that our opinion on the above Financial Statements is given according to the best of our information and the explanations received by us and as shown by the books of the Company.

    Without qualifying our opinion on the above mentioned financial Statements, we would like to draw your attention to Note 1 (D) to the financial statements, regarding the Company's liquidation commenced in October, 1994.

    This opinion is expressed in reliance on our previous opinion, dated April 28, 1994.

/s/ SHACHAK & CO.
Shachak & Co.
Certified Public Accountants (Israel)

Tel Aviv, May 2, 1995

                         NICECOM LTD. (IN LIQUIDATION)

                     BALANCE SHEET AS OF DECEMBER 31, 1993

                 IN DECEMBER 1993 ADJUSTED NEW ISRAELI SHEKELS

                                                                                                  NOTE          NIS
                                                                                                  -----     ------------
Current assets
  Cash and cash equivalents..................................................................           3        423,518
  Due from related parties...................................................................           4         15,198
  Accounts receivable and income receivable..................................................           5        731,855
  Other receivables and current assets.......................................................           6        834,224
  Inventories................................................................................                    149,269
                                                                                                            ------------
                                                                                                               2,154,064
                                                                                                            ------------
Fixed assets.................................................................................           7      1,092,290
                                                                                                            ------------
                                                                                                               3,246,354
                                                                                                            ------------
                                                                                                            ------------
Current liabilities
  Bank overdraft.............................................................................                      1,878
  Accounts payable...........................................................................           8        201,336
  Due to related parties.....................................................................           4         74,066
  Other payables and current liabilities.....................................................           9        683,718
                                                                                                            ------------
                                                                                                                 960,998
                                                                                                            ------------
Loan from a company that is an interested party..............................................          10      4,725,943
Liability for the termination of the employee-employer relationship..........................          11         54,597
                                                                                                            ------------
Commitments and contingent liabilities.......................................................          13
Capital deficit
  Share capital..............................................................................          12         11,125
  Accumulated loss...........................................................................                 (2,506,309)
                                                                                                            ------------
                                                                                                              (2,495,184)
                                                                                                            ------------
                                                                                                               3,246,354
                                                                                                            ------------
                                                                                                            ------------

David Ben-Ze'ev,
ATTORNEY LIQUIDATOR

May 2, 1995

    The accompanying notes are an integral part of the financial statements.

                         NICECOM LTD. (IN LIQUIDATION)
                                INCOME STATEMENT

                      FOR THE YEAR ENDED DECEMBER 31, 1993

                 IN DECEMBER 1993 ADJUSTED NEW ISRAELI SHEKELS

                                                                                                   NOTE          NIS
                                                                                                   -----     -----------
Revenues from production......................................................................                 1,346,111
Cost of production............................................................................          14       681,238
                                                                                                             -----------
  Gross profit................................................................................                   664,873
                                                                                                             -----------
Expenses
  Research and development costs..............................................................          15     1,856,041
  Marketing expenses..........................................................................                   510,655
  Administrative expenses.....................................................................          16       845,728
                                                                                                             -----------
                                                                                                               3,212,424
                                                                                                             -----------
Loss from operations..........................................................................                 2,547,551
Financial income, net.........................................................................                   (41,242)
                                                                                                             -----------
Net loss......................................................................................                 2,506,309
                                                                                                             -----------
                                                                                                             -----------

    The accompanying notes are an integral part of the financial statements.

                         NICECOM LTD. (IN LIQUIDATION)
                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                 IN DECEMBER 1993 ADJUSTED NEW ISRAELI SHEKELS

                                                                                                          NIS
                                                                                                      ------------
Cash flows from current operations:
  Net loss..........................................................................................    (2,506,309)
  Adjustments required to present cash flows from current operations................................      (655,521)
                                                                                                      ------------
    Net cash flows used in current operations.......................................................    (3,161,830)
                                                                                                      ------------
Cash flows from investment activities:
  Acquisitions of fixed assets......................................................................    (1,153,598)
  Loan received from a company that is an interested party..........................................     4,725,943
                                                                                                      ------------
    Net cash flows provided by investment activities................................................     3,572,345
                                                                                                      ------------
Cash flows from financing activities:
  Issuance of capital...............................................................................        11,125
  Credit received from bank corporations............................................................         1,878
                                                                                                      ------------
    Net cash flows provided by financing activities.................................................        13,003
                                                                                                      ------------
  Increase in cash and cash equivalents.............................................................       423,518
Balance of cash and cash equivalents -- beginning of the year.......................................       --
                                                                                                      ------------
Balance of cash and cash equivalents -- end of the year.............................................       423,518
                                                                                                      ------------
                                                                                                      ------------

    The accompanying notes are an integral part of the financial statements.

                         NICECOM LTD. (IN LIQUIDATION)
                            STATEMENT OF CASH FLOWS
                   ADJUSTMENTS REQUIRED TO PRESENT CASH FLOWS
                            FROM CURRENT OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1993
                 IN DECEMBER 1993 ADJUSTED NEW ISRAELI SHEKELS

                                                                                                           NIS
                                                                                                        ----------
Income and expenses not involving cash flows:
Depreciation and amortization.........................................................................      61,308
Increase in the liability for the termination of the employee-employer relationship...................      54,597

Changes in assets and liabilities:
Increase in accounts receivable and income receivable.................................................    (731,855)
Increase in inventories...............................................................................    (149,269)
Increase in other receivables and current assets......................................................    (834,224)
Increase in accounts payable..........................................................................     201,336
Increase in other payables and current liabilities....................................................     683,718
Increase in related parties...........................................................................      58,868
                                                                                                        ----------
                                                                                                          (655,521)
                                                                                                        ----------
                                                                                                        ----------

                         NICECOM LTD. (IN LIQUIDATION)
                       NOTES TO THE FINANCIAL STATEMENTS

                            AS OF DECEMBER 31, 1993

NOTE 1 -- GENERAL

    A. The Company was incorporated and approved under the Companies Ordinance on December 28, 1992, and commenced operations in January 1993.

    B. These financial statements are the initial audited financial statements prepared by the Company.

    C. The Company develops, manufactures, and sells computer communication products.

    D. In October 1994, a resolution was adopted at an extraordinary meeting of the shareholders of NICECOM LTD. to liquidate the Company.

NOTE 2 -- ACCOUNTING POLICY

    A.  MEASUREMENT BASE

    1. The financial statements present the financial position as of balance sheet date, and the results of the Company's operations measured in New Israeli Shekels of the last month of the reported year (according to the Consumer Price Index for December 31, 1993, which represents the average price level for that month, as published in the following month). This method of presentation conforms with the opinions of the Institute of Certified Public Accountants in Israel, and is not meant to reflect the assets, liabilities, capital or the changes therein, including the results of operations, on a current basis or any other economic basis. The reported data were prepared in accordance with generally accepted accounting principles, whereby the the cost of non-monetary assets were adjusted on the basis of the changes in the Consumer Price Index from the date of acquisition or payment. Capital resources were adjusted correspondingly, from the date received until the balance sheet month.

        Income Statement items were adjusted according to the changes in the Consumer Price Index as follows:

           - Revenues and expenses, other than financial income and expenses, were adjusted according to the changes in the Index from the date the transaction was effected until December 1993.

           - Financial income and expenses include the net erosion in the value of monetary items.

    2. The Company maintains its accounts on a current basis in nominal New Israeli Shekels. The nominal data were adjusted to NIS of a fixed purchasing power, as aforesaid. Condensed nominal financial statements, which served as the basis for preparation of the Company's adjusted financial statements are presented in Note 17.

    3. The balances in these financial statements have all been adjusted for the changes in the general purchasing power of the Israeli currency, unless stated otherwise.

    4. The financial statements have been prepared in conformity with generally accepted accounting principles in Israel, which do not differ in any material respects pertaining to these financial statements, from generally accepted accounting principles in the United States, except for the effects of inflation which have not been eliminated.

    B.  FIXED ASSETS

    1.  Fixed assets are presented at cost.

                         NICECOM LTD. (IN LIQUIDATION)
                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 -- ACCOUNTING POLICY (CONTINUED)
    2. Depreciation is computed by the straight-line method, at rates considered sufficient to depreciate the assets over their estimated useful lives.

    C.  FOREIGN CURRENCY BALANCES

    Foreign currency balances are presented on the basis of the representative exchange rate prevailing on balance sheet date - NIS 2.986 to the U.S. dollar.

NOTE 3 -- CASH AND CASH EQUIVALENTS
    Cash and cash equivalents include cash denominated in foreign currency of NIS 1,345 and marketable certificates of deposit totalling NIS 422,173.

NOTE 4 -- RELATED PARTIES
    Balances with related parties bore interest at the level of the increase in the Consumer Price Index.

NOTE 5 -- ACCOUNTS RECEIVABLE AND INCOME RECEIVABLE

                                                                                        NIS
                                                                                     ---------
Composition as of December 31, 1993:
  Open accounts....................................................................    603,876
  Income receivable................................................................    127,979
                                                                                     ---------
                                                                                       731,855
                                                                                     ---------
                                                                                     ---------

NOTE 6 -- OTHER RECEIVABLES AND CURRENT ASSETS

                                                                                        NIS
                                                                                     ---------
Composition as of December 31, 1993:
  Receivable for participation in development expenses.............................    516,230
  Companies tax....................................................................     29,250
  Institutions.....................................................................    288,744
                                                                                     ---------
                                                                                       834,224
                                                                                     ---------
                                                                                     ---------

NOTE 7 -- FIXED ASSETS

A.  Composition as of December 31, 1993:

    A.  Composition

                                                                OFFICE
                                                               FURNITURE
                                                                  AND                     LEASEHOLD
                                                   VEHICLES    EQUIPMENT    COMPUTERS   IMPROVEMENTS
                                                      NIS         NIS          NIS           NIS        TOTAL NIS
                                                   ---------  -----------  -----------  -------------  -----------
Cost Acquisitions for year.......................    579,537      43,614      288,063        242,384     1,153,598
                                                   ---------  -----------  -----------  -------------  -----------
Less - Accumulated depreciation for year.........     46,766       1,480       13,062        --             61,308
                                                   ---------  -----------  -----------  -------------  -----------
Depreciated cost.................................    532,771      42,134      275,001        242,384     1,092,290
                                                   ---------  -----------  -----------  -------------  -----------
                                                   ---------  -----------  -----------  -------------  -----------

                         NICECOM LTD. (IN LIQUIDATION)
                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 7 -- FIXED ASSETS (CONTINUED)
    B.  Annual depreciation rates:

Vehicles                                           %
Office furniture and equipment                    15
Computers                                       6 - 10
Leasehold improvements                            20
                                     Over the period of the lease

NOTE 8 -- ACCOUNTS PAYABLE

                                                                              NIS
                                                                           ---------
Composition as of December 31, 1993:
  Open accounts..........................................................    191,274
  Notes payable..........................................................     10,062
                                                                           ---------
                                                                             201,336
                                                                           ---------

NOTE 9 -- OTHER PAYABLES AND CURRENT LIABILITIES

                                                                              NIS
                                                                           ---------
Composition as of December 31, 1993:
  Employees and institutions for salaries and related expenses...........    529,010
  Institutions...........................................................        683
  Expenses payable.......................................................     27,750
  Miscellaneous..........................................................    126,275
                                                                           ---------
                                                                             683,718
                                                                           ---------
                                                                           ---------

NOTE 10 -- LOAN FROM A COMPANY THAT IS AN INTERESTED PARTY
    The loan is linked to the Consumer Price Index and does not bear interest. No repayment date has been set. Subsequent to the date of the financial statements, a portion of the loan equivalent to U.S. $600,000 was converted to share capital (also see Note 12).

NOTE 11 -- LIABILITY FOR THE TERMINATION OF THE EMPLOYEE-EMPLOYER RELATIONSHIP The Company's liability for the payment of severance pay to its employees is computed on the basis of their last salary and their period of employment. The liability is covered primarily by payments to insurance companies. The balance of the liability is expressed by this provision.

NOTE 12 -- SHARE CAPITAL

    A.  Composition as of December 31, 1993

                                            REGISTERED   ISSUED AND PAID UP
                                                NIS             NIS
                                            -----------  ------------------
Common shares NIS, 0.01 par value.........      10,000           10,000
                                            -----------         -------
                                            -----------         -------

    B.  Subsequent events

           1. Pursuant to an agreement dated February 13, 1994, the Company allocated shares to a group of investors that grant 25% of the rights to control and ownership in the Company, in consideration for the NIS equivalent of U.S. five million dollars. In addition, the Company allocated shares to its parent company, Nice Systems Ltd, and to its subsidiary, Nice Software (1991) Ltd., in consideration for the NIS equivalent of US $1,450,000.

                         NICECOM LTD. (IN LIQUIDATION)
                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 12 -- SHARE CAPITAL (CONTINUED)
           2. The composition of share capital as of the issue date of the financial statements:

                                          REGISTERED    ISSUED AND PAID UP
                                              NIS              NIS
                                         -------------  ------------------
Common shares, NIS 0.01 par value......     20,000,000        14,201,942
                                         -------------  ------------------
                                         -------------  ------------------

           3. The Company issued 1,133,334 options to its employees. Each option may be exercised to purchase one ordinary NIS 1 par value share of the Company in consideration for payment of its par value. The options may be exercised over a four year period, conditioned upon the terms that were stipulated.

NOTE 13 -- COMMITMENTS AND CONTINGENT LIABILITIES
    The Company signed agreements with the Chief Scientist of the Ministry of Industry and Trade, according to which the Company receives Government grants for development programs. Pursuant to the terms of the grants, the Company must pay royalties to the Government of Israel of 2% of the sales of the products that result from the development program, until it has repaid a maximum of the linked amount of the grant of NIS 1,057,157 plus linkage differences (in accordance with the terms of the grant, products developed with grant funds must be produced in Israel).

NOTE 14 -- COST OF PRODUCTION

                                                                               FOR THE YEAR
                                                                              ENDED DECEMBER
                                                                                 31, 1993
                                                                             -----------------
Composition:
  Salaries and related expenses............................................         196,914
  Outside projects (includes NIS 412,683 from a company that is an
   interested party).......................................................         426,949
  Other production costs...................................................          48,802
  Depreciation.............................................................           8,573
                                                                                   --------
                                                                                    681,238
                                                                                   --------
                                                                                   --------

NOTE 15 -- RESEARCH AND DEVELOPMENT COSTS

                                                                               FOR THE YEAR
                                                                              ENDED DECEMBER
                                                                                 31, 1993
                                                                             -----------------
Composition:
  Salaries and related expenses............................................        2,653,087
  Outside projects.........................................................           26,157
  Materials................................................................          153,407
  Other development costs (includes NIS 39,000 from a company that is an
   interested party).......................................................           93,730
  Depreciation.............................................................            4,560
                                                                             -----------------
                                                                                   2,930,941
  Less -- the participation of others......................................       (1,074,900)
                                                                             -----------------
                                                                                   1,856,041
                                                                             -----------------
                                                                             -----------------

                         NICECOM LTD. (IN LIQUIDATION)
                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 16 -- GENERAL AND ADMINISTRATIVE EXPENSES
    Includes depreciation of NIS 1,409.

NOTE 17 -- CONDENSED NOMINAL FINANCIAL STATEMENTS

    A.  Balance Sheet as of December 31, 1993:

                                                                                      NIS
                                                                                  ------------
Current assets
  Cash and cash equivalents.....................................................       423,518
  Due from related parties......................................................        15,198
  Accounts receivable and income receivable.....................................       731,855
  Other receivables.............................................................       834,224
  Inventories...................................................................       143,571
                                                                                  ------------
                                                                                     2,148,366
                                                                                  ------------
Fixed assets....................................................................     1,063,683
                                                                                  ------------
                                                                                     3,212,049
                                                                                  ------------
                                                                                  ------------
Current liabilities
  Bank overdraft................................................................         1,878
  Accounts payable..............................................................       201,336
  Due to related parties........................................................        74,066
  Other payables and current liabilities........................................       683,718
                                                                                  ------------
                                                                                       960,998
                                                                                  ------------
Loan from a company that is an interested party.................................     4,725,943
                                                                                  ------------
Liability for the termination of the employee-employer relationship.............        54,597
                                                                                  ------------
Capital deficit
  Share capital.................................................................        10,000
  Accumulated loss..............................................................    (2,539,489)
                                                                                  ------------
                                                                                    (2,529,489)
                                                                                  ------------
                                                                                     3,212,049
                                                                                  ------------
                                                                                  ------------

    B.  Income Statement for the year ended December 31, 1993

                                                                                      NIS
                                                                                  ------------
Revenues from production........................................................     1,293,548
Cost of production..............................................................       660,284
                                                                                  ------------
    Gross profit................................................................       633,264
                                                                                  ------------
Expenses
  Research and development costs................................................     1,747,234
  Marketing expenses............................................................       481,358
  Administrative expenses.......................................................       826,925
                                                                                  ------------
                                                                                     3,055,517
                                                                                  ------------
Loss from operations............................................................     2,422,253
Financial expenses, net.........................................................       117,236
                                                                                  ------------
Net loss........................................................................     2,539,489
                                                                                  ------------
                                                                                  ------------

TRANSLATED FROM THE HEBREW ORIGINAL

                                  NICECOM LTD.
                CONDENSED BALANCE SHEET AS OF SEPTEMBER 30, 1994
                       ADJUSTED TO NIS OF SEPTEMBER 1994

                                                                                          AS OF          AS OF
                                                                                      SEPTEMBER 30,  DECEMBER 31,
                                                                                          1994           1993
                                                                                       (UNAUDITED)     (AUDITED)
                                                                                           NIS            NIS
                                                                                      -------------  -------------
Current assets......................................................................    12,146,665      2,380,155
                                                                                      -------------  -------------
Fixed assets (Net of depreciation)..................................................     2,634,059      1,206,937
                                                                                      -------------  -------------
                                                                                      -------------  -------------
                                                                                        14,780,724      3,587,092
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Current liabilities (includes loan from an interested party company)................     3,885,735      6,283,844
                                                                                      -------------  -------------
Liability for termination of the employee-employer relationship.....................        90,098         60,327
                                                                                      -------------  -------------
Shareholders' equity
  Share capital.....................................................................       156,281         12,292
  Capital reserves..................................................................    20,034,952        --
  Accumulated loss..................................................................    (9,386,342)    (2,769,371)
                                                                                      -------------  -------------
                                                                                        10,804,891     (2,757,079)
                                                                                      -------------  -------------
                                                                                      -------------  -------------
                                                                                        14,780,724      3,587,092
                                                                                      -------------  -------------
                                                                                      -------------  -------------

               Benjamin Levin                                  Chanan Meiron
            Chairman of the Board                         Chief Financial Officer
                of Directors

December 6, 1994
Approval date of the financial statements.

     The accompanying notes are an integral part of the condensed financial statements.

TRANSLATED FROM THE HEBREW ORIGINAL

                                  NICECOM LTD.
                           CONDENSED INCOME STATEMENT
                       ADJUSTED TO NIS OF SEPTEMBER 1994

                                                                                                   FOR THE NINE
                                                                                                   MONTHS ENDED
                                                                                                SEPTEMBER 30, 1994
                                                                                                   (UNAUDITED)
                                                                                                       NIS
                                                                                                ------------------
Revenues from production......................................................................        1,907,601
Cost of production............................................................................        1,331,803
                                                                                                     ----------
                                                                                                     ----------
  Gross profit................................................................................          575,798
                                                                                                     ----------
Expenses
  Research and development costs..............................................................        4,543,697
  Marketing expenses..........................................................................        1,397,022
  Administrative expenses.....................................................................          847,857
                                                                                                      6,788,576
                                                                                                     ----------
                                                                                                     ----------
Operating loss................................................................................        6,212,778
Financial expenses, net.......................................................................          405,226
Other income, net.............................................................................            1,033
                                                                                                     ----------
                                                                                                      6,616,971
                                                                                                     ----------
                                                                                                     ----------

     The accompanying notes are an integral part of the condensed financial statements.

TRANSLATED FROM THE HEBREW ORIGINAL

                                  NICECOM LTD.
             CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                       ADJUSTED TO NIS OF SEPTEMBER 1994
                                  (UNAUDITED)

                                                                      FOR THE NINE MONTH PERIOD ENDED
                                                           -----------------------------------------------------
                                                                            SEPTEMBER 30, 1994
                                                           -----------------------------------------------------
                                                             SHARE       CAPITAL     ACCUMULATED
                                                            CAPITAL     RESERVES         LOSS          TOTAL
                                                              NIS          NIS           NIS            NIS
                                                           ---------  -------------  ------------  -------------
Balance at beginning of period...........................     12,292       --          (2,769,371)    (2,757,079)
Issuance of stock, net...................................    143,989     20,034,952       --          20,178,941
Loss for the nine month period...........................     --           --          (6,616,971)    (6,616,971)
                                                           ---------  -------------  ------------  -------------
  Balance at end of period...............................    156,281     20,034,952    (9,386,342)    10,804,891
                                                           ---------  -------------  ------------  -------------
                                                           ---------  -------------  ------------  -------------

     The accompanying notes are an integral part of the condensed financial statements.

TRANSLATED FROM THE HEBREW ORIGINAL

                                  NICECOM LTD.
                       CONDENSED STATEMENT OF CASH FLOWS
               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1994
                       ADJUSTED TO NIS OF SEPTEMBER 1994
                                  (UNAUDITED)

                                                                                                         NIS
                                                                                                    --------------
Cash flows from current operations:
  Net loss........................................................................................      (6,616,971)
  Adjustments required to present cash flows from current operations..............................       1,109,362
                                                                                                    --------------
    Net cash used in current operations...........................................................      (5,507,609)
                                                                                                    --------------
Cash flows from investment activities:
  Fixed Asset acquisitions........................................................................      (1,716,027)
  Proceeds from the realization of fixed assets...................................................          16,529
  Investment in marketable securities, net........................................................      (8,568,667)
                                                                                                    --------------
    Net cash used in investment activities........................................................     (10,268,165)
                                                                                                    --------------
Cash flows from financing activities:
  Proceeds from the realization of capital, net...................................................      15,438,398
  Receipt of credit from bank corporations........................................................         267,178
                                                                                                    --------------
    Net cash provided by financing activities.....................................................      15,705,576
                                                                                                    --------------
                                                                                                    --------------
Decrease in cash and cash equivalents.............................................................         (70,198)
Balance of cash and cash equivalents -- beginning of period.......................................         467,970
                                                                                                    --------------
Balance of cash and cash equivalents -- end of period.............................................         397,772
                                                                                                    --------------
                                                                                                    --------------

     The accompanying notes are an integral part of the condensed financial statements.

TRANSLATED FROM THE HEBREW ORIGINAL

                                  NICECOM LTD.
                       CONDENSED STATEMENT OF CASH FLOWS
                   ADJUSTMENTS REQUIRED TO PRESENT CASH FLOWS
                            FROM CURRENT OPERATIONS
               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1994
                       ADJUSTED TO NIS OF SEPTEMBER 1994
                                  (UNAUDITED)

                                                                                                          NIS
                                                                                                      ------------
Revenues and expenses not involving cash flows:
  Depreciation......................................................................................       273,409
  Gain from the realization of fixed assets.........................................................        (1,033)
  Increase in liability for termination of the employee-employer relationship.......................        29,771
  Loss from marketable securities...................................................................       106,940

Changes in assets and liabilities:
  Increase in accounts receivable and income receivable.............................................    (1,263,067)
  Increase in inventories...........................................................................      (533,312)
  Decrease in other receivables and current assets..................................................       421,396
  Increase in other payables and current liabilities................................................     2,075,258
                                                                                                      ------------
                                                                                                         1,109,362
                                                                                                      ------------
                                                                                                      ------------

31.3.94 -- Non-cash transaction -- Conversion of interested party loans totalling NIS 4,740,543 into receipts on account of shares.

TRANSLATED FROM THE HEBREW ORIGINAL

                                  NICECOM LTD.
                       NOTES TO THE FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 1994
                                  (UNAUDITED)

NOTE 1 -- GENERAL

    A. These financial statements were prepared as of September 30, 1994, and for the nine month period then ended. These financial statements should be viewed in conjunction with the annual financial statements and the accompanying notes of the Company as of December 31, 1993.

    B. These interim financial statements were reviewed by the Company's auditors. The review was limited in scope, in conformity with the procedures prescribed by the Institute of Certified Public Accountants in Israel. The review did not constitute an audit in accordance with generally accepted auditing standards, and therefore, the auditors have not expressed an opinion thereon.

    C. Comparative figures for the nine month period ended September 30, 1994 were not prepared, since the Company's operations were immaterial.

    D. Pursuant to an agreement dated February 13, 1994, the Company allocated shares to a group of investors that grant them 25% of the rights to control and ownership in the Company, in consideration for the NIS equivalent of five million US dollars. Furthermore, the Company allocated shares to its parent company, Nice Systems Ltd. and to Nice Software (1991) Ltd., in consideration for the NIS equivalent of US $1,450,000. Subsequent to these allocations, they held 58.2% of the rights in the company. The remaining shares are held by the Company's employees.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES
    The significant accounting policies applied in the preparation of these financial statements are identical to those applied in the preparation of the most recent annual financial statements.

NOTE 3 -- ADJUSTED FINANCIAL STATEMENTS
    The financial statements were prepared on the basis of the historical cost convention, adjusted for the changes in the general purchasing power of the Israel currency on the basis of the changes in the Consumer Price Index. During the nine month period ended September 30, 1994, the Consumer Price Index rose approximately 10.53%.

NOTE 4 -- SUBSEQUENT EVENTS
    In October 1994, all of the assets and liabilities of the Company were sold to a foreign company, in consideration for approximately 53 million US dollars. The agreement is effective October 18, 1994.

TRANSLATED FROM THE HEBREW ORIGINAL

                                  NICECOM LTD.
                            AS OF SEPTEMBER 30, 1994

Cost of production
  Salaries and related expense.................................................     747,739
  Engineering projects.........................................................      59,183
  Raw materials consumed.......................................................     348,932
  Other production expenses....................................................      62,846
  Depreciation.................................................................     113,103
                                                                                 ----------
                                                                                  1,331,803
                                                                                 ----------
                                                                                 ----------
Research and development costs
  Salaries and related expenses................................................   3,779,508
  Outside projects.............................................................     907,721
  Raw materials................................................................   1,141,417
  Other development costs......................................................     278,778
  Depreciation.................................................................      50,000
                                                                                 ----------
                                                                                  6,157,424
  Less: participation of others in development costs...........................   1,613,727
                                                                                 ----------
                                                                                  4,543,697
                                                                                 ----------
                                                                                 ----------
Current assets
  Cash.........................................................................     397,772
  Marketable securities........................................................   8,461,727
  Accounts receivable and income receivable....................................   2,088,531
  Other receivables and current assets.........................................     500,388
  Inventories..................................................................     698,247
                                                                                 ----------
                                                                                 12,146,665
                                                                                 ----------
                                                                                 ----------
Current liabilities
  Bank overdraft...............................................................     269,253
  Suppliers and other payables*................................................   3,616,482
                                                                                 ----------
                                                                                  3,885,735
                                                                                 ----------
                                                                                 ----------
------------------------
 *  Includes Nice Systems of...................................................     375,856
                                                                                 ----------
                                                                                 ----------

                                                                      APPENDIX A

                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION
                              DATED MARCH 21, 1995
                                  BY AND AMONG
               3COM CORPORATION, ANUINUI ACQUISITION CORPORATION
                                      AND
                           PRIMARY ACCESS CORPORATION

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                   ---------
1.         Definitions...........................................................................................          1
           1.1        "PAC Common Stock".........................................................................          1
           1.2        "PAC Components"...........................................................................          1
           1.3        "PAC Financial Statements".................................................................          1
           1.4        "PAC Options"..............................................................................          1
           1.5        "PAC Preferred Stock"......................................................................          1
           1.6        "PAC Products".............................................................................          1
           1.7        "PAC Shares"...............................................................................          2
           1.8        "PAC Stock"................................................................................          2
           1.9        "PAC Warrants".............................................................................          2
           1.10       "Adjustment"...............................................................................          2
           1.11       "Adjustment Balance Sheet".................................................................          2
           1.12       "Affiliate"................................................................................          2
           1.13       "Aggregate Purchase Price".................................................................          2
           1.14       "Average Price"............................................................................          2
           1.15       "Best Efforts".............................................................................          2
           1.17       "Buyer Options"............................................................................          2
           1.18       "Buyer Warrants"...........................................................................          2
           1.19       "Certificates".............................................................................          2
           1.20       "Closing" and "Closing Date"...............................................................          2
           1.21       "Code".....................................................................................          2
           1.22       "Commission"...............................................................................          2
           1.23       "Confidential Information".................................................................          2
           1.24       "DataNet Litigation".......................................................................          2
           1.25       "Dissenting Shares"........................................................................          2
           1.26       "Effective Date"...........................................................................          2
           1.27       "Exchange Act".............................................................................          2
           1.28       "Exchange Ratio"...........................................................................          2
           1.29       "Expiration Date"..........................................................................          2
           1.30       "Initial Price"............................................................................          2
           1.31       "Material".................................................................................          3
           1.32       "Material Adverse Change"..................................................................          3
           1.33       "Material Adverse Effect"..................................................................          3
           1.34       "Merger"...................................................................................          3
           1.35       "Agreement of Merger"......................................................................          3
           1.36       "Proprietary Rights".......................................................................          3
           1.38       "Securities"...............................................................................          3
           1.39       "Securities Act"...........................................................................          3
           1.40       "Surviving Corporation"....................................................................          3
           1.41       "Third Party Technology"...................................................................          3
           1.42       "Transaction Documents"....................................................................          3

2.         Plan of Reorganization................................................................................          3
           2.1        The Merger.................................................................................          3
           2.2        Exchange Ratio; Conversion of Shares and Assumption of Options.............................          4
           2.3        Fractional Shares..........................................................................          5
           2.4        Escrow Agreement...........................................................................          5
           2.5        Appraisal Rights...........................................................................          6
           2.6        The Closing................................................................................          6
           2.7        Effective Date.............................................................................          6

                                                                                                                     PAGE
                                                                                                                   ---------
           2.8        Tax Free Reorganization....................................................................          6

3.         Representations and Warranties of PAC.................................................................          6
           3.1        Organization...............................................................................          6
           3.2        Capitalization.............................................................................          6
           3.3        Power, Authority and Validity..............................................................          6
           3.4        Financial Statements.......................................................................          8
           3.5        Tax Matters................................................................................          9
           3.6        Absence of Certain Changes or Events.......................................................          9
           3.7        Title and Related Matters..................................................................         11
           3.8        Proprietary Rights.........................................................................         11
           3.9        Employee Benefit Plans.....................................................................         12
           3.10       Bank Accounts..............................................................................         13
           3.11       Contracts..................................................................................         13
           3.12       Orders, Commitments and Returns............................................................         14
           3.13       Compliance With Law........................................................................         15
           3.14       Labor Difficulties; No Discrimination......................................................         15
           3.15       Trade Regulation...........................................................................         15
           3.16       Insider Transactions.......................................................................         16
           3.17       Employees, Independent Contractors and Consultants.........................................         16
           3.18       Insurance..................................................................................         16
           3.19       Litigation.................................................................................         16
           3.20       Governmental Authorizations and Regulations................................................         16
           3.21       Section 341(f)(2)..........................................................................         16
           3.22       Subsidiaries...............................................................................         16
           3.23       Compliance with Environmental Requirements.................................................         17
           3.24       Corporate Documents........................................................................         17
           3.25       No Brokers.................................................................................         17
           3.26       Information Supplied.......................................................................         17
           3.27       Pooling of Interests.......................................................................         17
           3.28       Disclosure.................................................................................         18

4.         Representations and Warranties of Buyer and Sub.......................................................         18
           4.1        Organization and Good Standing.............................................................         18
           4.2        Capital Structure..........................................................................         18
           4.3        Power, Authorization and Validity..........................................................         18
           4.4        No Violation of Existing Agreements........................................................         18
           4.5        Compliance With Other Instruments and Laws.................................................         19
           4.6        Litigation.................................................................................         19
           4.7        SEC Documents..............................................................................         19
           4.8        No Material Adverse Change.................................................................         19
           4.9        Information Supplied.......................................................................         19
           4.10       No Brokers.................................................................................         20
           4.11       Pooling of Interests.......................................................................         20
           4.12       Disclosure.................................................................................         20
           4.13       Investigations.............................................................................         20

5.         Preclosing Covenants of PAC...........................................................................         20
           5.1        Material Consents..........................................................................         20
           5.2        Advice of Changes..........................................................................         20

                                                                                                                     PAGE
                                                                                                                   ---------
           5.3        Conduct of Business........................................................................         20
           5.4        Risk of Loss...............................................................................         21
           5.5        Access to Information......................................................................         22
           5.6        Satisfaction of Conditions Precedent.......................................................         22
           5.7        Other Negotiations.........................................................................         22

6.         Preclosing and Other Covenants of Buyer and Sub.......................................................         22
           6.1        Advice of Changes..........................................................................         22
           6.2        Reservation of Buyer Common Stock..........................................................         22
           6.3        Satisfaction of Conditions Precedent.......................................................         22
           6.4        Nasdaq National Market Listing.............................................................         23
           6.5        Preparation of S-4 and the Proxy Statement; Other Filings..................................         23
           6.6        Preparation of S-8.........................................................................         23
           6.7        Escrow Agreement...........................................................................         24

7.         Mutual Covenants......................................................................................         24
           7.1        Confidentiality............................................................................         24
           7.2        No Public Announcement.....................................................................         25
           7.3        Regulatory Filings; Consents; Reasonable Efforts...........................................         25
           7.4        Pooling Accounting.........................................................................         25
           7.5        Tax Opinions...............................................................................         25
           7.6        Further Assurances.........................................................................         26

8.         Closing Matters.......................................................................................         26
           8.1        Filing of Agreement of Merger..............................................................         26
           8.2        Exchange of Certificates...................................................................         26
           8.3        Delivery of Documents......................................................................         27

9.         Conditions to PAC's Obligations.......................................................................         27
           9.1        Accuracy of Representations and Warranties.................................................         27
           9.2        Covenants..................................................................................         27
           9.3        No Litigation..............................................................................         27
           9.4        Authorizations.............................................................................         27
           9.5        Effectiveness of the S-4...................................................................         27
           9.6        Shareholder Approval.......................................................................         28
           9.7        Opinion of Buyer's Counsel.................................................................         28
           9.8        Government Consents........................................................................         28
           9.9        Date of Closing............................................................................         28
           9.10       Tax Opinions...............................................................................         28
           9.11       Nasdaq Listing.............................................................................         28

10.        Conditions to Buyer's and Sub's Obligations...........................................................         28
           10.1       Accuracy of Representations and Warranties.................................................         28
           10.2       Covenants..................................................................................         28
           10.3       No Litigation..............................................................................         28
           10.4       Authorizations.............................................................................         28
           10.5       No Adverse Development.....................................................................         29
           10.6       Required Consents..........................................................................         29
           10.7       Opinion of PAC's Counsel...................................................................         29
           10.8       Employment and Non-compete Agreements......................................................         29
           10.9       Employment with Buyer......................................................................         29

                                                                                                                     PAGE
                                                                                                                   ---------
           10.10      Government Consents........................................................................         29
           10.11      Date of Closing............................................................................         29

11.        Registration of Buyer Common Stock....................................................................         29
           11.1       Effectiveness..............................................................................         29

12.        Termination of Agreement..............................................................................         29
           12.1       Termination................................................................................         29
           12.2       Liability for Termination..................................................................         30
           12.3       Certain Effects of Termination.............................................................         30
           12.4       Remedies...................................................................................         30
           12.5       Right to Damages...........................................................................         30

13.        Escrow and Indemnification............................................................................         31
           13.1       Survival of Representations and Covenants..................................................         31
           13.2       Escrow Fund................................................................................         31
           13.3       Escrow Fund Limitations....................................................................         31
           13.4       Damage Threshold...........................................................................         32
           13.5       Escrow Period..............................................................................         32
           13.6       Claims Upon Escrow Fund....................................................................         32
           13.7       Valuation of Escrow Shares.................................................................         33
           13.8       Objections to Claims.......................................................................         33
           13.9       Resolution of Conflicts; Arbitration.......................................................         33
           13.10      Shareholders' Agents.......................................................................         34
           13.11      Actions of the Shareholders' Agents........................................................         34
           13.12      Control of Litigation......................................................................         34
           13.13      Other Provisions...........................................................................         35

14.        Miscellaneous.........................................................................................         35
           14.1       Governing Laws.............................................................................         35
           14.2       Binding upon Successors and Assigns........................................................         35
           14.3       Severability...............................................................................         35
           14.4       Entire Agreement...........................................................................         36
           14.5       Counterparts...............................................................................         36
           14.6       Expenses...................................................................................         36
           14.7       Amendment and Waivers......................................................................         36
           14.8       Survival of Agreements.....................................................................         36
           14.9       Knowledge..................................................................................         36
           14.10      No Waiver..................................................................................         36
           14.11      Attorneys' Fees............................................................................         36
           14.12      Notices....................................................................................         37
           14.13      Time.......................................................................................         37
           14.14      Construction of Agreement..................................................................         37
           14.15      No Joint Venture...........................................................................         37
           14.16      Pronouns...................................................................................         37
           14.17      Further Assurances.........................................................................         37
           14.18      Absence of Third Party Beneficiary Rights..................................................         38

                      AGREEMENT AND PLAN OF REORGANIZATION

    This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is entered into this 21st day of March, 1995, by and among 3Com Corporation, a California corporation ("Buyer"), Anuinui Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Buyer ("Sub"), and Primary Access Corporation, a California corporation ("PAC").

                                    RECITALS

    WHEREAS, subject to and in accordance with the terms and conditions of this Agreement and pursuant to the Agreement of Merger attached hereto as EXHIBIT A ("Agreement of Merger"), the respective Boards of Directors of Buyer, Sub and PAC and Buyer, as sole shareholder of Sub, have approved the merger of Sub with and into PAC (the "Merger"), whereby each issued and outstanding share of common stock, no par value per share, of PAC ("PAC Common Stock") and each issued and outstanding share of preferred stock, no par value per share, of PAC ("PAC Preferred Stock") (together, the "PAC Stock") will be converted into the right to receive common stock, no par value, of Buyer ("Buyer Common Stock"), as provided herein;

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a plan of reorganization within the meaning of the regulations issued pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

    WHEREAS, the Merger is intended to be treated as a "pooling of interests" transaction for accounting purposes and Deloitte & Touche LLP and KPMG Peat Marwick LLP, the independent accountants for Buyer and PAC, respectively, have each confirmed to Buyer and PAC in writing that they have reviewed to the extent they deemed necessary the terms and structure of the Merger and that, as of the date of this Agreement, they know of nothing that will prohibit the Merger from being treated as a "pooling of interests" transaction for accounting purposes;

    WHEREAS, certain PAC shareholders have executed voting agreements regarding voting in favor of the Merger and PAC has granted an option to Buyer (the "Buyer Merger Option") to acquire a number of PAC shares equal to 20% of the outstanding shares of PAC (the "Related Agreements"); and

    WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger.

                                   AGREEMENT

    NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, the parties agree as follows:

    1.  DEFINITIONS.

        1.1 "PAC Common Stock" shall have the meaning set forth in the Recitals.

        1.2  "PAC Components" shall have the meaning set forth in Section 3.8.

        1.3   "PAC  Financial Statements"  shall have  the meaning  set forth in
    Section 3.4(a).

        1.4 "PAC Options" shall mean the outstanding options to acquire PAC Stock held by PAC employees, consultants and non-employee directors other than the Buyer Merger Option.

        1.5 "PAC Preferred Stock" shall have the meaning set forth in the Recitals.

        1.6 "PAC Products" shall mean all versions and implementations of any product which has been or is being marketed by PAC or currently is under development, and all patents, patent applications, trade secrets, copyrights, trademarks, trade names and other proprietary rights related thereto.

        1.7 "PAC Shares" shall mean the shares of PAC capital stock issued and outstanding at the Effective Date of the Merger, other than the Dissenting Shares.

        1.8  "PAC Stock" shall have the meaning set forth in the Recitals.

        1.9 "PAC Warrants" shall mean the warrants or other similar rights (other than PAC Options) to acquire shares of stock of PAC other than those held by Buyer.

        1.10  "Adjustment" shall have the meaning set forth in Section 2.2(a).

        1.11   "Adjustment  Balance Sheet" shall  have the meaning  set forth in
    Section 2.2(a).

        1.12 "Affiliate" shall have the meaning set forth in the rules and regulations promulgated by the Commission pursuant to the Securities Act.

        1.13   "Aggregate  Purchase Price" shall  have the meaning  set forth in
    Section 2.2(a).

        1.14   "Average Price"  shall  have the  meaning  set forth  in  Section
    2.2(b).

        1.15 "Best Efforts" shall mean the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the person subject to that obligation to take actions that would result in a Material Adverse Change in the benefits to such person of this Agreement and the transactions contemplated hereby.

        1.16 "Buyer Common Stock" shall have the meaning set forth in the Recitals.

        1.17    "Buyer Options"  shall  have the  meaning  set forth  in Section
    2.2(f).

        1.18 "Buyer Warrants" shall mean the warrants or other similar rights to acquire Buyer Common Stock issued by Buyer in exchange for PAC Warrants pursuant to the Merger.

        1.19  "Certificates" shall have the meaning set forth in Section 8.2.

        1.20  "Closing" and "Closing Date" shall have the meanings set forth  in
    Section 2.6.

        1.21  "Code" shall have the meaning set forth in the Recitals.

        1.22 "Commission" shall mean the United States Securities and Exchange Commission.

        1.23 "Confidential Information" shall mean confidential information of a party ("Disclosing Party") which is disclosed to another party ("Receiving Party"). Confidential Information shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans and business information.

        1.24 "DataNet Litigation" shall have the meaning set forth in Section 13.2.

        1.25 "Dissenting Shares" shall mean those shares held by holders of PAC Stock who perfect their appraisal rights under the laws of California with respect thereto.

        1.26  "Effective Date" shall have the meaning set forth in Section 2.7.

        1.27 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any substituted federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

        1.28 "Exchange Ratio" shall mean the fraction of a share of Buyer Common Stock to be issued for a share of PAC Stock pursuant to Section 2.2.

        1.29  "Expiration Date" shall have the meaning set forth in Section 5.7.

        1.30   "Initial Price"  shall  have the  meaning  set forth  in  Section
    2.2(b).

        1.31 "Material" shall mean that the financial impact of or liability relating to a matter is of a magnitude that it would have been material under U.S. generally accepted accounting principles ("GAAP") as to the following financial statements (i) if the reference is to PAC, of PAC for the period ending and as of January 1, 1995, and (ii) if the reference is as to 3Com, of 3Com for the period ending and as of February 28, 1995.

        1.32 "Material Adverse Change" shall mean a change which would have a Material Adverse Effect.

        1.33 "Material Adverse Effect" shall mean, with respect to any person or entity, any event, change or effect that is material (as defined in Section 1.31) and adverse to PAC or Buyer.

        1.34  "Merger" shall have the meaning set forth in Recitals.

        1.35 "Agreement of Merger" shall have the meaning set forth in the Recitals.

        1.36 "Proprietary Rights" shall have the meaning set forth in Section 3.8(a).

        1.37 "Related Agreements" shall have the meaning set forth in the Recitals.

        1.38 "Securities" shall mean the PAC Shares, Dissenting Shares, the PAC Options and PAC Warrants.

        1.39 "Securities Act" shall mean the Securities Act of 1933, as amended, or any substituted federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

        1.40    "Surviving  Corporation" shall  have  the meaning  set  forth in
    Section 2.1.

        1.41   "Third Party  Technology" shall  have the  meaning set  forth  in
    Section 3.8.

        1.42 "Transaction Documents" shall mean all documents or agreements required to be delivered by any party hereunder including the Agreement of Merger and Escrow Agreement and the Related Agreements.

    2.  PLAN OF REORGANIZATION.

        2.1 THE MERGER. Subject to the terms and conditions of this Agreement and the Agreement of Merger, Sub shall be merged with and into PAC in accordance with the applicable provisions of the laws of California and with the terms and conditions of this Agreement and the Agreement of Merger, so that:

           (a) At the Effective Date, Sub shall be merged with and into PAC. As a result of the Merger, the separate corporate existence of Sub shall cease and PAC shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of Sub in accordance with the laws of California.

           (b) The Articles of Incorporation and Bylaws of Sub in effect immediately prior to the Effective Date shall be the Articles of Incorporation and Bylaws, respectively, of Surviving Corporation after the Effective Date unless and until further amended as provided by law.

           (c) The directors and officers of Sub immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation after the Effective Date. Such directors and officers shall hold their position until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of Surviving Corporation.

        2.2  EXCHANGE RATIO; CONVERSION OF SHARES AND ASSUMPTION OF OPTIONS.

           (a) The "Exchange Ratio" for the conversion of the PAC Common Stock and the PAC Preferred Stock shall be determined by dividing the Aggregate Purchase Price by the Average Price and then dividing such foregoing quotient by the sum of (i) the total number of issued and outstanding shares of PAC Common Stock, plus (ii) the total number of shares of PAC Common Stock issuable upon conversion of all issued and outstanding shares of PAC Preferred Stock, plus (iii) the total number of shares of PAC Common Stock issuable upon exercise of PAC Options and PAC Warrants outstanding at the Effective Date. The "Aggregate Purchase Price" shall equal One Hundred Seventy Million Dollars ($170,000,000), less the amount of the Adjustment. The "Adjustment" shall equal the decrease, if any, between (a) the net book value of PAC as of January 1, 1995 as set forth in financial statements previously delivered to Buyer (and attached hereto as EXHIBIT B) and (b) the sum of (1) the net book value of PAC (determined in accordance with GAAP) as of April 2, 1995 (the "Adjustment Balance Sheet"), plus (2) the amount of any fees which are permitted to and have been paid or accrued by or on account of PAC or any of its shareholders under Section 14.6, plus (3) any amount of litigation costs or settlement costs related to the DataNet Litigation (as defined in Section 13.2) incurred by PAC between the date of this Agreement and the Closing Date. The Adjustment shall be increased by the amount, if any, required under Section 14.6 regarding fees and expenses of PAC, or its shareholders, in excess of $1,750,000. The parties shall jointly prepare the Adjustment Balance Sheet. In the event there is any disagreement regarding the Adjustment Balance Sheet, the parties shall resolve such disagreement prior to the Closing in good faith negotiation and, if it cannot be promptly resolved, the matter shall be submitted to an independent accountant not affiliated with either party to be mutually agreed upon by both parties whose determination the parties shall accept, provided that such determination does not result in an Adjustment in excess of $750,000. If the determination of such accountant would result in an Adjustment in excess of $750,000, PAC shall have the right to submit any disagreement regarding the Adjustment Balance Sheet to a binding arbitration in the manner set forth in Section 13.9 and shall not be required to close the transactions contemplated under this Agreement before such arbitration is completed.

           (b) The "Average Price" shall mean the average of the closing sale prices of Buyer Common Stock reported in the WALL STREET JOURNAL, on the basis of information provided by the Nasdaq National Market for each of the ten trading days immediately preceding (but not including) the Closing Date. Notwithstanding the above, if the Average Price is greater than 1.05 times the Initial Price, then the Exchange Ratio shall be the number of shares resulting from dividing the Aggregate Purchase Price by the product of 1.05 times the Initial Price, and then dividing the foregoing quotient by the sum of (i), (ii) and (iii) in Section 2.2(a) above. If the Average Price is less than .95 times the Initial Price, then the Exchange Ratio shall be the number of shares resulting from dividing the Aggregate Purchase Price by the product of .95 times the Initial Price, and then dividing such quotient by the sum of (i), (ii) and (iii) in Section 2.2(a) above. The "Initial Price" shall be the closing sale price of Buyer Common Stock on March 13, 1995 as quoted on the Nasdaq National Market and as reported in the WALL STREET JOURNAL.

           (c) If, between the date of this Agreement and the Effective Date, the outstanding shares of Buyer Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, split-up, stock dividend or stock combination, then the Exchange Ratio shall be correspondingly adjusted.

           (d) Each share of PAC Stock, issued and outstanding immediately prior to the Effective Date, will by virtue of the Merger and at the Effective Date, automatically and without further action on the part of any holder thereof, be converted into such fraction of a share of fully paid and nonassessable shares of Buyer Common Stock as is equal to the Exchange Ratio.

           (e) Each share of common stock of Sub issued and outstanding immediately prior to the Effective Date shall automatically and without any action on the part of the holder thereof be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

           (f) Each PAC Option that is outstanding immediately prior to the Effective Date shall, by virtue of the Merger and at the Effective Date, automatically and without further action on the part of any holder thereof, be assumed by Buyer and converted into an option (a "Buyer Option") to purchase that number of shares of Buyer Common Stock which equals the Exchange Ratio multiplied by the number of shares of PAC Common Stock purchasable under the PAC Common Option immediately prior to the Effective Date (with the resulting number of shares of Buyer Common Stock rounded up to the nearest whole number). The exercise price per share of Buyer Common Stock purchasable under each such Buyer Option will be equal to the exercise price of the PAC Common Option (per share of PAC Common Stock) divided by the Exchange Ratio (with the resulting amount rounded up to the nearest whole cent). Continuous employment with PAC, whether occurring before or after the Effective Date, shall be credited to an optionee for purposes of determining the number of shares subject to exercise, vesting or repurchase after the Effective Date. After the Effective Date, Buyer shall issue to each holder of an outstanding PAC Option a document evidencing the foregoing assumption by Buyer. No fractional shares of Buyer Common Stock shall be issued in connection with Buyer Options. All fractional shares which would otherwise be issuable shall be rounded up to the next full share. All of the other terms of each Buyer Option including, without limitation, the vesting period, will remain the same as the corresponding assumed PAC Option.

           (g) Each PAC Warrant that is outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without further action on the part of any holder, be assumed by Buyer at the Effective Date and converted into a Buyer Warrant. The Buyer Warrants will continue to be on the terms and conditions set forth in the respective warrant agreements of the PAC Warrants, except that: (i) the Buyer Warrant shall be exercisable for a number of shares of Buyer Common Stock equal to the number of shares of PAC Stock subject to the PAC Warrant immediately prior to the Effective Date multiplied by the Exchange Ratio (with the resulting number of shares of Buyer Common Stock rounded up to the nearest whole number), (ii) the per share exercise price shall be an amount equal to the per share exercise price of the PAC Warrant prior to the Closing Date divided by the Exchange Ratio (with the resulting amount rounded up to the nearest whole cent). No fractional shares of Buyer Common Stock shall be issued in connection with the Buyer Warrants. All fractional shares which would otherwise be issuable shall be rounded up to the next full share.

        2.3 FRACTIONAL SHARES. No fractional shares of Buyer Common Stock will be issued in connection with the Merger, but in lieu thereof, holders of PAC Stock who would otherwise be entitled to receive a fraction of a share of Buyer Common Stock will receive from Buyer, promptly after the Effective Date, an amount of cash equal to the Average Price of Buyer Common Stock multiplied by the fraction of a share of Buyer Common Stock to which such holder would otherwise be entitled.

        2.4 ESCROW AGREEMENT. At the Effective Date, Buyer will deposit in escrow certificates representing ten percent (10%) of the shares of Buyer Common Stock issued to the holders of PAC

    Stock in the Merger, on a pro rata basis. Such shares (the "Escrow Shares") shall be held as collateral for PAC's indemnification obligations under
    Section 13 and pursuant to the provisions of an escrow agreement (the "Escrow Agreement") to be executed pursuant to Section 6.7.

        2.5 APPRAISAL RIGHTS. If holders of PAC Stock are entitled to appraisal rights in connection with the Merger, any Dissenting Shares shall not be converted into a right to receive Buyer Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the State of California. PAC shall give Buyer prompt notice of any demand received by PAC for appraisal of PAC capital stock, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demand. PAC agrees that, except with the prior written consent of Buyer or as required under the General Corporation Law of the State of California (the "CGCL"), it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of the CGCL, becomes entitled to payment of the value of shares of PAC Stock shall receive payment therefor from PAC (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of legal obligation, after the Effective Date of the Merger, to deliver a right to receive Buyer Common Stock to a holder of shares of PAC capital stock who shall have failed to make an effective demand  for  appraisal  or  shall  have  lost  his  status  as  a Dissenting
    Shareholder, Buyer shall issue and deliver, upon surrender by such Dissenting Shareholder of his certificate or certificates representing shares of PAC Stock, the Buyer Common Stock to which such Dissenting
    Shareholder is then entitled under this Section 2.5 and the Agreement of Merger.

        2.6 THE CLOSING. Subject to termination of this Agreement as provided in Section 12 below, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gray Cary Ware & Freidenrich, A Professional Corporation, 400 Hamilton Avenue, Palo Alto, California, as soon as possible upon the satisfaction or waiver of all conditions set forth in Section 9 and Section 10 hereof (the "Closing Date"), or such other time and place as is mutually agreeable to the parties.

        2.7 EFFECTIVE DATE. Simultaneously with the Closing, the Agreement of Merger, together with all required officers' certificates, shall be filed in the offices of the Secretary of State of the State of California. The Merger shall become effective immediately upon the date stamped by the California Secretary of State upon the Agreement of Merger and such officers' certificates (such date is referred to as the "Effective Date").

        2.8 TAX FREE REORGANIZATION. The parties intend to adopt and hereby do adopt this Agreement as a plan of reorganization within the meaning of the regulations issued pursuant to Section 368 of the Code and intend to consummate the Merger in accordance with the provisions of Sections 368(a)(1)(A) and (a)(2)(E) of the Code. Each party agrees that it will not take or assert any position on any tax return, report, or otherwise which is inconsistent with the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. The provisions and representations contained or referred to in this Section 2.8 shall survive until the expiration of the applicable statute of limitations.

    3. REPRESENTATIONS AND WARRANTIES OF PAC. Except as otherwise set forth in the "PAC Disclosure Schedule" provided to Buyer on the date hereof, PAC represents and warrants to Buyer as set forth below. No fact or circumstance disclosed to Buyer shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the PAC Disclosure Schedule attached hereto or such supplements thereto. Whenever the term "enforceable in accordance with its terms" or like expression is used, it is understood that excepted therefrom are any limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor's rights and any limitations on the availability of equitable remedies that are subject to the discretion of the court before which any proceeding seeking such remedies may be brought.

        3.1 ORGANIZATION. PAC is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has corporate power and authority to carry on its business as it is now being conducted. PAC is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary. The PAC Disclosure Schedule contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of PAC and a true and complete list of all states in which PAC maintains any employees. The PAC Disclosure Schedule contains a true and complete list of all states in which PAC is duly qualified to transact business as a foreign corporation. True and complete copies of PAC's Articles of Incorporation and By-laws, as in effect on the date hereof and as to be in effect immediately prior to the Closing have been provided to Buyer or its representatives.

        3.2  CAPITALIZATION.

           (a) The authorized capital stock of PAC as of the date of this Agreement consists of: (i) 20,000,000 shares of Common Stock and (ii) 10,000,000 shares of Preferred Stock and as of the date of this Agreement 1,586,865 shares of PAC Common Stock and 8,403,722 shares of PAC Preferred Stock are issued and outstanding and held of record by PAC's shareholders as set forth and identified in the shareholder list provided to Buyer or its representatives.

           (b) On the date of this Agreement 2,900,000 shares of PAC Common Stock are available or reserved for issuance under the PAC Stock Option Plan (the "PAC Plan"), and as of the date of this Agreement 1,951,642 shares are subject to outstanding options and held of record by PAC's option holders as set forth and identified in the option holder list provided to Buyer or its representatives, and 117,000 shares of PAC Common Stock are reserved for issuance and subject to outstanding PAC Warrants. The holders of the PAC Warrants are set forth on the PAC Disclosure Schedule.

           (c) All of the outstanding Securities have been duly authorized and are validly issued, fully paid and nonassessable. All outstanding Securities were issued in compliance with applicable securities laws. None of the outstanding Securities were issued in consideration in whole or in part for any contribution, transfer or assignment of the PAC Products or any proprietary rights incorporated therein or otherwise related thereto. Except as otherwise set forth in the PAC Disclosure Schedule, PAC does not have any other shares of its capital stock issued or outstanding and does not have any other outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating PAC to issue shares of its capital stock or other securities.

        3.3  POWER, AUTHORITY AND VALIDITY.

           (a) PAC has the corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of PAC, and no other corporate proceedings, other than shareholder approval of the Merger, are necessary to authorize this Agreement and the other Transaction Documents. PAC is not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated in a Material manner by or in Material conflict with its executing and carrying out this Agreement and the transactions contemplated hereunder and under the Transaction Documents. To PAC's knowledge, except for (i) the filing of a premerger notification and report form by Buyer and PAC under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Agreement of Merger and any required officers' certificates with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which the Buyer is qualified to do business, (iii) filings under applicable securities laws and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which Buyer or any of the Buyer's subsidiaries conducts any business or owns any property or assets, no consent of any person who is a party to a contract which is Material to PAC's business, nor consent of any governmental authority, is required to be obtained on the part of PAC to permit the transactions contemplated herein and continue the business activities of PAC as previously conducted by PAC without a Material Adverse Change. This Agreement is, and the other Transaction Documents to which PAC is a party when executed and delivered by PAC shall be, the valid and binding obligations of PAC enforceable in accordance with their respective terms.

           (b) All PAC Options outstanding as of the Effective Date have been issued in accordance with the terms of the PAC Plan and pursuant to the standard forms of option agreement previously provided to legal counsel for Buyer. No option will by its terms require an adjustment in connection with the Merger. Neither the transactions contemplated by this Agreement nor any action taken by PAC will result in (i) any acceleration of vesting in favor of any optionee under an option; (ii) any additional benefits for any optionee under an option; or (iii) the inability of Buyer after the Effective Date to exercise any right or benefit held by PAC prior to the Effective Date with respect to an option assumed by Buyer, including, without limitation, the right to repurchase an optionee's unvested shares on termination of such optionee's employment. The assumption by Buyer of PAC Options in accordance with Section 2.2(f) hereunder will not (i) give the optionees additional benefits which they did not have under their options prior to such assumption (after taking into account the existing provisions of the options, such as their respective exercise prices and vesting schedules) and (ii) constitute a breach of the PAC Plan or any Material agreement entered into pursuant to such plan.

        3.4  FINANCIAL STATEMENTS.

           (a) PAC has delivered to Buyer copies of PAC's unaudited balance sheet as of January 1, 1995 and statements of operations, shareholders' equity and cash flow for the period then-ended (the "PAC Unaudited Financials") and the audited balance sheet as of October 2, 1994 and statements of operations, shareholder's equity and cash flow for the period then ended (collectively, the "PAC Financial Statements").

           (b) The PAC Financial Statements are complete and in accordance with the books and records of PAC and present fairly in all Material respects the financial position of PAC as of their historical dates. The PAC Financial Statements have been prepared in accordance with GAAP (except as to the PAC Unaudited Financials, for the absence of footnotes) applied on a basis consistent with prior periods. Except and to the extent reflected or reserved against in such balance sheets (including the notes thereto), PAC does not have, as of the dates of such balance sheets, any Material liabilities or obligations (absolute or contingent) of a nature required or customarily reflected in a balance sheet (or the notes thereto) prepared in accordance with GAAP. The reserves, if any, reflected on the PAC Financial Statements are adequate in light of the contingencies with respect to which they are made. The statements of operations, shareholder's equity and cash flow are complete and in accordance with the books and records of PAC and present fairly in all Material respects the results of operations, equity transactions and changes of PAC for the periods indicated.

           (c) PAC has no Material debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the PAC Unaudited Financials, except for those (i) that may have been incurred after the date of the PAC Financial Statements or (ii) that are not required by GAAP to be included in a balance sheet or the notes thereto, except that PAC has not established any reserves with respect to the costs and fees associated with this Agreement and the transactions contemplated hereby. All Material debts, liabilities, and obligations incurred after the date of the PAC Financial Statements were incurred in the ordinary course of business, and are usual and normal in amount both individually and in the aggregate.

        3.5  TAX MATTERS.

           (a) PAC has fully and timely, properly and accurately filed all Material tax returns and reports required to be filed by it, including all federal, foreign, state and local tax returns and estimates for all years and periods (and portions thereof) for which any such returns, reports or estimates were due. All such returns, reports and estimates were prepared in the manner required by applicable law. All income, sales, use, occupation, property or other taxes or assessments due from PAC have been paid. There are no pending assessments, asserted deficiencies or claims for additional taxes that have not been paid. The reserves for taxes, if any, reflected on the PAC Financial Statements are adequate and there are no tax liens on any property or assets of PAC. To PAC's knowledge, there have been no audits or examinations of any tax returns or reports by any applicable governmental agency. No state of facts exists or has existed which would constitute grounds for the assessment of any Material penalty or of any Material further tax liability beyond that shown on the respective tax reports, returns or estimates. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state or local income tax return or report for any period.

           (b) All Material taxes which PAC has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

           (c) PAC is not a party to any tax-sharing agreement or similar arrangement with any other party.

           (d) At no time has PAC been included in the federal consolidated income tax return of any affiliated group of corporations.

           (e) No payment which PAC is obliged to pay to any director, officer, employee or independent contractor pursuant to the terms of an employment agreement, severance agreement or otherwise will constitute an excess parachute payment as defined in Section 280G of the Code.

           (f) To PAC's knowledge, PAC will not be required to include any Material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481(c) of the Code or any provision of the tax laws of any jurisdiction requiring tax adjustments as a result of a change in method of accounting implemented by PAC prior the Closing Date for any tax period (or portion thereof) ending on or before the Closing Date or pursuant to the provisions of any agreement entered into by PAC prior to the Closing Date with any taxing authority with regard to the tax liability of PAC for any tax period (or portion thereof) ending on or before the Closing Date.

           (g) PAC is not currently under any contractual obligation to pay to a governmental body or agency any tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any tax.

        3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. From January 1, 1995, to the date of this Agreement, PAC has not:

           (a) suffered any Material Adverse Change in its financial condition or in the operations of its business, nor any Material Adverse Change in its balance sheet (with the PAC Financial Statements and any subsequent balance sheet analyzed as if each had been prepared according to GAAP), and including but not limited to cash distributions or Material decreases in the net assets of PAC;

           (b) suffered any damage, destruction or loss, whether covered by insurance or not that has resulted in a Material Adverse Effect on its business;

           (c) granted or agreed to make any increase in the compensation payable or to become payable by PAC to its officers or employees, except those occurring in the ordinary course of business;

           (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of the capital stock of PAC or declared any direct or indirect redemption, retirement, purchase or other acquisition by PAC of such shares;

           (e) issued any shares of capital stock of PAC or any warrants, rights, options or entered into any commitment relating to the shares of PAC except for the issuance of PAC Shares pursuant to the exercise of outstanding PAC Options and the Buyer Merger Option;

           (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein or increased the reserve for the DataNet Litigation;

           (g) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than in the ordinary course of business;

           (h) sold, assigned, transferred, licensed or otherwise disposed of any Material patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright) invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset except in the ordinary course of its business;

           (i) suffered any dispute involving any employee organization;

           (j) engaged in any activity or entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) other than in the ordinary course of business;

           (k) incurred any Material liabilities except in the ordinary course of business and consistent with past practice which would be required to be disclosed in financial statements prepared in accordance with GAAP;

           (l) permitted or allowed any of its Material property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except those permitted under Section
       3.7 hereof, other than any purchase money security interests incurred in the ordinary course of business;

           (m) made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of $100,000, or in the aggregate, in excess of $500,000;

           (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its Affiliates, officers, directors or shareholders or any Affiliate or associate of any of the foregoing;

           (o) made any amendment to or terminated any agreement which, if not so amended or terminated, would be required to be disclosed on the PAC Disclosure Schedule; or

           (p) agreed to take any action described in this Section 3.6 or outside of its ordinary course of business or which would constitute a breach of any of the representations contained in this Agreement.

        3.7 TITLE AND RELATED MATTERS. PAC has good and marketable title to all the properties, interests in properties and assets, real and personal, reflected in the PAC Financial Statements or acquired after the date of the PAC Financial Statements (except properties, interests in properties and assets sold or otherwise disposed of since the date of the PAC Financial Statements in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable and except for liens which in the aggregate do not secure more than Fifty Thousand Dollars ($50,000) in liabilities. The equipment of PAC used in the operation of its business is in good operating condition and repair. To PAC's knowledge, all real or personal property leases to which PAC is a party are valid, binding, enforceable and effective in accordance with their respective terms. There is not under any of such leases any existing Material default or event of default or event which, with notice or lapse of time or both, would constitute a Material default. The PAC Disclosure Schedule contains a description of all material real and personal property leased or owned by PAC, describing its interest in said property and with respect to real property a description of each parcel and a summary description of the buildings, structures and improvements thereon. True and correct copies of PAC's material leases have been provided to Buyer or its representatives.

        3.8  PROPRIETARY RIGHTS.

           (a) PAC owns all right, title and interest in and to, or valid licenses for use of, all material patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names and other proprietary rights used in or necessary for the conduct of PAC's business as conducted to the date hereof including, without limitation, the material technology and all material proprietary rights developed or discovered or used in connection with or contained in the PAC Products, free and clear of all liens, claims and encumbrances (including without limitation distribution rights) (all of which are referred to as "Proprietary Rights"). The foregoing representation as it relates to Third Party Technology (as hereinafter defined) is limited to PAC's interest pursuant to the Third Party Licenses (as hereinafter defined), all of which are valid and enforceable and in full force and effect and which grant PAC such rights to Third Party Technology as are material to the business of PAC as conducted or proposed to be conducted. The PAC Disclosure Schedule contains an accurate and complete description of (i) all material patents, trademarks (with separate listings of registered and unregistered trademarks), trade names, and registered copyrights in or related to the PAC Products, all material applications and registration statements therefor, and a list of all material licenses and other agreements relating thereto, and (ii) a list of all material licenses and other agreements with third parties (the "Third Party Licenses") relating to any material software, inventions, technology, know-how, or processes that PAC is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate into products distributed by PAC (such software, inventions, technology, know-how and processes are collectively referred to as the "Third Party Technology"). All of PAC's material trademark or trade name registrations related to the PAC Products and all of PAC's material copyrights in any of the PAC Products are valid and in full force and effect; and consummation of the transactions contemplated hereby will not alter or impair any such rights. No Material claims have been asserted against PAC (and PAC is not aware of any Material claims which are likely to be asserted against PAC or which have been asserted against others) by any person challenging PAC's use, possession, manufacture, sale or distribution of PAC Products under any material patents, trademarks, trade names, copyrights, trade
       secrets,  software,  technology,  know-how   or  processes  utilized   by

       PAC (including, without limitation, the Third Party Technology) or challenging or questioning the validity or effectiveness of any material license or agreement relating thereto (including, without limitation, the Third Party Licenses). To PAC's knowledge, there is no valid basis for any claim of the type specified in the immediately preceding sentence which could in any material way relate to or interfere with the continued enhancement and exploitation by PAC of any of the PAC Products. To PAC's knowledge, none of the PAC Products nor the use or exploitation of any material patents, trademarks, trade names, copyrights, software, technology, know-how or processes by PAC in its current business in any material respect infringes on the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name.

           (b) PAC has not knowingly granted any third party any right to manufacture, reproduce, distribute, market or exploit any of the PAC Products or any adaptations, translations, or derivative works based on the PAC Products or any portion thereof. Except with respect to the rights of third parties to the Third Party Technology, no third party has any express right to manufacture, reproduce, distribute, market or exploit any works or materials of which any of the PAC Products are a "derivative work" as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

           (c)  All  material  designs, drawings,  specifications,  source code, object code,  documentation,  flow  charts  and  diagrams  incorporating, embodying or reflecting any of the PAC Products at any stage of their development (the "PAC Components") were written, developed and created solely and exclusively by employees of PAC without the assistance of any third party or entity or were created by third parties who assigned ownership of their rights to PAC by means of valid and enforceable consultant confidentiality and invention assignment agreements, copies of which have been delivered to Buyer. PAC has at all times used commercially reasonable efforts to treat the PAC Products and PAC Components as containing trade secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by release into the public domain.

           (d) To PAC's knowledge, no employee of PAC is in violation in any material respect of any term of any Material, written employment contract, patent disclosure agreement or any other material, written contract or agreement relating to the relationship of any such employee with PAC or, to PAC's knowledge, any other party because of the nature of the business conducted by PAC or proposed to be conducted by PAC.

           (e) Since January 1, 1989, each person presently or previously employed by PAC (including independent contractors, if any) with access authorized by PAC to confidential information has executed a confidentiality and non-disclosure agreement pursuant to the form of agreement previously provided to Buyer or its representatives. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of PAC and such person, enforceable in all material respects in accordance with their respective terms.

           (f) To PAC's knowledge, no product liability or warranty claims which individually or in the aggregate could exceed the reserves therefor on the PAC Financial Statements have been communicated in writing to or threatened against PAC.

        3.9 EMPLOYEE BENEFIT PLANS. PAC does not maintain, and is not obligated to contribute to, any defined benefit pension plan or any employee benefit plan that is subject to either Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA") or the minimum finding standards of ERISA or the Internal Revenue Code. Each bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, and other employee benefit or fringe benefit plans, whether formal or informal, maintained by PAC conforms in all material respects, to all applicable requirements, if any, of ERISA. The PAC Disclosure Schedule lists and describes all profit-sharing, bonus, incentive, deferred compensation, vacation, severance pay retirement, stock option, group insurance or other plans (whether written or not) providing employee benefits.

        3.10 BANK ACCOUNTS. The PAC Disclosure Schedule sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which PAC maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

        3.11  CONTRACTS.

           (a) PAC has no material agreements, contracts or commitments that provide for the sale, licensing or distribution by PAC of any of its products, inventions, technology, know-how, trademarks or trade names except in the ordinary course of its business. True and correct copies of each document or instrument described in the PAC Disclosure Schedule pursuant to this Section 3.11(a) have been made available to Buyer or its representatives.

           (b) PAC has no agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to PAC of more than $150,000. True and correct copies of each document or instrument set forth in the PAC Disclosure Schedule pursuant to this Section 3.11(b) have been made available to Buyer or its representatives.

           (c) Without limiting the provisions of Section 3.8 Proprietary Rights and except for any agreements with Buyer, PAC has not granted to any third party (including, without limitation, OEMs and site license customers) any rights to reproduce or manufacture any of the PAC Products, nor has PAC granted to any third party any exclusive rights of any kind with respect to any of the PAC Products, including, without limitation, territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the PAC Products, nor has PAC granted any third party any right to market any of the PAC Products under any "private label" or "OEM" arrangements pursuant to which PAC is not identified as the source of such goods. True and correct copies of each document or instrument listed on the PAC Disclosure Schedule pursuant to this Section 3.11(c) have been made available to Buyer or its representatives.

           (d) PAC has no purchase agreement, contract or commitment that calls for fixed and/or contingent payments by PAC that are in excess of the normal, ordinary and usual requirements of PAC's business.

           (e) There is no outstanding sales contract, commitment or proposal (including, without limitation, porting and development projects) of PAC that PAC currently expects to result in any Material loss to PAC (before allocation of overhead and administrative costs) upon completion or performance thereof.

           (f) PAC has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than ninety (90) days and without liability, penalty or premium.

           (g) PAC has not entered into any employment, independent contractor or similar agreement, contract or commitment that is not terminable on no more than ninety (90) days' notice without penalty or liability of any type, including without limitation severance or termination pay.

           (h) PAC has no currently effective collective bargaining or union agreements, contracts or commitments.

           (i) PAC is not restricted by agreement from competing with any person or from carrying on its business anywhere in the world.

           (j) PAC is under no liability or obligation, and no such outstanding claim has been made, with respect to the return to PAC of inventory or merchandise in the possession of wholesalers, distributors, retailers, or other customers, except such liabilities, obligations and claims as, in the aggregate, do not exceed $300,000.

           (k) PAC has not guaranteed any obligations of other persons or made any agreements to acquire or guarantee any obligations of other persons.

           (l) PAC has no outstanding loan or advance to any person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by PAC of any sum not reflected in the PAC Financial Statements.

           (m) All material contracts, agreements and instruments to which PAC is a party are valid, binding, in full force and effect, and enforceable by PAC in accordance with their respective terms. No such material contract, agreement or instrument contains any material liquidated-damages, penalty or similar provision. To the knowledge of the President, Chief Financial Officer, and Vice Presidents of Sales and Marketing of PAC, no party to any such material contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

           (n) The PAC Disclosure Schedule lists all material agreements pursuant to which PAC has agreed to manufacture for or supply to any third party any PAC Products or components thereto. True and correct copies of each document or instrument listed on the PAC Disclosure Schedule pursuant to this Section 3.11(n) have been provided to Buyer or its representatives. The PAC Disclosure Schedule also lists each vendor who manufactures for or supplies to PAC any material product or component included in the PAC Products or is the sole source for any material product or component included in the PAC Products.

           (o) PAC is not in material default under or in material breach or violation of, nor, to PAC's knowledge, is there any valid basis for any claim of material default by PAC under, or material breach or violation by PAC of, any material contract, commitment or restriction to which PAC is a party or to which it or any of its properties is bound where such defaults, beaches, or violations would, in the aggregate, have a Material Adverse Effect on the operations, assets, financial condition or prospects of PAC. To PAC's knowledge, no other party is in material default under or in material breach or violation of, nor is there any valid basis for any claim of material default by any other party under or any material breach or violation by any other party of, any material contract, commitment, or restriction to which PAC is bound or by which any of its properties is bound where such defaults, beaches, or violations would, in the aggregate, have a Material Adverse Effect on the operations, assets, financial condition or prospects of PAC.

           (p) All material agreements, contracts and commitments (the "Material Contracts") listed or described in the PAC Disclosure Schedule pursuant to this Section 3.11 do not contain provisions which would require the consent of third parties to the Merger or which would be altered as a result of the Merger. If any of the Material Contracts contain any such provisions, then PAC has described in the PAC Disclosure Schedule such actions as is necessary with respect to such Material Contract to avoid any adverse consequence as a result of the Merger and shall, prior to the Closing Date, have obtained all necessary consents and taken such other action with respect to the Material Contract.

        3.12 ORDERS, COMMITMENTS AND RETURNS. All accepted and unfilled orders entered into by PAC for the sale, license, or lease or other disposition by PAC of its products, and all agreements, contracts, or commitments for the purchase of supplies by PAC, were made in the ordinary course of business. No outstanding purchase or outstanding lease commitment of PAC is in excess of the normal, ordinary and usual requirements of its business or was made at any price (on both a per unit and aggregate basis) materially in excess of the current market price at the time made, or contains terms and conditions materially more onerous to PAC than those usual and customary in the industry.

        3.13 COMPLIANCE WITH LAW. PAC is in compliance in all material respects with all applicable laws and regulations where the failure to comply with such laws and regulations would have a Material Adverse Effect on PAC. Neither PAC nor, to PAC's knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. PAC has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. PAC has complied in all material respects at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products where the failure to comply which such laws, rules, regulations, proclamations or orders would have a Material Adverse Effect on PAC.

        3.14  LABOR DIFFICULTIES; NO DISCRIMINATION.

           (a) To PAC's knowledge, PAC is not engaged in any unfair labor practice and is not in material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours.

           (b) There is no unfair labor practice complaint against PAC actually pending or threatened before the National Labor Relations Board.

           (c) There is no strike, labor dispute, slowdown, or stoppage actually pending or threatened against PAC.

           (d) No union representation question exists respecting the employees of PAC and to PAC's knowledge no union organizing activities are taking place.

           (e) No grievance that might have a Material Adverse Effect on PAC or the conduct of its business, nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claims therefor exist.

           (f) No collective bargaining agreement that is binding on PAC restricts it from relocating or closing any of its operations.

           (g) PAC has not experienced any material work stoppage or other material labor difficulty.

           (h) There is and has not been within the two years immediately preceding the date of this Agreement any claim against PAC and received by PAC based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, nor to the knowledge of the Chief Executive Officer, Chief Financial Officer of PAC, is there any basis for any such claim.

        3.15 TRADE REGULATION. PAC has not terminated its relationship with or refused to ship PAC Products to any dealer, distributor, OEM, third party marketing entity or customer which had theretofore paid or been obligated to pay PAC in excess of ($50,000) over any consecutive twelve (12) month period. All of the prices charged by PAC in connection with the marketing or sale of any products or services have been in compliance in all material respects with all applicable laws and regulations. No claims have been communicated or threatened in writing against PAC with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and to PAC's knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim.

        3.16 INSIDER TRANSACTIONS. No Affiliate of PAC has any interest in (i) any Material equipment or other material property, real or personal, tangible or intangible, including, without limitation, any Material item of intellectual property, used in connection with or pertaining to the business of PAC, or (ii) any Material creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of PAC; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 1% of the outstanding stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

        3.17 EMPLOYEES, INDEPENDENT CONTRACTORS AND CONSULTANTS. The PAC Disclosure Schedule lists and describes all currently effective written or, to PAC's knowledge, oral consulting, independent contractor and/or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants to which PAC is a party. True and correct copies of all such written agreements have been provided to Buyer or its representatives. All salaries and wages paid by PAC are in compliance in all material respects with applicable federal, state and local laws. Also shown on the PAC Disclosure Schedule are the names of all persons whose annual rate of compensation, including bonuses and other payments of any kind, is in excess of $50,000 and the names of all employees with a title of "Director" of a department or above and the salaries for each such person. PAC's aggregate accrued vacation and severance pay as of February 26, 1995 was approximately Three Hundred Sixty-One Thousand One Hundred Thirteen Dollars ($361,113).

        3.18 INSURANCE. The PAC Disclosure Schedule contains a list of the principal policies of fire, liability and other forms of insurance held by PAC. To PAC's knowledge, PAC has not done anything, either by way of action or inaction, that might invalidate such policies in whole or in part.

        3.19 LITIGATION. There are no suits, actions or proceedings pending or, to the knowledge of the Chief Executive Officer, Chief Financial Officer and Chief Technical Officer and Vice President of Marketing of PAC, threatened in writing against or materially affecting PAC, in each case other than immaterial matters, or which questions or challenges the validity of this Agreement or the Transaction Documents. There is no material judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against PAC.

        3.20 GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS. To the knowledge of PAC, all licenses, franchises, permits and other governmental authorizations held by PAC and material to its business are valid and sufficient in all material respects for the business presently carried on by PAC. To the knowledge of PAC, the business of PAC is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for violations which either singly or in the aggregate do not and will not have a Material Adverse Effect on the operations, assets or financial condition of PAC.

        3.21 SECTION 341(F)(2). PAC has not, with regard to any property or assets held, acquired or to be acquired by it, at any time, filed a consent to the application of Section 341(f)(2) of the Code nor will any such consent be filed before the Closing.

        3.22 SUBSIDIARIES. PAC has no subsidiaries. PAC does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and PAC does not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

        3.23 COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS. To PAC's knowledge, PAC has obtained all material permits, licenses and other authorizations which are required under federal, state and local laws applicable to PAC and relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes. Except as set forth in the PAC Disclosure Schedule, to PAC's knowledge, PAC is in material compliance with all terms and conditions of the required permits, licenses and authorizations. Except as set forth in the PAC Disclosure Schedule, PAC is not aware of, nor has PAC received written notice of, any conditions, circumstances, activities, practices, incidents, or actions which may form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to PAC, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste.

        3.24 CORPORATE DOCUMENTS. PAC has furnished to Buyer for its examination: (i) copies of its Articles of Incorporation and Bylaws; (ii) its Minute Book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (iii) all material permits, orders, and consents issued by any regulatory agency with respect to PAC, or any securities of PAC, and all applications for such permits, orders, and consents; and (iv) the stock transfer books of PAC setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of PAC are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance in all material respects with the laws of the applicable jurisdiction.

        3.25 NO BROKERS. Neither PAC nor, to PAC's knowledge, any PAC shareholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby.

        3.26 INFORMATION SUPPLIED. None of the information supplied or to be supplied by PAC for inclusion in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission ("SEC") by Buyer in connection with the issuance of the Buyer Common Stock on or as a result of the Merger (the "S-4"), including the Proxy Statement included therein, at the date such information is supplied and at the time of the meeting of holders of PAC Stock, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the S-4 at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        3.27 POOLING OF INTERESTS. To PAC's knowledge, neither PAC nor any of its Affiliates has, through the date of this Agreement, taken or agreed to take any action which would prevent PAC from accounting for the business combination to be effected by the Merger as a pooling of interests.

        3.28 DISCLOSURE. No statements by PAC contained in this Agreement, its exhibits and schedules nor any of the certificates or documents required to be delivered by PAC to Buyer or Sub under this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

    4.   REPRESENTATIONS AND WARRANTIES  OF BUYER AND SUB.   Except as set forth
the Buyer Disclosure Schedule provided to PAC on the date hereof, Buyer and Sub jointly and severally represent and warrant to PAC that:

        4.1 ORGANIZATION AND GOOD STANDING. Buyer and Sub are corporations duly organized, validly existing and in good standing under the laws of the State of California and have full power and authority to carry on their businesses as now conducted.

        4.2 CAPITAL STRUCTURE. As of the date hereof the authorized capital stock of Buyer consists of 200,000,000 shares of Buyer Common Stock, no par value, and 3,000,000 shares of Buyer Preferred Stock, no par value. At the close of business on February 28, 1995, 66,480,931 shares of Buyer Common Stock were outstanding, 13,127,132 shares of Buyer Common Stock were subject to outstanding stock options ("Existing Buyer Options"), no shares of Buyer Common Stock were held by Buyer in its treasury, and no shares of Buyer Preferred Stock were held by Buyer in its treasury, and no shares of Buyer Preferred Stock were outstanding. All the outstanding shares of Buyer Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights. The shares of Buyer Common Stock issuable in connection with the Merger are duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement and Agreement of Merger, will be validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of Common Stock, no par value, all of which are validly issued, fully paid and nonassessable and owned by Buyer. Except for the shares listed above issuable pursuant to Existing Buyer Options, there are not any options, warrants, calls, conversion rights, commitments or agreements of any character to which Buyer or any subsidiary of Buyer is a party or by which any of them may be bound obligating Buyer or any subsidiary of Buyer to issue, deliver, sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Buyer or any subsidiary of Buyer or obligating Buyer or any subsidiary of Buyer to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

        4.3 POWER, AUTHORIZATION AND VALIDITY. Buyer and Sub have the right, power, legal capacity and authority to enter into and perform their respective obligations under this Agreement and the other Transaction Documents to which they are a party. The execution and delivery of this Agreement and the other Transaction Documents have been duly and validly approved and authorized by the Boards of Directors of Buyer and Sub and the shareholder of Sub. No authorization or approval, governmental or otherwise, is necessary in order to enable Buyer and Sub to enter into and to perform the terms of this Agreement or the other Transaction Documents on their parts to be performed, except for (i) the filing of a premerger notification and report form by Buyer and PAC under the HSR Act, (ii) the filing of the Agreement of Merger and all required officers' certificates with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which the Buyer is qualified to do business, (iii) filings under applicable securities laws and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which Buyer or any of the Buyer's subsidiaries conducts any business or owns any property or assets. This Agreement is, and the other Transaction Documents when executed and delivered by Buyer and/or Sub shall be, the valid and binding obligations of Buyer and Sub enforceable in accordance with their respective terms.

        4.4 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in a material breach or violation of, any provision of Buyer's Articles of Incorporation or Sub's Articles of Incorporation, or their respective Bylaws, as currently in effect, any instrument or contract to which Buyer or Sub is a party or by which any such party is bound, or any federal, state or local judgment, writ, decree, order, statute, rule or regulation applicable to any such person. Neither the execution and delivery of this Agreement, nor any Agreement attached hereto as an Exhibit, nor the consummation of the transactions contemplated hereby or thereby will have a Material Adverse Effect on the operations, assets, financial condition or prospects of Buyer.

        4.5 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS. Buyer is not in violation of any provisions of its Articles of Incorporation or Bylaws as currently in effect or in effect at the Closing, or any federal, state or local judgment, writ, decree, or order applicable to Buyer.

        4.6 LITIGATION. There is no suit, action, proceeding, claim or investigation pending or, to the best of Buyer's knowledge, threatened against Buyer and Sub before any court or administrative agency which questions or challenges the validity of this Agreement and which is not set forth in the SEC Documents (as defined below) which could have a Material Adverse Effect on the operations, assets, financial condition or prospects of Buyer or Sub.

        4.7 SEC DOCUMENTS. Buyer has delivered to PAC true, accurate and complete copies of Buyer's most recent reports on Forms 10-K, 10-Q and any report on Form 8-K filed since the most recent 10-Q (collectively, the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, and taken together, the SEC Documents contained no untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Document. The financial statements of Buyer included in the Buyer SEC Documents (the "Buyer Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Buyer and its consolidated subsidiaries at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments, provided that the notes and accounts receivable are collectible in the amounts shown thereon and inventories are not subject to write-down, except in either case in an amount not Material or for which Buyer has provided adequate reserves). There has been no change in Buyer's accounting policies or estimates except as described in the notes to the Buyer Financial Statements.

        4.8 NO MATERIAL ADVERSE CHANGE. Since November 30, 1994, Buyer has conducted its business in the ordinary course and there has not occurred:
    (i) any Material Adverse Change in the business condition of Buyer; (ii) any amendments or changes in the Articles of Incorporation or Bylaws of Buyer or (since its inception) Sub; (iii) any damage, destruction or loss, whether covered by insurance or not, that has resulted in a Material Adverse Effect on the properties or business of Buyer; or (iv) any sale of a material amount of property of Buyer, except in the ordinary course of business.

        4.9 INFORMATION SUPPLIED. None of the information supplied by Buyer or Sub for inclusion in the Proxy Statement or the S-4, at the time such information is supplied and at the time of the meeting of holders of PAC Stock, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or will, in the case of the S-4, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        4.10 NO BROKERS. Neither Buyer nor Sub is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or in connection with any transaction contemplated hereby or thereby.

        4.11 POOLING OF INTERESTS. To its knowledge, neither Buyer nor any of its Affiliates has, through the date of this Agreement, taken or agreed to take any action which would prevent Buyer from accounting for the business combination to be effected by the Merger as a pooling of interests.

        4.12 DISCLOSURE. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents required to be delivered by Buyer or Sub to PAC under this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which such statements were made.

        4.13 INVESTIGATIONS. To the actual knowledge of Buyer's Vice President of Business Development, including, but not limited to all of the information made available to the accounting firm of Deloitte & Touche LLP, Buyer's investigations conducted in connection with the transactions contemplated by this Agreement, including those made pursuant to Section 5.6 hereof, have not resulted in Buyer discovering information which is materially inconsistent with, or which could otherwise give rise to a breach of, any of PAC's representations and warranties hereunder. Nothing contained in this Section 4.13 shall be construed to impose any additional duty on Buyer to investigate the transactions contemplated hereunder.

    5.  PRECLOSING COVENANTS OF PAC.

        5.1 MATERIAL CONSENTS. PAC shall use its Best Efforts to obtain any and all consents necessary for the assumption of those Material Contracts listed on Schedule 5.1 of the PAC Disclosure Schedule by the Surviving Corporation concurrent with the Merger (the "Material Consents").

        5.2 ADVICE OF CHANGES. PAC will promptly advise Buyer in writing (i) of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of PAC contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material and adverse respect and (ii) of any Material Adverse Change in PAC's business or financial condition, taken as a whole.

        5.3 CONDUCT OF BUSINESS. Until the Closing, PAC will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, except as set forth in the PAC Disclosure Schedule or without the prior written consent of Buyer, which will not be unreasonably withheld (provided that Buyer shall be entitled to withhold consent as to matter (a) below, if Buyer is willing to provide financing as to such items),

           (a) borrow  any  money  which  borrowings  exceed  in  the  aggregate
       $500,000;

           (b) incur or commit to incur any capital expenditures in excess of $500,000 in the aggregate or as to any individual matter in excess of $100,000;

           (c) lease, license, sell, transfer or encumber or permit to be encumbered any asset, intellectual property right or other property associated with the business of PAC (including sales or transfers to Affiliates of PAC), except for sales of inventory in the usual and ordinary course of business and except for cash applied in payment of PAC's liabilities in the usual and ordinary course of its business;

           (d) dispose of any of its assets, except inventory in the regular and ordinary course of business;

           (e) enter into any lease or contract for the purchase or sale of any property, real or personal except in the ordinary course of business;

           (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

           (g) pay any bonus, increased salary, or special remuneration to any officer or employee, including any amounts for accrued but unpaid salary or bonuses (other than amounts not in excess of normal payments made on a regular basis);

           (h) change accounting methods;

           (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital, or redeem or otherwise acquire any of its capital stock;

           (j) amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

           (k) loan any amount to any person or entity, or guaranty or act as a surety for any obligation;

           (l) waive or release any right or claim, except in the ordinary course of business;

           (m) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock.

           (n) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

           (o) merge, consolidate or reorganize with any entity;

           (p) amend its Articles of Incorporation or Bylaws;

           (q) make or change any election, change any annual accounting period, adopt or change any accounting method, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment relating to PAC, surrender any right to claim refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to PAC, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the tax liability of PAC or Buyer;

           (r) do anything that is not contemplated by this Agreement or would cause there to be a Material Adverse Change in the PAC Financial Statements (with such PAC Financial Statements analyzed as if they had been prepared according to GAAP, and including but not limited to cash distributions or material decreases in the net assets of PAC), except as would occur in the ordinary course of PAC's business, between the date of the PAC Financial Statements and the Closing Date; or

           (s)  agree to do any of the things described in the preceding clauses
       Section 5.3(a) through (r).

        5.4 RISK OF LOSS. Except as otherwise provided in this Agreement, and subject to Section 2.2(a), until the Closing, all risk of loss, damage or destruction to PAC's assets shall be borne by PAC.

        5.5 ACCESS TO INFORMATION. Until the Closing, PAC shall allow Buyer and its agents free access upon reasonable notice and during normal working hours to its files, books, records, and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, PAC shall cause its accountants to cooperate with Buyer and its agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

        5.6 SATISFACTION OF CONDITIONS PRECEDENT. PAC will use its Best Efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 10, and PAC will use its Best Efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

        5.7 OTHER NEGOTIATIONS. Between the date hereof and June 30, 1995 (subject to extension upon mutual agreement), or such earlier date as Buyer and PAC mutually agree to discontinue discussions of the Merger (the "Expiration Date"), PAC will not (and it will use its Best Efforts to assure that its officers, directors, employees, agents and Affiliates do not on its behalf) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than discussions with Buyer) regarding any acquisition of PAC, any merger or consolidation with or involving PAC, or any acquisition of any material portion of the stock or assets of PAC. PAC shall discontinue, and instruct its agents to discontinue, any preparation for a public offering, including but not limited to consulting in any manner with its advisors regarding such an offering. PAC agrees that any such negotiations in progress as of the date hereof will be terminated or suspended during such period. In no event will PAC solicit or enter into an agreement concerning any such third party transaction. PAC represents and warrants that it has the legal right to terminate or suspend any such pending negotiations. If between the date of this Agreement and the termination of this Agreement, PAC receives from a third party any offer or indication of interest regarding any of the transactions referred to above, or any request for information regarding any of such transactions, PAC shall
    (i) notify Buyer immediately of such offer, indication of interest or request, including the full terms of any proposal therein, (ii) notify such third party of PAC's obligations under this Agreement and (iii) reject any offer so received.

        5.8 CONSENTS. PAC shall use its Best Efforts to obtain the Material consents as reasonably required by Buyer.

    6.  PRECLOSING AND OTHER COVENANTS OF BUYER AND SUB.

        6.1  ADVICE  OF CHANGES.   Buyer  and Sub  will promptly  advise PAC  in
    writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Buyer or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

        6.2 RESERVATION OF BUYER COMMON STOCK. Buyer shall reserve for issuance, out of its authorized but unissued capital stock, the maximum number of shares of Buyer Common Stock as may be issuable upon consummation of the Merger.

        6.3 SATISFACTION OF CONDITIONS PRECEDENT. Buyer and Sub will use their Best Efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 9, and Buyer and Sub will use their Best Efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

        6.4 NASDAQ NATIONAL MARKET LISTING. Buyer shall cause the shares of Buyer Common Stock issuable to the shareholders of PAC in the Merger including shares of Buyer Common Stock issuable upon exercise of Buyer Options and/or Buyer Warrants to be authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

        6.5 PREPARATION OF S-4 AND THE PROXY STATEMENT; OTHER FILINGS. As promptly as practicable after the execution of this Agreement, PAC shall provide to Buyer and its counsel for inclusion in the Prospectus/Proxy Statement included in the S-4 in form and substance satisfactory to Buyer and its counsel, such information concerning PAC, its operations, capitalization, technology, share ownership and other material as Buyer or its counsel may reasonably request. Buyer shall use its Best Efforts to prepare and file the S-4 in which the Proxy Statement will be included as a prospectus with the SEC on or before three business days following execution of the Agreement. Each of Buyer and PAC shall use its Best Efforts to respond to any comments of the SEC, to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to cause the Proxy Statement to be mailed to PAC's shareholders at the earliest practicable time. For purposes hereof "Best Efforts" shall not include or require Buyer agreeing in response to SEC comments that the transaction will not be accounted for as a "pooling of interests." As promptly as practicable after the date of this Agreement, Buyer and PAC shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal or state securities or "blue sky" laws relating to the Merger and the transactions contemplated by this Agreement and the Agreement of Merger, including, without limitation, under the HSR Act and any applicable state laws of similar effect (collectively, the "Other Filings"). Buyer will use its Best Efforts to prepare and file all filings required under the HSR Act on or before three business days following the execution of this Agreement. Each company will notify the other company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4, the Proxy Statement or any Other Filings or for additional information and will supply the other company with copies of all correspondence between such company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the S-4, the Proxy Statement, the Merger or any of the Other Filings. The Proxy Statement, the S-4 and the Other Filings shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which should be set forth in an amendment or supplement to the Proxy Statement, the S-4 or any of the Other Filings, Buyer or PAC, as the case may be, shall promptly inform the other company of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of PAC, such amendment or supplement. The Proxy Statement shall include the unanimous recommendation of the Board of Directors of PAC that the shareholders of PAC approve the Merger.

        6.6 PREPARATION OF S-8. As soon as practicable after the Effective Date, Buyer shall file a registration statement on Form S-8 (or any successor or other appropriate form), or another appropriate form with respect to the shares of Buyer Common Stock subject to such PAC Options assumed by Buyer in the Merger and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such PAC Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Buyer shall administer the PAC Plan assumed pursuant to Section 2.2(f) in a manner that complies with Rule 16b-3 promulgated by the SEC under the Exchange Act.

        6.7  ESCROW  AGREEMENT.   On or before  the Effective  Date, the  Escrow
    Agent and the Shareholders' Agents (as defined in Section 13.10) shall have entered into an Escrow Agreement in form acceptable to Buyer and PAC.

        6.8 EMPLOYEE BENEFITS. For a period of one (1) year from the Closing, Buyer shall not modify or terminate the (i) salaries, (ii) benefits, or
    (iii) bonus plans of PAC in existence prior to the date of this Agreement or otherwise make only Buyer's salaries, benefits or bonus plans available to PAC's continuing employees, unless Buyer's proposed salaries, benefits or bonus plans are better than the salaries, benefits or bonus plans such employees enjoyed prior to the date of this Agreement, as determined by the management of PAC. At such time as Buyer determines to transfer benefits offered to PAC, Buyer agrees to the extent it is legally and contractually able to do so to waive any probationary or waiting periods for participation in such benefit programs.

        6.9 DIRECTOR AND OFFICER INDEMNITY. For a period of seven (7) years from the Closing, Buyer shall cause PAC (i) to continue to provide to all officers and directors of PAC who held such positions with PAC prior to the date of this Agreement the same rights to indemnification which were available to such officers and directors under the charter documents of PAC in existence prior to the date of this Agreement, (ii) not to terminate or alter any indemnification agreement in existence prior to the date of this Agreement, and (iii) to perform its obligations thereunder or exercise any discretionary authority thereunder, to the fullest extent permissible by law to provide each officer and director with all rights to indemnification available thereunder. If Buyer takes any action which impairs the ability of PAC to fulfill its indemnification obligations with respect to acts or omissions prior to the Closing under its charter documents or any indemnification agreements to which it is a party, Buyer shall assume PAC's indemnification obligations under such charter documents and/or indemnification agreements directly. This Section 6.9 shall survive the Closing and is intended to benefit each officer and director of PAC and shall be binding on all successors and assigns of Buyer and/or PAC.

    7.  MUTUAL COVENANTS.

        7.1 CONFIDENTIALITY. Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The Receiving Party shall, at all times, both during the term of this Agreement and thereafter, keep in confidence and trust all of the Disclosing Party's Confidential Information received by it. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party's Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers or employees (or outside legal or accounting advisors) who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements with such person's employer or who are subject to ethical restrictions on disclosure which protects the Confidential Information of the Disclosing Party. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party's Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information. These obligations shall not apply to the extent that Confidential Information includes information which:

           (a) is already known to the Receiving Party at the time of disclosure, which knowledge the Receiving Party shall have the burden of proving;

           (b) is, or, through no act or failure to act of the Receiving Party, becomes publicly known;

           (c) is received by the Receiving Party from a third party without restriction on disclosure (although this exception shall not apply if such third party is itself violating a confidentially obligation by making such disclosure);

           (d) is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party, which independent development the Receiving Party will have the burden of proving;

           (e) is approved for release by written authorization of the Disclosing Party; or

           (f) is required to be disclosed by a government agency to further the objectives of this Agreement or by a proper order of a court of competent jurisdiction; provided, however that the Receiving Party will use its best efforts to minimize such disclosure and will consult with and assist the Disclosing Party in obtaining a protective order prior to such disclosure.

        7.2 NO PUBLIC ANNOUNCEMENT. The parties shall make no public announcement concerning this Agreement, their discussions or any other memos, letters or agreements between the parties relating to the Merger until such time as they agree to the contents of a mutually satisfactory press release which they intend to publicly-release on or before the close of business on the third business day following execution of this Agreement. Either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law.

        7.3 REGULATORY FILINGS; CONSENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, PAC and Buyer shall use their respective Best Efforts to (i) make all necessary filings with respect to the Merger and this Agreement under the HSR Act, the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (ii) make merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, but no later than June 30, 1995.

        7.4 POOLING ACCOUNTING. PAC and Buyer shall each use its Best Efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of PAC and Buyer shall use its Best Efforts (i) to cause its respective Affiliates not to take any action that would adversely affect the ability of Sub or Buyer to account for the business combination to be effected by the Merger as a pooling of interests and (ii) to cause its respective Affiliates to sign and deliver to Sub a customary "Affiliates Agreement" in form and substance agreed upon by PAC and Buyer. PAC acknowledges and agrees that it shall be a requirement and condition of the Merger that PAC and the holders of PAC Stock shall not have taken any action after the date of this Agreement, which in the reasonable opinion of Deloitte & Touche LLP would prevent the Merger being accounted for as a pooling of interests. Buyer shall not, and Buyer shall use its Best Efforts to cause its Affiliates not to, take any action that would adversely affect the ability of Sub to account for the business combination to be effected by the Merger as a pooling of interests.

        7.5 TAX OPINIONS. All parties intend the Merger to be a tax-free reorganization within the meaning of Section 368(a) of the Code, and agree to use their respective Best Efforts to take all action required or appropriate to facilitate such tax treatment. To the extent that either of such counsel can render such opinion both parties shall receive an opinion of Gray Cary Ware & Freidenrich and an opinion of Brobeck, Phleger & Harrison, in form and substance reasonably satisfactory to both parties, to the effect that, when the Merger is consummated in accordance with the terms of this Agreement, for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (i) no gain or loss will be recognized by the shareholders of PAC who exchange all of their shares of PAC Stock solely for Buyer Common Stock pursuant to the Merger; (ii) the aggregate basis of Buyer Common Stock received by the PAC shareholders who exchange all of their shares of the PAC Stock solely for Buyer Common Stock will be the same as the aggregate basis of the shares of the PAC Stock surrendered in exchange therefor; and (iii) the holding period of the Buyer Common Stock received in such exchange will include the period during which the shares of the PAC Stock exchanged therefor were held, provided such shares of the PAC Stock were held as a capital asset on the Effective Date. For purposes of rendering such opinion, counsel for the parties shall be entitled to rely on reasonable assumptions and representations as to factual matters to be provided by PAC, Sub, Buyer and certain PAC shareholders pertinent to such opinion, including, without limitation, the existence of a valid business purpose, and sufficient continuity of interest and business activities following the Merger, and each party shall use its Best Efforts to provide and cause its shareholders to provide such representations.

        7.6 FURTHER ASSURANCES. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

    8.  CLOSING MATTERS.

        8.1 FILING OF AGREEMENT OF MERGER. On the date of the Closing, but not prior to the Closing, the Agreement of Merger together with all required officer's certificates shall be filed with the offices of the Secretary of State of the State of California and the merger of Sub with and into PAC shall be consummated.

        8.2  EXCHANGE OF CERTIFICATES.

           (a) EXCHANGE AGENT. Prior to the Closing Date, Buyer shall appoint Bank of Boston to act as exchange agent (the "Exchange Agent") in the Merger.

           (b) BUYER TO PROVIDE COMMON STOCK. Promptly after the Effective Date of the Merger (but in no event later than five business days thereafter), Buyer shall make available for exchange in accordance with Section 2 and the Agreement of Merger, through such reasonable procedures as Buyer may adopt, the shares of Buyer Common Stock issuable pursuant to Section 2 and the Agreement of Merger in exchange for outstanding shares of PAC Stock (less the number of shares of Buyer Common Stock to be deposited in escrow pursuant to Section 2.4).

           (c) EXCHANGE PROCEDURES. As soon as practicable after the Effective Date of the Merger (but no later than fifteen (15) days thereafter), the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Date of the Merger represented outstanding shares of PAC Stock (the "Certificates"), whose shares are being converted into Buyer Common Stock pursuant to Section 2 and the Agreement of Merger, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Buyer may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Buyer
       Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive the number of shares of Buyer Common Stock to which such holder is entitled pursuant to Section 2 hereof (less the number of shares of Buyer Common Stock to be deposited in escrow pursuant to Section 2.4). The Certificate so surrendered shall immediately be canceled. Buyer shall make customary provisions for lost stock certificates. In the event of a transfer of ownership of PAC Stock that is not registered in the transfer records of PAC, the appropriate number of shares of Buyer Common Stock may be delivered to a transferee if the Certificate represented such PAC Stock is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 8.2, each Certificate shall be deemed at any time after the Effective Date of the Merger to represent the right to receive upon such surrender the number of shares of Buyer Common Stock as provided by this Section 8.2 and by the CGCL.

           (d) NO FURTHER OWNERSHIP RIGHTS IN PAC STOCK. All Buyer Common Stock delivered upon the surrender for exchange of shares of PAC Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of PAC Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of PAC Stock that were outstanding immediately prior to the Effective Date of the Merger. If after the Effective Date of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 8.2.

        8.3 DELIVERY OF DOCUMENTS. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in Section 9 and Section 10, including delivery of the counterpart signature pages of the Transaction Documents executed by PAC, Buyer and/or Sub, as the case may be. All documents which PAC shall deliver or cause to be delivered shall be in form and substance reasonably satisfactory to Buyer. All documents which Buyer and Sub shall deliver or cause to be delivered shall be in form and substance reasonably satisfactory to PAC.

    9. CONDITIONS TO PAC'S OBLIGATIONS. The obligations of PAC to close the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction on and as of the Closing, of each of the following conditions (any one or more of which may be waived by PAC, but only in a writing signed by PAC):

        9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Sub set forth in Section 4 shall be true and correct when made, and PAC shall receive a certificate to such effect from an officer of Buyer and Sub, respectively.

        9.2 COVENANTS. Buyer and Sub shall have performed and complied with all of their covenants contained in Sections 6 and 7 on or before the Closing, and PAC shall receive a certificate from Buyer and Sub to such effect signed by an officer of Buyer and Sub, respectively.

        9.3    NO  LITIGATION.   On  and as  of  the Closing,  no  litigation or
    proceeding shall be threatened or pending against Buyer or Sub for the purpose or with the probable effect (in the reasonable opinion of Buyer's counsel) of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement and PAC shall receive a certificate from Buyer and Sub to such effect signed by an officer of Buyer and Sub, respectively.

        9.4 AUTHORIZATIONS. PAC shall have received from Buyer and Sub written evidence that the execution, delivery and performance of Buyer and Sub's obligations under this Agreement and the Agreement of Merger have been duly and validly approved and authorized by the Board of Directors of Buyer and Sub, respectively, and the shareholder of Sub.

        9.5 EFFECTIVENESS OF THE S-4. The S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the S-4 shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding with respect to the Proxy Statement shall have been initiated by the SEC.

        9.6 SHAREHOLDER APPROVAL. This Agreement and the Agreement of Merger shall have been approved by PAC's shareholders in accordance with applicable laws and regulatory requirements. Notwithstanding anything in this Agreement to the contrary, the issuance of shares of Buyer Common Stock, whether in the Merger or in connection with the Merger or any transaction contemplated hereby, shall have been approved by the shareholders of Buyer if required by applicable law or by any requirement of the National Association of Securities Dealers.

        9.7 OPINION OF BUYER'S COUNSEL. PAC shall receive from counsel to Buyer an opinion in substantially the form attached hereto as Exhibi C ("Opinion of Buyer's Counsel").

        9.8 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the date of Closing such permits or authorizations and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken.

        9.9 DATE OF CLOSING. The Closing shall occur on or before June 30, 1995, or such later date as the parties may mutually agree.

        9.10   TAX OPINIONS.   Counsel to PAC and  to Buyer shall have delivered
    the opinions required under Section 7.5.

        9.11  NASDAQ  LISTING.   The shares of  Buyer Common  Stock issuable  to
    holders of PAC Stock, PAC Options and PAC Warrants in the Merger shall have been approved for 1isting on the Nasdaq National Market.

    10. CONDITIONS TO BUYER'S AND SUB'S OBLIGATIONS. The obligations of Buyer and Sub are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Buyer, but only in a writing signed by Buyer):

        10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of PAC contained in Section 3 shall be true on and as of the Closing with the same force and effect as if they had been made at the Closing (subject to changes to the PAC Disclosure Schedule which constitute immaterial changes), and Buyer shall receive a certificate from PAC to such effect with respect to the representations and warranties of PAC executed by the President and Chief Financial Officer of PAC. PAC has the right to provide Buyer with one or more supplements to the PAC Disclosure Schedule prior to the Closing, and PAC shall use its Best Efforts to provide any such supplements at the earliest possible date prior to Closing.

        10.2 COVENANTS. PAC shall have performed and complied with all of its covenants contained in Sections 5 and 7 on or before the Closing, and Buyer shall receive a certificate from PAC to such effect signed by the President and Chief Financial Officer of PAC .

        10.3 NO LITIGATION. On and as of the Closing, no litigation or proceeding shall be threatened or pending against PAC for the purpose or with the probable effect (in the reasonable opinion of PAC's counsel) (other than the DataNet Litigation) of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which would have a Material Adverse Effect on the business, liabilities, income, property, operations or prospects of PAC subsequent to the Closing, and no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator shall be outstanding against PAC, and Buyer shall receive a certificate from PAC to such effect signed by the President and Chief Financial Officer of PAC.

        10.4 AUTHORIZATIONS. Buyer shall have received from PAC written evidence that (i) the execution, delivery and performance of this Agreement and the Agreement of Merger have been duly and validly approved and authorized by its Board of Directors and by the shareholders of PAC, and
    (ii) shareholders of PAC holding no more than eight percent (8%) of the outstanding shares of PAC capital stock have, or might be able to perfect, dissenters' rights in connection with the Merger. Buyer shall have received a certificate from PAC to such effect signed by the President and Chief Financial Officer of PAC.

        10.5 NO ADVERSE DEVELOPMENT. There shall not have been any Material Adverse Change in the financial condition, results of operations, assets liabilities, business or prospects of PAC since the date of this Agreement.

        10.6 REQUIRED CONSENTS. Buyer shall have received all written consents, assignments, waivers, authorizations or other certificates (including Material Consents) reasonably deemed necessary by Buyer's legal counsel to provide for the continuation in full force and effect or assignment or termination of any and all contracts and leases of PAC.

        10.7 OPINION OF PAC'S COUNSEL. Buyer shall have received from counsel to PAC, an opinion in substantially the form attached hereto as EXHIBIT D ("Opinion of PAC's Counsel" ).

        10.8 EMPLOYMENT AND NON-COMPETE AGREEMENTS. William Stensrud and James Dunn shall have entered into non-compete and non-solicitation agreements, substantially in the form satisfactory to Buyer ("Non-compete and Non-solicitation Agreements").

        10.9 EMPLOYMENT WITH BUYER. At least ninety percent (90%) of the people employed by PAC on the date of this Agreement shall remain employed by PAC, and there shall have been no resignations or other statements by employees of PAC expressing an intention to terminate employment with Buyer or PAC following the Closing in numbers inconsistent with the foregoing (excluding from such calculation persons previously disclosed to Buyer).

        10.10 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the date of Closing such permits or authorizations and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken.

        10.11 DATE OF CLOSING. The Closing shall occur on or before June 30, 1995, or such later date as the parties may mutually agree.

    11.  REGISTRATION OF BUYER COMMON STOCK.

        11.1 EFFECTIVENESS. Buyer will use its Best Efforts to maintain the effectiveness for up to thirty (30) days of the S-4 pursuant to which any of the shares of Buyer Common Stock are being offered, and from time to time will amend or supplement such registration statements and the prospectuses contained therein as and to the extent necessary to comply with the Securities Act and any applicable state securities statute or regulation.

    12.  TERMINATION OF AGREEMENT.

        12.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto. This Agreement may also be terminated and abandoned:

           (a) By Buyer if any of the conditions precedent to Buyer's obligations pursuant to Section 10 shall not have been fulfilled at and as of the Closing and Buyer has not misrepresented or breached any of its warranties or covenants under this Agreement; or

           (b) By PAC if any of the conditions precedent to PAC's obligations pursuant to Section 9 above shall not have been fulfilled at and as of the Closing and PAC has not misrepresented or breached any of its warranties or covenants under this Agreement.

           (c) By either party for any reason (provided such party is not in material breach of the Agreement) if the Closing has not occurred by June 30, 1995, or such later date as the parties may agree in writing.

        Any termination of this Agreement under this Section 12.1 shall be effective by the delivery of written notice of the terminating party to the other parties hereto.

        12.2 LIABILITY FOR TERMINATION. Any termination of this Agreement pursuant to this Section 12 shall be without further obligation or liability upon any party in favor of any other party hereto; provided, that if such termination shall result from the willful failure of a party to carry out its obligations under this Agreement, then such party shall be liable for losses incurred by the other parties. The foregoing notwithstanding if Buyer or Sub fails to close the transactions contemplated under this Agreement by June 30, 1995 or because any one or more of the closing conditions in
    Section 10 hereof were not satisfied, Buyer shall reimburse PAC for any reasonable legal and accounting expenses specifically incurred by PAC in connection with this Agreement (but excluding any expenses incurred by PAC in connection with PAC's contemplated initial public offering) in an aggregate amount of up to $250,000; provided, however, that Buyer shall have no obligation to reimburse PAC for such expenses if the transaction fails to close because the condition in Section 10.1 is not satisfied due to Buyer's discovery of or PAC providing notification of exceptions to PAC's representations and warranties provided herein in addition to such exceptions provided by PAC to Buyer prior to or on the date of this Agreement. The provisions of this Section 12.2 and of Section 7.1 shall survive termination.

        12.3  CERTAIN EFFECTS OF TERMINATION.   In the event of the  termination
    of this Agreement by either PAC or Buyer as provided in Section 12.1 hereof:

           (a) each party, if so requested by the other party, will (i) return promptly every document (other than documents publicly available)
       furnished to it by the other party (or any subsidiary, division, associate or affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof which may have been made, and will cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, or (ii) destroy such documents and cause its representatives and such other representatives to destroy such documents, and such party shall deliver a certificate executed by its president or vice president stating to such effect; and

           (b) PAC and Buyer shall continue to abide by the provisions of the Mutual Nondisclosure Agreement between Buyer and PAC. This Section 12.3 shall survive any termination of this Agreement.

        12.4 REMEDIES. No party shall be limited to the termination right granted in Section 12.1 hereto by reason of the nonfulfillment of any condition to such party's closing obligations but may, in the alternative, elect to do one of the following:

           (a) proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the transactions contemplated hereby shall be deemed a waiver of any misrepresentation or breach of warranty or covenant and of any party's rights and remedies with respect thereto (except for the remedies provided in Section 13) to the extent that the other party shall have actual knowledge of such misrepresentation or breach and the Closing shall nonetheless take place; or

           (b) decline to close, terminate this Agreement as provided in Section
       12.1 hereof,  and thereafter  seek  damages to  the extent  permitted  in
       Section 12.5 hereof.

        12.5   RIGHT TO  DAMAGES.  If  this Agreement is  terminated pursuant to
    Section 12.1 hereof, neither party hereto shall have any claim against the other except for fees, if any, payable under Section 12.2 and except if the circumstances giving rise to such termination were caused by the other party's wilful failure to comply with a material covenant set forth herein, in which event termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party, and said party shall be entitled to recover its costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys' fees).

    13.  ESCROW AND INDEMNIFICATION.

        13.1 SURVIVAL OF REPRESENTATIONS AND COVENANTS. All representations and warranties of PAC contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of Buyer for the following periods: (i) for those items that would be expected to be encountered in Buyer's audit process, until the date of completion of the first audit of financial statements containing combined operations of Buyer and PAC, and (ii) for all other items, for a period of 12 months after the Closing. Notwithstanding the foregoing, if this Agreement shall terminate in accordance with its terms prior to the expiration of the survival period described above, all representations and warranties of PAC contained in this Agreement shall terminate as of such termination of this Agreement. Buyer's representations, warranties and covenants contained in this Agreement shall terminate as of the earlier of the termination of this Agreement in accordance with its terms or the Closing, provided that the covenants in
    Section 6.9, 7.1, 12.2 and 12.3 which specifically provide for survival beyond such date or covenants which by their nature would naturally survive Closing shall continue in effect, as shall the representation in Section 4.13.

        13.2 ESCROW FUND. As soon as practicable after the Effective Date, the Escrow Shares shall be registered in the name of, and be deposited with, Bank of Boston (or other institution selected by Buyer with the reasonable consent of PAC) as escrow agent (the "Escrow Agent"), such deposit to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund (but only up to a maximum of the number of Escrow Shares) shall be available to compensate Buyer for any loss (excluding any consequential damages to Buyer, such as lost profits, in-house costs of investigation of potential damages and in-house attorney's fees), expense, liability or other damage, including attorneys' fees, to the extent of the amount of such loss, expense, liability or other damage (collectively "Damages") that Buyer has incurred by reason of (i) the breach of PAC of any representation, warranty, covenant or agreement of PAC contained herein, or by reason of any misrepresentation by PAC made in or pursuant to Section 3 of this Agreement, or (ii) the claims raised in the Wilcox & Gibbs/DataNet Litigation (the "DataNet Litigation"), and for which Buyer has not received reimbursement pursuant to insurance or otherwise.

        13.3 ESCROW FUND LIMITATIONS. The following limitations shall apply to the Escrow Fund and claims against the Escrow Fund:

            (i) If Buyer and Sub close the transactions contemplated under this Agreement, all items disclosed by PAC to Buyer in any PAC Disclosure Schedule or any supplements thereto and all matters otherwise actually known to Buyer and all of PAC's unknown business risks shall be assumed by Buyer, except for any claims arising from the DataNet Litigation or any misrepresentations made by PAC.

            (ii) Nothing herein shall limit the liability of PAC for any breach of any representation, warranty or covenant if the Merger does not close. If the Merger closes, resort to the Escrow Fund shall be the exclusive remedy of Buyer (i) for any such breaches and misrepresentations and (ii) for any claims against any officer, director, shareholder or employee of PAC in connection with the Merger. The foregoing is not intended to limit Buyer's remedies in the event of willful fraud.

           (iii) Any claim shall be reduced by the amount of any net tax benefit realized (by reason of a tax deduction, basis reduction, shifting of income, credits and/or deductions or otherwise) by Buyer in connection with the loss or damage suffered by Buyer which forms the basis of PAC's liability hereunder. Damages shall exclude any amount considered in calculating the amount of the Adjustment.

        13.4 DAMAGE THRESHOLD. Notwithstanding the foregoing, Buyer may not receive any shares from the Escrow Fund unless and until an Officer's Certificate or Certificates (as defined in Section 13.6 below) identifying the aggregate amount of Buyer's Damages has been delivered to the Shareholders' Agents and to the Escrow Agent, and then, except as provided in Section 13.13, only to the extent that such aggregate amount exceeds a deductible of $750,000, provided that Damages from the DataNet Litigation in excess of the reserve therefor existing at the date of this Agreement (including legal fees or settlement costs incurred after the date of this Agreement) shall not be subject to such threshold and deductible amount. To receive any Escrow Shares, notice of such Damages must be delivered to the Escrow Agent and Shareholders' Agents as provided in Section 13.5 below and such amount as is determined pursuant to this Section 13 to be payable after application of the $750,000 deductible, if applicable, in which case Buyer shall receive the number of Escrow Shares equal in value (calculated in accordance with Section 13.7 below) to the full amount of Damages. In no event shall Buyer receive more than the number of Escrow Shares then remaining in the Escrow Fund at the time of Buyer's claim, and the maximum liability of all PAC shareholders and option holders under the Agreement shall not exceed the forfeiture of the Escrow Shares in the Escrow Fund. Damages shall not include any individual Damage items of $10,000 or less unless such amounts exceed $50,000 in the aggregate.

        13.5 ESCROW PERIOD. The Escrow Period shall terminate twelve (12) months after the Effective Date; provided, however, that the number of Escrow Shares, which, in the reasonable judgment of Buyer, subject to the objection of the Shareholders' Agents and the subsequent arbitration of the matter in the manner provided in Section 13.9 hereof, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to Damages incurred or litigation pending prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. In no event will any amount be retained in the Escrow Fund at the end of the Escrow Period, except as to claims made prior to the end of the Escrow Period that relate to Damages actually incurred or pending litigation. If the DataNet Litigation remains unresolved at the end of the Escrow Period, no more than Three Million Dollars ($3,000,000) of the Escrow Fund may be retained in Escrow to cover any claim arising from such litigation.

        13.6  CLAIMS UPON ESCROW FUND.

           (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Buyer (an "Officer's Certificate"):

           (b) stating (i) that Damages in excess of the reserve therefor as of January 1, 1995 exist with respect to the DataNet Litigation, (ii) that the aggregate amount of Buyer's other Damages exceeds $750,000 (which aggregate amount cannot include any individual Damage items of $10,000 or less unless such amounts exceed $50,000 in the aggregate of $10,000 or less),  or (iii) that Damages with respect to a matter subject to Section
       13.13 have been incurred in excess of $50,000, and

           (c) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Section 13.9 hereof, deliver to Buyer out of the Escrow Fund, as promptly as practicable, Escrow Shares having a value equal to such Damages, but (i) as to matters other than DataNet Litigation, only to the extent such Damages exceed $750,000 and (ii) as to matters subject to Section 13.13, only to the extent of 50% of the amount thereof in excess of $50,000.

        13.7 VALUATION OF ESCROW SHARES. For the purpose of compensating Buyer for its Damages pursuant to this Agreement, the Escrow Shares shall be valued in the manner used to determine the Exchange Ratio (that is, valued at the Average Price, subject to the limitation that the value will not be more than 1.05 times the Initial Price nor less than 0.95 times the Initial Price per share).

        13.8 OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agents (defined in
    Section 13.10 below) and for a period of forty-five (45) days after such delivery, the Escrow Agent shall make no delivery of Escrow Shares pursuant to Section 13.6 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Agents to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of the Escrow Shares in the Escrow Fund in accordance with Section
    13.6 hereof, provided that no such delivery may be made if the Shareholders' Agents shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Buyer prior to the expiration of such forty-five (45) day period.

        13.9  RESOLUTION OF CONFLICTS; ARBITRATION.

           (a) In case the Shareholders' Agents shall so object in writing to any claim or claims by Buyer made in any Officer's Certificate, Buyer shall have forty-five (45) days to respond in a written statement to the objection of the Shareholders' Agents. If after such forty-five (45) day period there remains a dispute as to any claims, the Shareholders' Agents and Buyer shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders Agent and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Shares from the Escrow Fund in accordance with the terms thereof.

           (b) If no such agreement can be reached after good faith negotiation, either Buyer or the Shareholders' Agents may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Buyer and the Shareholders' Agents shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 13.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

           (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara or San Mateo County, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 13.9(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Buyer shall be deemed to be the Non-Prevailing Party unless the arbitrators award Buyer more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the PAC shareholders for whom shares of Buyer Common Stock otherwise issuable to them have been deposited in the

       Escrow Fund shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including with limitation, attorneys' fees and costs, incurred by the other party to the arbitration.

        13.10  SHAREHOLDERS' AGENTS.

           (a) Tench Coxe, Kathryn Gould, and William Stensrud shall be constituted and appointed as agents ("Shareholders' Agents") for and on behalf of the PAC shareholders to give and receive notices and communications, to authorize delivery to Buyer of the Escrow Shares or other property from the Escrow Fund in satisfaction of claims by Buyer, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agents for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to Buyer. No bond shall be required of the Shareholders' Agents, and the Shareholders' Agents shall receive no compensation for his services. Notices or communications to or from the Shareholders' Agents shall constitute notice to or from each of the PAC shareholders. Buyer agrees to waive any conflict of interest of any type that may arise as a result of Mr. Stensrud's acting as a Shareholders' Agent. The Shareholders' Agents may, and are hereby authorized to, act by majority approval as to any matter.

           (b) The Shareholders' Agents shall not be liable for any act done or omitted hereunder as Shareholders' Agents while acting in good faith and not in a manner constituting gross negligence and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The PAC shareholders shall severally indemnify the Shareholders' Agents and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agents and arising out of or in connection with the acceptance or administration of his duties hereunder.

           (c) The Shareholders' Agents shall have reasonable access to information about PAC and Buyer and the reasonable assistance of PAC's and Buyer's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholders' Agents shall treat confidentially and not disclose any nonpublic information from or about PAC or Buyer to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

        13.11 ACTIONS OF THE SHAREHOLDERS' AGENTS. A decision, act, consent or instruction of the Shareholders' Agents shall constitute a decision of all PAC shareholders for whom shares of Buyer Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such PAC shareholder, and the Escrow Agent and Buyer may rely upon any decision, act, consent or instruction of the Shareholders' Agents as being the decision, act, consent or instruction of each and every such PAC shareholder. The Escrow Agent and Buyer are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agents.

        13.12 CONTROL OF LITIGATION. If any proceeding is commenced, or if any claim, demand or assessment is asserted, in respect of which a claim for indemnification is made against the Escrow Fund based on any matters other than (i) the intellectual property of PAC, or (ii) claims made by customers of the Buyer or PAC, the Shareholders' Agents may, at their option contest or defend any such action, proceeding, claim, demand or assessment, with counsel of their own choosing; provided, however, that if Buyer shall reasonably object to such control the Shareholders' Agent and 3Com shall cooperate in the contesting and defense of such matter; provided, however, that the Shareholders' Agents shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Buyer, which consent shall not be unreasonably withheld. In connection with the DataNet Litigation, the Shareholders' Agents shall have sole control of the defense of such matter and discretion to admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Buyer, except if any payment is required other than from the Escrow Fund, in which case the prior written consent of the Buyer shall be required, which consent shall not be unreasonably withheld. With respect to a claim for indemnification based on matters relating to the intellectual property of PAC, or customers of the Buyer or PAC, the Buyer shall have the option to contest or defend any such action, proceeding, claim, demand or assessment, with counsel of its own choosing; provided, however, that Buyer shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Shareholders' Agents, which consent shall not be unreasonably withheld. The Shareholders' Agents or Buyer, whichever is not controlling the defense of any matter, shall be entitled, at its or their expense, to participate in such defense.

        13.13 OTHER PROVISIONS. In the event that the Buyer arrives at a good faith and reasonable belief that there has been a breach with respect to the representation in the last sentence of the PAC Disclosure Schedule section 3.17(c) and that a claim regarding a significant contribution as referenced in such subsection is likely to be filed, in the foreseeable future by a person who in fact has made a contribution described in such Disclosure Schedule subsection, the procedures in this Section 13.13 shall be applicable thereto. Buyer agrees that if such representation has been breached, it shall, before taking any action with respect thereto, consult with the Shareholder's Agents regarding such matter and the reasonable measures to pursue to resolve such matter. Provided that either the Shareholder's Agents agree that there has been a breach of such representation and that Buyer has been or is reasonably likely to be damaged as a result thereof (or in the absence of such agreement and the submission of the matter to arbitration, that an the arbitrators so find under Section 13.9), then, and only then, Buyer may communicate directly or through a representative with such person. If Damages are actually incurred by Buyer in connection with a person so contacted within one year of Closing or are the subject of litigation pending at the end of one year from the date of Closing, then the provisions of section 13.4 as to the amount of deductible notwithstanding, Buyer may receive Escrow Shares to the extent that the aggregate amount of Damages with respect to each separate such matter exceeds $50,000 and then only to the extent of one-half of the Damages in excess of $50,000 for each such matter. If Buyer takes action to precipitate damages with respect to the matters covered by this Section 13.13 without having followed this procedure, no Escrow Shares shall be delivered from the Escrow Fund with respect to any such Damages.

    14.  MISCELLANEOUS.

        14.1 GOVERNING LAWS. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

        14.2 BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto provided that Buyer shall not assign this Agreement to any such entity without PAC's prior written consent, not to be unreasonably withheld.

        14.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

        14.4 ENTIRE AGREEMENT. This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

        14.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

        14.6 EXPENSES. Except as provided to the contrary herein, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto. In the event the Merger is consummated, all legal, accounting, investment banking, broker's and finder's fees incurred by PAC and/or its shareholders in connection with the Merger shall be deemed to be expenses of the shareholders to the extent such fees and expenses exceed $1,750,000, shall be borne by the shareholders of PAC and shall not become obligations of PAC. PAC shall make arrangements acceptable to Buyer for payment of such fees by the PAC shareholders and, if such arrangements are not made, the Adjustment shall be increased by an amount equal to the amount by which such fees exceed $1,750,000. The fees incurred by PAC after March 13, 1995 in connection with the preparation for a public offering shall be included in such $1,750,000 amount.

        14.7 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

        14.8 SURVIVAL OF AGREEMENTS. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation of the parties hereto and shall terminate on the date one year after the Closing Date.

        14.9 KNOWLEDGE. For purposes of this Agreement, "knowledge" of any party shall mean the knowledge of the executive officers of such party after such officers shall have made inquiry that is customary and appropriate under the circumstances to which reference is made.

        14.10   NO  WAIVER.   The failure  of any  party to  enforce any  of the
    provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

        14.11 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees. If PAC is the prevailing party in a suit with Sub, Buyer agrees that it shall be liable to PAC for the damages to, and reasonable attorneys' fees (including without limitation, costs, expenses and fees on any appeal) incurred by, PAC that are caused by Sub.

        14.12 NOTICES. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally, (b) sent by confirmed telex or telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 14.12.

PAC:             Primary Access Corporation
                 12230 World Trade Drive
                 San Diego, CA 92128

                 Attention: President

With copy to:    Brobeck Phleger & Harrison
                 550 West "C" Street, Suite 1300
                 San Diego, CA 92101
                 Attn: Craig S. Andrews

Buyer:           3Com Corporation
                 5400 Bayfront Plaza
                 Santa Clara, CA 95052

                 Attention: General Counsel

With copy to:    Gray Cary Ware & Freidenrich
                 400 Hamilton Avenue
                 Palo Alto, CA 94301
                 Attention: J. Howard Clowes

    Such notice will be treated as having been received upon actual receipt.

        14.13  TIME.  Time is of the essence of this Agreement.

        14.14 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

        14.15 NO JOINT VENTURE. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 14.15.

        14.16   PRONOUNS.   All pronouns  and any  variations thereof  shall  be
    deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

        14.17 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

        14.18 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

3COM CORPORATION                              PRIMARY ACCESS CORPORATION
By:                                           By:
Title:                                        Title:

ANUINUI ACQUISITION CORPORATION
By:
Title:

                               LIST OF EXHIBITS:

EXHIBIT A:    AGREEMENT OF MERGER
EXHIBIT B:    PRIOR FINANCIAL STATEMENTS
EXHIBIT C:    OPINION OF BUYER COUNSEL
EXHIBIT D:    OPINION OF PAC COUNSEL

                                                                       EXHIBIT A

                              AGREEMENT OF MERGER
                                       OF
                        ANUINUI ACQUISITION CORPORATION
                                 WITH AND INTO
                           PRIMARY ACCESS CORPORATION


    This Agreement of Merger ("Agreement") is entered into as of this day of May, 1995 by and among 3Com Corporation, a California corporation, ("3Com"), Anuinui Acquisition Corporation, a newly-formed California corporation and wholly owned subsidiary of 3Com ("Sub"), and Primary Access Corporation, a California corporation ("PAC").



    1. AGREEMENT TO ACQUIRE PAC. Subject to the terms of this Agreement and the Agreement and Plan of Reorganization dated March 21, 1995 (together with all exhibits, schedules, supplements and any amendments thereto, the "Plan") by and among 3Com, Sub and PAC, PAC shall be acquired by 3Com through a merger (the "Merger") of Sub with and into PAC. The Plan and this Agreement are intended to be construed together in order to effectuate their purposes.


    2. EFFECTIVE DATE AND CLOSING OF MERGER. Pursuant to the California General Corporation Law (the "California Code"), Sub shall be merged with and into PAC and PAC shall be the surviving corporation of the Merger. The Merger shall be effective immediately upon the date stamped by the California Secretary of State upon this Agreement and such officers' certificates of each constituent corporation (the "Effective Date").

    3. SURVIVING CORPORATION. At the Effective Date, Sub shall be merged with and into PAC. As a result of the Merger, the separate corporate existence of Sub shall cease and PAC shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of Sub in accordance with the laws of California.

    4. ARTICLES AND BYLAWS. The Articles of Incorporation and Bylaws of Sub in effect immediately prior to the Effective Date shall be the Articles of Incorporation and Bylaws, respectively, of Surviving Corporation after the Effective Date unless and until further amended as provided by law.

    5. DIRECTORS AND OFFICERS. The directors and officers of Sub immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation after the Effective Date. Such directors and officers shall hold their position until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of Surviving Corporation.

    6.  EXCHANGE RATIO; CONVERSION OF SHARES AND ASSUMPTION OF OPTIONS.


        a. The "Exchange Ratio" for the conversion of the PAC Common Stock (as defined in the recitals of the Plan) and the PAC Preferred Stock (as defined in the recitals of the Plan) shall be .2302.



        b. If, between the date of the Plan and the Effective Date, the outstanding shares of 3Com Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, split-up, stock dividend or stock combination, then the Exchange Ratio shall be correspondingly adjusted.



        c. Each share of PAC Stock (as defined in the recitals of the Plan), issued and outstanding immediately prior to the Effective Date, will by virtue of the Merger and at the Effective Date, automatically and without further action on the part of any holder thereof, be converted into such fraction of a share of fully paid and nonassessable shares of 3Com Common Stock as is equal to the Exchange Ratio.

        d. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Date shall automatically and without any action on the part of the holder thereof be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.



        e. Each PAC Option that is outstanding immediately prior to the Effective Date will, by virtue of the Merger and at the Effective Date, automatically and without further action on the part of any holder thereof, be assumed by 3Com and converted into an option (a "3Com Option") to purchase that number of shares of 3Com Common Stock which equals the Exchange Ratio multiplied by the number of shares of PAC Common Stock purchasable under the PAC Option immediately prior to the Effective Date (with the resulting number of shares of 3Com Common Stock rounded up to the nearest whole number). The exercise price per share of 3Com Common Stock purchasable under each such 3Com Option will be equal to the exercise price of the PAC Option (per share of PAC Common Stock) divided by the Exchange Ratio (with the resulting amount rounded up to the nearest whole cent). Continuous employment with PAC, whether occurring before or after the Effective Date, shall be credited to an optionee for purposes of determining the number of shares subject to exercise, vesting or repurchase after the Effective Date. After the Effective Date, 3Com shall issue to each holder of an outstanding PAC Option a document evidencing the foregoing assumption by 3Com. No fractional shares of 3Com Common Stock shall be issued in connection with 3Com Options. All fractional shares which would otherwise be issuable shall be rounded up to the next full share. All of the other terms of each 3Com Option including, without limitation, the vesting period, will remain the same as the corresponding assumed PAC Option.



        f. Each PAC Warrant outstanding at the Effective Date shall, by virtue of the Merger and without further action on the part of any holder, be assumed by 3Com at the Effective Date and converted into a 3Com Warrant. The warrants or other similar rights to acquire 3Com Common Stock issued by 3Com in exchange for PAC Warrants pursuant to the Merger (the "3Com Warrants") will continue to be on the terms and conditions set forth in the respective warrant agreements of the PAC Warrants, except that: (i) the 3Com Warrant shall be exercisable for a number of shares of 3Com Common Stock equal to the number of shares of PAC Stock subject to the PAC Warrant immediately prior to the Effective Date multiplied by the Exchange Ratio (with the resulting number of shares of 3Com Common Stock rounded up to the nearest whole number), (ii) the per share exercise price shall be an amount equal to the per share exercise price of the PAC Warrant prior to the Closing Date divided by the Exchange Ratio (with the resulting amount rounded up to the nearest whole cent). No fractional shares of 3Com Common Stock shall be issued in connection with the 3Com Warrants. All fractional shares which would otherwise be issuable shall be rounded up to the next full share.


    7. FRACTIONAL SHARES. No fractional shares of 3Com Common Stock will be issued in connection with the Merger, but in lieu thereof, holders of PAC Stock who would otherwise be entitled to receive a fraction of a share of 3Com Common Stock will receive from 3Com, promptly after the Effective Date, an amount of cash equal to the Average Price of 3Com Common Stock multiplied by the fraction of a share of 3Com Common Stock to which such holder would otherwise be entitled.


    8. ESCROW AGREEMENT. As provided in that certain Escrow Agreement dated May , 1995 by and among 3Com, the Shareholders' Agent (as defined in Section
13.10 of the Plan) and the Escrow Agent named therein (the "Escrow Agreement"), to be executed pursuant to Section 6.7 of the Plan, as soon as practicable following the Effective Date, 3Com will deposit in escrow certificates representing ten percent (10%) of the shares of 3Com Common Stock issued to the holders of PAC Stock in the Merger, on a pro rata basis. Such shares shall be held as collateral for the indemnification obligations of PAC's shareholders under Section 13 of the Plan and pursuant to the provisions of the Escrow Agreement.


    9.  EXCHANGE OF CERTIFICATES.

        a. EXCHANGE AGENT. Prior to the Closing Date, 3Com shall appoint The First National Bank of Boston to act as exchange agent (the "Exchange Agent") in the Merger.

        b. 3COM TO PROVIDE COMMON STOCK. Promptly after the Effective Date of the Merger (but in no event later than five business days thereafter), 3Com shall make available for exchange in accordance with Section 2 of the Plan and the terms of this Agreement, through such reasonable procedures as 3Com may adopt, the shares of 3Com Common Stock issuable pursuant to Section 2 of the Plan and the terms of this Agreement in exchange for outstanding shares of PAC Stock (less the number of shares of 3Com Common Stock to be deposited in escrow pursuant to Section 2.4 of the Plan).

        c. EXCHANGE PROCEDURES. As soon as practicable after the Effective Date of the Merger (but no later than fifteen (15) days thereafter), the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Date of the Merger represented outstanding shares of PAC Stock (the "Certificates"), whose shares are being converted into 3Com Common Stock pursuant to Section 2 of the Plan and the terms of this Agreement, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as 3Com may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for 3Com Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by 3Com together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive the number of shares of 3Com Common Stock to which such holder is entitled pursuant to Section 2 of the Plan and this Agreement (less the number of shares of 3Com Common Stock to be deposited in escrow pursuant to Section 2.4 of the Plan). The Certificate so surrendered shall immediately be canceled. 3Com shall make customary provisions for lost stock certificates. In the event of a transfer of ownership of PAC Stock that is not registered in the transfer records of PAC, the appropriate number of shares of 3Com Common Stock may be delivered to a transferee if the Certificate represented such PAC Stock is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Agreement and Section 8.2 of the Plan, each Certificate shall be deemed at any time after the Effective Date of the Merger to represent the right to receive upon such surrender the number of shares of 3Com Common Stock as provided by this Agreement and Section 8.2 of the Plan and by the California Code.

        d. NO FURTHER OWNERSHIP RIGHTS IN PAC STOCK. All 3Com Common Stock delivered upon the surrender for exchange of shares of PAC Stock in accordance with the terms of the Plan and this Agreement shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of PAC Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of PAC Stock that were outstanding immediately prior to the Effective Date of the Merger. If after the Effective Date of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Agreement and Section 8.2 of the Plan.

    10. FURTHER ASSIGNMENTS. After the Effective Date, PAC and its officers and directors may execute and deliver such deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to PAC property or rights in PAC and otherwise to carry out the purposes of the Plan in the name of Sub or otherwise.

    11. APPRAISAL RIGHTS. If holders of PAC Stock are entitled to appraisal rights in connection with the Merger, any Dissenting Shares (as defined in Section 1.25 of the Plan) shall not be converted into a right to receive 3Com Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the State of California. PAC shall give 3Com prompt notice of any demand received by PAC for appraisal of PAC capital stock, and 3Com shall have the right to participate in all negotiations and proceedings with respect to such demand. PAC agrees that, except with the prior written consent of 3Com or as required under the California Code, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of the California Code, becomes entitled to payment of the value of shares of PAC Stock shall receive payment therefor from PAC (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of legal obligation, after the Effective Date of the Merger, to deliver a right to receive 3Com Common Stock to a holder of shares of PAC capital stock who shall have failed to make an effective demand for appraisal or shall have lost his status as a Dissenting Shareholder, 3Com shall issue and deliver, upon surrender by such Dissenting Shareholder of his certificate or certificates representing shares of PAC Stock, the 3Com Common Stock to which such Dissenting Shareholder is then entitled under this Agreement and Section
2.5 of the Plan.

    12. ASSIGNMENT. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, personal representatives and permitted assigns.

    13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed wholly within the State of California without regard to principles of conflict of laws.

    14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

PRIMARY ACCESS CORPORATION                    3COM CORPORATION

By:
   ---------------------------------------    By:
                                              ------------------------------------------

Title:
     -------------------------------------    Title:
                                              ------------------------------------------

By:
   ---------------------------------------    By:
                                              ------------------------------------------

Title:               Secretary
     -------------------------------------    Title:               Secretary
                                              ------------------------------------------

                                              ANUINUI ACQUISITION CORPORATION

                                              By:
                                              ------------------------------------------

                                              Title:
                                              ------------------------------------------

                                              By:
                                              ------------------------------------------

                                              Title:               Secretary
                                              ------------------------------------------

                                                                      APPENDIX A

               AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

    THIS  AMENDMENT is made and entered into as of this        day of May, 1995,
by and among 3Com Corporation, a California corporation ("Buyer"), Anuinui Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Buyer ("Sub"), and Primary Access Corporation, a California corporation ("PAC").

                                    RECITALS

    WHEREAS, Buyer, Sub and PAC are parties to that certain Agreement and Plan of Reorganization dated March 21, 1995, as heretofore amended (the "Agreement"), under which, subject to certain terms and conditions set forth therein, Sub will be merged with and into PAC (capitalized terms herein having the meanings ascribed to them in the Agreement);

    WHEREAS, Section 2.2 of the Agreement contains a formula for calculating the Exchange Ratio for the conversion of PAC Common Stock and PAC Preferred Stock into shares of Buyer Common Stock;

    WHEREAS, as a result of developments subsequent to the execution of the Agreement, certain variables in such formula have become fixed and others have become determinable with near certainty; and

    WHEREAS, for purposes of soliciting the written consents of the PAC shareholders approving the terms of the Merger, the parties desire to fix and establish the Exchange Ratio so that it will be easily understandable by the PAC shareholders and so that the PAC shareholders will be able to calculate the precise number of shares of Buyer Common Stock issuable to them in the Merger.

    NOW, THEREFORE, the parties agree as follows:

    1.  DETERMINATION OF AGGREGATE PURCHASE PRICE.

        (a)    ADJUSTMENT  BALANCE  SHEET.   The  parties  acknowledge  that the
    Adjustment Balance Sheet has been jointly prepared and agreed upon in accordance with the Agreement and that the net book value of PAC (determined in accordance with GAAP) as of April 2, 1995 was $13,370,000.

        (b) REPRESENTATIONS AND WARRANTIES OF PAC. PAC represents and warrants to Buyer and Sub as follows:

           (i) As of the date of this Amendment, the total amount of fees which are permitted to be, and have been, paid or accrued by or on account of PAC or any of its shareholders under Section 14.6 of the Agreement does not exceed $1,750,000.

           (ii) The total amount of all litigation costs and settlement costs related to the DataNet Litigation incurred by PAC between March 21, 1995 and the date of this Amendment does not exceed the reserve for such costs on PAC's books as of April 2, 1995.

        (c) ADJUSTMENT. On the basis of the foregoing, the parties agree and acknowledge that, subject to the terms and conditions of this Amendment, for all purposes of the Agreement, the Adjustment is zero and the Aggregate Purchase Price is $170,000,000.

    2. DETERMINATION OF AVERAGE PRICE. The parties acknowledge that the closing sale price of the Buyer Common Stock on the Nasdaq National Market on the date of this Amendment was $[68.25]* per share and that the average of the closing sale prices of the Buyer Common Stock for each of the ten trading days through the date of this Amendment was $[64.2625]. The parties further acknowledge that, because the provisions of Section 2.2(a) of the Agreement effectively fix the Average Price at a

------------------------
*Based on 5/24 close

                                     A-1-1
maximum of $61.16, the Average Price, calculated as of a Closing Date anticipated by the parties to be held promptly following the date of this Amendment, would be $61.16, absent a significant decline in the trading price of the Buyer Stock during such period. Accordingly, subject to the terms and conditions of this Amendment, the parties agree that, for all purposes of the Agreement, the Average Price is $61.16.

    3. DETERMINATION OF NUMBER OF PAC SHARES. PAC represents and warrants that, as of the date of this Amendment, the sum of (i) the total number of issued and outstanding shares of PAC Common Stock, plus (ii) the total number of shares of PAC Common Stock issuable upon conversion of all issued and outstanding shares of PAC Preferred Stock, plus (iii) the total number of shares of PAC Common Stock issuable upon exercise of PAC Options and PAC Warrants outstanding as of the date hereof is [12,075,997].

    4. DETERMINATION OF EXCHANGE RATIO. On the basis of the determination of the Adjustment, the Aggregate Purchase Price, the Average Price and the number of outstanding shares of PAC Common Stock (on a fully-diluted basis) as set forth above, the parties agree and acknowledge that, for purposes of the solicitation of shareholder consents to the Agreement and the Merger, the Exchange Ratio is fixed at [.2302] and that, accordingly, at the Effective Date, by virtue of the Merger, each share of Primary Access Stock will be converted into [.2302] of a share of Buyer Common Stock.

    5.  COVENANTS.

        (a)  BEST EFFORTS  TO COMPLETE MERGER.   The parties  each agree to  use
    their respective best efforts to complete and circulate the Prospectus/Consent Solicitation Statement with respect to the Merger at the earliest practicable time following the effectiveness of the related Registration Statement on Form S-4 and to cause the Closing to take place at the earliest practicable time thereafter and, in any event, within five (5) business days thereafter.

        (b)   COVENANTS  OF PAC.   PAC covenants  and agrees with  Buyer and Sub
    that, from and after the date of this Amendment and prior to the Effective Date, PAC will not without the prior written consent of Buyer:

           (i) pay or incur any fees or expenses, or reimburse any of its shareholders for such fees or expenses, accrued under Section 14.6 of the Agreement, to the extent that such fees or expenses exceed $1,750,000.

           (ii) pay or accrue any amount of litigation costs or settlement costs related to the DataNet litigation in excess of the reserve for such costs on PAC's books as of April 2, 1995; or

          (iii) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of such capital stock.

    6. CONDITIONS. Notwithstanding the provisions of this Amendment, in the event that the Average Price as of the Closing Date, as calculated in accordance with Section 2.2(b) of the Agreement, is less than $61.16, PAC shall not be obligated to consummate the Merger and shall have the right, upon written notice to Buyer, to cancel and terminate this Amendment, with the effect that the parties' respective rights and obligations shall be as set forth in the Agreement as in effect immediately before the effectiveness of this Amendment. In such event, the parties will confer, in good faith, in an attempt to consummate the Merger in accordance with the original terms of the Agreement, subject to such modifications thereof as may be required to comply with any applicable laws or governmental regulations, and shall use their best efforts to promptly resolicit shareholder consents to the consummation of the transaction on such terms.

    7.  OTHER PROVISIONS.   Except as expressly  provided herein, the  Agreement
shall remain in full force and effect.

                                     A-2-2

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year hereinabove first written.

                                              3COM CORPORATION

                                              By:
                                              ------------------------------------------

                                              Title:
                                              ------------------------------------------

                                              PRIMARY ACCESS CORPORATION

                                              By:
                                              ------------------------------------------

                                              Title:
                                              ------------------------------------------

                                              ANUINUI ACQUISITION CORPORATION

                                              By:
                                              ------------------------------------------

                                              Title:
                                              ------------------------------------------

                                     A-3-3

                          CALIFORNIA CORPORATIONS CODE
                                   CHAPTER 13
                               DISSENTERS' RIGHTS

SECTION 1300. RIGHT TO REQUIRE PURCHASE -- "DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisions in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record. LEG.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977, 1982 ch. 36, effective February 17, 1982, 1990 ch. 1018, 1993 ch. 543.

    1993 NOTE: Nothing in this act shall be construed to modify or alter the prohibition contained in Sections 15503 and 15616 of the Corporations Code or
Section 1648 of the Insurance Code, or modify or alter any similar prohibition relating to the operation of a business in limited partnership form. Stats. 1993 ch. 543 Section24.

    Nothing in this act shall be construed to modify or impair any rights of limited partners under the Thompson-Killea Limited Partners Protection Act of 1992 (Chapter 1183 of the Statutes of 1992). Stats. 1993 ch. 543 Section25.

SECTION 1301. DEMAND FOR PURCHASE.

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price. LEG.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977, 1980 chs. 501, 1155.

SECTION 1302. ENDORSEMENT OF SHARES.

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares. LEG.H. 1975 ch. 682, effective January 1, 1977, 1986 ch. 766.

SECTION 1303. AGREED PRICE -- TIME FOR PAYMENT.

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement. LEG.H. 1975 ch. 682, effective January 1, 1977, 1980 ch. 501, 1986 ch. 766.

SECTION 1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares. LEG.H. 1975 ch. 682, effective January 1, 1977.

SECTION 1305. APPRAISERS' REPORT -- PAYMENT -- COSTS.

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301). LEG.H. 1975 ch. 682,  1976 ch. 641, effective  January 1, 1977, 1977  ch.
235, 1986 ch. 766.

SECTION 1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5. LEG.H. 1975 ch. 682, effective January 1, 1977.

SECTION 1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor. LEG.H. 1975 ch. 682, effective January 1, 1977.

SECTION 1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto. Leg.H. 1975 ch. 682, effective January 1, 1977.

SECTION 1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision
    (i) of Section 1110 was mailed to the shareholder.

        (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares. LEG.H. 1975 ch. 682, effective January 1, 1977.

SECTION 1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under
Section 1304 and 1305 shall be suspended until final determination of such litigation. LEG.H. 1975 ch. 682, effective January 1, 1977.

SECTION 1311. EXEMPT SHARES.

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger. LEG.H. 1975 ch. 682, effective January 1, 1977, 1988 ch. 919.

SECTION 1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter, but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled. LEG.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977, 1988 ch. 919.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 317 of the California Corporations Code authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Registrant's Articles of Incorporation, as amended, and Bylaws, as amended, provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, with the approval of the Board of Directors and the shareholders, Registrant has entered into separate indemnification agreements with its directors and officers which require Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature, among certain other acts).

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


  EXHIBIT
  NUMBER                                              DESCRIPTION
-----------  ----------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Reorganization, dated March 21, 1995, by and among 3Com Corporation,
             Anuinui Acquisition Corporation and Primary Access Corporation (included as Appendix A)*
       2.2   Amendment to Agreement and Plan of Reorganization, dated , 1995 by and among 3Com Corporation,
             Anuinui Acquisition Corporation and Primary Access Corporation (included as Appendix A-1)*
       3.1   Amended and Restated Articles of Incorporation (Exhibit 19.1 to Form 10-Q) (8)
       3.2   Certificate of Amendment of the Amended and Restated Articles of Incorporation (Exhibit 3.2 to
             Form 10-K) (19)
       3.3   Bylaws, as amended and restated (Exhibit 3.2 to Form 10-K) (10)
       4.1   Reference is made to Exhibit 3.1 (Exhibit 4.1 to Form 10-K) (19)
       4.2   Indenture Agreement between 3Com Corporation and the First National Bank of Boston for the
             private placement of convertible subordinated notes dated as of November 1, 1994 (Exhibit 5.2 to Form 8-K) (22)
       4.3   Placement Agreement for the private placement of convertible subordinated notes dated November
             8, 1994 (Exhibit 5.1 to Form 8-K) (22)
       4.4   Amended and Restated Rights Agreement dated December 31, 1994 (Exhibit 10.27 to Form 10-Q)
             (23)
       5.1   Opinion of Gray Cary Ware & Freidenrich
       8.1   Opinion of Gray Cary Ware & Freidenrich as to Tax Matters
       8.2   Opinion of Brobeck, Phleger & Harrison as to Tax Matters
      10.1   1983 Stock Option Plan, as amended (Exhibit 10.1 to Form 10-K) (10)
      10.2   Amended and Restated Incentive Stock Option Plan (4)
      10.3   License Agreement dated March 19, 1981 (1)
      10.4   First Amended and Restated 1984 Employee Stock Purchase Plan, as amended (Exhibit 19.1 to Form
             10-Q) (11)
      10.5   License Agreement dated as of June 1, 1986 (Exhibit 10.16 to Form 10-K) (3)
      10.6   3Com Corporation Director Stock Option Plan, as amended (Exhibit 19.3 to Form 10-Q) (11)

  EXHIBIT
  NUMBER                                              DESCRIPTION
-----------  ----------------------------------------------------------------------------------------------
      10.7   Bridge Communications, Inc. 1983 Stock Option Plan, as amended (Exhibit 4.7 to Form S-8) (2)
      10.8   3Com Headquarters Lease dated December 1, 1988, as amended (Exhibit 10.14 to Form 10-K) (10)
      10.9   Ground Lease dated July 5, 1989 (Exhibit 10.19 to Form 10-K) (5)
     10.10   Sublease Agreement dated February 9, 1989 (Exhibit 10.20 to Form 10-K) (5)
     10.11   Credit Agreement dated April 21, 1993 (Exhibit 10.11 to Form 10-K) (16)
     10.12   Asset Purchase Agreement dated as of January 24, 1992 (Exhibit 2.1 to Form 8-K) (12)
     10.13   3Com Corporation Restricted Stock Plan dated July 9, 1991 (Exhibit 19.2 to Form 10-Q) (11)
     10.14   Agreement and Plan of Merger dated December 16, 1992 (Exhibit 3 to Form 8-K) (13)
     10.15   Form of Escrow and Indemnification Agreement for Directors and Officers (Exhibit 10.15 to Form
             10-Q) (18)
     10.16   Agreement and Plan of Reorganization dated December 16, 1993 among 3Com Corporation, 3Sub
             Corporation and Synernetics, Inc. (Exhibit 7.1 to Form 8-K) (14)
     10.17   Side Agreement Regarding Agreement and Plan of Reorganization dated January 14, 1993 among
             3Com Corporation, 3Sub Corporation and Synernetics, Inc. (Exhibit 7.2 to Form 8-K) (14)
     10.18   Agreement and Plan of Reorganization dated January 18, 1994 (Exhibit 7.2 to Form 8-K) (15)
     10.19   Escrow and Indemnification and Escrow Agreement dated February 2, 1994 (Exhibit 7.3 to Form
             8-K) (15)
     10.20   Amendment to Credit Agreement (Exhibit 10.20 to Form 10-Q) (17)
     10.21   Second Amendment to Credit Agreement (Exhibit 10.21 to Form 10-Q) (17)
     10.22   1994 Stock Option Plan (Exhibit 10.22 to Form 10-K) (19)
     10.23   Lease Agreement between BNP Leasing Corporation, as Landlord, and 3Com Corporation, as Tenant,
             effective as of July 14, 1994 (Exhibit 10.23 to Form 10-Q) (20)
     10.24   Purchase Agreement between BNP Leasing Corporation and 3Com Corporation, dated July 14, 1994
             (Exhibit 10.24 to Form 10-Q) (20)
     10.25   Asset Purchase Agreement dated September 18, 1994 among 3Com Corporation, NiceCom Ltd., and
             Nice Systems, Ltd. (Exhibit 7.1 to Form 8-K) (21)
     10.26   First Amendment to Asset Purchase Agreement dated October 17, 1994 among 3Com Corporation,
             NiceCom Ltd., and Nice Systems, Ltd. (Exhibit 7.2 to Form 8-K) (21)
     10.27   Escrow Agreement, dated       , 1995 by and among 3Com Corporation, The First National Bank of
             Boston and Tench Coxe, Kathryn C. Gould and William R. Stensrud as Shareholders' Agents*
      21.1   Subsidiaries of the Registrant
      23.1   Consent of Deloitte & Touche LLP (including Report on Schedule)*
      23.2   Consent of KPMG Peat Marwick LLP (including Report on Schedule)*
      23.3   Consent of Levine, Zeidman & Daitch, P.C.*

  EXHIBIT
  NUMBER                                              DESCRIPTION
-----------  ----------------------------------------------------------------------------------------------
      23.4   Consent of Shachak & Co.*
      23.5   Consent of Gray Cary Ware & Freidenrich (included in Exhibits 5.1 and 8.1)
      23.6   Consent of Brobeck, Phleger & Harrison (included in Exhibit 8.2)
      24.1   Power of Attorney
      99.1   Form of Consent of Shareholders of Primary Access Corporation*
      99.2   Fairness Opinion of Morgan Stanley & Co. Incorporated dated March 21, 1995

------------------------

 * Filed with this Amendment No. 3 to Registration Statement. All other exhibits have been filed.
(1) Incorporated by reference to the corresponding Exhibit previously filed as an Exhibit to Registrant's Registration Statement on Form S-1 filed January 25, 1984 (File No. 2-89045)

(2)  Incorporated  by  reference  to  the  Exhibit  identified  in   parentheses
     previously filed as an Exhibit to Registrants Registration Statement on Form S-8 filed October 13, 1987 (File No. 33-17848)

(3) Incorporated by reference to the corresponding Exhibit or the Exhibit identified in parentheses previously filed as an Exhibit to Registrants Form 10-K filed August 29, 1987 (File No. 0-12867)

(4) Incorporated by reference to Exhibit 10.2 to Registrant's Registration Statement on Form S-4 filed on August 31, 1987 (File No. 33-16850)

(5) Incorporated by reference to the corresponding Exhibit or the Exhibit identified in parentheses previously filed as an Exhibit to Registrants Form 10-K filed on August 28, 1989 (File No. 0-12867)

(6) Incorporated by reference to Exhibit 19.1 to Registrants Form 10-Q on April 14, 1990 (File No. 0-12867)

(7) Incorporated by reference to the corresponding Exhibit or the Exhibit identified in parentheses previously filed as an Exhibit to Registrants Form 10-K filed on August 28, 1990 (File No. 0-12867)

(8)  Incorporated   by  reference  to  the  Exhibit  identified  in  parentheses previously filed as an Exhibit to Registrants Form 10-Q filed on January 2, 1991 (File No. 0-12867)

(9)  Incorporated  by  reference  to  the  Exhibit  identified  in   parentheses
     previously filed as an Exhibit to Registrants Form 10-Q filed on April 15, 1991 (File No. 0-12867)

(10) Incorporated  by  reference  to  the  Exhibit  identified  in   parentheses
     previously filed as an Exhibit to Registrants Form 10-K filed on August 27, 1991 (File No. 0-12867)

(11) Incorporated   by  reference  to  the  Exhibit  identified  in  parentheses previously filed as an Exhibit to Registrants Form 10-Q filed January 10, 1992 (File No. 0-12867)

(12) Incorporated   by  reference  to  the  Exhibit  identified  in  parentheses previously filed as an Exhibit to Registrants Form 8-K filed on February 18, 1992 (File No. 0-12867)

(13) Incorporated   by  reference  to  the  Exhibit  identified  in  parentheses previously filed as an Exhibit to Registrants Form 8-K filed on February 12, 1993 (File No. 9-12867)

(14) Incorporated   by  reference  to  the  Exhibit  identified  in  parentheses previously filed as an Exhibit to Registrants Form 8-K filed on January 31, 1994 (File No. 0-12867)

(15) Incorporated  by  reference  to  the  Exhibit  identified  in   parentheses
     previously filed as an Exhibit to Registrants Form 8-K filed on February 11, 1994 (File No. 0-12867)

(16) Incorporated  by  reference  to  the  Exhibit  identified  in   parentheses
     previously filed as an Exhibit to Registrants Form 10-K filed on August 27,
     1993 (File No. 0-12867)

(17) Incorporated   by  reference  to  the  Exhibit  identified  in  parentheses previously filed as an Exhibit to Registrants Form 10-Q filed on April  13,
     1994 (File No. 0-12867)

(18) Incorporated   by  reference  to  the  Exhibit  identified  in  parentheses previously filed as an  Exhibit to Registrants Form  10-Q filed on  January
     14, 1994 (File No. 0-12867)

(19) Incorporated   by  reference  to  the  Exhibit  identified  in  parentheses previously filed as an Exhibit to Registrants Form 10-K filed on August 31,
     1994 (File No. 0-12867)

(20) Incorporated  by  reference  to  the  Exhibit  identified  in   parentheses
     previously  filed as an Exhibit to  Registrant's Form 10-Q filed on October
     16, 1994 (File No. 0-12867)

(21) Incorporated  by  reference  to  the  Exhibit  identified  in   parentheses
     previously  filed as an Exhibit to  Registrant's Form 8-K filed on November
     1, 1994 (File No. 0-12867)

(22) Incorporated  by  reference  to  the  Exhibit  identified  in   parentheses
     previously  filed as an Exhibit to  Registrant's Form 8-K filed on November
     16, 1994 (File No. 0-12867)

(23) Incorporated  by  reference  to  the  Exhibit  identified  in   parentheses
     previously  filed as an Exhibit to  Registrant's Form 10-Q filed on January
     13, 1995 (File No. 0-12867)

(b) Financial Statement Schedules

    The following schedules of (i) 3Com for each of the three years in the period ended May 31, 1994 and (ii) Primary Access for the fifty-two weeks ended October 2, 1994, and the fifty-three weeks ended October 3, 1993 and the fifty-two weeks ended September 27, 1992 are included in this Registration Statement on Form S-4. All other schedules have been omitted because they are not applicable, or because the required information required is shown in the financial statements or notes thereto.

    Schedule VIII--Valuation and Qualifying Accounts (3Com).

    Schedule VIII--Valuation and Qualifying Accounts (Primary Access).

ITEM 22.  UNDERTAKINGS

    (1) Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), 3Com undertakes that such reoffering prospectus will contain the information called for by the applicable registration Form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    (3) Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Consent Solicitation Statement pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (4) Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (6) Registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.


        (c) To remove from registration  by means of a post-effective  amendment
    any   of  the  securities  being  registered  which  remain  unsold  at  the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, 3Com Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Clara, State of California, on the 25th day of May, 1995.


                                          3Com CORPORATION

                                          By:        /s/ ERIC A. BENHAMOU

                                             -----------------------------------
                                                      Eric A. Benhamou
                                                   CHAIRMAN, PRESIDENT AND
                                                   CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 25th day of May, 1995.


               SIGNATURE                              TITLE
----------------------------------------  ------------------------------

          /S/ ERIC A. BENHAMOU            Chairman of the Board,
----------------------------------------   President, and Chief
            Eric A. Benhamou               Executive Officer (Principal
                                           Executive Officer)

       /s/ CHRISTOPHER B. PAISLEY         Vice President, Finance and
----------------------------------------   Chief Financial Officer
         Christopher B. Paisley            (Principal Financial and
                                           Accounting Officer)

        /s/ JAMES L. BARKSDALE*           Director
----------------------------------------
           James L. Barksdale

        /s/ GORDON A. CAMPBELL*           Director
----------------------------------------
           Gordon A. Campbell

         /s/ JEAN-LOUIS GASSEE*           Director
----------------------------------------
           Jean-Louis Gassee

        /s/ STEPHEN C. JOHNSON*           Director
----------------------------------------
           Stephen C. Johnson

          /s/ PHILIP C. KANTZ*            Director
----------------------------------------
            Philip C. Kantz

         /s/ WILLIAM F. ZUENDT*           Director
----------------------------------------
           William F. Zuendt

        *By: /s/ERIC A. BENHAMOU
  (Eric A. Benhamou, Attorney-in-Fact)

                                                                   SCHEDULE VIII

                                3COM CORPORATION
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                FOR THE YEARS ENDED MAY 31, 1992, 1993 AND 1994
                                 (IN THOUSANDS)

                                   BALANCE     ADDITIONS
                                     AT       CHARGED TO    RECLASSIFICATIONS                 POOLED
                                  BEGINNING    COSTS AND     AND CHARGES TO                  BUSINESS    BALANCE AT
DESCRIPTION                       OF PERIOD    EXPENSES      OTHER ACCOUNTS     DEDUCTIONS   -NET(1)    END OF PERIOD
--------------------------------  ---------   -----------   -----------------   ----------   --------   -------------
Year ended May 31, 1992:
Allowance for doubtful
 accounts.......................   $ 5,129    $ 3,683          $   306(3)       $ 2,019(2)       --        $ 7,099
Product return reserve..........     3,040      2,080              308(3)         1,421          --          4,007
Accrued product warranty........     5,370      6,587               --            4,392          --          7,565
Restructuring reserves:
  Inventory reserve.............     2,974         --               --            1,794          --          1,180
  Property and equipment
   reserve......................     2,633         --            3,123(4)         1,598          --          4,158
  Accrued restructuring costs...    29,915         --           (3,123)(4)       14,219          --         12,573
                                  ---------   -----------      -------          ----------   --------   -------------
      Total restructuring
       reserves.................    35,522         --               --           17,611          --         17,911
                                  ---------   -----------      -------          ----------   --------   -------------
Year ended May 31, 1993:
Allowance for doubtful
 accounts.......................   $ 7,099    $ 1,995               --          $ 2,636(2)     $ 40        $ 6,498
Product return reserve..........     4,007      2,088               --            2,716          53          3,432
Accrued product warranty........     7,565      9,494               --            6,546          40         10,553
Restructuring reserves:
  Inventory reserve.............     1,180         --            1,834(4)         1,315          --          1,699
  Property and equipment
   reserve......................     4,158     (1,844)(5)           25(4)         2,246          --             93
  Accrued restructuring costs...    12,573     (1,502)(5)       (1,859)(4)        5,155          --          4,057
                                  ---------   -----------      -------          ----------   --------   -------------
      Total restructuring
       reserves.................    17,911     (3,346)              --            8,716          --          5,849
                                  ---------   -----------      -------          ----------   --------   -------------
Year ended May 31, 1994:
Allowance for doubtful
 accounts.......................   $ 6,498    $ 4,459          $   168(3)       $   723(2)     $ --        $10,402
Product return reserve..........     3,432      1,759               --            1,422          --          3,769
Accrued product warranty........    10,553     11,776              863(3)         9,506          --         13,686
Restructuring reserves:
  Inventory reserve.............     1,699         --               --              774          --            925
  Property and equipment
   reserve......................        93         --               --               --          --             93
  Accrued restructuring costs...     4,057         --               --            1,321          --          2,736
                                  ---------   -----------      -------          ----------   --------   -------------
      Total restructuring
       reserves.................     5,849         --               --            2,095          --          3,754
                                  ---------   -----------      -------          ----------   --------   -------------

--------------------------
(1) Pooled business -- net represents activity of Star-Tek for the period for January 1, 1992 through May 31, 1992 (see Note 3 to the Consolidated Financial Statements).
(2)  Accounts written off, net of recoveries.
(3)  Adjustments relating to purchased businesses.
(4)  Accrued restructuring costs reclassified to other restructuring reserves.
(5) Reduction in restructuring reserves based on current estimates of future costs.

                                                                   SCHEDULE VIII

                           PRIMARY ACCESS CORPORATION
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
      FOR THE FIFTY-TWO WEEKS ENDED OCTOBER 2, 1994, THE FIFTY-THREE WEEKS
     ENDED OCTOBER 3, 1993 AND THE FIFTY-TWO WEEKS ENDED SEPTEMBER 27, 1992

                                                                BALANCE AT    CHARGED TO      OTHER
                                                                 BEGINNING    COSTS AND    (DEDUCTION)  BALANCE AT
DESCRIPTION                                                       OF YEAR      EXPENSES     ADDITIONS   END OF YEAR
--------------------------------------------------------------  -----------  ------------  -----------  -----------
For the fifty-two weeks ended September 27, 1992
Applied against asset accounts:
Allowance for doubtful accounts...............................   $ 143,000    $    9,000      (14,000)   $ 138,000
                                                                -----------  ------------  -----------  -----------
                                                                -----------  ------------  -----------  -----------
For the fifty-three weeks ended October 3, 1993
Applied against asset accounts:
Allowance for doubtful accounts...............................   $ 138,000       104,000     (127,000)   $ 115,000
                                                                -----------  ------------  -----------  -----------
For the fifty-two weeks ended October 2, 1994
Applied against asset accounts:
Allowance for doubtful accounts...............................   $ 115,000            --      (24,000)   $  91,000
                                                                -----------  ------------  -----------  -----------
                                                                -----------  ------------  -----------  -----------

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Reorganization, dated March 21, 1995, by and among 3Com Corporation, Anuinui
             Acquisition Corporation and Primary Access Corporation (included as Appendix A)
       2.2   Amendment to Agreement and Plan of Reorganization, dated , by and among 3Com Corporation, Anuinui
             Acquisition Corporation and Primary Access Corporation (included as Appendix A-1)*
       3.1   Amended and Restated Articles of Incorporation (Exhibit 19.1 to Form 10-Q) (8)
       3.2   Certificate of Amendment of the Amended and Restated Articles of Incorporation (Exhibit 3.2 to Form
             10-K) (19)
       3.3   Bylaws, as amended and restated (Exhibit 3.2 to Form 10-K) (10)
       4.1   Reference is made to Exhibit 3.1 (Exhibit 4.1 to Form 10-K) (19)
       4.2   Indenture Agreement between 3Com Corporation and the First National Bank of Boston for the private placement of convertible subordinated notes dated as of November 1, 1994 (Exhibit 5.2 to Form 8-K) (22)
       4.3   Placement Agreement for the private placement of convertible subordinated notes dated November 8, 1994
             (Exhibit 5.1 to Form 8-K) (22)
       4.4   Amended and Restated Rights Agreement dated December 31, 1994 (Exhibit 10.27 to Form 10-Q) (23)
       5.1   Opinion of Gray Cary Ware & Freidenrich
       8.1   Opinion of Gray Cary Ware & Freidenrich as to Tax Matters
       8.2   Opinion of Brobeck, Phleger & Harrison as to Tax Matters
      10.1   1983 Stock Option Plan, as amended (Exhibit 10.1 to Form 10-K) (10)
      10.2   Amended and Restated Incentive Stock Option Plan (4)
      10.3   License Agreement dated March 19, 1981 (1)
      10.4   First Amended and Restated 1984 Employee Stock Purchase Plan, as amended (Exhibit 19.1 to Form 10-Q)
             (11)
      10.5   License Agreement dated as of June 1, 1986 (Exhibit 10.16 to Form 10-K) (3)
      10.6   3Com Corporation Director Stock Option Plan, as amended (Exhibit 19.3 to Form 10-Q) (11)
      10.7   Bridge Communications, Inc. 1983 Stock Option Plan, as amended (Exhibit 4.7 to Form S-8) (2)
      10.8   3Com Headquarters Lease dated December 1, 1988, as amended (Exhibit 10.14 to Form 10-K) (10)
      10.9   Ground Lease dated July 5, 1989 (Exhibit 10.19 to Form 10-K) (5)
     10.10   Sublease Agreement dated February 9, 1989 (Exhibit 10.20 to Form 10-K) (5)
     10.11   Credit Agreement dated April 21, 1993 (Exhibit 10.11 to Form 10-K) (16)
     10.12   Asset Purchase Agreement dated as of January 24, 1992 (Exhibit 2.1 to Form 8-K) (12)
     10.13   3Com Corporation Restricted Stock Plan dated July 9, 1991 (Exhibit 19.2 to Form 10-Q) (11)
     10.14   Agreement and Plan of Merger dated December 16, 1992 (Exhibit 3 to Form 8-K) (13)
     10.15   Form of Escrow and Indemnification Agreement for Directors and Officers (Exhibit 10.15 to Form 10-Q)
             (18)
     10.16   Agreement and Plan of Reorganization dated December 16, 1993 among 3Com Corporation, 3Sub Corporation and Synernetics, Inc. (Exhibit 7.1 to Form 8-K) (14)

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
     10.17   Side Agreement Regarding Agreement and Plan of Reorganization dated January 14, 1993 among 3Com
             Corporation, 3Sub Corporation and Synernetics, Inc. (Exhibit 7.2 to Form 8-K) (14)
     10.18   Agreement and Plan of Reorganization dated January 18, 1994 (Exhibit 7.2 to Form 8-K) (15)
     10.19   Escrow and Indemnification and Escrow Agreement dated February 2, 1994 (Exhibit 7.3 to Form 8-K) (15)
     10.20   Amendment to Credit Agreement (Exhibit 10.20 to Form 10-Q) (17)
     10.21   Second Amendment to Credit Agreement (Exhibit 10.21 to Form 10-Q) (17)
     10.22   1994 Stock Option Plan (Exhibit 10.22 to Form 10-K) (19)
     10.23   Lease Agreement between BNP Leasing Corporation, as Landlord, and 3Com Corporation, as Tenant, effective as of July 14, 1994 (Exhibit 10.23 to Form 10-Q) (20)
     10.24   Purchase Agreement between BNP Leasing Corporation and 3Com Corporation, dated July 14, 1994 (Exhibit
             10.24 to Form 10-Q) (20)
     10.25   Asset Purchase Agreement dated September 18, 1994 among 3Com Corporation, NiceCom Ltd., and Nice
             Systems, Ltd. (Exhibit 7.1 to Form 8-K) (21)
     10.26   First Amendment to Asset Purchase Agreement dated October 17, 1994 among 3Com Corporation, NiceCom Ltd., and Nice Systems, Ltd. (Exhibit 7.2 to Form 8-K) (21)
     10.27   Escrow Agreement, dated       , 1995 by and among 3Com Corporation, The First National Bank of Boston and Tench Coxe, Kathryn C. Gould and William R. Stensrud as Shareholders' Agents*
      21.1   Subsidiaries of the Registrant
      23.1   Consent of Deloitte & Touche LLP (including Report on Schedule)*
      23.2   Consent of KPMG Peat Marwick LLP (including Report on Schedule)*
      23.3   Consent of Levine, Zeidman & Daitch, P.C.*
      23.4   Consent of Shachak & Co.*
      23.5   Consent of Gray Cary Ware & Freidenrich (included in Exhibits 5.1 and 8.1)
      23.6   Consent of Brobeck, Phleger & Harrison (included in Exhibit 8.2)
      24.1   Power of Attorney
      99.1   Form of Consent of Shareholders of Primary Access Corporation*
      99.2   Fairness Opinion of Morgan Stanley & Co. Incorporated dated March 21, 1995

------------------------

 * Filed with this Amendment No. 3 to Registration Statement. All other exhibits have been filed.
(1) Incorporated by reference to the corresponding Exhibit previously filed as an Exhibit to Registrant's Registration Statement on Form S-1 filed January 25, 1984 (File No. 2-89045)

(2)  Incorporated   by  reference  to  the  Exhibit  identified  in  parentheses previously filed as an Exhibit to Registrants Registration Statement on Form S-8 filed October 13, 1987 (File No. 33-17848)

(3) Incorporated by reference to the corresponding Exhibit or the Exhibit identified in parentheses previously filed as an Exhibit to Registrants Form 10-K filed August 29, 1987 (File No. 0-12867)

(4) Incorporated by reference to Exhibit 10.2 to Registrant's Registration Statement on Form S-4 filed on August 31, 1987 (File No. 33-16850)

(5) Incorporated by reference to the corresponding Exhibit or the Exhibit identified in parentheses previously filed as an Exhibit to Registrants Form 10-K filed on August 28, 1989 (File No. 0-12867)

(6)  Incorporated by reference to Exhibit 19.1 to Registrants Form 10-Q on April
     14, 1990 (File No. 0-12867)

(7) Incorporated by reference to the corresponding Exhibit or the Exhibit identified in parentheses previously filed as an Exhibit to Registrants
     Form 10-K filed on August 28, 1990 (File No. 0-12867)

(8)  Incorporated  by  reference  to  the  Exhibit  identified  in   parentheses
     previously filed as an Exhibit to Registrants Form 10-Q filed on January 2,
     1991 (File No. 0-12867)

(9)  Incorporated   by  reference  to  the  Exhibit  identified  in  parentheses previously filed as an Exhibit to Registrants Form 10-Q filed on April  15,
     1991 (File No. 0-12867)

(10) Incorporated   by  reference  to  the  Exhibit  identified  in  parentheses previously filed as an Exhibit to Registrants Form 10-K filed on August 27,
     1991 (File No. 0-12867)

(11) Incorporated  by  reference  to  the  Exhibit  identified  in   parentheses
     previously  filed as an Exhibit to  Registrants Form 10-Q filed January 10,
     1992 (File No. 0-12867)

(12) Incorporated  by  reference  to  the  Exhibit  identified  in   parentheses
     previously  filed as an  Exhibit to Registrants Form  8-K filed on February
     18, 1992 (File No. 0-12867)

(13) Incorporated  by  reference  to  the  Exhibit  identified  in   parentheses
     previously  filed as an  Exhibit to Registrants Form  8-K filed on February
     12, 1993 (File No. 9-12867)

(14) Incorporated  by  reference  to  the  Exhibit  identified  in   parentheses
     previously filed as an Exhibit to Registrants Form 8-K filed on January 31,
     1994 (File No. 0-12867)

(15) Incorporated   by  reference  to  the  Exhibit  identified  in  parentheses previously filed as an  Exhibit to Registrants Form  8-K filed on  February
     11, 1994 (File No. 0-12867)

(16) Incorporated   by  reference  to  the  Exhibit  identified  in  parentheses previously filed as an Exhibit to Registrants Form 10-K filed on August 27,
     1993 (File No. 0-12867)

(17) Incorporated  by  reference  to  the  Exhibit  identified  in   parentheses
     previously  filed as an Exhibit to Registrants Form 10-Q filed on April 13,
     1994 (File No. 0-12867)

(18) Incorporated  by  reference  to  the  Exhibit  identified  in   parentheses
     previously  filed as an  Exhibit to Registrants Form  10-Q filed on January
     14, 1994 (File No. 0-12867)

(19) Incorporated  by  reference  to  the  Exhibit  identified  in   parentheses
     previously filed as an Exhibit to Registrants Form 10-K filed on August 31,
     1994 (File No. 0-12867)

(20) Incorporated   by  reference  to  the  Exhibit  identified  in  parentheses previously filed as an Exhibit to  Registrant's Form 10-Q filed on  October
     16, 1994 (File No. 0-12867)

(21) Incorporated   by  reference  to  the  Exhibit  identified  in  parentheses previously filed as an Exhibit to  Registrant's Form 8-K filed on  November
     1, 1994 (File No. 0-12867)

(22) Incorporated   by  reference  to  the  Exhibit  identified  in  parentheses previously filed as an Exhibit to  Registrant's Form 8-K filed on  November
     16, 1994 (File No. 0-12867)

(23) Incorporated   by  reference  to  the  Exhibit  identified  in  parentheses previously filed as an Exhibit to  Registrant's Form 10-Q filed on  January
     13, 1995 (File No. 0-12867)